UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Diamondback Energy, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

500 West Texas Ave, Suite 100
Midland, Texas 79701
Dear Diamondback Energy, Inc. Stockholders:
On February 11, 2024, Diamondback Energy, Inc., a Delaware corporation (“Diamondback,” “we,” “us” or “our”) entered into an Agreement and Plan of Merger, which was amended on March 18, 2024 (as so amended, and as it may be further amended from time to time, the “Merger Agreement”), with Eclipse Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Diamondback (“Merger Sub I”), Eclipse Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Diamondback (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Endeavor Manager, LLC, a Texas limited liability company (the “Company Representative”) (solely for purposes of certain sections set forth therein), and Endeavor Parent, LLC, a Texas limited liability company (“Endeavor”).
The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub I will merge with and into Endeavor (the “First Merger”), with Endeavor surviving the First Merger and becoming a wholly owned subsidiary of Diamondback (the “First Surviving Company”). Immediately following the First Merger, the First Surviving Company will merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger and continuing (immediately following the Second Merger) as a wholly owned subsidiary of Diamondback (the “Surviving Company”). As a result of the Merger, Diamondback will acquire 100% of the equity interests in Endeavor (the “Endeavor Interests”).
If the Merger is completed, pursuant to and subject to the terms and conditions of the Merger Agreement, the Endeavor Interests will be converted into the right to receive, in the aggregate, (i) cash consideration of $8.0 billion, subject to adjustments according to the terms of the Merger Agreement (the “Cash Consideration”), and (ii) 117,267,069 shares of common stock, par value $0.01 per share of Diamondback (the “common stock” and such consideration, the “Common Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).
Immediately following the closing of the Merger and based on the estimated number of shares of common stock outstanding immediately prior to the execution of the Merger Agreement, we estimate that the existing Diamondback stockholders will own approximately 60.5% of the combined company, and holders of the Endeavor Interests will own approximately 39.5% of the combined company.
In connection with the Merger, you are cordially invited to a special meeting of stockholders of Diamondback (the “special meeting”), which will be held in person. At the special meeting, Diamondback stockholders will be asked to consider and vote upon (i) a proposal to approve the issuance of 117,267,069 shares of common stock in connection with the Merger (the “Stock Issuance” and such proposal, the “Stock Issuance Proposal”), (ii) a proposal to adopt an amendment to the Second Amended and Restated Certificate of Incorporation of Diamondback (the “Charter”) to increase the total number of authorized shares of common stock under the terms of the Charter from 400 million shares to 800 million shares of common stock (the “Charter Amendment” and such proposal, the “Charter Amendment Proposal”) and (iii) a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal (the “Adjournment Proposal”).
For more information concerning the special meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger, the Stock Issuance and the Charter Amendment, please review the accompanying proxy statement, the copy of the Merger Agreement attached as Annex A-1 to the proxy statement and the copy of the Letter Agreement, amending the Merger Agreement (the “Letter Agreement”), attached as Annex A-2 to this proxy statement.

The Board of Directors of Diamondback (the “Board”), after considering the factors more fully described in the enclosed proxy statement, unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.
The Board unanimously recommends a vote “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
Your vote is important. We cannot complete the Merger unless the Stock Issuance Proposal is approved by the holders of Diamondback common stock. Whether or not you plan to attend the special meeting and regardless of the number of shares of Diamondback common stock you own, your careful consideration and vote on the proposals to be presented at the special meeting is important, and we encourage you to vote promptly. The failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but, assuming a quorum is present, will have no effect on the approval of the Stock Issuance Proposal or the Adjournment Proposal.
After reading the accompanying proxy statement, please make sure to vote your shares of common stock promptly (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope, (2) by telephone or (3) through the internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares of common stock through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from your bank, broker, trust or other nominee to vote your shares.
Your support of and interest in Diamondback is sincerely appreciated. We look forward to the successful combination of Diamondback and Endeavor.

Travis D. Stice
Chairman of the Board and Chief Executive Officer
Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described herein, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated March 29, 2024 and is first being mailed to Diamondback stockholders on or about March 29, 2024.

Diamondback Energy, Inc.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on April 26, 2024
Dear Diamondback Energy, Inc. Stockholders:
A special meeting of stockholders (the “special meeting”) of Diamondback Energy, Inc., a Delaware corporation (“Diamondback,” “we,” “us” or “our”), will be held in person on April 26, 2024, at 11:30 a.m. Central Time at Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701.
At the special meeting, you will be asked to consider and vote on the following proposals:
1.
Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of an aggregate of 117,267,069 shares of common stock, par value $0.01 per share of Diamondback (“common stock” and such proposal, the “Stock Issuance Proposal”);

2.
Charter Amendment Proposal: To adopt an amendment to the Second Amended and Restated Certificate of Incorporation of Diamondback (the “Charter”) to increase the total number of authorized shares of common stock under the terms of the Charter from 400 million shares to 800 million shares of common stock (the “Charter Amendment” and such proposal, the “Charter Amendment Proposal”); and

3.
Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal (the “Adjournment Proposal”).

Stockholders of record at the close of business on March 22, 2024 (the “record date”) are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
The Stock Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of votes cast by Diamondback stockholders at the special meeting, assuming a quorum is present. The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.
For more information concerning the special meeting, the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment, please review the accompanying proxy statement, the copy of the Merger Agreement attached as Annex A-1 to the proxy statement and the copy of the Letter Agreement, amending the Merger Agreement, attached as Annex A-2 to this proxy statement.
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, and the transactions contemplated thereby, including the Stock Issuance and the Charter Amendment. By a unanimous vote, the Board: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.
The Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.

To assure that your shares of common stock are represented at the special meeting, regardless of whether you plan to attend the special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible.
Alternatively, you may vote by telephone or through the internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. Your proxy is being solicited by the board of directors of Diamondback.
If you have any questions about the Merger, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please write to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.
If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but, assuming a quorum is present, will have no effect on the approval of the Stock Issuance Proposal or the Adjournment Proposal.
By Order of the Board of Directors,

Matt Zmigrosky Executive Vice President, Chief Legal and Administrative Officer and Secretary
March 29, 2024
Midland, Texas
Please Vote—Your Vote is Important

i

ii

OTHER MATTERS	135
Other Matters for Action at the Special Meeting	135
FUTURE STOCKHOLDER PROPOSALS	136
HOUSEHOLDING OF PROXY MATERIAL	137
WHERE YOU CAN FIND MORE INFORMATION	138
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES OF ENDEAVOR PARENT, LLC	F-1
Annex A-1 — MERGER AGREEMENT	A-1-1
Annex A-2 — LETTER AGREEMENT, AMENDING THE MERGER AGREEMENT	A-2-1
Annex B — FORM OF STOCKHOLDERS AGREEMENT	B-1
Annex C — OPINION OF JEFFERIES LLC	C-1
iii

SUMMARY
This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Diamondback Energy, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”
The Parties (see page 31)
Diamondback Energy, Inc.
Diamondback Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Its activities are primarily focused on horizontal development of the Spraberry and Wolfcamp formations of the Midland Basin and the Wolfcamp and Bone Spring formations of the Delaware Basin, both of which are part of the larger Permian Basin in West Texas and New Mexico.
Diamondback’s principal executive offices are located at 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400. Diamondback’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “FANG.”
For additional information about Diamondback and its subsidiaries, see the documents incorporated by reference in this proxy statement in the section entitled “Where You Can Find More Information.”
Eclipse Merger Sub I, LLC
Eclipse Merger Sub I, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Diamondback and was formed solely for the purpose of effecting the First Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal executive offices are located at c/o Diamondback Energy, Inc. 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400.
Eclipse Merger Sub II, LLC
Eclipse Merger Sub II, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Diamondback and was formed solely for the purpose of effecting the Second Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal executive offices are located at c/o Diamondback Energy, Inc. 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400.
Endeavor Parent, LLC
Endeavor Parent, LLC, a Texas limited liability company, is a privately held oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin of West Texas. Endeavor’s core properties are located in the Midland Basin, a sub-basin of the Permian Basin, where it holds approximately 453,000 gross (345,000 net) acres, located almost entirely on state and private lands, as of December 31, 2023. The majority of Endeavor’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, across primarily Midland, Martin, Howard, Glasscock, Upton and Reagan Counties, Texas.
Endeavor’s principal executive offices are located at 110 N. Marienfeld Street, Midland, TX 79701 and its telephone number is (432) 687-1575.
For more information about Endeavor, please see the section entitled “Description of Endeavor’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor.”
Endeavor Manager, LLC
Endeavor Manager, LLC, a Texas limited liability company, is the managing member of Endeavor Parent, LLC. Its principal executive offices are located at 110 N. Marienfeld Street, Midland, TX 79701 and its telephone number is (432) 687-1575.

The Merger (see page 40 and Annex A-1 and Annex A-2)
The Merger will be effectuated in two steps. Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Endeavor, with Endeavor surviving the First Merger and becoming a wholly owned subsidiary of Diamondback. Immediately following the First Merger, the First Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing (immediately following the Second Merger) as a wholly owned subsidiary of Diamondback. As a result of the Merger, Diamondback will acquire 100% of the Endeavor Interests.
If the Merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) $8.0 billion in cash, subject to adjustments in accordance with the terms of the Merger Agreement, and (ii) 117,267,069 shares of common stock. For additional information regarding the Merger Consideration, including information about the adjustments to the cash component, see the section entitled “The Merger Agreement—Merger Consideration.” For a copy of the Merger Agreement and the Letter Agreement, amending the Merger Agreement see Annex A-1 and Annex A-2, respectively.
Certain Effects of the Merger (see page 58)
The Merger will have the effects set forth in the Merger Agreement, the certificates of merger filed in connection with the closing of the Merger and in the relevant provisions of Texas and Delaware law. At the effective time of the First Merger (the “First Merger Effective Time”), all the property, rights, privileges, powers and franchises of each of Merger Sub I and Endeavor will vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub I and Endeavor will become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Company. At the effective time of the Second Merger (“Merger Effective Time”), all the property, rights, privileges, powers and franchises of each of Merger Sub II and the First Surviving Company will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub II and the First Surviving Company will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
Consequences if the Merger is Not Completed (see page 59)
If approval of the Stock Issuance Proposal by Diamondback stockholders (the “Diamondback Stockholder Approval”) is not received, or if the Merger is not completed for any other reason, then the Merger Agreement may be terminated. In the event of a termination, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•
no termination will relieve any party from liability for a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of an agreement or covenant (a “Willful and Material Breach”) or fraud;

•	no termination will affect the obligations of Diamondback and Endeavor contained in the confidentiality agreement between them; and
•
certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement described in the summary under the heading “Termination Fees; Expenses” below, will survive such termination.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed.”
The Special Meeting (see page 33)
The special meeting will be held in person on April 26, 2024, at 11:30 a.m. Central Time at Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701. At the special meeting, you will be asked to consider and vote upon the Stock Issuance Proposal, the Charter Amendment Proposal and the Adjournment Proposal.
Only holders of record of common stock as of the close of business on March 22, 2024, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of common stock that you held as of the close of business on the record date.

The presence at the special meeting, by attendance in person or by proxy, of the holders of shares of the outstanding common stock representing a majority of the voting power of all outstanding shares of common stock to vote at the special meeting constitutes a quorum. As of the record date, there were 178,339,978 shares of common stock outstanding.
The approval of the Stock Issuance Proposal by Diamondback stockholders is a condition to the completion of the Merger.
The Stock Issuance Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Stock Issuance Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Stock Issuance Proposal.
The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The Adjournment Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Adjournment Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.
For additional information, see the section entitled “The Special Meeting.”
How to Vote (see page 35)
Stockholders of record have a choice of voting by:
•	following the internet voting instructions described in the proxy card;
•	following the telephone voting instructions described in the proxy card;
•	completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope; or
•	attending, and casting their vote in person at the special meeting.
The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time (i.e. 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership.
You will need proof of ownership of the common stock as of the record date to attend the special meeting in person. If your shares of Diamondback common stock are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All Diamondback stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF DIAMONDBACK COMMON STOCK AS OF THE RECORD DATE, YOU MAY NOT BE ADMITTED INTO THE SPECIAL MEETING.
For additional information regarding the procedure for voting, see the sections entitled “The Special Meeting—How to Vote.”
Reasons for the Merger; Recommendations of the Board of Directors (see page 43)
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment. By a unanimous vote, the Board: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment, are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.
The Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger— Reasons for the Merger; Recommendations of the Board of Directors.”
Opinion of Diamondback’s Financial Advisor (see page 50 and Annex C)
The Board has received a written opinion of Jefferies LLC (“Jefferies”), dated February 11, 2024, to the effect that, as of such date, based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Merger Consideration to be paid by Diamondback pursuant to the Merger Agreement is fair, from a financial point of view, to Diamondback. A copy of such opinion has been provided to Endeavor and is attached as Annex C to this proxy statement.
The opinion rendered to the Board by Jefferies was based on economic, monetary, regulatory, market and other conditions then in effect, and certain financial forecasts and other information made available by or on behalf of Diamondback or that was publicly available to Jefferies, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. Diamondback has not obtained, and does not expect to obtain, an updated fairness opinion from Jefferies reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.
For additional information, see the section entitled “The Merger—Opinion of Diamondback’s Financial Advisor.” See Annex C to this proxy statement for a copy of the written fairness opinion of Jefferies LLC.
Regulatory Approvals (see page 61)
The expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) relating to the transactions is a condition to the closing of the First Merger (the “Closing”). Diamondback and Endeavor each submitted the required notification and report forms under the HSR Act on February 26, 2024. Diamondback voluntarily withdrew its HSR Act notification and report form on March 27, 2024 and refiled it on March 28, 2024. Accordingly, the statutory waiting period under the HSR Act will be scheduled to expire at 11:59 p.m. Eastern Time on April 29, 2024. At any time before or after the date on which the First Merger closes (the “Closing Date”), the Antitrust Division of the Department of Justice (the “Antitrust Division”), the Federal Trade Commission (the “FTC”) or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Merger or to permit its completion only subject to regulatory concessions or conditions.
For additional information, see the sections entitled “The Merger—Regulatory Approvals” and “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Merger.”
Conditions to the Merger (see page 67)
The obligations of each of Diamondback, the Merger Subs and Endeavor to complete the First Merger are subject to satisfaction of various conditions, including (i) approval of the Stock Issuance Proposal by Diamondback stockholders, (ii) the Diamondback common stock to be issued as Merger Consideration having been authorized for listing on Nasdaq, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the First Merger, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Merger Agreement in all material respects and (C) the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the other party since the date of the Merger Agreement that is continuing and (vi) in the case of Endeavor, the receipt of an opinion of tax counsel that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger.”
Financing (see page 60)
Diamondback anticipates that the total amount of funds necessary to satisfy its obligations under the Merger Agreement, including the payment of the Cash Consideration, fees and expenses, and for any repayment or refinancing of Endeavor’s indebtedness contemplated by the Merger Agreement (the “Obligations”) will be approximately $8.2 billion. Diamondback expects that these amounts will be funded through some or all of (i) the takeout facility (defined below), (ii) cash on hand and/or (iii) the proceeds that Diamondback intends to obtain from other financings or offerings of debt securities in lieu of borrowing under the bridge facility (as defined below).
To provide the debt financing to be used by Diamondback to consummate the Merger, Diamondback entered into:
•
a commitment letter dated February 11, 2024 (as amended from time to time, the “Bridge Commitment Letter”), under which Citigroup Global Markets Inc. (“Citi”) committed to provide $8,000,000,000 in aggregate principal amount of senior unsecured term bridge loans, the availability of which was and is subject to reduction upon the consummation of the Permanent Financing (as defined below) pursuant to the terms set forth in the Bridge Commitment Letter (the “bridge facility”). On February 29, 2024, Diamondback entered into the takeout facility and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to the bridge facility were reduced to $6,500,000,000 and certain other financing institutions joined thereto pursuant to the terms thereof. A portion of the debt financing previously committed to under bridge facility is instead committed to be provided under the takeout facility; and

•
a term loan credit agreement dated February 29, 2024, the loans and commitments to be provided thereunder (collectively, the “takeout facility”) and the related underlying documentation in respect thereof (the “New Credit Agreement”), with Citibank, N.A., as agent, and the other lenders party thereto, pursuant to which Diamondback has received commitments for the extension of a senior unsecured term loan in an aggregate principal amount not to exceed $1.5 billion, consisting of a 1 year, $1,000,000,000 tranche (“Tranche A”) and a 2 year, $500,000,000 tranche (“Tranche B”). The commitments under the takeout facility are subject to customary closing conditions. The borrower under the takeout facility is Diamondback E&P LLC, a subsidiary of Diamondback and Diamondback guarantees the takeout facility.

Diamondback intends to obtain additional financing or issue debt securities in lieu of utilizing the remaining portion of the bridge facility; however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If the bridge facility is utilized, there can be no assurance that any replacement or supplemental financing in lieu of or to refinance the bridge facility will be available to Diamondback on acceptable terms or at all. Diamondback’s ability to obtain additional debt financing, including financing to refinance, replace or supplement the bridge facility, will be subject to various factors, including market conditions and operating performance.
The funding under either the Bridge Commitment Letter or the takeout facility, as applicable, is subject to customary closing conditions, including conditions that do not relate directly to the conditions to Closing in the Merger Agreement. The debt financing contemplated by the Bridge Commitment Letter is referred to in this proxy statement as the “Financing.”
Until the closing or the termination of the Merger Agreement, Diamondback has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to obtain funds sufficient (when combined with other funds available to Diamondback) to satisfy the Obligations (any debt securities and/or other long-term debt financing incurred pursuant to such efforts, are referred to in this proxy statement as the “Permanent Financing”).

For more information, see the section entitled “The Merger—Financing.”
No Solicitation (see page 76)
As more fully described in this proxy statement and in the Merger Agreement, each of Diamondback and Endeavor have mutually agreed to:
•
immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to entry into the Merger Agreement with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access or any other access to the properties, facilities, books and records of such party previously granted to any such person and such person’s representatives;

•
within two business days of entry into the Merger Agreement, request the prompt return or destruction of all confidential information furnished with respect to any possible acquisition proposal, during the twelve-month period prior to the date of the Merger Agreement, to the extent such return or destruction had not previously been requested, using its reasonable best efforts to ensure that such requests are complied with in accordance with the terms of such rights; and

•
not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal, and to enforce the provisions of any such agreement, which includes, to the extent such party has knowledge of any breach of such agreement, the seeking of any injunctive relief available to enforce such agreement.

Each of Diamondback and Endeavor has also agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:
•	solicit, initiate, endorse or knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or could reasonably lead to an acquisition proposal;
•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal;

•
take any action to exempt any person from the restrictions on “business combinations” contained in Section 203 the General Corporation Law of the State of Delaware or any other applicable state takeover statute or otherwise cause such restrictions not to apply;

•
cause or permit itself or any of its subsidiaries to enter into, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, in each case constituting or related to any acquisition proposal (each, an “alternative acquisition agreement”); or

•	approve, authorize or publicly announce any intention to do any of the foregoing.
In addition, Diamondback has agreed to provide prompt notice to, and keep Endeavor apprised of, any acquisition proposals it receives prior to the receipt of the Diamondback Stockholder Approval.
An “acquisition proposal” means, with respect to Diamondback or Endeavor, as applicable, any proposal or offer from third party involving any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise (except any transaction contemplated by the Merger Agreement) of:
•	20% or more of the consolidated assets of such party (based on the fair market value thereof);
•	the assets of such party and its subsidiaries accounting for 20% or more of its consolidated EBITDA (as defined in the Merger Agreement) during the prior 12 months; or

•
20% or more of the capital stock or voting power of such party or any of its subsidiaries (except, in each case, for sales and dispositions of hydrocarbons made in the ordinary course of business consistent with past practice).

For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation.”
Change of Recommendation (see page 77)
Subject to the exceptions described below, the Board has agreed to recommend that Diamondback stockholders vote “FOR” the Stock Issuance Proposal.
Prior to obtaining the Diamondback Stockholder Approval, the Board may only change its recommendation that the Diamondback stockholders approve the Stock Issuance (an “adverse recommendation change”) (i) in connection with an acquisition proposal that constitutes a “superior proposal” or (ii) in response to an “intervening event.”
For additional information, see the section entitled “The Merger Agreement —Covenants and Agreements —Change of Recommendation.”
Change of Recommendation for a Superior Proposal
If, prior to the receipt of the Diamondback Stockholder Approval, Diamondback receives a bona fide written acquisition proposal that was not obtained in violation of its non-solicitation obligations and is expressly conditioned upon the non-consummation of the transactions contemplated by the Merger Agreement, and the Board determines in good faith (after consultation with its advisors) that such acquisition proposal constitutes a “superior proposal” and a failure to change its recommendation to stockholders would be a breach of its fiduciary duties, then the Board may make an adverse recommendation change, so long as Diamondback has first complied with certain terms of the Merger Agreement, including notifying Endeavor of its intent to make an adverse recommendation change and the reasons therefor, including the terms and conditions of, and the identity of the person making such superior proposal, and contemporaneously furnishing a copy (if any) of the proposed alternative acquisition agreement and any other relevant transaction documents to Endeavor, and negotiating with Endeavor in good faith regarding adjustments proposed by Endeavor to the terms of the Merger Agreement for a period of five business days.
A “superior proposal” means, any bona fide written acquisition proposal that did not result from a breach of Diamondback’s non-solicitation obligations under the Merger Agreement that the Board determines in good faith (after consultation with its advisors), taking into account all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing or financing contingencies and the likely timing of closing, and the person making the proposal, is more favorable to Diamondback stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including any binding adjustment to the terms and conditions proposed by Endeavor in writing in response to such proposal); provided, that, for purposes of the definition of “superior proposal,” references in the term “acquisition proposal” to “20% or more” are deemed to be references to “50% or more.”
Change of Recommendation for an Intervening Event
The Board may make an adverse recommendation change if, prior to the receipt of the Diamondback Stockholder Approval, the Board determines that an intervening event has occurred, so long as Diamondback has first complied with certain terms of the Merger Agreement, including notifying Endeavor of its intent and negotiating with Endeavor in good faith regarding adjustments proposed by Endeavor to the terms of the Merger Agreement for a period of five business days.
An “intervening event” means, a material event, fact, circumstance, development or circumstance that was not known or reasonably foreseeable to the Board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development or circumstance, or any material consequence thereof, becomes known to the Board, prior to the receipt of the Diamondback Stockholder Approval that does not relate to (i) an acquisition proposal, (ii) changes in the price of the common stock or debt securities issued by Endeavor, (iii) failure to meet internal or published financial or operating projections, estimates or expectations or (iv) any event, change, circumstance, development, condition, occurrence or effect with respect to Endeavor that does not amount to an Endeavor Material Adverse Effect.
In any case, if Diamondback provides a notice of a superior proposal or an intervening event to Endeavor on a date that is less than ten business days before the special meeting, Diamondback has agreed to either proceed with or postpone the special meeting as directed by Endeavor (acting reasonably) to a date determined by Endeavor that is not more than ten business days after the originally scheduled date of the special meeting. However, the special meeting may not be postponed to a date which would prevent the Merger Effective Time from occurring on or prior to the Outside Date (as defined in this proxy statement).
For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—Change of Recommendation.”
Employee Benefits Matters (see page 82)
Under the Merger Agreement, each of Diamondback and Endeavor have agreed to take certain actions with respect to the employee benefit matters.
Diamondback has agreed to, among other things:
•
for a period of at least one year following the First Merger Effective Time, each individual who is employed by Endeavor immediately prior to the First Merger Effective Time and continues employment with the Surviving Company or its subsidiaries as of the Closing Date (each an “Endeavor employee”), provide base salary and wages no less favorable than those in effect prior to the Merger and health, paid time off, retirement benefits and incentive compensation opportunities comparable to similarly situated Diamondback employees;

•	take into account prior years of service of Endeavor employees for purposes of determining their eligibility and entitlements under Diamondback’s benefit plans;
•	waive conditions under Diamondback’s benefit plans for Endeavor employees to the extent such waivers were granted under a comparable Endeavor benefit plan prior to the Merger;
•	give full credit to certain payments and deductibles under Diamondback’s benefit plans to the extent they were satisfied in the plan year in which the Merger takes place;
•	facilitate 401(k) plan rollover distributions for Endeavor employees; and
•	cause all preexisting employment, severance, change in control and other agreements (if any) with employees of Endeavor to continue and all obligations thereunder to be honored.
Endeavor has agreed to, among other things:
•	terminate its existing 401(k) plan, subject to Diamondback’s review of the documents facilitating such termination; and
•	take certain actions in connection with Section 280G of the Code, subject to Diamondback’s review of the documents related to those actions.
For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—Employee Benefits Matters.”
Termination of the Merger Agreement (see page 68)
The Merger Agreement may be terminated at any time prior to the First Merger Effective Time (with any termination by Diamondback also being an effective termination by the Merger Subs):
•	by mutual written consent of Diamondback and Endeavor;
•	by either Diamondback or Endeavor:
○
if the First Merger is not consummated on or before February 11, 2025 (the “Outside Date”), subject to two 3-month extensions if all conditions to the consummation of the Merger have been satisfied except the receipt of antitrust approvals;

○
if any governmental entity having competent jurisdiction has issued an order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such order has become final and nonappealable;

○
if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of Diamondback’s non-solicitation covenants), with such beach resulting in the failure of a condition to the completion of the Merger that cannot be or has not been cured by earlier of the Outside Date or 30 days after the giving of written notice to the breaching party of such failure or breach; or

○	if the Diamondback Stockholder Approval is not obtained at the special meeting or at any adjournment or postponement thereof.
•	By Endeavor, if at any time prior to the receipt of the Diamondback Stockholder Approval:
○	the Board has made an adverse recommendation change; or
○
Diamondback has materially breached its non-solicitation obligations under the Merger Agreement (other than in the case where such breach is a result of an isolated action by a person that is a representative of Diamondback who was not acting at the direction or request of Diamondback).

For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”
Termination Fees; Expenses (see page 70)
Diamondback is required to pay Endeavor a termination fee of $1,400,000,000 if the Merger Agreement is terminated by (i) Endeavor because the Board has made an adverse recommendation change or (ii) if either party terminates the Merger Agreement because of the failure to receive the Diamondback Stockholder Approval and, immediately prior to the failed vote, Endeavor would have been entitled to terminate the Merger Agreement because the Board had made an adverse recommendation change. If the Merger Agreement is terminated under certain specified circumstances and, within 12 months following such termination, Diamondback consummates or enters into an alternative transaction, Diamondback is required to pay the termination fee to Endeavor. Additionally, if the Merger Agreement is terminated because the of the failure to receive the Diamondback Stockholder Approval and the termination fee is not payable in connection with such termination, Diamondback will be required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000. The payment of this reimbursement expense will be credited against any termination fee that is subsequently payable by Diamondback.
These payments are Endeavor’s sole and exclusive remedy, except in the case of a Willful and Material Breach or fraud, for any claims arising out of the Merger Agreement, together with any costs and expenses incurred by Endeavor in enforcing payment of such payments. In no event will Diamondback be required to pay to Endeavor more than one termination fee. For additional information, see the section entitled “The Merger Agreement—Termination Fees.”
Stockholders Agreement (see page 87 and Annex B)
In connection with, and as a condition to, the Closing, Diamondback will enter into a Stockholders Agreement (the “Stockholders Agreement”) with the holders of the Endeavor Interests who will be receiving the Common Stock Consideration (the “Endeavor Stockholders”). The Stockholders Agreement will provide the Endeavor Stockholders with the right to propose for nomination four directors for election to the Board if they beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common stock, in each case subject to certain qualification requirements for such directors.
The Endeavor Stockholders will also be subject to certain standstill, voting and transfer restrictions under the Stockholders Agreement, and Diamondback will be restricted from taking certain limited actions without the consent of the holders of a majority of the shares of its common stock held by the Endeavor Stockholders. The Stockholders Agreement will also provide the Endeavor Stockholders with certain shelf, demand and piggyback registration rights, including that, if not previously filed, Diamondback will file a shelf registration statement to cover the resale of the shares of common stock issued to the Endeavor Stockholders as Common Stock Consideration.

For additional information, see the section entitled “The Stockholders Agreement.” For a copy of the form of the Stockholders Agreement, see Annex B. Descriptions in this proxy statement of the Stockholders Agreement refer to the form of Stockholders Agreement as amended and restated pursuant to the terms of the Letter Agreement, amending the Merger Agreement, dated March 18, 2024, by and among the parties to the Merger Agreement.
Board of Directors Following the Merger (see page 59)
Prior to the Closing Date, Diamondback is required to take all necessary actions to cause four individuals mutually agreed by Diamondback and Endeavor in writing prior to the Closing (with any replacement thereto similarly mutually agreed) to be appointed to the Board immediately following the Merger Effective Time. As of the date of this proxy statement, Charles Meloy and Lance Robertson are expected to be designated as two of the new directors and the parties have not determined the identity of the other two directors.
The Stockholders Agreement will provide the Endeavor Stockholders with the right to propose for nomination four directors for election to the Board if they beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock, and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common Stock, in each case subject to certain qualification requirements for such directors.
For additional information, see the sections entitled “The Merger—Board of Directors Following the Merger” and “The Stockholders Agreement.”
Risk Factors (see page 22)
You should consider carefully all the risk factors together with all of the other information included in this proxy statement before deciding your vote on the proposals. Some of these risks include, but are not limited to, those described in the section entitled “Risk Factors.” Please carefully read this proxy statement, the documents incorporated by reference herein and any documents to which you are referred.
For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information.”
Legal Proceedings (see page 62)
On February 28, 2024, Plymouth County Retirement Association and Kenneth Webb, purported stockholders of Diamondback, filed a purported class action complaint in the Court of Chancery of the State of Delaware, captioned Plymouth County Retirement Association and Kenneth Webb v. Travis Stice et al., Docket No. 2024-0183 (the “Webb Action”), against Diamondback and the Board. The Webb Action alleged, among other things, that the Board breached its fiduciary duties to Diamondback stockholders by approving the Stockholders Agreement. As a result of the amendment to the Merger Agreement entered into on March 18, 2024, which amends and restates the form of Stockholders Agreement, the plaintiffs agreed to dismiss the Webb Action. The Webb Action was dismissed as moot on March 25, 2024.
On March 28, 2024, a purported Diamondback stockholder sent a demand letter alleging deficiencies and/or omissions in the preliminary proxy statement Diamondback filed on March 19, 2024. The demand letter seeks additional disclosures to remedy these purported deficiencies. Diamondback believes that the allegations in the letter are without merit.
As of March 28, 2024, Diamondback was not aware of the filing of other lawsuits challenging the Merger Agreement, the Stockholders Agreement, the transactions contemplated thereby or the proxy statement; however, Diamondback may become subject to other lawsuits in the future relating to such matters. See the section entitled “Risk Factors” for additional information and risks regarding any such potential litigation.
Additional Information (see page 36)
You can find more information about Diamondback in the periodic reports and other information Diamondback files with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the matters that are the subject of the special meeting. These questions and answers do not address all questions that may be important to you as a Diamondback stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
Diamondback is holding the special meeting so that Diamondback stockholders may consider and vote upon the Stock Issuance Proposal, which is needed to complete the Merger in accordance with the terms of the Merger Agreement, and certain other related proposals. Information about the special meeting, the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance and the Charter Amendment is contained in this proxy statement.

Q:	What is the Merger?
A:
On February 11, 2024, Diamondback entered into the Merger Agreement, which was amended on March 18, 2024, with the Merger Subs, the Company Representative (solely for purposes of certain sections set forth therein) and Endeavor. Subject to the terms and conditions set forth in the Merger Agreement, Diamondback will acquire 100% of the Endeavor Interests by (i) the merger of Merger Sub I with and into Endeavor, with Endeavor surviving the First Merger and becoming a wholly owned subsidiary of Diamondback, and (ii), immediately following the First Merger, the merger of the First Surviving Company with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing (immediately following the Second Merger) as a wholly owned subsidiary of Diamondback.

The Merger Agreement and the Letter Agreement, amending the Merger Agreement, are attached to this proxy statement as Annex A-1 and Annex A-2, respectively. For a more complete discussion of the Merger, its effects and the other transactions contemplated by the Merger Agreement, see the sections entitled “The Merger” and “The Merger Agreement.”
Q:	What consideration will Diamondback be required to provide in the Merger?
A:
If the Merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) $8.0 billion in cash, subject to adjustments in accordance with the terms of the Merger Agreement, and (ii) 117,267,069 shares of common stock.

Q:	How will Diamondback pay the Cash Consideration?
A:
Diamondback’s obligation to complete the Merger is not conditioned upon obtaining financing. The Cash Consideration will be funded through a combination of cash on hand, borrowings under Diamondback’s existing credit facility and/or proceeds from term loans and senior notes offerings. For further information, see the section entitled “The Merger—Financing.”

Q:	What equity stake will the holders of the Endeavor Interests have in Diamondback immediately following the Merger?
A:
Based upon the estimated number of shares of Diamondback common stock outstanding immediately prior to the execution of the Merger Agreement, we estimate that the holders of the Endeavor Interests will own approximately 39.5% of the outstanding shares of common stock following the Merger.

Q:	When and where will the special meeting be held?
A:	The special meeting will be held in person on April 26, 2024, at 11:30 a.m. Central Time at Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701.
Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of our common stock as of the close of business on the record date for the special meeting are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of common stock that you held as of the close of business on the record date. The record date for the special meeting is March 22, 2024.

Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on:
•	a proposal to approve the Stock Issuance, authorizing Diamondback to issue 117,267,069 shares of common stock in connection with the Merger;
•
a proposal to adopt the Charter Amendment, authorizing Diamondback to file an amendment to the Charter to increase the total number of authorized shares of common stock from 400 million shares to 800 million shares of common stock;

•
a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal.

Q:	Why is Diamondback seeking stockholder approval for the Stock Issuance?
A:	Because our common stock is listed on Nasdaq, we are subject to Nasdaq rules.
Rule 5635(a) of the Nasdaq rules requires stockholder approval with respect to issuances of common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of common stock before the issuance. Rule 5635(b) of the Nasdaq rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock or voting power of an issuer could constitute a change of control.
Diamondback expects to issue 117,267,069 shares of common stock in the Stock Issuance, which will represent greater than 20% of its outstanding shares of common stock and outstanding voting power.
Accordingly, Diamondback is seeking stockholder approval for the Stock Issuance for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635.
The approval by Diamondback stockholders of the Stock Issuance is a condition to the completion of the Merger. If the Stock Issuance is not approved, either Diamondback or Endeavor may terminate the Merger Agreement and the Merger cannot be completed, which may have an adverse effect on our business and financial condition. Under certain circumstances, if the Merger is not completed, we may be obligated to pay a termination fee of $1,400,000,000. If the Merger Agreement is terminated because Diamondback’s stockholders fail to approve the Stock Issuance and the termination fee is not payable in connection with such termination, Diamondback will be required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000.
Q:	Are there any risks I should consider when deciding on my vote for the Stock Issuance Proposal?
A:
Yes, there are a number of risks associated with the Stock Issuance. Since the Stock Issuance will be made in connection with the Merger, you should consider the risks associated with the Merger and each of Diamondback and Endeavor. For a detailed description of the risks you should consider, please see the section entitled “Risk Factors.” In addition, please see the section entitled “Where You Can Find More Information” to find additional Diamondback filings which are incorporated by reference into this proxy statement and may contain additional risk factors for your consideration.

Q:	Why is Diamondback seeking stockholder approval for the Charter Amendment?
A:
Given that the Stock Issuance would result in the issuance of a significant number of shares of common stock, the Board believes that the increased number of authorized shares of common stock contemplated by the Charter Amendment is important to the combined company in order for additional shares to be available for issuance from time to time if needed for such corporate purposes as may be determined by the Board, without further action or authorization by Diamondback stockholders (except as required by applicable law or Nasdaq rules). The additional 400 million shares of common stock authorized would be a part of the existing class of common stock and, if issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding.

Q:	What vote is required to approve each of the proposals?
A:
The Stock Issuance Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Stock Issuance Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Stock Issuance Proposal.

The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The Adjournment Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Adjournment Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.
Q:	How does the Board recommend that I vote on the proposals?
A:
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment. By a unanimous vote, the Board: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.

The Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger— Diamondback’s Reasons for the Merger; Recommendations of the Diamondback Board of Directors.”
Q:	How important is my vote?
A:
Your vote is very important. The approval by Diamondback’s stockholders of the Stock Issuance is a condition to the completion of the Merger. If the Stock Issuance is not approved, either Diamondback or Endeavor may terminate the Merger Agreement and the Merger cannot be completed, which may have an adverse effect on our business and financial condition. Under certain circumstances, if the Merger is not completed, we may be obligated to pay a termination fee of $1,400,000,000. If the Merger Agreement is terminated because Diamondback’s stockholders fail to approve the Stock Issuance and the termination fee is not payable in connection with such termination, Diamondback will still be required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000.

Q:	Do I need to attend the special meeting?
A:
No. It is not necessary for you to attend the special meeting in person in order to vote your shares of common stock. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of shares, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares to be voted at the special meeting, as described in more detail below.

EVEN IF YOU INTEND TO ATTEND THE SPECIAL MEETING IN PERSON, THE BOARD STRONGLY ENCOURAGES YOU TO VOTE IN ADVANCE BY MAIL, TELEPHONE OR THROUGH THE INTERNET TO ENSURE YOUR SHARES OF COMMON STOCK ARE REPRESENTED AT THE SPECIAL MEETING.
Q:	How many shares of common stock need to be represented at the special meeting?
A:
The presence at the special meeting, by attendance in person or by proxy, of the holders of shares of the outstanding common stock representing a majority of the voting power of all outstanding shares of common stock to vote at the special meeting constitutes a quorum. As of the record date, there were 178,339,978 shares of common stock outstanding.

If you are a Diamondback stockholder as of the close of business on the record date and you vote by mail, by telephone, through the internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
All shares of common stock held by stockholders that attend the special meeting in person, or are represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, as well as any documents incorporated by reference into this proxy statement, please vote your shares of common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?
A:	You may vote by:
•	following the internet voting instructions described in the proxy card;
•	following the telephone voting instructions described in the proxy card;
•	completing, dating, signing and returning a proxy card in the accompanying postage-prepaid return envelope; or
•	attending, and casting your vote in person at the special meeting.
If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m. Eastern Time (i.e 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting.
Submitting your proxy by mail, by telephone or through the internet will not prevent you from attending the special meeting in person. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting in person to ensure that your shares of common stock are represented at the special meeting.

Q:	Are there any requirements if I plan on attending the special meeting in person?
A:
You will need proof of ownership of the common stock as of the record date to attend the special meeting in person. If your shares of Diamondback common stock are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All Diamondback stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF DIAMONDBACK COMMON STOCK AS OF THE RECORD DATE, YOU MAY NOT BE ADMITTED INTO THE SPECIAL MEETING.

Q:	What happens if I submit my proxy but I don’t indicate my vote on the proposals?
A:
If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.

Q:	How many of my shares will be voted if I submit a proxy?
A:	If you a submit a proxy, all of the shares of common stock you own as of the record date in the registered account represented by that proxy will be voted per your instructions.
Q:	What does it mean if I receive more than one proxy card?
A:
If you receive more than one proxy card, it means that you hold shares of common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of common stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the special meeting?
A:
Diamondback is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?
A:
Your bank, broker, trust or other nominee will NOT have the power to vote your shares of common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?
A:
Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. As a result, there will not be any broker non-votes at the special meeting.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?
A:
Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy delivered to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting in person and voting at the special meeting. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares of common stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.
All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.
Q:	Where can I find the results of voting at the special meeting?
A:
Following the special meeting, Diamondback intends to promptly file a Current Report on Form 8-K with the SEC disclosing the voting results of the special meeting no later than four business days after the date of the special meeting. When filed, this 8-K will be available at www.sec.gov and on Diamondback’s website at www.diamondbackenergy.com/investors.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the special meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of common stock, you may have already received a householding notification. For additional information, see the section entitled “Householding of Proxy Material.”

Q:	What happens if I sell my shares of common stock before the special meeting?
A:
The record date for the special meeting is earlier than the expected date of completion of the Merger. If you own shares of common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting.

Q:	Who will own Diamondback immediately following the Merger?
A:
Based upon the estimated number of shares of common stock outstanding immediately prior to the execution of the Merger Agreement, the current Diamondback stockholders are expected to own approximately 60.5% of Diamondback following the Merger, whereas the holders of the Endeavor Interests are expect to own approximately 39.5% of Diamondback following the Merger.

Q:	What do the Merger Agreement and Stockholders Agreement provide with respect to the composition of the board of directors of Diamondback following completion of the Merger?
A:
Prior to the Closing Date, Diamondback is required to take all necessary actions to cause four individuals mutually agreed by Diamondback and Endeavor in writing prior to the Closing (with any replacement thereto similarly mutually agreed) to be appointed to the Board immediately following the Merger Effective Time. As of the date of this proxy statement, Charles Meloy and Lance Robertson are expected to be designated as two of the new directors and the parties have not determined the identity of the other two directors.
The Stockholders Agreement will provide the Endeavor Stockholders with the right to propose for nomination four directors for election to the Board if they beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock, and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common Stock, in each case subject to certain qualification requirements for such directors.
Q:	What will happen to my shares of common stock in connection with the Merger?
A:
The Merger will have no direct effect on your ownership of your shares of common stock. If you hold your shares of common stock through the Merger, you will continue to hold the same number of shares with the same rights and privileges as your shares presently issued and outstanding.

Q:	When is the Merger expected to be completed?
A:
We are working toward completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed in the fourth quarter of 2024, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions set forth in the Merger Agreement are satisfied (or, to the extent permitted, waived).

Q:	What are the conditions to completion of the Merger?
A:
The obligations of each of Diamondback, the Merger Subs and Endeavor to complete the Merger are subject to satisfaction of various conditions, including (i) the receipt of the Diamondback Stockholder Approval, (ii) the Diamondback common stock to be issued as Merger Consideration having been authorized for listing on Nasdaq, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the First Merger, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Merger Agreement in all material respects and (C) the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the other party since the date of the Merger Agreement that is continuing and (vi) in the case of Endeavor, the receipt of an opinion of tax counsel that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed, the Merger Agreement may be terminated, in which case it will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:

•	no termination will relieve any party from liability for a Willful and Material Breach or fraud;
•	no termination will affect the obligations of Diamondback and Endeavor contained in the confidentiality agreement between them; and
•
certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement, will survive such termination.

We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of common stock, in addition to any described in the section entitled “Risk Factors.”
Q:	Do Diamondback stockholders have appraisal rights or dissenters’ rights in connection with the Merger or Stock Issuance?
A:	No. Diamondback stockholders are not entitled to any appraisal or dissenters’ rights in connection with the Merger or the Stock Issuance under Delaware law.

Q:	Where can I find more information about Diamondback?
A:
Diamondback files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.”

Q:	Where can I find more information about Endeavor?
A:
Endeavor is the parent entity of, and conducts its operation through, Endeavor Energy Resources, L.P. (“Endeavor LP”). You can find more information about Endeavor LP on its website at www.endeavorenergylp.com. The information on such website is not incorporated by reference into this proxy statement.

Q:	Who can help answer my questions?
A:
For additional questions about the special meeting, assistance in submitting proxies or voting shares of common stock, or additional copies of this proxy statement or the enclosed proxy card, please write to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information in this proxy statement constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and our ability to replace or increase reserves; anticipated timing, objectives and benefits of the Merger and other strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this report, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of future performance and our actual outcomes could differ materially from what we have expressed in our forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:
•
the risk that the Merger is not completed on anticipated terms and timing or at all (including because of the risks associated with obtaining the Diamondback Stockholder Approval, regulatory approval and satisfying other conditions to the completion of the Merger);

•	uncertainties as to whether the Merger, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all;
•	Diamondback’s ability to integrate Endeavor’s operations in a successful manner and in the expected time period;
•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement;
•	risks that the anticipated tax treatment of the Merger is not obtained;
•	unforeseen or unknown liabilities, future capital expenditures and potential litigation relating to the Merger;
•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the effect of the announcement, pendency, or completion of the Merger on Diamondback’s or Endeavor’s business relationships and business generally;
•	risks that the Merger disrupts Diamondback’s current plans and operations of those of Diamondback’s management team;
•	potential difficulties in retaining employees as a result of the Merger;
•	risks related to Diamondback’s financing of the Merger;
•	potential negative effects of the announcement, pendency or completion of the Merger on the market price of the common stock and/or Diamondback’s operating results;
•	the potential dilution of the combined company’s earnings per share as a result of the Merger;
•	the dilution of Diamondback’s stockholders’ ownership percentage of the combined company as compared to their ownership percentage prior to the Merger;

•
the possibility that the combined company’s results of operations, cash flows and financial position after the Merger may differ materially from the unaudited pro forma combined financial information or prospective financial information contained in this proxy statement;

•	the uncertainty surrounding the final value of the cash consideration to be paid by Diamondback in connection with the Merger;
•	risks associated with the influence of the Endeavor Stockholders over the management and board of Diamondback following the Merger;
•	changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;
•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;
•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic or diplomatic developments;
•
changes in general economic, business or industry conditions, including changes in foreign currency exchange rates interest rates, and inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•	regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits;
•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;
•	physical and transition risks relating to climate change;
•
restrictions on the use of water, including limits on the use of produced water and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could (among other things) require recognition of significant impairment charges;
•	changes in U.S. energy, environmental, monetary and trade policies;
•
conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development operations and our environmental and social responsibility projects;

•	challenges with employee retention and an increasingly competitive labor market;
•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services;
•	changes in safety, health, environmental, tax and other regulations or requirements (including those addressing air emissions, water management or the impact of global climate change);
•
security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or from breaches of information technology systems of third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage and other facilities for our oil, natural gas and natural gas liquids;
•
failures or delays in achieving expected reserve or production levels from existing and future oil and natural gas developments, including due to operating hazards, drilling risks or the inherent uncertainties in predicting reserve and reservoir performance;

•	difficulty in obtaining necessary approvals and permits;

•	severe weather conditions;
•	acts of war or terrorist acts and the governmental or military response thereto;
•	changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•	changes in our credit rating; and
•	the other risk factors discussed in the section of this proxy statement entitled “Risk Factors.”
The foregoing list of factors should not be construed as exhaustive. Diamondback can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only. Diamondback undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Diamondback stockholders should carefully consider the following risks relating to the Merger and combined company before deciding how to vote with respect to the Stock Issuance Proposal, the Charter Amendment Proposal and the Adjournment Proposal to be considered and voted on at the special meeting. You should also read and consider the risks associated with each of the businesses of Diamondback and Endeavor because these risks will also affect the combined company. The risks associated with the business of Diamondback can be found in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors” and may be updated or supplemented in Diamondback’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Such risk factors are incorporated by reference into this proxy statement. Risks associated with the business of Endeavor can be found below in the section entitled “Risks Relating to Endeavor.” Diamondback stockholders are also urged to carefully consider all of the information included or incorporated by reference in this proxy statement, which are listed in the section entitled “Where You Can Find More Information.”
Risks Relating to the Merger
Diamondback’s ability to complete the Merger is subject to various closing conditions, including approval of the stock issuance by Diamondback stockholders and regulatory clearance, which may impose conditions that could adversely affect Diamondback or cause the Merger not to be completed.
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, including (i) the receipt of the Diamondback Stockholder Approval, (ii) the Diamondback common stock to be issued as Merger Consideration having been authorized for listing on Nasdaq, (iii) the expiration or termination of the waiting period under the HSR Act, (iv) the absence of any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the First Merger and, (v) with respect to each party, (A) the accuracy of the other party’s representations and warranties, subject to specified materiality qualifications, (B) compliance by the other party with its covenants in the Merger Agreement in all material respects, and (C) the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the other party since the date of the Merger Agreement that is continuing, and (vi) in the case of Endeavor, the receipt of an opinion of tax counsel that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
No assurance can be given that the Diamondback Stockholder Approval and regulatory clearance will be obtained or that the other required conditions to Closing will be satisfied. Even if regulatory clearance is obtained, no assurance can be given as to the terms, conditions and timing of such clearance, including whether any required conditions will materially adversely affect the combined company following Closing. Any delay in completing the Merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Diamondback and Endeavor expect to achieve if the Merger is successfully completed within its expected time frame. Diamondback can provide no assurance that these conditions will not result in the abandonment or delay of the Merger. The occurrence of any of these events individually or in combination could have a material adverse effect on Diamondback’s results of operations and the trading price of the common stock.
The termination of the Merger Agreement could negatively impact Diamondback’s business or result in Diamondback having to pay a termination fee.
If the Merger is not completed by the Outside Date, either Diamondback or Endeavor may choose not to proceed with the Merger by terminating the Merger Agreement, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after the Diamondback Stockholder Approval is received. In addition, Diamondback and Endeavor may elect to terminate the Merger Agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination.”

If the Merger is not completed for any reason, including as a result of a failure to obtain the Diamondback Stockholder Approval, Diamondback’s ongoing business may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, Diamondback would be subject to a number of risks, including the following:
•	Diamondback may experience negative reactions from the financial markets, including negative impacts on the common stock price;
•	Diamondback may experience negative reactions from its commercial and vendor partners and employees; and
•
Diamondback will be required to pay its costs relating to the Merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Merger is completed.

Diamondback is also required to pay Endeavor a termination fee of $1,400,000,000 if the Merger Agreement is terminated by (i) Endeavor because the Board has made an adverse recommendation change or (ii) if either party terminates the Merger Agreement because of the failure to receive the Diamondback Stockholder Approval and, immediately prior to the failed vote, Endeavor would have been entitled to terminate the Merger Agreement because the Board had made an adverse recommendation change. If the Merger Agreement is terminated under certain specified circumstances and, within 12 months following such termination, Diamondback consummates or enters into an alternative transaction, Diamondback will be required to pay the termination fee to Endeavor. Additionally, if the Merger Agreement is terminated because the of the failure to receive the Diamondback Stockholder Approval and the termination fee is not payable in connection with such termination, Diamondback is required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000. The payment of this expense reimbursement will reduce any termination fee that is subsequently payable by Diamondback. For more information, see the section entitled “The Merger Agreement—Termination Fees.”
The announcement and pendency of the Merger may adversely affect Diamondback’s business, financial results and operations.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions to Diamondback’s business, including:
•
Diamondback’s and Endeavor’s current and prospective employees will experience uncertainty about their future roles with the combined company, which might adversely affect the two companies’ abilities to retain key managers and other employees;

•
uncertainty regarding the completion of the Merger may cause Diamondback’s and Endeavor’s commercial and vendor partners or others that deal with Diamondback or Endeavor to delay or defer certain business decisions or to decide to seek to terminate, change or renegotiate their relationships with Diamondback or Endeavor, which could negatively affect Diamondback’s or Endeavor’s respective revenues, earnings and cash flows;

•
the Merger Agreement restricts Diamondback from taking specified actions during the pendency of the Merger without Endeavor’s consent, which may prevent Diamondback from making appropriate changes to its business or organizational structure or prevent Diamondback from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the Merger; and

•
the attention of Diamondback’s and Endeavor’s management may be directed toward the completion of the Merger as well as integration planning, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to their respective businesses or the combined company following the Merger.

Diamondback has and will continue to divert significant management resources in an effort to complete the Merger and is subject to restrictions contained in the Merger Agreement on the conduct of its business. If the Merger is not completed, Diamondback will have incurred significant costs, including the diversion of management resources, for which Diamondback will have received little or no benefit.

Because the Cash Consideration is subject to certain adjustments, Diamondback does not have full certainty as to the final Cash Consideration amount that will be paid, and such amount may be materially higher than was anticipated upon Diamondback’s entry into the Merger Agreement.
Pursuant to the Merger Agreement, the Cash Consideration to be paid in connection with the Merger is subject to certain adjustments, as more fully described in the section entitled “The Merger Agreement—The Merger Consideration.”
Because certain of the individual items forming the adjustments to be made to the Cash Consideration are not knowable with full certainly by Diamondback prior to the Merger, the final Cash Consideration paid by Diamondback may be materially higher than the base cash consideration of $8.0 billion. If the Cash Consideration is materially higher than expected, the value of the Merger to Diamondback and its current stockholders may be materially less than was anticipated upon Diamondback’s entry into the Merger Agreement.
The Merger Agreement limits Diamondback’s ability to pursue alternatives to the Merger.
The Merger Agreement contains provisions that make it more difficult for Diamondback to enter into another transaction other than the one currently contemplated by the Merger Agreement. Specifically, Diamondback has agreed not to, among other restrictions, solicit, initiate, endorse or knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or could reasonably lead to an acquisition proposal, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal, take any action to exempt any person from the restrictions on “business combinations” contained in any applicable state takeover statute or otherwise cause such restrictions not to apply, cause or permit itself or any of its subsidiaries to enter into, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, in each case constituting or related to any acquisition proposal or approve, authorize or publicly announce any intention to do any of the foregoing.
Diamondback is required to pay Endeavor a termination fee of $1,400,000,000 if the Merger Agreement is terminated by (i) Endeavor because the Board has made an adverse recommendation change or (ii) if either party terminates the Merger Agreement because of the failure to receive the Diamondback Stockholder Approval and, immediately prior to the failed vote, Endeavor would have been entitled to terminate the Merger Agreement because the Board had made an adverse recommendation change. If the Merger Agreement is terminated under certain specified circumstances and, within 12 months following such termination, Diamondback consummates or enters into an alternative transaction, Diamondback is required to pay the termination fee to Endeavor. Additionally, if the Merger Agreement is terminated because the of the failure to receive the Diamondback Stockholder Approval and the termination fee is not payable in connection with such termination, Diamondback will be required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000.
The foregoing may discourage a third party that might have an interest engaging in a transaction with Diamondback from considering or proposing a transaction, even if that party were prepared to propose a transaction that would present greater value to Diamondback and its stockholders than does the Merger.
The unaudited pro forma combined financial information and unaudited forecasted financial information included in this proxy statement is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Merger. Future results of Diamondback and Endeavor may differ, possibly materially, from the unaudited pro forma combined financial information and unaudited forecasted financial information presented in this proxy statement.
The unaudited pro forma combined financial statements and unaudited forecasted financial information contained in this proxy statement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Diamondback or Endeavor prior to the Merger or that of the combined company following the Merger for several reasons. Specifically, the unaudited pro forma combined financial statements do not reflect the effect of any integration costs or any changes in Diamondback’s capital structure following the completion of the Merger.

For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements.” In addition, the Merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by Diamondback. The actual financial positions and results of operations of Diamondback and Endeavor prior to the Merger and that of the combined company following the Merger may be different, possibly materially, from the unaudited pro forma combined financial statements or forecasted financial information included in this proxy statement. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements and forecasted financial information included in this proxy statement may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Diamondback common stock may cause a significant change in the purchase price used for Diamondback’s accounting purposes and the unaudited pro forma financial statements contained in this proxy statement.
The opinion of Diamondback’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the Closing Date.
The Board received an opinion from Diamondback’s financial advisor in connection with the signing of the Merger Agreement. Please refer to the section entitled “The Merger—Opinion of Diamondback’s Financial Advisor” for additional information. However, Diamondback has not obtained any updated opinion from its financial advisor as of the date of this proxy statement. Changes in the operations and prospects of Diamondback or Endeavor, general market and economic conditions and other factors that may be beyond the control of Diamondback, and on which the financial advisor’s opinion were based, may significantly alter the value of Diamondback or Endeavor or the value of their respective equity by the time the Merger is completed, and thus the fairness of the Merger Consideration, from a financial point of view, to Diamondback. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion.
Diamondback may be subject to litigation challenging the Merger, and an unfavorable judgment or ruling in any such lawsuits could prevent or delay the consummation of the Merger and/or result in substantial costs.
Securities class action lawsuits and derivative lawsuits are often brought against publicly listed companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Diamondback.
Lawsuits related to the Merger may be filed against Diamondback and its affiliates, directors and officers. If dismissals are not obtained or a settlement is not reached, these lawsuits could prevent or delay completion of Merger and/or result in substantial costs to Diamondback. These lawsuits could seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Merger. One of the conditions to the Merger is that there is no injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the First Merger. For a detailed discussion of the terms and conditions of the Merger, see the section entitled “The Merger Agreement—Conditions to the Merger.” Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Diamondback’s business, financial position and results of operation. There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect Diamondback’s ongoing business, financial condition, results of operations and cash flows.
Risks Relating to the Combined Company
Combining Diamondback’s business with Endeavor’s may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Merger, which may adversely affect the combined company’s business results and negatively affect the value of the common stock.
The success of the Merger will depend on, among other things, the ability of the two companies to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. The combined company may encounter difficulties in integrating Diamondback’s and Endeavor’s businesses and realizing the anticipated benefits of the Merger. The combined company must achieve the anticipated improvement in free cash flow generation and returns and achieve the planned cost savings without adversely affecting current revenues and operations. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.
The Merger involves the combination of two companies which currently operate, and until the completion of the Merger will continue to operate, as independent companies. There can be no assurances that the businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees from both companies; the loss of commercial and vendor partners; the disruption of Diamondback’s, Endeavor’s or both companies’ ongoing businesses; inconsistencies in standards, controls, procedures and policies; unexpected integration issues; higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The combined company will be required to devote management attention and resources to integrating its business practices and operations, and prior to the Merger, management attention and resources will be required to plan for such integration. An inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company. In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. There are a large number of processes, policies, procedures, operations and technologies and systems that must be integrated in connection with the Merger and the integration of Endeavor’s business. Although Diamondback expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the business, may offset incremental transaction and Merger-related costs over time, any net benefit may not be achieved in the near term or at all. If Diamondback and Endeavor are not able to adequately address integration challenges, Diamondback may be unable to successfully integrate operations or realize the anticipated benefits of the integration of the two companies.
Diamondback’s results may suffer if it does not effectively manage its expanded operations following the Merger.
Following completion of the Merger, Diamondback’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Endeavor into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
The Merger will be accounted for as an acquisition by Diamondback in accordance with accounting principles generally accepted in the United States (“GAAP”). Under the acquisition method of accounting, the assets and liabilities of Endeavor and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Diamondback. The reported financial condition and results of operations of Diamondback for periods after completion of the Merger will reflect Endeavor balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of Endeavor and its subsidiaries for periods prior to the Merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements.”
Under the acquisition method of accounting, the total purchase price will be allocated to Endeavor’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values will be recorded as goodwill. Diamondback expects that the Merger may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The merger may not be accretive, and may be dilutive, to Diamondback’s earnings per share, which may negatively affect the market price of the common stock.
Because shares of common stock will be issued in the Merger, it is possible that, although Diamondback currently expects the Merger to be accretive to earnings per share, the Merger may be dilutive to Diamondback’s earnings per share, which could negatively affect the market price of the common stock.
Diamondback will issue 117,267,069 shares of common stock in the Merger. The issuance of these new shares of common stock could have the effect of depressing the market price of the common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Diamondback’s earnings per share could cause the price of shares of common stock to decline or to increase at a lower rate than anticipated.
The market value of the common stock could decline if large amounts of the common stock is sold following the Merger.
If the Merger is consummated, Diamondback will issue 117,267,069 shares of common stock to the holders of the Endeavor Interests. At Closing, Diamondback will enter into the Stockholders Agreement with the Endeavor Stockholders that will, among other things, provide the Endeavor Stockholders with certain shelf, demand and piggyback registration rights. While the Endeavor Stockholders will be subject to a lock-up with respect to 90% of the shares of common stock issued in the Merger for a period of six months following the Closing, the lock-up will apply to only 66.6% and 33.3% of the shares issued in the Merger following the six- and 12-month anniversaries, respectively, of the Closing and will terminate entirely following the 18-month anniversary of the Closing. The Endeavor Stockholders may decide not to hold their shares of common stock that they will receive in the Merger, and may instead decide to reduce their investment in Diamondback. Such sales of common stock or the perception that these sales may occur, could have the effect of depressing the market price for the common stock.
The ownership percentage of current Diamondback stockholders will be significantly diluted by the Stock Issuance.
The Stock Issuance will result in significant dilution of the ownership percentage of Diamondback of current Diamondback stockholders following the Merger. Based on the estimated number of shares of common stock outstanding immediately prior to the execution of the Merger Agreement, current Diamondback stockholders are expected to own approximately 60.5% of Diamondback following the Merger, whereas the former holders of the Endeavor Interests are expect to own approximately 39.5% of Diamondback following the Merger. Consequently, current Diamondback stockholders will, as a general matter, have less influence over the management and policies of Diamondback following the Merger as compared to their influence over Diamondback prior to the Merger.
Following the Closing, the Endeavor Stockholders will have the ability to significantly influence Diamondback’s business, and their interest in Diamondback’s business may be different from that of other stockholders.
In addition to the significant common stock ownership the Endeavor Stockholders will have following the completion of the Merger, the Stockholders Agreement will provide the Endeavor Stockholders with the right to propose for nomination four directors for election to the Board if they beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock, and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common stock, in each case subject to certain qualification requirements for such directors. Diamondback will not be permitted to take certain actions without the consent of the holders of a majority of the shares of common stock held by the Endeavor Stockholders. The Endeavor Stockholders’ level of ownership and influence may make some transactions (such as those involving mergers, material share issuances or changes in control) more difficult or impossible without the support of the Endeavor Stockholders, which in turn could adversely affect the market price of the shares of common stock or prevent Diamondback stockholders from realizing a premium over the market price for their shares of common stock. The interests of the Endeavor Stockholders may conflict with the interests of Diamondback’s other stockholders.
Diamondback and Endeavor will incur significant transaction-related costs in connection with the Merger, which may be in excess of those anticipated by Diamondback or Endeavor.
Each of Diamondback and Endeavor has incurred, and expects to continue to incur, a number of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.
Diamondback and Endeavor will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Diamondback and Endeavor will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Diamondback and Endeavor each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the combined company to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Diamondback following the completion of the Merger. Many of these costs will be borne by Diamondback even if the Merger is not completed.
If Diamondback stockholders do not approve the Charter Amendment Proposal, Diamondback will issue most of its available authorized shares of common stock in the Stock Issuance, and the combined company will be limited in its ability to raise or otherwise utilize equity by issuing additional shares of common stock unless its stockholders later approve an amendment to the Charter to increase the number of authorized shares of common stock.
If Diamondback stockholders do not approve the Charter Amendment Proposal, the combined company will continue to have 400 million authorized shares of common stock. As of the date of the Merger Agreement, there were approximately 178 million shares of common stock outstanding. Diamondback anticipates issuing or reserving for issuance 117,267,069 shares of common stock in connection with the Stock Issuance. If Diamondback stockholders do not approve the Charter Amendment Proposal, the combined company would have less than 105 million authorized shares of common stock available for issuance following the completion of the Merger and would be limited in its ability to, among other things, raise or otherwise utilize equity by issuing additional shares of common stock or utilize equity in other transactions such as business combinations unless it first obtains approval from its stockholders to amend the Charter to increase the number of authorized shares of common stock. No assurance can be given that the combined company’s stockholders will approve an increase in the number of authorized shares of common stock and, even if they approve such an increase, that the combined company will be able to raise or otherwise utilize equity by issuing additional shares of common stock. If the combined company is unable to raise or otherwise utilize equity by issuing additional shares of common stock, it could have a material adverse effect on the combined company’s ongoing business, results of operations, cash flows and financial position and ability to pursue transactions which the combined company may believe are in the best interests of its stockholders.
Diamondback expects to incur significant additional indebtedness in connection with the Merger, which indebtedness may limit the combined company’s operating or financial flexibility relative to Diamondback’s and Endeavor’s individual, respective current positions and make it difficult to satisfy the combined company’s obligations with respect to its other indebtedness.
Diamondback will incur debt to finance all or a portion of the Cash Consideration paid in connection with the Merger and to repay certain existing indebtedness of Endeavor and its subsidiaries. The increased level of debt in connection with this debt financing could have negative consequences on Diamondback and the combined company, including, among other things, (i) requiring Diamondback, and the combined company, to dedicate a larger portion of cash flow from operations to servicing and repayment of the debt, (ii) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs, (iii) limiting Diamondback’s and the combined company’s ability to incur additional indebtedness, which could restrict flexibility to react to changes in the combined company’s business, its industry and economic condition following the Merger, and (iv) placing Diamondback, and the combined company, at a competitive disadvantage compared to competitors that have less debt.
Risks Relating to Diamondback
Diamondback’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023, which may be updated or supplemented in Diamondback’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement.
Risks Relating to Endeavor
Because Diamondback and Endeavor operate similar businesses in similar industries, many of the risks relating to Diamondback and its business disclosed in Diamondback’s filings with the SEC are applicable to Endeavor and its business as well. Accordingly, this section should be read in conjunction with the risks relating to Diamondback and its business disclosed in Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other filings with the SEC.
Endeavor has engaged in commercial transactions with a number of companies that are wholly or partially owned and controlled by Mr. Stephens. The terms of such existing arrangements with these entities may not be on terms and conditions as favorable to Endeavor as in comparable transactions negotiated at arm’s-length with third parties.
Endeavor has engaged in, and expects to continue to engage, in related party transactions involving Mr. Stephens, Endeavor’s Chairman and the sole member of Endeavor Manager, and other companies that he controls. For example, in 2023 Endeavor paid approximately $325 million to companies controlled by Mr. Stephens for various goods and services provided to Endeavor, including well completion services, provided by Advanced Stimulation Technologies, Inc. and natural gas gathering and oilfield services provided by ACME Energy Services, Inc.; and Endeavor received approximately $729 million in revenue from Oasis Transportation and Marketing Corporation, a company that is majority owned by Mr. Stephens, in connection with the transportation and sale of Endeavor’s crude oil. Because Mr. Stephens controls these affiliated companies, Endeavor’s existing arrangements with these companies may not be on terms and conditions as favorable to Endeavor as in comparable transactions negotiated at arm’s-length with third parties.
Endeavor’s hedging transactions could expose Endeavor to counterparty credit risk.
Endeavor’s hedging transactions expose Endeavor to risk of financial loss if a counterparty fails to perform under a derivative contract. The majority of Endeavor’s counterparties are lenders under its revolving credit facility and have investment grade ratings. However, the risk of counterparty non-performance is of particular concern given the disruptions that have occurred in the financial markets and the significant decline in oil, natural gas and NGL prices and the increase in electricity costs, each of which could lead to sudden changes in a counterparty’s liquidity, and impair their ability to perform under the terms of the derivative contract. Endeavor is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if Endeavor does accurately predict sudden changes, its ability to negate the risk may be limited depending upon market conditions. Furthermore, the bankruptcy of one or more of its hedge providers or some other similar proceeding or liquidity constraint, might make it unlikely that Endeavor would be able to collect all or a significant portion of amounts owed to Endeavor by the distressed entity or entities. During periods of falling commodity prices, Endeavor’s hedge receivable positions increase, which increases its exposure. If the creditworthiness of its counterparties deteriorates and results in their non-performance, Endeavor could incur a significant loss.
Endeavor may encounter obstacles to marketing its oil, natural gas and NGL, which could adversely impact Endeavor’s revenues.
The marketability of Endeavor’s production depends in part upon the availability and capacity of oil and natural gas gathering and gas processing systems, pipelines and other transportation facilities owned by third parties. Transportation space on the gathering systems and pipelines Endeavor utilizes is occasionally limited or unavailable due to repairs or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Lack of available capacity has historically resulted in larger regional price differentials. Additionally, new fields may require the construction of gathering systems and other transportation facilities. These facilities may require Endeavor to spend significant capital that would otherwise be spent on drilling. The availability of markets is beyond Endeavor’s control. If market factors dramatically change, the impact on Endeavor’s revenues could be substantial and could adversely affect Endeavor’s ability to produce and market oil, natural gas and NGL. Endeavor’s access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand.

Endeavor periodically evaluates its unproved oil and natural gas properties to determine recoverability of its costs and could be required to recognize noncash charges in the earnings of future periods.
As of December 31, 2023, Endeavor carried unproved oil and natural gas property costs of $176 million. GAAP requires periodic evaluation of these costs on a project-by-project basis. These evaluations are affected by the results of exploration activities, hydrocarbon price outlooks, planned future sales or expirations of all or a portion of these leases and the contracts and permits relevant to such projects. If the quantity of potential reserves determined by such evaluations is not sufficient to fully recover the costs invested in each project, Endeavor will recognize non-cash charges in future periods.
Endeavor has limited control over activities on properties it does not operate, which could reduce Endeavor’s production and revenues.
As of December 31, 2023, Endeavor maintained operational control of approximately 91% of the PV-10 of its proved reserves. Endeavor has limited control over properties which it does not operate or does not otherwise control operations. If Endeavor does not operate or otherwise control the properties in which it owns an interest, Endeavor does not have control over normal operating procedures, expenditures or future development of the underlying properties. The failure of an operator of Endeavor’s wells to adequately perform operations, an operator’s financial difficulties, including the result of price volatility or an operator’s breach of the applicable agreements could reduce Endeavor’s production and revenues. The success and timing of Endeavor’s drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of Endeavor’s control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

PARTIES TO THE MERGER
Diamondback Energy, Inc.
Diamondback Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators. Diamondback reports operations in one reportable segment, the upstream segment.
Diamondback’s activities are primarily focused on horizontal development of the Spraberry and Wolfcamp formations of the Midland Basin and the Wolfcamp and Bone Spring formations of the Delaware Basin, both of which are part of the larger Permian Basin in West Texas and New Mexico. These formations are characterized by a high concentration of oil and liquids rich natural gas, multiple vertical and horizontal target horizons, extensive production history, long-lived reserves and high drilling success rates.
As of December 31, 2023, Diamondback’s total acreage position in the Permian Basin was approximately 607,877 gross (493,769 net) acres, which consisted primarily of 428,324 gross (349,707 net) acres in the Midland Basin and 174,828 gross (143,742 net) acres in the Delaware Basin. In addition, Diamondback’s publicly traded subsidiary Viper Energy, Inc. (“Viper”), owns mineral interests primarily in the Permian Basin. Diamondback owns approximately 56% of Viper’s outstanding shares of common stock.
As of December 31, 2023, Diamondback’s estimated proved oil and natural gas reserves were 2,177,761 MBOE (which includes estimated reserves of 179,249 MBOE attributable to the mineral interests owned by Viper). As of December 31, 2023, approximately 69% are classified as proved developed producing. Proved undeveloped, or PUD, reserves included in this estimate are from 802 gross (719 net) horizontal well locations in which we have a working interest. As of December 31, 2023, Diamondback’s estimated proved reserves were approximately 53% oil, 23% natural gas and 24% natural gas liquids.
Diamondback’s principal executive offices are located at 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400. Diamondback’s common stock is listed on Nasdaq under the trading symbol “FANG.”
For additional information about Diamondback and its subsidiaries, see the documents incorporated by reference in this proxy statement in the section entitled “Where You Can Find More Information.”
Eclipse Merger Sub I, LLC
Eclipse Merger Sub I, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Diamondback and was formed solely for the purpose of effecting the First Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal executive offices are located at c/o Diamondback Energy, Inc. 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400.
Eclipse Merger Sub II, LLC
Eclipse Merger Sub II, LLC, a Delaware limited liability company, is a direct, wholly owned subsidiary of Diamondback and was formed solely for the purpose of effecting the Second Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal executive offices are located at c/o Diamondback Energy, Inc. 500 West Texas Ave, Suite 100, Midland, TX 79701 and its telephone number is (432) 221-7400.
Endeavor Parent, LLC
Endeavor Parent, LLC, a Texas limited liability company, is a privately held oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin of West Texas. Endeavor’s core properties are located in the Midland Basin, a sub-basin of the Permian Basin, where it holds approximately 453,000 gross (345,000 net) acres, located almost entirely on state and private lands, as of December 31, 2023. The majority of Endeavor’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, across primarily Midland, Martin, Howard, Glasscock, Upton and Reagan Counties, Texas.

Endeavor’s principal executive offices are located at 110 N. Marienfeld Street, Midland, TX 79701 and its telephone number is (432) 687-1575.
For more information about Endeavor, please see the section entitled “Description of Endeavor’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor.”
Endeavor Manager, LLC
Endeavor Manager, LLC, a Texas limited liability company, is the managing member of Endeavor Parent, LLC. Its principal executive offices are located at 110 N. Marienfeld Street, Midland, TX 79701 and its telephone number is (432) 687-1575.

THE SPECIAL MEETING
We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.
Date, Time and Place of the Special Meeting
The special meeting will be held in person on April 26, 2024, at 11:30 a.m. Central Time at Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701. If you plan to attend the special meeting in person, please arrive at least 15 minutes before the start time of the special meeting.
You will need proof of ownership of our common stock to attend the special meeting in person. If your shares of Diamondback common stock are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All Diamondback stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF DIAMONDBACK COMMON STOCK AS OF THE RECORD DATE, YOU MAY NOT BE ADMITTED INTO THE SPECIAL MEETING.
Purpose of the Special Meeting
At the special meeting, stockholders of record will be asked to consider and vote on the following proposals:
1.
Stock Issuance Proposal: To approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of an aggregate of 117,267,069 shares of common stock of Diamondback;

2.	Charter Amendment Proposal: To adopt an amendment to the Charter increasing the total number of authorized shares of common stock from 400 million shares to 800 million shares of common stock; and
3.
Adjournment Proposal: To adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal.

Recommendation of the Board
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment. By a unanimous vote, the Board: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.
The Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal, “FOR” the Charter Amendment Proposal and “FOR” the Adjournment Proposal.
Record Date and Quorum
Each holder of record of shares of common stock as of the close of business on the record date is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of common stock that you owned on the record date. As of March 22, 2024, the record date, there were 178,339,978 shares of common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance in person or by proxy, of the holders of shares of the outstanding common stock representing a majority of the voting power of all outstanding shares of common stock to vote at the special meeting constitutes a quorum for the special meeting.

If you are a stockholder of record of and you vote by mail, by telephone or through the internet or at the special meeting via the virtual meeting website, then your shares of common stock will be counted as part of the quorum. If you are a “street name” holder of shares of common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
All shares of common stock held by stockholders of record that are present at the special meeting in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Vote Required for Approval
The Stock Issuance Proposal requires, assuming a quorum is present, the affirmative vote of a majority of shares of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Stock Issuance Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Stock Issuance Proposal.
The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The Adjournment Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Adjournment Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.
Effect of Abstentions; Broker Non-Votes
The Stock Issuance Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy. Therefore, abstentions will no effect on this proposal.
The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Therefore, abstentions will have the same effect as a vote “AGAINST” the proposal.
The Adjournment Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy. Therefore, abstentions from voting will no effect on this proposal.
A broker non-vote with respect to common stock occurs when (i) shares of common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of Diamondback stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given.
Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. As a result, there will not be any broker non-votes at the special meeting.
Accordingly, if your shares of common stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal. Because the approval of each of (i) the Stock Issuance Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy and because your bank, broker, trust or other nominee does not have discretionary authority to vote on such proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.
Voting by Diamondback’s Directors and Executive Officers
At the close of business on March 11, 2024, directors and executive officers of Diamondback were entitled to vote 879,703 shares of common stock, representing less than 1% of the shares of common stock issued and outstanding on that date. Directors and executive officers of Diamondback have informed Diamondback that they intend to vote their shares in favor of the Stock Issuance Proposal, the Charter Amendment Proposal and Adjournment Proposal, although none of the directors and executive officers are obligated to do so.
How to Vote
Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time (i.e. 10:59 p.m. Central Time) on the day immediately preceding the date of the special meeting.
If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” the Charter Amendment Proposal but no effect on the Stock Issuance Proposal or the Adjournment Proposal.
If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.
If you wish to vote by attending the special meeting in person and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Obtaining a legal proxy may take several days.
If you do not submit a proxy or otherwise vote your shares of common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but, assuming a quorum is present, will have no effect on the approval of the Stock Issuance Proposal or the Adjournment Proposal.
Revocation of Proxies
Any proxy given by a stockholder of may be revoked at any time before it is voted at the special meeting by doing any of the following:
•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;
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by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of common stock; or
•	by attending the special meeting in person and voting at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting).

“Street name” holders of shares of common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal. Your shares of common stock will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.
Approval of the adjournment proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved).
The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting.
Additionally, our bylaws provide that the special meeting may be adjourned by the chairman of the special meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place.
Solicitation of Proxies
At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock. Diamondback is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation.
Tabulation of Votes
Broadridge Financial Solutions, Inc. will tabulate the votes cast at the special meeting.
Accountants
Representatives of Grant Thornton LLP, our independent auditor, are expected to be present at the special meeting, will have the opportunity to make a statement (if they desire to do so) and are expected to be available to respond to appropriate questions raised at the special meeting.
Questions and Additional Information
For additional questions about the special meeting, assistance in submitting proxies or voting shares of common stock, or additional copies of this proxy statement or the enclosed proxy card, please write to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

PROPOSAL 1: STOCK ISSUANCE PROPOSAL
Diamondback is asking its stockholders to approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of an aggregate of 117,267,069 shares of common stock in connection with the Merger.
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Rule 5635(a) requires stockholder approval with respect to issuances of common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of common stock before the issuance.

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Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock or voting power of an issuer could constitute a change of control.

The Board unanimously recommends that the stockholders vote “FOR” the Stock Issuance Proposal.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, then your shares of common stock represented by such proxy card will be voted “FOR” the Stock Issuance Proposal.
The approval of this proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Stock Issuance Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Stock Issuance Proposal.

PROPOSAL 2: CHARTER AMENDMENT PROPOSAL
As discussed elsewhere in this proxy statement, Diamondback stockholders will consider and vote on a proposal to adopt an amendment to the Charter to increase the total number of authorized shares of common stock under the Charter from 400 million shares to 800 million shares of common stock.
If Diamondback stockholders approve the Charter Amendment Proposal, then Diamondback expects to file a Certificate of Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares under the terms of its Charter of its capital stock from 410,000,000 shares to 810,000,000 shares and common stock from 400,000,000 shares to 800,000,000 shares. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, Section 4.1 of the Charter will be amended and restated in its entirety to read as follows:
Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 810,000,000 shares, divided into two classes consisting of 800,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
The Board unanimously recommends that stockholders vote “FOR” the Charter Amendment Proposal.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, then your shares of common stock represented by such proxy card will be voted “FOR” this proposal.
The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “for” the proposal for it to be approved). Abstentions and failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
Diamondback’s stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the Stock Issuance Proposal.
The Board unanimously recommends that stockholders vote “FOR” the Adjournment Proposal.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, then your shares of common stock represented by such proxy card will be voted “FOR” this proposal.
The approval of this proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the special meeting, whether in person or represented by proxy (meaning that of the votes cast at the special meeting, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have no effect on the Adjournment Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the special meeting will have no effect on the Adjournment Proposal.
The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting.
Additionally, our bylaws provide that the special meeting may be adjourned by the chairman of the special meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place.

THE MERGER
Overview
Diamondback entered into the Merger Agreement with Endeavor on February 11, 2024, which was amended on March 18, 2024. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified closing conditions, Merger Sub I will merge with and into Endeavor, with Endeavor surviving the First Merger as the First Surviving Company. Immediately following the First Merger, the First Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Diamondback. The Board has determined that the Merger Agreement is fair to, and in the best interest of, Diamondback and its stockholders and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Stock Issuance.
If the Merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) cash consideration of $8.0 billion, subject to adjustments in accordance with the terms of the Merger Agreement, and (ii) 117,267,069 shares of common stock. The common stock to be issued in connection with the Merger will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.
Background of the Merger
The Board and Diamondback’s senior management regularly evaluate and pursue potential investments, purchases and sales of assets and businesses, joint ventures, strategic business combinations and other transactions with the potential to advance Diamondback’s strategic objectives and enhance stockholder value. In furtherance of these efforts, senior executives of Diamondback, including Mr. Travis D. Stice, Chairman of the Board and Chief Executive Officer of Diamondback, Mr. Kaes Van’t Hof, President and Chief Financial Officer of Diamondback, Mr. Jere W. Thompson III, Diamondback’s Executive Vice President of Strategy and Corporate Development and Mr. Matt Zmigrosky, Diamondback’s Executive Vice President, Chief Legal and Administrative Officer and Secretary, have from time to time engaged in discussions about potential strategic transaction opportunities with representatives of other companies and updated the Board regarding these interactions during regularly scheduled and special meetings.
In November 2023, as part of their ongoing evaluation of strategic transactions to enhance stockholder value, Diamondback’s senior management, with assistance from Jefferies LLC (“Jefferies”), Diamondback’s lead financial advisor, assessed the potential merits and risks of a business combination transaction between Diamondback and Endeavor based on publicly available information.
On December 8, 2023, Mr. Stice called Mr. Lance Robertson, the Chief Executive Officer and President of Endeavor, and expressed Diamondback’s interest in a potential business combination transaction between Diamondback and Endeavor. Later on December 8, 2023, following the conversation, Mr. Stice delivered a letter addressed to Mr. Autry Stephens, Endeavor’s founder and controlling equityholder, and Mr. Robertson, in which Diamondback requested the opportunity to work with Endeavor to explore a potential business combination transaction between the two companies and ascribed a value of at least $25 billion to Endeavor, based on preliminary analysis using publicly available information.
On December 18, 2023, Messrs. Stice and Robertson had a call to discuss potential next steps in exploring the proposed transaction, including due diligence information that Diamondback would need to refine its views on the valuation of Endeavor. Later on December 18, 2023, following the call, Mr. Stice sent Mr. Robertson a draft mutual confidentiality agreement, to facilitate discussions and the disclosure of information between Diamondback and Endeavor, and a due diligence request list.
Mr. Zmigrosky and Mr. Will Krueger, the General Counsel of Endeavor, subsequently negotiated, and on December 21, 2023, the parties executed, the mutual confidentiality agreement, which contained no “standstill” or similar provisions applicable to either party.
Later on December 21, 2023, Endeavor provided Diamondback with access to a virtual data room containing certain preliminary due diligence information. The Endeavor virtual data room was iteratively updated with additional due diligence information responsive to requests for additional information and documents throughout the ensuing transaction negotiations.

Between December 21, 2023 and February 11, 2024, representatives of Diamondback conducted due diligence on Endeavor, including participating in a number of management meetings and due diligence discussions with representatives of Endeavor.
On December 22, 2023, Messrs. Stice and Van’t Hof had a call with Mr. Robertson in which they discussed certain matters relating to the proposed transaction, including the potential governance structure of the combined company and certain employee matters. Mr. Robertson advised Messrs. Stice and Van’t Hof that Endeavor would provide additional due diligence materials to enable Diamondback to refine its valuation analysis of Endeavor. Messrs. Stice and Van’t Hof indicated to Mr. Robertson that Diamondback could be in a position to provide a non-binding proposal letter for a transaction with Endeavor following a meeting of the Board scheduled to occur in mid-January 2024.
On January 12, 2024, the Board met, with members of Diamondback’s management and representatives of Jefferies and Citigroup Global Markets Inc. (“Citi”), Diamondback’s M&A and Capital Markets advisor, in attendance. At the meeting, members of Diamondback’s management provided the Board with an overview of the status of discussions with Endeavor, their due diligence to date and their current assessment of the potential benefits and risks of a potential transaction with Endeavor. Following discussion among the Board, Diamondback’s management and the representatives of Jefferies and Citi, the Board authorized management to deliver a non-binding proposal for a business combination transaction reflecting an enterprise value of $26 billion for Endeavor.
Later that day, Mr. Stice called Mr. Robertson to preview the terms of the non-binding proposal letter (the “January 12 Letter”) that Diamondback would send to Endeavor, and shortly thereafter, delivered the January 12 Letter to Mr. Robertson. The January 12 Letter proposed a business combination transaction between Endeavor and Diamondback for consideration to Endeavor’s equityholders consisting of $10 billion in cash and $16 billion in Diamondback common stock, certain governance rights for Endeavor’s equityholders in the combined company, including the right to nominate two directors for election to the Board, and certain rights, restrictions and obligations for Endeavor’s equityholders as stockholders of the combined company.
On January 16, 2024, Messrs. Stice and Thompson had a call with Mr. Robertson to further discuss the January 12 Letter and certain matters relating to the proposed transaction, including, among other things, the consideration mix between cash and Diamondback common stock, the structure of the proposed transaction and Diamondback’s contemplated financing of the proposed transaction.
On January 19, 2024, Messrs. Stice and Van’t Hof had a follow-up call with Mr. Robertson in which they discussed, among other things, post-closing governance arrangements and the potential for Diamondback to increase the equity portion of the transaction consideration.
On January 25, 2024, Messrs. Stice and Van’t Hof called Mr. Robertson to continue the ongoing discussion regarding the proposed transaction, including with respect to the consideration mix between Diamondback common stock and cash and mutual due diligence matters.
On January 27, 2024, Diamondback provided Endeavor with access to a virtual data room containing certain due diligence information concerning Diamondback. The virtual data room was iteratively updated with additional due diligence information responsive to requests for additional information and documents throughout the ensuing transaction negotiations. Between January 27, 2024 and February 11, 2024, representatives of Endeavor conducted due diligence on Diamondback, including participating in a number of management meetings and due diligence discussions with representatives of Diamondback.
On January 30, 2024, Mr. Robertson sent Mr. Stice a draft of the Merger Agreement and a term sheet setting forth Endeavor’s responses to Diamondback’s governance proposals set forth in the January 12 Letter (the “governance term sheet”). The draft Merger Agreement, among other things, provided Endeavor equityholders with the ability to elect to receive non-voting preferred stock of Diamondback in lieu of Diamondback common stock in excess of 19.99% of the outstanding Diamondback common stock (the “preferred stock election”), did not impose any restrictions on the ability of Endeavor to make distributions to its equityholders, proposed a termination fee of 3.5% of Endeavor’s transaction equity value that would be payable by Diamondback if the

Merger Agreement were to be terminated in certain circumstances, and imposed reciprocal interim operating restrictions on Diamondback and Endeavor. Endeavor also proposed in the governance term sheet that its former equityholders would have the right, subject to the satisfaction of certain ownership thresholds, to nominate up to four directors for the board of the combined company.
On January 31, 2024, during a regularly scheduled meeting of the Board, members of Diamondback’s management discussed with the Board the ongoing negotiations with Endeavor, including the merits and risks of the proposed transaction with Endeavor and the potential post-closing governance structure of the combined company. Following the Board meeting on January 31, 2024, Mr. Van’t Hof sent a revised version of the governance term sheet back to Mr. Robertson indicating, among other things, that Diamondback was willing to accept Endeavor’s proposed number of director nominees, subject to agreement on other terms with respect to the rights and obligations of the Endeavor equityholders as stockholders of the combined company.
Later on January 31, 2024, Messrs. Stice and Van’t Hof had a call with Mr. Robertson and discussed the governance term sheet and certain terms in the draft Merger Agreement, including the preferred stock election provision and the ability of Endeavor to make distributions to its equityholders in the period between the signing and closing of the proposed transaction. Later that day, Mr. Stice sent a draft of the Stockholders Agreement to Mr. Robertson.
On February 1, 2024, Messrs. Stice and Van’t Hof had a call with Mr.  Robertson and discussed certain terms of the proposed transaction, including the consideration mix between Diamondback common stock and cash.
Also on February 1, 2024, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to Diamondback, sent a revised draft of the Merger Agreement to representatives of Paul, Weiss, Rifkind, Wharton & Garrison (“Paul Weiss”), counsel to Endeavor. The revised draft, among other things, removed the preferred stock election provision and certain interim operating covenant restrictions on Diamondback, imposed certain limitations on the amount Endeavor was permitted to distribute to its equityholders during the interim period and added certain exceptions to the non-solicitation obligations of Diamondback with respect to alternative transactions.
On February 3, 2024, Mr. Stice called Mr. Robertson to discuss the status of Endeavor’s review of the proposed transaction terms. Later on February 3, 2024, following the conversation, Mr. Stice sent an email to Mr. Robertson, in which, among other things, he emphasized that Diamondback needed confirmation that Diamondback’s proposals regarding the consideration mix and the framework for permitted distributions by Endeavor during the interim period were acceptable to Endeavor.
On February 4, 2024, Mr. Stice had a conversation with Mr. Chuck Meloy, the former Chief Executive Officer of Endeavor, about the proposed transaction, ahead of Mr. Meloy’s meetings with Mr. Stephens and senior management of Endeavor with respect to the proposed transaction.
On February 6, 2024, representatives of Paul Weiss delivered a revised draft of the Merger Agreement and Stockholders Agreement to representatives of Wachtell Lipton. The revised draft of the Merger Agreement, among other things, contained a modified preferred stock election provision, increased the ability of Endeavor to make distributions and certain other payments in the interim period, and imposed additional restrictions on Diamondback regarding soliciting alternative transactions.
On February 7, 2024, Messrs. Stice and Van’t Hof called Messrs. Meloy and Robertson to discuss the key remaining open points in the Merger Agreement, including the preferred stock election provision and scope of non-solicitation restrictions on Diamondback, and certain other matters relating to the proposed transaction. Also on February 7, 2024, at a virtual meeting, members of Endeavor’s management answered due diligence questions from members of Diamondback’s management and representatives of Wachtell Lipton.
On February 8, 2024, at a virtual meeting, members of Diamondback’s management answered due diligence questions from members of Endeavor’s management and representatives of Paul Weiss and J.P. Morgan Securities LLC, Endeavor’s M&A advisor.
Also on February 8, 2024, representatives of Wachtell Lipton sent revised drafts of the Merger Agreement and Stockholders Agreement to representatives of Paul Weiss. The revised Merger Agreement, among other things, removed the modified preferred stock election provision, reduced the amount Endeavor was permitted to distribute to its equityholders during the interim period and generally accepted the more restrictive non-solicitation provisions on Diamondback requested by Endeavor.
Following additional discussions among principals and their respective outside counsels on February 8 and 9, 2024, the parties reached agreement that there would not be any preferred stock election provision in the Merger Agreement and that Diamondback’s management would recommend to the Board a transaction in which Endeavor would be valued at $26 billion, with $8 billion of the consideration payable in cash (subject to agreed adjustments) and $18 billion payable in Diamondback common stock.
On February 9, 2024, after the close of market, Messrs. Stice and Van’t Hof discussed with Mr. Robertson the measurement price for valuing Diamondback common stock to be issued in the transaction and, after negotiation, agreed that the Diamondback common stock would be valued at its 30-day volume weighted average price as of February 9, 2024. Messrs. Stice, Van’t Hof and Robertson also discussed next steps and actions, with a view towards announcing the transaction on February 12, 2024, assuming the Board and Endeavor equityholders approved the transaction.
Representatives of Wachtell Lipton and Diamondback’s management continued to negotiate the terms of the Merger Agreement with representatives of Paul Weiss and Endeavor’s management from February 9 through February 11, 2024. The parties reached agreement during these negotiations on other transaction terms, including the scope of non-solicitation restrictions on Diamondback, the termination fee payable by Diamondback under certain circumstances and the parties’ respective interim operating covenants.
The Merger Agreement and Stockholders Agreement were in substantially final form by the morning of February 11, 2024, when the Board met to consider approval of the proposed transaction, with representatives of Wachtell Lipton and Jefferies in attendance. Representatives of Wachtell Lipton discussed the Board’s fiduciary duties in the context of the proposed transaction and reviewed with the Board the terms of the Merger Agreement and the Stockholders Agreement. Representatives of Jefferies reviewed, with the Board, Jefferies’s analysis of the financial terms of the proposed transaction. Following discussion, Jefferies rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, that, as of February 11, 2024 and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the merger consideration to be paid by Diamondback pursuant to the Merger Agreement was fair, from a financial point of view, to Diamondback. See the section entitled “—Opinion of Diamondback’s Financial Advisor” for more information.
After considering the terms of the proposed transaction with Endeavor, and taking into consideration the matters discussed during that meeting and prior meetings of the Board, including the factors described under the section entitled “—Reasons for the Merger; Recommendations of the Board of Directors”, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment, are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock.
On February 11, 2024, following the Board meeting, Diamondback and Endeavor executed the Merger Agreement.
Prior to the opening of trading on February 12, 2024, Diamondback and Endeavor issued a joint press release announcing entry into the Merger Agreement.
On March 18, 2024, Diamondback and Endeavor executed a Letter Agreement, amending the Merger Agreement, to amend and restate the form of Stockholders Agreement.
Reasons for the Merger; Recommendations of the Board of Directors
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment. By a unanimous vote, the Board: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment are fair to and in the best interests of Diamondback and the holders of Diamondback common stock; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; (iii) resolved to recommend that the holders of Diamondback common stock approve the Stock Issuance Proposal and the Charter Amendment Proposal; (iv) approved the execution, delivery and performance by Diamondback of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and the Charter Amendment; and (v) authorized and approved the submission of the Stock Issuance Proposal and the Charter Amendment Proposal for approval by the holders of Diamondback common stock. The Board unanimously recommends that Diamondback stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the Charter Amendment Proposal.
In arriving at its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, and to recommend that Diamondback stockholders vote their shares of common stock in favor of the approval of the Stock Issuance Proposal, the Board consulted with Diamondback’s management team, outside legal counsel and Diamondback’s financial advisors, and considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Board viewed as being generally positive or favorable in coming to its determination, approval and related recommendation:
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Synergies. The Board believed that the Merger will result in tangible, near-term operational efficiencies (including strong and consistent well performance, ability for longer laterals and larger pads, mitigation of parent/child degradation and enhancement of resource recovery), overhead savings, increased cash flow, reduced financing expenses and improvement of capital efficiency and the realization of other synergies. Specifically, the Board believed that the Merger will provide annual synergies of approximately $550 million (representing over $3.0 billion in net present value (discounted at 10%) over the next decade), consisting of capital and operating cost synergies of approximately $325 million, capital allocation and land synergies of approximately $150 million, and financial and corporate cost synergies of approximately $75 million. The Board also believed that Diamondback and Endeavor’s similar development philosophy could enhance integration and the timeline for synergy realization.

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Value Accrual. The Board believed that Diamondback’s established record of building a scalable, low-cost operating model will translate to the operation of the assets acquired from Endeavor in the Merger and, when taking into account the high quality of Endeavor’s assets, will lead to significant value accrual for the combined company following the Merger. The combined company would have a pro forma scale of approximately 838,000 net acres and 816 MBOE/d of net production and attractive inventory depth and quality with approximately 6,100 pro forma locations with break evens at <$40 WTI. With a larger combined Permian production base over which to spread fixed costs and Diamondback’s approach to operational efficiency, the Board believed key unit cost metrics for Endeavor’s assets will improve to be more in-line with Diamondback’s currently lower unit costs, thus resulting in ongoing cost savings and efficiency that will benefit the combined company and generate value for Diamondback stockholders. Additionally, the Board believed that Endeavor’s minerals portfolio will offer the combined company with significant upside value potential.

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Credit Profile. The Board believed that, due to the mix of the Merger Consideration, the combined company will retain a strong balance sheet, have strong liquidity and have an investment grade credit profile, which are together expected to contribute towards a favorable cost of capital for the combined company following the Merger.

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Financial Strength. The Board believed Diamondback’s increased size, scale and financial strength following the Merger will improve Diamondback’s ability to create sustained value for all stakeholders, including with respect to returning capital to Diamondback stockholders. In particular, the Board believed that the Merger will create a portfolio of assets with increased scale and scope such that combined company will have greater cash flow stability and lesser overall relative exposure to operational and commodity price risks.

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Merger Consideration Mix. The Board believed that the form and mix of the Merger Consideration being offered in exchange for the Endeavor Interests in the Merger balances liquidity and cash flow risks, pro forma indebtedness of the combined company and current stockholder ownership percentage dilution such that Diamondback and its stockholders will be acquiring Endeavor’s assets on favorable financial terms, and that the value and mix of Merger Consideration will be accretive and lead to a stronger return on investment for Diamondback stockholders, with approximately 10% free cash flow per share accretion expected in 2025 (assuming the Merger closes in the fourth quarter of 2024). Additionally, the number of Diamondback shares to be issued to Endeavor equityholders is fixed and will not fluctuate in the event that the market price of Diamondback common stock decreases.
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Alternative Transactions. The Board considered, with the assistance of Diamondback’s management team and legal and financial advisors, the potential for and benefits of alternative transactions and believed that it was unlikely that any reasonably available alternative transaction will result in more long-term value to Diamondback and its stockholders than the Merger.

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Opinion of Diamondback’s Financial Advisor. The Board considered the financial presentation reviewed and discussed with representatives of Jefferies, as well as the oral opinion of Jefferies rendered to the Board on February 11, 2024, which was subsequently confirmed by delivery of Jefferies’s written opinion, dated February 11, 2024, delivered to the Board that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions, and other matters set forth therein, the Merger Consideration to be paid by Diamondback pursuant to the Merger Agreement is fair, from a financial point of view, to Diamondback, as more fully described below under the heading “—Opinion of Diamondback’s Financial Advisor.”

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Terms of the Merger Agreement; Likelihood of Completion. The Board believed, from its review in consultation with Diamondback’s legal advisors, that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, and covenants, the ability of the Board to change its recommendation in response to certain unsolicited superior acquisition proposals and intervening events and the limited circumstances under which the Merger Agreement may be terminated by Endeavor, and the conditions to the completion of the Merger, are reasonable and appropriate. The Board also believed that the parties will be able to satisfy the closing conditions (including termination or expiration of the waiting period under the HSR Act) and complete the Merger on a timely basis.

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Diligence. The Board and Diamondback’s management are knowledgeable about Endeavor’s business operations, financial condition, earnings and prospects, and Diamondback’s management, together with its advisors, conducted customary due diligence of Endeavor.

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Stockholder Vote. Diamondback stockholders will have the opportunity to vote on the Stock Issuance Proposal, which is a condition precedent to the Merger, and the terms of the Merger Agreement provide for the Board’s ability to change its recommendation to stockholders in response to certain unsolicited superior acquisition proposals and intervening events.

•	ESG. The Board believed that the Merger will advance Diamondback’s ESG profile by allowing Diamondback to apply its leadership in environmental focus to a significantly larger asset base over time.
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Governance. The Board believed that the addition of the Endeavor-nominated directors to the Board in connection with the Merger, and the right of the Endeavor Stockholders to propose directors for nomination under the Stockholders Agreement, will add further valuable expertise and experience and in-depth familiarity with Endeavor to the Board.

•	Recommendation. Diamondback’s management team recommended the Merger to the Board.
The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks, and factors it deemed generally negative or unfavorable in making its determination, approval, and related recommendation, including the following (not necessarily in order of relative importance):
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Merger Consideration. The Board considered that, because a significant portion of the Merger Consideration consists of shares of common stock, the Merger will result in the dilution of the current ownership percentage of Diamondback’s stockholders. The Board also considered that the Cash Consideration is expected to be funded in whole or in part through debt and will increase the aggregate indebtedness of Diamondback.

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Interim Operating Covenants. The Board considered the restrictions on the conduct of Diamondback and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the Merger as set forth in the Merger Agreement, including that Diamondback must conduct its business only in the ordinary course, subject to specific exceptions, which could negatively impact Diamondback’s ability to pursue certain business opportunities or strategic transactions.

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Timing and Pendency of the Merger. The Board considered the risks and contingencies relating to the announcement and pendency of the Merger and the amount of time that may be required to consummate the Merger, including the fact that completion of the Merger is subject to certain conditions, including expiration or termination of the waiting period under the HSR Act, and the risk that such conditions may not be satisfied on acceptable terms or at all.

•
Possible Failure to Achieve Synergies. The Board considered the potential challenges and difficulties in integrating the business, operations, and workforce of Endeavor into those of Diamondback and the risk that anticipated cost synergies and operational efficiencies between the two companies, or other anticipated benefits of the Merger, might not be realized or might take longer to realize than expected.

•
Competing Proposals; Termination Fees. The Board considered the terms of the Merger Agreement relating to the non-solicitation provisions and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Diamondback. The Board also considered that, under specified circumstances, Diamondback may be required to pay a termination fee or reimburse Endeavor for its transaction related expenses in the event the Merger Agreement is terminated.

•
Merger Costs. The Board considered the substantial transaction costs associated with entering into the Merger Agreement and the completion of the Merger, as well as the possible diversion of management and employee time and energy, potential opportunity cost and disruption of Diamondback’s business operations.

•
Governance. The Board considered and reviewed the terms of the Stockholders Agreement that will be entered into in connection with the Closing, and the fact that following the Closing the Endeavor Stockholders will have certain governance rights and certain corporate actions will require the consent of the Endeavor Stockholders.

•	Litigation. The Board considered the potential for litigation relating to the Merger and the associated costs, burden, and inconvenience involved in defending those proceedings.
•	Other Risks. The Board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The Board considered all of these factors as a whole, as well as others, and, on balance, concluded that the potential benefits of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, to Diamondback and Diamondback stockholders outweighed the associated risks, uncertainties, restrictions, and potentially negative factors. As a result, the Board recommends that that Diamondback stockholders approve the Stock Issuance Proposal.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive but is meant to include material factors considered by the Board. The Board collectively reached the conclusion to approve the Stock Issuance and submit the Stock Issuance Proposal to Diamondback stockholders in light of the various factors described above and other factors that the members of the Board believed were appropriate. Given the variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Stock Issuance, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information available to it, including discussions with Diamondback’s management team and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Certain Diamondback Unaudited Forecasted Financial Information
Diamondback does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the Merger and Stock Issuance, Diamondback’s management prepared certain non-public unaudited internal financial forecasts with respect to Diamondback and Endeavor, which were provided to the Board in connection with its evaluation of the contemplated Merger and Stock Issuance (collectively, the “Diamondback forecasted financial information”). The Diamondback forecasted financial information was also provided to Jefferies for its use and reliance, as directed by Diamondback, in connection with the financial analyses that Jefferies performed in connection with its opinion described in ‘‘—Opinion of Diamondback’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Diamondback, Endeavor, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.
This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Diamondback forecasted financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Diamondback’s management, including, among others, Diamondback’s and Endeavor’s future results, difficulties in appropriately allocating capital and resources among strategic opportunities, the timing and extent of success in discovering, developing, producing and estimating reserves, market conditions and prices for oil, natural gas and NGLs, including regional basis differentials, capital availability, general economic and regulatory conditions, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Diamondback forecasted financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Diamondback and Endeavor can give no assurance that the Diamondback forecasted financial information and the underlying estimates and assumptions will be realized. In addition, since the Diamondback forecasted financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Diamondback forecasted financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Diamondback’s and Endeavor’s respective businesses, industry performance, the regulatory environment, general business and economic conditions, and other matters described in “Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”
The Diamondback forecasted financial information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Diamondback forecasted financial information included in this proxy statement has been prepared by, and is the responsibility of, the management of Diamondback. Neither Grant Thornton LLP, Diamondback’s independent registered public accounting firm, nor any other independent accountant, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, they do not express an opinion or any other form of assurance with respect thereto.
Furthermore, the Diamondback forecasted financial information does not take into account any circumstances or events occurring after the date it was prepared. Diamondback can give no assurance that, had the Diamondback forecasted financial information been prepared either as of the date of this proxy statement or as of the date of the special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Diamondback does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Diamondback forecasted financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the Merger and Stock Issuance under GAAP, or to reflect changes in general economic or industry conditions.
The Diamondback forecasted financial information does not take into account all the possible financial and other effects on Diamondback or Endeavor of the Merger and Stock Issuance, the effect on Diamondback or Endeavor of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Merger and Stock Issuance. Further, the Diamondback forecasted financial information does not take into account the effect on Diamondback or Endeavor of any possible failure of the Merger to occur. None of Diamondback or its affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Diamondback stockholder or other person regarding Diamondback’s or Endeavor’s ultimate performance compared to the information contained in the Diamondback forecasted financial information or that the forecasted results will be achieved. The inclusion of the Diamondback forecasted financial information herein should not be deemed an admission or representation by Diamondback or its advisors or other representatives or any other person that the forecasts will be achieved, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Diamondback forecasted financial information included below is not being included to influence Diamondback stockholders’ decision whether to vote in favor of the proposals to be considered at the special meeting, but is being provided solely because it was made available to the Board and Diamondback’s financial advisors in connection with the Merger and the Stock Issuance.
In light of the foregoing, and considering that the special meeting will be held several months after the Diamondback forecasted financial information was prepared, as well as the uncertainties inherent in any forecasted information, Diamondback stockholders are cautioned not to place undue reliance on such information, and Diamondback urges the Diamondback stockholders to review Diamondback’s most recent SEC filings for a description of Diamondback’s reported financial results. Please see “Where You Can Find More Information.”
Diamondback Projections for Diamondback
The following table sets forth certain summarized prospective financial information regarding Diamondback on a standalone basis for the years ending December 31, 2024 through 2028 (the “Diamondback projections for Diamondback”), which information was prepared by Diamondback’s management, provided to the Board and directed by Diamondback to be used and relied upon by Jefferies in connection with the financial analyses that it performed in connection with its opinion described in “ —Opinion of Diamondback’s Financial Advisor.” The Diamondback projections for Diamondback should not be regarded as an indication that Diamondback considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared. In preparing the Diamondback projections for Diamondback, Diamondback's management team used, for the projection periods, two different scenarios regarding commodity prices. The summarized prospective financial information in the table immediately below reflect the first scenario, which assumes a flat price of $75.00/bbl with respect to oil and a flat price of $3.00/MMBtu with respect to natural gas
	Year ending December 31,
	2024E	2025E	2026E	2027E	2028E
EBITDA (consolidated) (in millions)(1)	$6,423	$6,537	$6,698	$6,824	$6,985
Operating Cash Flows (in millions)(2)	$5,554	$5,671	$5,800	$5,918	$6,058
Capital Expenditures (in millions)	$2,407	$2,604	$2,636	$2,636	$2,636
After-Tax Levered Free Cash Flow (in millions)(3)	$3,147	$3,067	$3,164	$3,283	$3,423
Unlevered Free Cash Flow (in millions)(4)	$3,236	$3,149	$3,252	$3,350	$3,473
(1)	EBITDA (consolidated) is defined as estimated earnings before interest, taxes, depreciation and amortization and certain other cash adjustments.
(2)	Operating Cash Flows is defined as EBITDA (consolidated) minus (i) interest expense and cash taxes and plus (ii) certain other cash adjustments.

(3)	After-Tax Levered Free Cash Flow is defined as Operating Cash Flows minus Capital Expenditures.
(4)	Unlevered Free Cash Flow is defined as EBITDA (consolidated) minus Capital Expenditures and cash taxes.
The summarized prospective financial information in the table immediately below reflects the second scenario, which assumes First Call WTI Pricing for oil prices reflecting Wall Street research consensus estimates (as of February 9, 2024) for 2024 and 2025 (which were $75.61/bbl and $71.27/bbl for oil in 2024 and 2025, respectively, and $3.09/MMBtu and $3.79/MMBtu for natural gas in 2024 and 2025, respectively), remaining constant at 2025 levels thereafter.
	Year ending December 31,
	2024E	2025E	2026E	2027E	2028E
EBITDA (consolidated) (in millions)(1)	$6,744	$6,642	$6,795	$6,937	$7,100
Operating Cash Flows (in millions)(2)	$5,824	$5,751	$5,871	$6,000	$6,138
Capital Expenditures (in millions)	$2,407	$2,604	$2,636	$2,636	$2,636
After-Tax Levered Free Cash Flow (in millions)(3)	$3,417	$3,146	$3,235	$3,364	$3,503
(1)	EBITDA (consolidated) is defined as estimated earnings before interest, taxes, depreciation and amortization and certain other cash adjustments.
(2)	Operating Cash Flows is defined as EBITDA (consolidated) minus (i) interest expense and cash taxes and plus (ii) certain other cash adjustments.
(3)	After-Tax Levered Free Cash Flow is defined as Operating Cash Flows minus Capital Expenditures.
Diamondback Projections for Endeavor
The following tables set forth certain summarized prospective financial information regarding Endeavor on a standalone basis for the years ending December 31, 2024 through 2028 (the “Diamondback projections for Endeavor”), which information was prepared by Diamondback’s management, provided to the Board and directed by Diamondback to be used and relied upon by Jefferies in connection with the financial analyses that Jefferies performed in connection with its opinion described in “ —Opinion of Diamondback’s Financial Advisor.” The Diamondback projections for Endeavor should not be regarded as an indication that Diamondback considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
In preparing the Diamondback projections for Endeavor, Diamondback’s management team used, for the projection periods, two different scenarios regarding commodity prices. The summarized prospective financial information in the table immediately below reflects the first scenario, which assumes a flat price of $75.00/bbl with respect to oil and a flat price of $3.00/MMBtu with respect to natural gas.
	Year ending December 31,
	2024E	2025E	2026E	2027E	2028E
EBITDA (consolidated) (in millions)(1)	$5,276	$5,441	$5,405	$5,427	$5,463
Operating Cash Flows (in millions)(2)	$4,364	$4,402	$4,358	$4,371	$4,381
Capital Expenditures (in millions)	$2,608	$1,696	$1,522	$1,503	$1,417
After-Tax Levered Free Cash Flow (in millions)(3)	$1,757	$2,706	$2,836	$2,867	$2,964
Unlevered Free Cash Flow (in millions)(4)	$2,090	$3,039	$3,169	$3,201	$3,297
(1)	EBITDA (consolidated) is defined as estimated earnings before interest, taxes, depreciation and amortization and certain other cash adjustments.
(2)	Operating Cash Flows is defined as EBITDA (consolidated) minus (i) interest expense and cash taxes and plus (ii) certain other cash adjustments.
(3)	After-Tax Levered Free Cash Flow is defined as Operating Cash Flows minus Capital Expenditures.
(4)	Unlevered Free Cash Flow is defined as EBITDA (consolidated) minus Capital Expenditures and cash taxes.

The summarized prospective financial information in the table immediately below reflects the second scenario, which assumes First Call WTI Pricing for oil prices reflecting Wall Street research consensus estimates (as of February 9, 2024) for 2024 and 2025 (which were on average $75.61/bbl and $71.27/bbl for oil in 2024 and 2025, respectively, and $3.09/MMBtu and $3.79/MMBtu for natural gas in 2024 and 2025, respectively), remaining constant at 2025 levels thereafter.
	Year ending December 31,
	2024E	2025E	2026E	2027E	2028E
EBITDA (consolidated) (in millions)(1)	$5,336	$5,259	$5,207	$5,222	$5,251
Operating Cash Flows (in millions)(2)	$4,412	$4,258	$4,201	$4,208	$4,213
Capital Expenditures (in millions)	$2,608	$1,696	$1,522	$1,503	$1,417
After-Tax Levered Free Cash Flow (in millions)(3)	$1,804	$2,562	$2,679	$2,705	$2,796
(1)	EBITDA (consolidated) is defined as estimated earnings before interest, taxes, depreciation and amortization and certain other cash adjustments.
(2)	Operating Cash Flows is defined as EBITDA (consolidated) minus (i) interest expense and cash taxes and plus (ii) certain other cash adjustments.
(3)	After-Tax Levered Free Cash Flow is defined as Operating Cash Flows minus Capital Expenditures.
Diamondback Management Projections for Expected Synergies
Diamondback’s management estimated and provided to Jefferies for its use and reliance in connection with the financial analyses that Jefferies performed in connection with its opinion described in “ —Opinion of Diamondback’s Financial Advisor”, the following annual synergies in years 2025 and thereafter, which are included in the Diamondback projections for Endeavor (the “Diamondback expected synergies”):
•	Capital and operating cost synergies of approximately $325 million; and
•	Financial and corporate cost synergies of approximately $75 million.
The Diamondback expected synergies should not be regarded as an indication that Diamondback considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.
Opinion of Diamondback’s Financial Advisor
Pursuant to an engagement letter dated as of January 20, 2024, as amended on February 2, 2024, Diamondback retained Jefferies to act as its lead financial advisor in connection with a possible acquisition or series of related acquisitions by Diamondback of all or substantially all of the assets of Endeavor. At a meeting of the Board on February 11, 2024, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated as of the same date, to the Board to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the Merger Consideration to be paid by Diamondback pursuant to the Merger Agreement was fair, from a financial point of view, to Diamondback.
The full text of the written opinion of Jefferies, dated as of February 11, 2024, is attached hereto as Annex C. Jefferies’ opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies’ opinion was directed to the Board and addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid by Diamondback pursuant to the Merger Agreement as of the date of the opinion to Diamondback. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion, a copy of which is attached as Annex C to this proxy statement.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft dated February 10, 2024 of the Merger Agreement;
•	reviewed certain publicly available financial and other information about Diamondback;

•
reviewed certain information furnished to Jefferies by Diamondback management, relating to the business, operations and prospects of Diamondback, including financial projections and analyses under various business assumptions;

•
reviewed certain information furnished to Jefferies by Diamondback management, relating to the business, operations and prospects of Endeavor, including financial projections and analyses under various business assumptions, which information was approved for Jefferies’ use by the Board;

•
reviewed information relating to certain financial and operational benefits and operating synergies (including the amount and timing thereof) anticipated by Diamondback management to result from the Merger, and approved for Jefferies’ use by the Board;

•	considered the potential pro forma impact of the Merger;
•
reviewed certain estimates of tax benefits resulting from the Merger and Diamondback’s ability to utilize those tax benefits to achieve future tax savings that, in each case, were prepared by, or at the direction of Diamondback management, and approved for Jefferies’ use by the Board;

•	held discussions with members of senior management of Diamondback concerning the matters described in the second, third, fourth, fifth, sixth and seventh bullet points above;
•	reviewed the implied trading multiples of certain publicly traded companies that Jefferies deemed relevant in evaluating Diamondback and Endeavor;
•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions that Jefferies deemed relevant;
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In Jefferies’ review and analysis and in rendering its opinion, with the Board’s permission, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of Diamondback or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of Diamondback management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Diamondback or Endeavor, nor was Jefferies furnished with any such evaluations or appraisals, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.
With respect to the financial forecasts provided to Jefferies and, at the Board’s direction, reviewed by Jefferies, Jefferies’ opinion noted that projecting the future results of any company is inherently subject to uncertainty. With respect to the projections for each of Diamondback and Endeavor, in each case, prepared by Diamondback management and provided to Jefferies by Diamondback, the Board informed Jefferies, and Jefferies assumed with the Board's consent, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Diamondback management as to the future financial performance of Diamondback and Endeavor, as the case may be. Jefferies’ assumed with the Board’s consent, that the estimated tax benefits resulting from the Merger provided to Jefferies by Diamondback management were reasonably prepared by Diamondback management on bases reflecting the currently available estimates and judgments of Diamondback management as to the amount and timing of such estimated tax benefits. Diamondback management further advised Jefferies and, at the Board’s direction, Jefferies assumed, that the estimated tax benefits resulting from the Merger were reasonably achievable in the amounts and at the times projected. At the Board’s direction and with the Board’s consent, Jefferies assumed that the Diamondback expected synergies anticipated by Diamondback management to result from the Merger would be realized in the amounts and at the times projected. Jefferies expressed no opinion as to such financial forecasts or the assumptions on which they were made, including the Diamondback expected synergies and estimated tax benefits anticipated by Diamondback management to result from the Merger, nor did Jefferies express any opinion as to any potential pro forma effects of the transactions contemplated by the Merger Agreement, including the Merger.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.
Jefferies made no independent investigation of, any legal or accounting or tax matters affecting Diamondback or Endeavor, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Diamondback and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Diamondback. Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies in all respects material to Jefferies’ opinion. Jefferies also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement in any respect, material to the opinion. Jefferies assumed that in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Diamondback or Endeavor or the contemplated benefits of the Merger, in any respect material to Jefferies’ opinion. Jefferies expressed no opinion as to the price shares of Diamondback common stock or any other securities of Diamondback would trade at any future time.
Jefferies’ opinion was for the use and benefit of the Board (in its capacity as such) in its consideration of the transactions contemplated by the Merger Agreement, and its opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Diamondback, nor did it address the underlying business decision by Diamondback to engage in the transactions contemplated by the Merger Agreement, including the Merger. Jefferies’ opinion did not constitute a recommendation as to how any holder of Diamondback common stock should vote or act with respect to any matter related to the Merger, including, without limitation, with respect to approval of the issuance of Diamondback common stock in the Merger or approval of the proposed amendment to Diamondback's certificate of incorporation.
In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Diamondback. Jefferies’ opinion was authorized by the fairness opinion committee of Jefferies.
In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of the actual value of Diamondback or Endeavor. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.
In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the parties’ and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Diamondback common stock do not purport to be appraisals or to reflect the prices at which Diamondback common stock may actually be sold or acquired. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the Merger Consideration to be paid by Diamondback pursuant to the Merger Agreement, and were provided to the Board in connection with the delivery of Jefferies’ opinion.
The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and that was presented to the Board on February 11, 2024. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The following summary does not purport to be a complete description of the financial analyses performed by Jefferies and factors considered in connection with Jefferies’ opinion. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February, 9, 2024, and is not necessarily indicative of current or future market conditions.
Endeavor’s Standalone Financial Analyses
Discounted Cash Flow Analysis
Using the Diamondback projections for Endeavor prepared by Diamondback management, Jefferies performed a discounted cash flow analysis of Endeavor on a stand-alone basis (taking into account the Diamondback expected synergies). For purposes of this analysis, Jefferies used oil and gas price estimates provided by Diamondback management, which were $75.00/Bbl for oil and $3.00/MMBtu for natural gas (“Diamondback Management Pricing Estimates”). Jefferies calculated the unlevered free cash flows of Endeavor for the period commencing on January 1, 2024 through December 31, 2028, which it calculated as estimated earnings before interest, tax, depreciation and amortization (“EBITDA”), less capital expenditures and cash taxes. Jefferies then calculated the terminal value of Endeavor by applying a range of multiples of EBITDA in the terminal year of 4.2x to 5.2x, which range was selected by Jefferies in its professional judgment, to estimated terminal year EBITDA in 2028 for Endeavor, based on the Diamondback projections for Endeavor. The present values as of January 1, 2024 of the unlevered free cash flows and the terminal value of Endeavor were then calculated using discount rates ranging from 7.9% to 8.9%, which rates were based on the estimated weighted average cost of capital for Endeavor. Jefferies determined ranges of implied enterprise values for Endeavor by adding the range of present values as of January 1, 2024 it derived above for Endeavor’s unlevered free cash flows and terminal values. This analysis indicated a range of implied enterprise values of $26,249 million to $30,880 million, compared to the enterprise value of $26,000 million represented by the Merger Consideration.
Net Asset Value Analysis
Jefferies performed a net asset value analysis of Endeavor. Jefferies calculated indications of the present value of the unlevered, asset-level free cash flows that Endeavor could be expected to generate from existing proved developed reserves, development plans for proved undeveloped reserves and development of additional undeveloped reserves using the Diamondback projections for Endeavor (which take into account the Diamondback expected synergies) and Diamondback Management Pricing Estimates. Jefferies calculated indications of net present values as of January 1, 2024 of the asset-level free cash flows for Endeavor using discount rates ranging from 7.9% to 8.9%, which rates were based on the estimated weighted average cost of capital of Endeavor. Jefferies then calculated a range of implied equity values for Endeavor by (i) subtracting the present value as of January 1, 2024 of non-drilling and completion capital expenses, general and administrative expenses and cash taxes payable by Endeavor, in each case using estimates provided by Diamondback management, from the indications of the present value of the asset-level free cash flows calculated by Jefferies, (ii) adjusting for the present value as of January 1, 2024 of mark-to-market commodity hedges, and (iii) applying discount rates ranging from 7.9% to 8.9%, which reflects an estimate of Endeavor's weighted average cost of capital. This analysis implied a range of implied enterprise values for Endeavor from $30,373 million to $32,793 million, compared to the enterprise value of $26,000 million represented by the Merger Consideration.
Jefferies also performed a net asset value analysis of Endeavor using a discount rate based on industry requisite return levels of 10% to 13% (PV-10 to PV-13). This analysis implied a range of implied enterprise values for Endeavor from $23,414 million to $28,349 million, compared to the enterprise value of $26,000 million represented by the Merger Consideration.
Comparable Public Company Analysis
With respect to Endeavor, Jefferies reviewed publicly available financial and stock market information of the following seven publicly traded natural gas and oil exploration and production companies that Jefferies in its professional judgment considered generally relevant to Endeavor for purposes of its financial analyses (which are referred to as the “Endeavor Selected Companies”), and compared such information with similar financial data of Endeavor prepared and provided by Diamondback management to Jefferies:
•	ConocoPhillips Company
•	Coterra Energy, Inc.
•	Devon Energy Corporation
•	EOG Resources, Inc.
•	Ovintiv Inc.
•	Occidental Petroleum Corporation
•	Permian Resources Corporation
In its analysis, Jefferies derived multiples for the Endeavor Selected Companies from the following metrics:
•	the estimated EBITDA for calendar year 2024 (“2024E EBITDA”),
•	the estimated levered free cash flow (calculated as EBITDA plus realized hedge gains (loss), less interest, cash taxes, and capital expenditures) for calendar year 2024 (“2024E LFCF”), and
•	the estimated EBITDA for calendar year 2025 (“2025E EBITDA”), and
•	the estimated levered free cash flow for calendar year 2024 (“2025E LFCF”).
Estimated EBITDA and levered free cash flow for the Endeavor Selected Companies was based on market data as of February 9, 2024 and utilizing First Call Pricing. For this analysis, Jefferies assumed First Call WTI Pricing for oil prices reflecting Wall Street research consensus estimates for 2024 and 2025 (which were $75.61 Bbl and $71.27 Bbl for oil in 2024 and 2025, respectively, and $3.09 MMBtu and $3.79 MMBtu for natural gas in 2024 and 2025, respectively), remaining constant at 2025 levels thereafter (“First Call Pricing”). This analysis indicated the following:
Endeavor Selected Companies
	Selected Multiples
Benchmark	Low	Avg.	High
2024E EBITDA	4.2x	4.7x	5.2x
2024E LFCF	12.5%	10.0%	8.5%
2025E EBITDA	4.0x	4.4x	5.0x
2025E LFCF	12.5%	10.8%	9.5%
Using the reference ranges for the benchmarks set forth below, which ranges were selected based on the low, average, and high multiples of the Endeavor Selected Companies, and using metrics calculated by Jefferies based on the Diamondback projections for Endeavor utilizing First Call Pricing, Jefferies determined the ranges of implied total enterprise values set forth opposite the relevant benchmarks below and compared the results to the enterprise value of $26,000 million represented by the Merger Consideration.
		(Dollar Amounts in Millions)
		Implied TEV
Benchmark	Metric	Low	Avg.	High
2024E EBITDA	$5,336	$22,412	$25,080	$27,748
2024E LFCF	$1,804	$22,435	$26,044	$29,228
2025E EBITDA	$5,259	$21,036	$23,140	$26,295
2025E LFCF	$2,562	$28,496	$31,722	$34,968
Precedent Transaction Analysis
Using publicly available information, Jefferies reviewed financial data to the extent available relating to two selected transactions announced in 2023 involving upstream companies in the Midland Basin with a transaction value over $10 billion that Jefferies in its professional judgment considered generally relevant to Endeavor for purposes of its financial analyses, which are referred to as the “precedent transactions”.
The precedent transactions and the transaction dates, were as follows:
			(Dollar Amounts in Millions)
Transaction Date	Buyer	Seller	Transaction Value	Transaction Consideration Mix
October 2023	ExxonMobil Corporation	Pioneer Natural Resources Company	$61,648	92% stock / 8% cash
December 2023	Occidental Petroleum	CrownRock Minerals LLC	$11,999	14% stock / 86% cash
In its analysis, Jefferies derived multiples for each of the Precedent Transactions based on the following metrics:
•	the estimated EBITDA for calendar year 2024;
•	the estimated asset level free cash flow (calculated as EBITDA less capital expenditures) for calendar year 2024 (“2024E Asset Level FCF”) and
•	the operated net locations (“OP Net Locations”).
This analysis indicated the following:
	Selected Multiple
Benchmark	Low	Avg.	High
2024E EBITDA	5.2x	5.6x	5.9x
2024E Asset Level FCF	11.6%	10.6%	9.5%
OP Net Locations ($MM / Location)	$4.1	$4.4	$4.8
Using the reference ranges for the benchmarks set forth above, which ranges were selected by Jefferies in its professional judgment, and the Diamondback projections for Endeavor, Jefferies determined ranges of total implied enterprise values for Endeavor, utilizing First Call Pricing. At the direction of Diamondback management, Jefferies assumed a PV-10 value of $19.2 billion for proved developed reserves. This analysis indicated the ranges of implied enterprise values below.
		(Dollar Amounts in Millions)
		Implied TEV
Benchmark	Metric	Low	Avg.	High
2024E EBITDA	$5,276	$27,583	$29,301	$31,019
2024E Asset Level FCF	$2,668	$22,950	$25,240	$28,038
OP Net Locations ($MM / Location)	$2,339	$28,599	$29,521	$30,442
No precedent transaction is identical to the Merger, and none of the target companies in the precedent transactions is identical to Endeavor. In evaluating the precedent transactions, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Endeavor’s, Diamondback’s, and Jefferies’ control. Mathematical analysis, such as determining the high, low and average is not in itself a meaningful method of using t he precedent transactions’ data.
Diamondback Standalone Financial Analyses
Discounted Cash Flow Analysis
Using the Diamondback projections for Diamondback based on Diamondback Management Pricing Estimates, Jefferies performed a discounted cash flow analysis of Diamondback on a stand-alone basis. Jefferies calculated the unlevered free cash flows of Diamondback for calendar years 2024 through 2028, which it calculated as estimated EBITDA, less capital expenditures, and cash taxes. Jefferies then calculated the terminal value of Diamondback by applying a range of multiples of EBITDA in the terminal year of 4.2x to 5.2x, which range was selected by Jefferies in its professional judgment, to estimated terminal year EBITDA in 2028 for

Diamondback, based on the Diamondback projections for Diamondback. The present values of the unlevered free cash flows and the terminal value of Diamondback were then calculated using discount rates ranging from 8.3% to 9.3%, which rates were based on the estimated weighted average cost of capital for Diamondback. Jefferies determined ranges of implied enterprise values for Diamondback by adding the range of present values it derived above for Diamondback’s unlevered free cash flows and terminal values. Jefferies then subtracted from the range of illustrative enterprise values it derived for Diamondback the estimated total net debt of Diamondback as of December 31, 2023 (adjusted for $28 million in senior notes repurchased in January 2024), and non-controlling interest in the aggregate amount of $8,939 million, as estimated and provided for Jefferies’ use by Diamondback management. Based on Diamondback’s fully diluted share count of 179.5 million shares as provided to Jefferies by Diamondback management, this analysis indicated a range of implied enterprise values per share of $124.06 to $155.95, compared to $153.51, the 30-day volume weighted average price of Diamondback common stock as of February 9, 2024, the last trading day prior to the announcement of the Merger Agreement.
Net Asset Value Analysis
Jefferies performed a net asset value analysis of Diamondback. Jefferies calculated indications of the present value of the unlevered, asset-level free cash flows that Diamondback could be expected to generate from existing proved developed reserves, development plans for proved undeveloped reserves and development of additional undeveloped reserves using Diamondback projections for Diamondback and Diamondback Management Pricing Estimates. Jefferies calculated indications of net present values of the asset-level free cash flows for Diamondback using discount rates ranging from 8.3% to 9.3%, reflecting an estimate of Diamondback’s weighted average cost of capital. Jefferies then calculated a range of implied equity values for Diamondback by subtracting from the range of the present value of the asset-level free cash flows calculated by Jefferies (i) the present value of general and administrative expenses and cash taxes payable by Diamondback using estimates provided by Diamondback management, applying discount rates ranging from 8.3% to 9.3%, reflecting an estimate of Diamondback’s weighted average cost of capital (ii) the present value of mark-to-market commodity hedges, applying discount rates ranging from 8.3% to 9.3%, and (iii) Diamondback’s net debt of $5,140 million as of December 31, 2023 (exclusive of the net debt of Diamondback’s subsidiary Viper Energy, Inc.), and adjusting the result for Diamondback’s 51% equity ownership interest in Viper which Jefferies valued at $2,876 million based on Viper’s closing stock price on February 8, 2024 of $31.71 per share and Diamondback’s ownership of 90.7 million shares, as provided by Diamondback management. Based on Diamondback’s fully diluted share count of 179.5 million shares as provided to Jefferies by Diamondback management, this analysis indicated a range of implied equity values per share for Diamondback common stock of $176.54 to $189.69, compared to $153.51, the 30-day volume weighted average price of Diamondback common stock as of February 9, 2024, the last trading day prior to the announcement of the Merger Agreement.
Jefferies also performed a net asset value analysis of Diamondback using a discount rate based on industry requisite return levels of 10% to 13% (PV-10 to PV-13). This analysis indicated a range of implied equity values per share for Diamondback common stock of $139.79 to $168.48, compared to $153.51, the 30-day volume weighted average price of Diamondback common stock as of February 9, 2024, the last trading day prior to the announcement of the Merger Agreement.
Comparable Public Company Analysis
With respect to Diamondback, Jefferies reviewed publicly available financial and stock market information of the following seven publicly traded natural gas and oil exploration and production companies that Jefferies in its professional judgment considered generally relevant to Diamondback for purposes of its financial analyses (which are referred to as the “Diamondback Selected Companies”), and compared such information with similar financial data of Diamondback prepared and provided by Diamondback management to Jefferies:
•	ConocoPhillips Company
•	Coterra Energy, Inc.
•	Devon Energy Corporation
•	EOG Resources, Inc.
•	Ovintiv Inc.
•	Occidental Petroleum Corporation

•	Permian Resources Corporation
In its analysis, Jefferies derived multiples for the Diamondback Selected Companies from the following metrics:
•	the estimated EBITDA for calendar year 2024,
•	the estimated 2024 levered free cash flow,
•	the estimated EBITDA for calendar year 2025, and
•	the estimated levered free cash flow for calendar year 2025.
Estimated EBITDA and levered free cash flow for the Diamondback Selected Companies was based on market data and Capital IQ consensus estimates as of February 9, 2024. For this analysis, Jefferies assumed First Call Pricing. This analysis indicated the following:
Diamondback Selected Companies
	Selected Multiples
Benchmark	Low	Avg.	High
2024E EBITDA	4.2x	4.7x	5.2x
2024E LFCF	12.5%	10.0%	8.5%
2025E EBITDA	4.0x	4.4x	5.0x
2025E LFCF	12.5%	10.8%	9.5%
Using the reference ranges for the benchmarks set forth below, which ranges were selected based on the low, average, and high multiples of the Diamondback Selected Companies, and using metrics calculated by Jefferies based on the Diamondback projections for Diamondback utilizing First Call Pricing, Jefferies determined the ranges of implied total enterprise value for Diamondback set forth opposite the relevant benchmark below.
	(Dollar Amounts in Million)
	Implied TEV
Benchmark	Metric	Low	Avg.	High
2024E EBITDA	$6,744	$22,412	$25,080	$27,748
2024E LFCF	$3,417	$22,435	$26,044	$29,228
2025E EBITDA	$6,642	$21,036	$23,140	$26,295
2025E LFCF	$3,146	$28,496	$31,722	$34,968
Jefferies then calculated estimated equity value ranges for Diamondback by adjusting the ranges of implied total enterprise value for Diamondback by consolidated Diamondback net debt of $6,207 million (including net debt of Viper) and non-controlling interest of $2,732 million. Based on Diamondback’s fully diluted share count of 179.5 million shares as provided to Jefferies by Diamondback management, this analysis indicated the ranges of implied equity value and equity value per share set forth opposite the relevant benchmark below, compared to $153.51, the 30-day volume weighted average price of Diamondback Common Stock as of February 9, 2024, the last trading day prior to the announcement of the Merger Agreement:
	(Dollar Amounts in Millions, except Per Share Amount)
	Implied Equity Value			Implied Equity Value/Share
Benchmark	Low	Avg.	High	Low	Avg.	High
2024E EBITDA	$19,387	$22,759	$26,131	$108.03	$126.82	$145.61
2024E LFCF	$27,337	$34,171	$40,202	$152.33	$190.41	$224.01
2025E EBITDA	$17,628	$20,285	$24,270	$98.23	$113.03	$135.23
2025E LFCF	$25,171	$29,133	$33,119	$140.26	$162.33	$184.55

General
Jefferies’ opinion was one of many factors taken into consideration by the Board in making its determination to approve the proposed transactions contemplated by the Merger Agreement and should not be considered determinative of the view of the Board with respect to the proposed transactions contemplated by the Merger Agreement.
Jefferies was selected by the Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.
Pursuant to the engagement letter dated as of January 20, 2024 and amended as of February 2, 2024, Jefferies was engaged by Diamondback to act as financial advisor to Diamondback in connection with a possible series of related acquisitions by Diamondback of all or substantially all of the assets of Endeavor. Pursuant to Jefferies’ engagement as financial advisor to Diamondback and as a result of Diamondback’s entry into the Merger Agreement and other transactions contemplated therein, Jefferies will receive a fee for its services. Diamondback has agreed to pay Jefferies a transaction fee of $30.0 million, of which $3.0 million was payable upon delivery of Jefferies' opinion, and the remainder of which is payable upon the closing of the Merger contemplated by the Merger Agreement. No portion of the opinion fee was contingent on the conclusion expressed in Jefferies’ opinion. Diamondback has agreed to reimburse Jefferies for certain out-of-pocket expenses (including fees and expenses of its counsel) and to indemnify Jefferies and its affiliates against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement. In the past, Jefferies has provided financial advisory and financing services to Diamondback and may continue to do so, and has received, and may receive, fees for the rendering of such services. During the two years prior to the date of its opinion, Jefferies received fees in the aggregate amount of $6.5 million from Diamondback in connection with acting as sole financial advisor in Diamondback’s acquisition of certain premium leasehold of interests and related assets of Lario Oil & Gas Company in January 2023. In the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of Diamondback or Endeavor and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to Diamondback, Endeavor or entities that are affiliated with Diamondback or Endeavor, for which Jefferies would expect to receive compensation. Jefferies’ opinion may not be used or referred to by Diamondback, or quoted or disclosed to any person in any manner, without Jefferies’ prior written consent.
Certain Effects of the Merger
Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Endeavor, with Endeavor surviving the First Merger and becoming a wholly owned subsidiary of Diamondback. Immediately following the First Merger, the First Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing (immediately following the Second Merger) as a wholly owned subsidiary of Diamondback. As a result of the Merger, Diamondback will acquire 100% of the Endeavor Interests.
If the Merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) cash consideration of $8.0 billion, subject to adjustments in accordance with the terms of the Merger Agreement, and (ii) 117,267,069 shares of common stock. For additional information, see the section entitled “The Merger Agreement—Merger Consideration.”
The Merger will have the effects set forth in the Merger Agreement, the certificates of merger filed in connection with the Closing and in the relevant provisions of Texas and Delaware law. At the First Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub I and Endeavor will vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub I and Endeavor will become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Company. At the Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub II and the First Surviving Company will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub II and the First Surviving Company will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
Expected Timing of the Merger
Diamondback currently anticipates that the Merger will be completed in the fourth quarter of 2024, but cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions set forth in the Merger Agreement are satisfied (or, to the extent permitted, waived).
Board of Directors Following the Merger
Prior to the Closing Date, Diamondback is required to take all necessary actions to cause four individuals mutually agreed by Diamondback and Endeavor in writing prior to the Closing (with any replacement thereto similarly mutually agreed) to be appointed to the Board immediately following the Merger Effective Time. As of the date of this proxy statement, Charles Meloy and Lance Robertson are expected to be designated as two of the new directors and the parties have not determined the identity of the other two directors.
The Stockholders Agreement will provide the Endeavor Stockholders with the right to propose for nomination four directors for election to the Board if they beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock, and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common Stock, in each case subject to certain qualification requirements for such directors. For additional information, see the section entitled “The Stockholders Agreement.”
The Stockholders Agreement
The Stockholders Agreement to be entered into in connection with the Closing, in addition to entitling the Endeavor Stockholders to nominate for election directors to the Board, will grant the Endeavor Stockholders with certain shelf, demand and piggyback registration rights, including that, if not previously filed, Diamondback will file a shelf registration statement to cover the resale of the shares of common stock issued to the Endeavor Stockholders as Common Stock Consideration. Under the terms of the Stockholders Agreement, the Endeavor Stockholders will be subject to certain standstill, voting and transfer restrictions, and Diamondback will be restricted from taking certain limited actions without the consent of the holders of a majority of the shares of common stock held by the Endeavor Stockholders. For additional information, see the section entitled “The Stockholders Agreement.”
Consequences if the Merger is Not Completed
If the approval of the Diamondback Stockholder Approval is not received, or if the Merger is not completed for any other reason, then the Merger Agreement may be terminated. In the event of a termination, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•	no termination will relieve any party from any liability or damages resulting from a Willful and Material Breach of any of its covenants or agreements set forth in the Merger Agreement or fraud;
•	no termination will affect the obligations of Diamondback and Endeavor contained in the confidentiality agreement between them; and
•
certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee or expense reimbursement described below, will survive such termination.

If the Merger Agreement is terminated under specified circumstances, Diamondback may be required to pay Endeavor a termination fee of $1,400,000,000. In the event the Merger Agreement is terminated because of a failure to the receive the Diamondback Stockholder Approval, and the aforementioned $1,400,000,000 termination fee is not otherwise payable under the terms of the Merger Agreement, Diamondback is required to reimburse Endeavor for its transaction related expenses, subject to a cap of $260,000,000. The payment of this reimbursement expense will be credited against any termination fee that is subsequently payable by Diamondback. These payments are Endeavor’s sole and exclusive remedy, except in the case of a Willful and Material Breach or fraud, for any claims arising out of the Merger Agreement, together with any costs and expenses incurred by Endeavor in enforcing payment of such payments. In no event will Diamondback be required to pay to Endeavor more than one termination fee.
For additional information, see the section entitled “The Merger Agreement—Termination Fees.”
Financing
Diamondback anticipates that the total amount of funds necessary to satisfy the Obligations will be approximately $8.2 billion. Diamondback expects that these amounts will be funded through some or all of (i) the takeout facility, (ii) cash on hand and/or (iii) the proceeds that Diamondback intends to obtain from other financings or offerings of debt securities in lieu of borrowing under the bridge facility. Pursuant to the Bridge Commitment Letter for the bridge facility, Diamondback received commitments for an aggregate principal amount of $8.0 billion in aggregate principal amount of senior unsecured term bridge loans, the availability of which was and is subject to reduction upon the consummation of the Permanent Financing pursuant to the terms set forth in the Bridge Commitment Letter. On February 29, 2024, Diamondback entered into the $1.5 billion takeout facility and pursuant to the terms of the Bridge Commitment Letter, the commitments with respect to the bridge facility were reduced to $6.5 billion.
Pursuant to the takeout facility, Diamondback received commitments for the extension of a senior unsecured term loan in an aggregate principal amount not to exceed $1.5 billion, consisting of a 1 year, $1,000,000,000 Tranche A and a 2 year, $500,000,000 Tranche B. The commitments under the takeout facility are subject to customary closing conditions. The borrower under the takeout facility is Diamondback E&P LLC, a subsidiary of Diamondback and Diamond guarantees the takeout facility.
The commitments under the takeout facility terminate upon the earliest to occur of (i) the date that is five business days after the first anniversary of the Closing Date (subject, to two three-month extensions pursuant to the extensions of the Outside Date (as defined below)), (ii) the funding of the loans thereunder on the Closing Date, (iii) the occurrence of the Closing Date without the funding of the loans thereunder and (iv) the date that the Merger Agreement is terminated by Diamondback in accordance with the terms of the Merger Agreement.
Diamondback intends to obtain additional financing or issue debt securities in lieu of utilizing the remaining portion of the bridge facility; however, there is no assurance that such alternative arrangements will be available on acceptable terms or at all. If the bridge facility is utilized there can be no assurance that any replacement or supplemental financing in lieu of or to refinance the bridge facility will be available to Diamondback on acceptable terms or at all. Diamondback’s ability to obtain additional debt financing, including financing to refinance, replace or supplement the bridge facility, will be subject to various factors, including market conditions and operating performance.
The funding under either the Bridge Commitment Letter or the takeout facility, as applicable, is subject to customary closing conditions, including conditions that do not relate directly to the conditions to the closing of the Merger in the Merger Agreement.
Takeout Facility
The proceeds of the loans under the takeout facility will be used to provide a portion of the debt financing required to fund the cash consideration for the Merger, to refinance certain indebtedness of Endeavor, which is required to consummate the proposed transaction and/or for the payment of related fees and expenses.
Interest Rate
The interest rate per annum applicable to the loans under the takeout facility are, at Diamondbacks’ option, equal to either a base rate or a Term SOFR (or successor) rate plus an applicable margin, which may (in the case of Term SOFR loans) range, in the case of Tranche A loans, from 1.125% to 2.000%, and, in the case of Tranche B loans, from 1.250% to 2.125%, in each case based on Diamondback’s public debt rating. The applicable margin on base rate loans is 1.00% less than the corresponding margin on Term SOFR (or successor rate) based loans.

Amortization and Prepayments
The maturity of the Tranche A will be one year after the Closing Date and the maturity of the Tranche B will be two years after the Closing date. Once advanced, the outstanding principal amount of the term loans will be due in full on the respective maturity dates. The takeout facility is not subject to mandatory prepayment. Diamondback may prepay all or any portion of the term loans under the takeout facility prior to maturity without premium or penalty, subject to reimbursement of any Term SOFR breakage costs of the lenders.
Conditions to Funding
The obligation of the lenders to fund the loans under the takeout facility on the Closing Date is subject, among other things, to:
•
consummation of the Merger substantially concurrently with the closing and funding of the takeout facility in all material respects in accordance with the Merger Agreement, without giving effect to any amendment or modification thereto which is materially adverse to the interests of the lenders under the takeout facilities, who are collectively referred to in this proxy statement as the takeout lenders, unless approved by the arranger under the takeout facility (such approval not to be unreasonably withheld, delayed or conditioned);

•	the accuracy of certain limited representations and warranties;
•	delivery of certain historical consolidated financial statements of Diamondback and Endeavor;
•	the repayment of certain indebtedness of Endeavor and its respective subsidiaries substantially concurrent with the funding of the takeout facility;
•	solvency of Diamondback and its subsidiaries, on a consolidated basis, after giving effect to the consummation of the transactions; and
•	since February 11, 2024, no material adverse effect on Endeavor.
For more information, see “The Merger Agreement—Financing.”
Certain Covenants and Events of Default
The takeout facility contains customary affirmative and negative covenants and events of default (including relating to a change of control) that are customary for similar facilities for similarly rated borrowers. Among other things, such negative covenants restrict, subject to certain exceptions, the ability of Diamondback and its subsidiaries, to create liens, incur indebtedness (solely with respect to any non-guarantor subsidiary of Diamondback), mergers or consolidations, or change the nature of their business. In addition, the takeout facility contains financial covenants which require that Diamondback’s consolidated total net debt to capitalization ratio may not exceed 65% on the last day of any of its fiscal quarters.
Regulatory Approvals
Diamondback and Endeavor are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations that are required prior to the parties’ completion of the Merger other than those described below. If additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations are required to complete the transaction, Diamondback and Endeavor intend to seek such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations.
Diamondback and Endeavor expect to complete the Merger in the fourth quarter of 2024. Although Diamondback and Endeavor believe that they will receive the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations to complete the transaction, neither can give any assurance as to the timing of these approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations as to Diamondback’s and Endeavor’ ultimate ability to obtain such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations (or any additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations which may otherwise become necessary) or that such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations will be obtained on terms and subject to conditions satisfactory to Diamondback and Endeavor. The receipt of the regulatory approvals (as described herein) is a condition to the obligation of each of Diamondback and Endeavor to complete the Merger.
The Merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Diamondback and Endeavor to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transactions. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination has been temporarily suspended by the FTC and DOJ), or lengthened if the acquiring person (here Diamondback) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a request for additional information or documentary material (the “Second Request”) prior to the expiration of the initial waiting period. If a Second Request is issued, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request. It is also possible that Diamondback and Endeavor could enter into a timing agreement with the FTC or DOJ that could affect the timing of the consummation of the Merger.
Diamondback and Endeavor each filed the required notification and report forms under the HSR Act on February 26, 2024. Diamondback voluntarily withdrew its HSR Act notification and report form on March 27, 2024 and refiled it on March 28, 2024. Accordingly, the statutory waiting period under the HSR Act will be scheduled to expire at 11:59 p.m. Eastern Time on April 29, 2024. The statutory waiting period may be extended if the FTC issues a request for additional information and documentary material.
For a further description of Diamondback’s and Endeavor’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Covenant and Agreements—Efforts to Complete the Merger.”
Stock Exchange Listing
Diamondback has agreed to use its reasonable best efforts to cause the shares of common stock to be issued as Common Stock Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the First Merger Effective Time.
Legal Proceedings
On February 28, 2024, Plymouth County Retirement Association and Kenneth Webb, purported stockholders of Diamondback, filed a purported class action complaint in the Court of Chancery of the State of Delaware, captioned Plymouth County Retirement Association and Kenneth Webb v. Travis Stice et al., Docket No. 2024-0183 (the “Webb Action”), against Diamondback and the Board. The Webb Action alleged, among other things, that the Board breached its fiduciary duties to Diamondback stockholders by approving the Stockholders Agreement. As a result of the amendment to the Merger Agreement entered into on March 18, 2024, which amends and restates the form of Stockholders Agreement, the plaintiffs agreed to dismiss the Webb Action. The Webb Action was dismissed as moot on March 25, 2024.
On March 28, 2024, a purported Diamondback stockholder sent a demand letter alleging deficiencies and/or omissions in the preliminary proxy statement Diamondback filed on March 19, 2024. The demand letter seeks additional disclosures to remedy these purported deficiencies. Diamondback believes that the allegations in the letter are without merit.
As of March 28, 2024, Diamondback was not aware of the filing of other lawsuits challenging the Merger Agreement, the Stockholders Agreement, the transactions contemplated thereby or the proxy statement; however, Diamondback may become subject to other lawsuits in the future relating to such matters. See the section entitled “Risk Factors” for additional information and risks regarding any such potential litigation.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by the Merger Agreement and the Letter Agreement, amending the Merger Agreement, which are attached to this proxy statement as Annex A-1 and Annex A-2 respectively, and which constitute part of this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the parties rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto, or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants and agreements in the Merger Agreement as actual limitations on the respective businesses of the parties because the parties to the Merger Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A-1 hereto (along with the Letter Agreement, amending the Merger Agreement, as Annex A-2), only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the parties, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that Diamondback has made or will make with the SEC. See the section entitled “Where You Can Find More Information.”
Structure of the Merger
Subject to the terms and conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Endeavor, with Endeavor surviving the First Merger and becoming a wholly owned subsidiary of Diamondback. Immediately following the First Merger, the First Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing (immediately following the Second Merger) as a wholly owned subsidiary of Diamondback. As a result of the Merger, Diamondback will acquire 100% of the Endeavor Interests. As mentioned previously, the First Merger and the Second Merger are collectively referred to herein as the “Merger.”
It is intended that the First Merger and the Second Merger, taken together, will constitute an integrated transaction for U.S. federal income tax purposes that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”).
We collectively refer to Diamondback and the surviving entity, after giving effect to the Merger, together with their subsidiaries, as the “combined company.”
Effective Time
In order to effectuate the First Merger, a merger certificate will be filed in each of Texas and Delaware. The later of the date and time at which the Texas merger certificate or the Delaware merger certificate for the First Merger, as applicable, becomes effective, or such later date and time as may be agreed in writing by Diamondback and Endeavor and specified in the Texas merger certificate and the Delaware merger certificate for the First Merger, as applicable, will be the effective time of the First Merger, referred to in this proxy statement as the “First Merger Effective Time.”

In order to effectuate the Second Merger, a merger certificate will be filed in each of Texas and Delaware. The later of the date and time at which the Texas merger certificate or the Delaware merger certificate for the Second Merger, as applicable, becomes effective, or such later date and time as may be agreed in writing by Diamondback and Endeavor and specified in Texas merger certificate and the Delaware merger certificate for the Second Merger, as applicable, will be the effective time of the Second Merger, referred to in this proxy statement as the “Merger Effective Time.”
Closing
The closing of the First Merger will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 on the third business day after the satisfaction (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) of the closing conditions described below under “—Conditions to the Merger” unless another date, time or place is agreed to in writing by Diamondback and Endeavor or via the electronic transfer of documents and signature pages, should the parties choose to forego a physical Closing.
Effects of the Merger
The Merger will have the effects set forth in the Merger Agreement, the certificates of merger filed in connection with the Closing and in the relevant provisions of the Texas Business Organizations Code (the “TBOC”) and the Delaware Limited Liability Company Act (the “DLLCA”). At the First Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub I and Endeavor will vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub I and Endeavor will become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Company. At the Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub II and the First Surviving Company will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub II and the First Surviving Company will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
At the First Merger Effective Time (i) the certificate of formation of Endeavor will continue unchanged as the certificate of formation of the First Surviving Company and (ii) the limited liability company agreement of Endeavor will be amended and restated in its entirety to read as the limited liability company agreement of Merger Sub I in effect immediately prior to the First Merger Effective Time (with all references to Merger Sub I and the TBOC therein revised to refer to the First Surviving Company and the DLLCA, respectively), in each case until thereafter amended as provided therein or by applicable law.
At the Merger Effective Time (i) the certificate of formation of Merger Sub II will continue unchanged as the certificate of formation of the Surviving Company and (ii) the limited liability company agreement of Merger Sub II in effect as of immediately prior to the Merger Effective Time will be amended and restated in its entirety to read as the limited liability company agreement of the Surviving Company in the form attached as Exhibit D to the Merger Agreement, in each case until thereafter amended as provided therein or by applicable law.
Directors and Officers
Diamondback Directors
Prior to the Closing Date, Diamondback must take all necessary actions to cause four individuals mutually agreed by Endeavor and Diamondback in writing prior to the Closing (with any replacement thereto similarly mutually agreed) to be appointed to the Board immediately following the Merger Effective Time. Such designees must meet the criteria for service on the Board under applicable law, Nasdaq rules and the Stockholders Agreement (as if the latter were in effect as of the time of such nomination). For additional information, see the section entitled “The Stockholders Agreement” and Annex B to this proxy statement.
Officers of the Surviving Company
The parties will take all actions necessary such that the officers of Merger Sub I immediately prior to the First Merger Effective will be the officers of the First Surviving Company following the completion of the First Merger, and that the officers of the First Surviving Company immediately prior to the Merger Effective

Date will be the officers of the Surviving Company following the completion of the Second Merger, with each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law and the applicable limited liability company agreement of the First Surviving Company and the limited liability company agreement of the Surviving Company, as applicable.
Merger Consideration
If the Merger is completed, pursuant to and subject to the terms and conditions of the Merger Agreement, the Endeavor Interests will be converted into the right to receive, in the aggregate, (i) cash consideration of $8.0 billion, subject to adjustments in accordance with the terms of the Merger Agreement (as described in more detail below), and (ii) 117,267,069 shares of common stock.
The Cash Consideration
The Cash Consideration to be paid in connection with the Merger is subject to certain adjustments. The Cash Consideration is equal to (i) $8.0 billion, plus (ii) the Permitted Distribution Amount, less (iii) the Make-Whole Amount, less (iv) Leakage, less (v) Specified Permitted Leakages and less (vi) the Net Debt Position.
Prior to the Closing, prongs (ii) through (vi) above (the “Closing Adjustment”) will be calculated in accordance with the terms of the Merger Agreement in a closing statement delivered by Endeavor to Diamondback prior to the Closing Date and the Cash Consideration paid at Closing will be based on such closing statement. Following the Closing, prongs (ii) through (vi) above (the “Post-Closing Adjustment”) will be calculated in accordance with the terms of the Merger Agreement in a post-closing statement delivered by Diamondback to the Company Representative. Each of the Closing Adjustment and the Post-Closing Adjustment are subject to certain review and agreement rights of both Diamondback and Endeavor (or the Company Representative with respect to the Post-Closing Adjustment). Further, the Post-Closing Adjustment is subject to the review of, and determination by, an independent, third-party accountant in the event that Diamondback and the Company Representative cannot reach an agreement to its value. If the Post-Closing Adjustment is greater than the Closing Adjustment, then Diamondback will pay such a difference to the holders of the Endeavor Interests in cash. If the Post-Closing Adjustment is less than the Closing Adjustment, then the Company Representative will pay such a difference to Diamondback in cash. If both the Closing Adjustment and the Post-Closing Adjustment are the same, then no adjustment payments will be made by either Diamondback or Endeavor.
For the purposes of the above calculations:
“Permitted Distribution Amount” means the dollar amount that is equal to the product of (i) the total dividends per share declared by Diamondback per share of common stock following the date of the Merger Agreement and prior to the Closing Date and with a record date that is prior to the Closing Date (other than Diamondback’s regular quarterly dividend to be declared and paid between the date of the Merger Agreement and March 31, 2024 in an amount not to exceed $3.10 per share of common stock) and (ii) 117,267,069 (i.e. the number of shares of common stock forming the Common Stock Consideration).
“Make-Whole Amount” means the prepayment premiums, penalties, breakage costs or other similar obligations required for (i) the termination of Endeavor’s existing credit agreement and (ii) the discharge of Endeavor’s existing senior notes in accordance with the terms of the Merger Agreement.
“Leakage” means any of the following, but excluding Permitted Leakage: (i) any dividend or distribution (whether in cash or in kind) declared, paid or made by Endeavor or any of its subsidiaries to any person other than a wholly owned subsidiary of Endeavor; (ii) any redemption or purchase of equity interests by Endeavor or any of its subsidiaries other than to, or in respect of equity interests held solely by, Endeavor or a wholly owned subsidiary of Endeavor; (iii) any payments (including management, monitoring, advisory or other fees) made or other economic benefits given by Endeavor or any of its subsidiaries to any of Endeavor’s restricted affiliates (as defined below) (other than payments required to be made under the terms of certain specified contracts, as in effect on the date of the Merger Agreement); (iv) any assets transferred to any restricted affiliate of Endeavor by Endeavor or any of its subsidiaries (other than pursuant to certain specified transfers as in effect on the date of the Merger Agreement); (v) any liability of any restricted affiliate of Endeavor, which is assumed, incurred or indemnified by Endeavor or its subsidiaries (excluding any preexisting employment or director indemnification agreements or arrangements with any employee, officer or director); (vi) any lending or guaranteeing by Endeavor or any of its subsidiaries of any amount owed by any restricted affiliate of Endeavor, and any waiver or agreement to waive any amount owed to Endeavor or any of its subsidiaries by any restricted affiliate of Endeavor; and (vii) the agreement by Endeavor or any of its subsidiaries to do any of the matters or pay any amounts referred to in the foregoing clauses (i) through (vi). Endeavor’s “restricted affiliates” mean (a) the Endeavor Stockholders, (b) any affiliate of the Endeavor Stockholders and (c) any immediate family members of the Endeavor Stockholders or their controlling persons, including Mr. Stephens, his immediate family members or any of their respective affiliates, but excluding, in each case, Endeavor and its subsidiaries.
“Permitted Leakages” means (i) any payment made or agreed to be made by Endeavor or any of its subsidiaries at the express written request (or with the express prior written consent) of Diamondback; (ii) any payment made or agreed to be made in respect of salary, fees, bonuses or other monetary benefit paid to employees of Endeavor or its subsidiaries and, to the extent performing services in respect of the business of Endeavor or any of its subsidiaries, in each case, in the ordinary course of business and consistent with past practice; (iii) any payment made, or agreed to be made, by Endeavor or any of its subsidiaries in relation to the premiums for any preexisting insurance policies with respect to directors and officers liability; (iv) the distribution of up to $690,000,000; (v) the distribution of the Permitted Distribution Amount; (vi) any payments made in the ordinary course of business pursuant to certain permitted oil and gas arrangements (including payments made in respect of production burdens); and (vii) any taxes incurred by Endeavor or any of its subsidiaries in connection with any of the transactions or matters described in the foregoing clauses.
“Specified Permitted Leakages” means (i) the distribution of up to $690,000,000 and (ii) the distribution of the Permitted Distribution Amount.
“Net Debt Position” means the dollar amount agreed between the parties that represents (i) the indebtedness of Endeavor and its subsidiaries, taken as a whole, as of December 31, 2023, minus (ii) the cash and cash equivalents of Endeavor and its subsidiaries, taken as a whole, as of December 31, 2023.
Effect on Equity Interests
At the First Merger Effective Time, the following will occur automatically by virtue of the First Merger:
•
Each unit of membership interest of Merger Sub I issued and outstanding immediately prior to the First Merger Effective Time will be converted into and become one membership interest of the First Surviving Company (constituting 100% of the outstanding equity of the First Surviving Company immediately following the First Merger Effective Time) and Diamondback will continue as the sole member of the First Surviving Company; and

•
All issued and outstanding Endeavor Interests will be converted into the right to receive, in the aggregate, the Merger Consideration, which will be allocated among the holders of the Endeavor Interests in accordance with a capitalization schedule delivered by Endeavor to Diamondback at least five business days prior to the Closing.

As of the First Merger Effective Time, the Endeavor Interests will be cancelled and holders of the Endeavor Interests will cease to have any associated rights, except the right to receive their portion of the Merger Consideration in accordance with the terms of the Merger Agreement.
At the Merger Effective Time, the following will occur automatically by virtue of the Second Merger:
•
Each unit of membership interest in Merger Sub II issued and outstanding immediately prior to the Merger Effective Time will remain outstanding as an identical membership interest in the Surviving Company (constituting 100% of the outstanding equity of the Surviving Company), and Diamondback will continue as the sole member of the Surviving Company.

•
Each unit of membership interest of the First Surviving Company issued and outstanding immediately prior to the Merger Effective Time will be automatically cancelled with no consideration given in exchange thereof.

Conditions to the Merger
Conditions to the Obligations of the Parties to Complete the Merger
The obligations of each of Diamondback, the Merger Subs and Endeavor to complete the Merger are subject to the mutual satisfaction or waiver of various conditions at or prior to the First Merger Effective Time, including the following:
•	the approval of the Stock Issuance by Diamondback stockholders in accordance with applicable law and Diamondback’s organizational documents;
•	the expiration or termination of the waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement;
•
the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental entity having competent jurisdiction, restraining, enjoining or otherwise prohibiting the First Merger being in effect, and the absence of any law shall having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the First Merger; and

•	the authorization for listing on the Nasdaq stock exchange, subject to official notice of issuance, of the shares of the common stock to be issued as Common Stock Consideration.
Conditions to the Obligations of Diamondback and the Merger Subs to Complete the Merger
In addition, the obligations of Diamondback and the Merger Subs to complete the Merger are subject to the satisfaction or waiver of various conditions at or prior to the First Merger Effective Time, including the following:
•
(i) certain fundamental representations and warranties of Endeavor (i.e., representations concerning existence and qualification, organizational power, authorization and enforceability, conflicts regarding its organizational documents, brokers and capitalization) must be true and correct (except for the capitalization representation related to Endeavor Interests, which must be true and correct in all but de minimis inaccuracies), (ii) the other representations and warranties of Endeavor concerning capitalization must be true and correct in all material respects and (iii) the remaining representations and warranties of Endeavor must be true and correct except, in the case of this clause (iii), where the failure of such remaining representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality, in all material respects or Endeavor Material Adverse Effect) would not reasonably be expected to have, individually or in the aggregate, an Endeavor Material Adverse Effect (defined below), in each case as of the date of the Merger Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
Endeavor must have performed, or complied with, in all material respects all covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to First Merger Effective Time; provided that a breach of its convent to not make certain Leakage payments (other than Permitted Leakage) due to Leakage payments in cash by Endeavor or its subsidiaries will not be deemed material unless such Leakage causes the Cash Consideration to become a negative number;

•	since the date of the Merger Agreement, there must not have been any Endeavor Material Adverse Effect that is continuing;
•	Diamondback must have received a certificate dated as of the Closing Date and signed on behalf of Endeavor by an executive officer certifying the satisfaction of the above three conditions; and
•	Diamondback must have received a properly completed and duly executed IRS Form W-9 from each holder of the Endeavor Interests.

Conditions to the Obligations of Endeavor
In addition, the obligation of Endeavor to complete the Merger are subject to satisfaction or waiver of various conditions at or prior to the First Merger Effective Time, including the following:
•
(i) certain fundamental representations and warranties of Diamondback and the Merger Subs (i.e., representations concerning existence and qualification, organizational power, authorization and enforceability, conflicts regarding its organizational documents, brokers and capitalization) must be true and correct (except for the capitalization representation related to the common stock, which must be true and correct in all but de minimis inaccuracies), (ii) the other representations and warranties of Diamondback and the Merger Subs concerning capitalization must be true and correct in all material respects and (iii) the remaining representations and warranties of Diamondback and the Merger Subs must be true and correct except, in the case of this clause (iii), where the failure of such remaining representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality, in all material respects or Diamondback Material Adverse Effect) would not reasonably be expected to have, individually or in the aggregate, a Diamondback Material Adverse Effect (defined below), in each case as of the date of the Merger Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
Diamondback and the Merger Subs must have performed, or complied with, in all material respects all covenants and obligations required to be performed or complied with by them under the Merger Agreement at or prior to First Merger Effective Time;

•	since the date of the Merger Agreement, there must not have been any Diamondback Material Adverse Effect that is continuing;
•	Endeavor must have received a certificate dated as of the Closing Date and signed on behalf of Diamondback by an executive officer certifying the satisfaction of the above three conditions; and
•
Endeavor must have received a written opinion from Paul, Weiss, Rifkind, Wharton & Garrison, LLP (or another nationally recognized tax counsel as Diamondback and Endeavor may mutually agree) dated as of the Closing Date, and in form and substance reasonably satisfactory to Endeavor, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that the Merger will qualify for the Reorganization Treatment.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the First Merger Effective Time (with any termination by Diamondback also being an effective termination by the Merger Subs):
•	by the mutual written consent of Diamondback and Endeavor;
•	by either Diamondback or Endeavor:
○
if the First Merger is not consummated on or before February 11, 2025 (the “Outside Date”), provided that if (i) the Closing has not occurred by such date because the expiration or termination of the waiting period under the HSR Act has not occurred or there is any injunction, order, decree or law preventing, prohibiting or making illegal the consummation of the First Merger (if relating to the HSR Act or any other antitrust law) on or prior to the date that is three business days prior to the Outside Date, and (ii) all other conditions in the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or (to the extent permitted by law) waived, the Outside Date will be automatically extended to May 11, 2025, and if such circumstances continue to exist on or prior to the date that is three business days prior to such extended Outside Date, to August 11, 2025. However, the right to terminate the Merger Agreement because of the lapse of the Outside Date will not be available to a party whose failure to fulfill in any material respect any of its obligations the Merger Agreement is the principal cause of, or principally resulted in, the failure of the transactions contemplated by the Merger Agreement to be consummated by the Outside Date;

○	if any governmental entity with competent jurisdiction has issued an order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such order has become final and nonappealable. However, the right to terminate the Merger Agreement because of the existence of such order is not available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement is the principal cause of, or principally resulted in, the issuance of such order;
○
if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach by Diamondback of its non-solicitation covenants (which is described below)), or if any representation or warranty of the other party has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, (i) would result in the failure of any of the conditions set forth in the Merger Agreement and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice to such other party of such breach or failure (a “Terminable Breach”). However, a party does not have the right to terminate the Merger Agreement because of the other party’s breach of any of its representations, warranties, covenants or agreements if such party is then in Terminable Breach of any of its own representations, warranties, covenants or agreements set forth in the Merger Agreement; or

○
if the Diamondback Stockholder Approval has not been obtained at the special meeting or at any adjournment or postponement thereof. However, a termination for failure to receive the Diamondback Stockholder Approval is not available to a party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement is the principal cause of, or principally resulted in, the failure to obtain the Diamondback Stockholder Approval.

•	By Endeavor, if at any time prior to, but not after, the time the Diamondback Stockholder Approval is obtained:
○	the Board has made an adverse recommendation change; or
○
Diamondback has materially breached its non-solicitation obligations under the Merger Agreement (other than in the case where such breach is a result of an isolated action by a representative of Diamondback who was not acting at the direction or request of Diamondback).

Effect of Termination
If the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” above, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•	no termination will affect the obligations of Diamondback and Endeavor contained in the confidentiality agreement between them;
•
certain provisions of the Merger Agreement relating to Endeavor’s representations with respect to brokers, absence of other representations or warranties of Endeavor, Diamondback’s representations with respect to brokers, absence of other representations or warranties of Endeavor, public announcements, effect of termination, termination fee and expenses, notices, certain definitions, entirety of agreement, absence of third party beneficiaries, governing law, submission to jurisdiction, assignment and successors, specific performance, severability, absence of other parties to the Merger Agreement, waiver of jury trial and absence of presumption against drafting party will survive such termination; and

•
no termination will relieve any party from any liability or damages resulting from a Willful and Material Breach of any of its covenants or agreements set forth in the Merger Agreement or fraud, in which case any non-breaching party will be entitled to all rights and remedies available at law or in equity.

Termination Fees
The Merger Agreement provides that Diamondback will pay Endeavor a termination fee of $1,400,000,000 in cash in connection with a termination of the Merger Agreement under the following circumstances:
•
if, prior to obtaining the Diamondback Stockholder Approval, Endeavor terminates the Merger Agreement in connection with the Board having made an adverse recommendation change as described under the section entitled “—Change of Recommendation”;

•
if either party terminates the Merger Agreement because of the failure to receive the Diamondback Stockholder Approval and, immediately prior to the failed approval, Endeavor would have been entitled to terminate the Merger Agreement because the Board had made an adverse recommendation change regarding the Stock Issuance; or

•
if (i) after the date of the Merger Agreement, an acquisition proposal for Diamondback (whether or not conditional) (1) is made directly to Diamondback stockholders or is otherwise publicly disclosed or otherwise becomes publicly known, or any person publicly announces an intention (whether or not conditional) to make, an acquisition proposal for Diamondback and, in each case, such acquisition proposal is not withdrawn prior to the termination of the Merger Agreement (or, in the case of termination of the Merger Agreement due to a failure to obtain Diamondback Stockholder Approval, such acquisition proposal is publicly announced and not withdrawn at least two business days prior to the date of the Diamondback special meeting) or (2) is otherwise communicated to senior management of Diamondback or the Board prior to the termination of the Merger Agreement and not withdrawn prior to such termination, (ii) the Merger Agreement is then terminated (A) by either party because the Closing has not occurred by the Outside Date (but only in the case of subclause (1) in the foregoing clause (i)) or because of the failure to receive the Diamondback Stockholder Approval or (B) by Endeavor due to Diamondback’s Terminable Breach of the Merger Agreement or material breach of its non-solicitation obligations and (iii) within 12 months after the termination of the Merger Agreement, Diamondback enters into an agreement in respect of any acquisition proposal or recommends or submits an acquisition proposal to its stockholders for adoption, or a transaction in respect of any acquisition proposal with respect to Diamondback is consummated, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to termination of the Merger Agreement.

Additionally, if the Merger Agreement is terminated because of failure to receive the Diamondback Stockholder Approval and the termination fee is not payable pursuant to the above, then Diamondback is required to reimburse Endeavor for all reasonable out-of-pocket fees and expenses incurred or paid by Endeavor, the Company Representative or any of their affiliates in connection with the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, subject to a cap of $260,000,000.
If Diamondback fails to promptly pay any amounts due pursuant to the termination fee and expense reimbursement provisions, and, in order to obtain such payment, Endeavor commences a suit that results in a judgment against Diamondback for such amounts or any portion thereof, Diamondback must pay Endeavor its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the termination fee and expense reimbursement provisions from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
The payment of the expense reimbursement will be credited against any termination fee that may subsequently become payable by Diamondback. The termination fee and expense reimbursement are Endeavor’s sole and exclusive remedy, except in the case of a Willful and Material Breach or fraud, for any loss suffered, directly or indirectly, as a result of the failure of the Merger or the other transactions to be consummated, the termination of the Merger Agreement, any liabilities or obligations arising under the Merger Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement. In no event will Diamondback be required to pay to Endeavor more than one termination fee.

Covenants and Agreements
Conduct of the Business of Endeavor
Endeavor has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Closing Date.
Endeavor has agreed that, except (i) for certain scheduled exceptions, (ii) as required in the event of an emergency to protect life or protect against an imminent and substantial threat to property or the environment, (iii) as required as required by law, (iv) as expressly required or expressly permitted by the Merger Agreement or (v) as otherwise consented to in writing by Diamondback (such consent not to be unreasonably withheld, delayed or conditioned), it will, and will cause its subsidiaries to:
•
use commercially reasonable efforts to conduct its business, preserve substantially intact its present business organization, keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for terminations of employment services for cause) and preserve substantially intact its existing business relationships in accordance with its ordinary course of business consistent with past practice;

•	other than Permitted Leakages, not make, permit or enter into any Leakage transactions or Leakage payments;
•	not split, combine or reclassify any of its equity interests;
•
not make or commit to make any capital expenditures for the period prior to January 1, 2025 in excess of 115% of the aggregate amount in Endeavor’s 2024 capital expenditure budget, other than capital expenditures to repair damage resulting from insured casualty events or operational conditions of the wells or required on an emergency basis or for the safety of individuals, assets or the environment (provided that Endeavor must notify Diamondback of any such emergency expenditure as soon as reasonably practicable);

•
except as reasonably required in order to conduct certain operations or expenditures contemplated under its capital expenditures budget, not (i) affirmatively terminate or materially amend any oil and gas leases in a materially detrimental manner to Endeavor or any of its subsidiaries, (ii) terminate, materially amend, waive, modify, or extend any material contracts or enter into any new contract which would constitute a material contract if executed prior to the date of the Merger Agreement, other (A) than the execution or extension of a contract for the sale, exchange or marketing of hydrocarbons in the ordinary course of business consistent with past practice that is terminable by Endeavor or any of its subsidiaries without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon 90 days’ or less notice or (B) amendments, refinancings or replacements of its existing credit agreement permitted by the Merger Agreement or (iii) other than preferential rights arising under customary A.A.P.L. form joint operating agreements, unit agreements or participation agreements, grant or create any preferential right with respect to any of its assets or any consent (other than any consent that cannot, by its terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to its properties;

•
not transfer, sell, exchange, hypothecate, encumber or otherwise dispose of any portion of its assets; except for (i) sales and dispositions of hydrocarbons or equipment and materials that are surplus, obsolete or replaced made in the ordinary course of business consistent with past practices, (ii) the exchange or swap of its properties or other assets in the ordinary course of business consistent with past practice, (iii) pursuant to certain specified agreements, or (iv) other sales and dispositions of its assets in the ordinary course of business consistent with past practices, with value not exceeding $250,000,000 in the aggregate or (v) transactions solely between the Endeavor and its wholly owned subsidiaries, or solely between its wholly owned subsidiaries;

•
not enter into, commence, settle or compromise any litigation affecting Endeavor, its subsidiaries or their assets other than (i) the settlement of such litigation by Endeavor or any of its subsidiaries involving only the payment of money (not covered by insurance) of any amount not exceeding

$20,000,000 individually or $50,000,000 in the aggregate and that does not involve any material non-monetary restriction on future activity or conduct or an admission of criminal wrongdoing by Endeavor or any of its subsidiaries, and (ii) such litigation in respect of taxes, which is governed by a provision summarized below;
•	not amend or otherwise change any of its or its subsidiaries’ organizational documents (other than ministerial changes);
•
not issue, sell, deliver, grant, pledge, transfer, dispose of or otherwise subject to any non-permitted encumbrance, any of its or its subsidiaries’ equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other of its equity interests, other than issuances by the a wholly owned subsidiary to Endeavor or any other wholly owned subsidiary;

•
not acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into (or agree to enter into) any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (i) transactions solely between the Endeavor and its wholly owned subsidiaries (or solely among wholly owned subsidiaries), (ii) acquisitions of fee minerals, non-participating royalty interests, overriding royalty interests, royalty interests, executive rights, leasehold royalty interests, production payments, net profits interests or carried interests in the ordinary course of business consistent with past practice where the aggregate amount of the consideration paid or transferred by Endeavor or any of its subsidiaries in connection with all such acquisitions would not exceed $250,000,000, (iii) acquisitions as to which the aggregate amount of the consideration paid or transferred by Endeavor or any of its subsidiaries in connection with all such acquisitions is $50,000,000 in the aggregate, (iv) acquisitions, leases, transfer, exchange or swap of inventory in the ordinary course of business consistent with past practice or (v) non-exclusive licenses of intellectual property rights in the ordinary course of business;

•
not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than such transactions among its wholly owned subsidiaries;

•
(i) not incur any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of any person, or make any loans of borrowed money, except for (A) indebtedness under its existing credit agreement in the ordinary course of business consistent with past practice, (B) indebtedness incurred among wholly owned subsidiaries and/or Endeavor, (C) guarantees by Endeavor or any of its subsidiaries of the indebtedness of a wholly owned subsidiary, (D) advances for expenses required under customary joint operating agreements to operators of properties of Endeavor or any of its subsidiaries in the ordinary course of business consistent with past practice, or (E) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice; or (ii) not make or assume any derivatives, including any derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of hydrocarbons or other commodities, other than in the ordinary course of business in accordance with Endeavor’s current policies;

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except as required by a benefit plan in accordance with its terms as in effect as of the date of the Merger Agreement and as set forth in a schedule to the Merger Agreement, not (i) accelerate or permit the acceleration of any vesting, payment or funding of, the compensation or benefits payable or to become payable or the benefits provided to any current or former employee, officer, director other individual service provider of Endeavor or any of its subsidiaries, (ii) increase the compensation or benefits payable to or to become payable to any current or former employee, officer, director or other individual service provider of Endeavor or any of its subsidiaries, including forgiving any indebtedness, (iii) grant or announce the grant of or commit to grant any cash or equity or equity-based incentive awards (including awards under Endeavor’s phantom equity plan or its long-term incentive plan), bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former employee, officer, director or other individual service provider of Endeavor or any of its subsidiaries, (iv) enter into any employment, severance, or retention agreement with any of its current or former directors, executive officers, employees or other service providers, (v) establish, adopt or agree to adopt, amend or terminate any benefit plan or compensation plan, policy, program, agreement or arrangement that would constitute a benefit plan if in effect on the date hereof, or (vi) provide any funding for any rabbi trust or similar arrangement;
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not hire, or permit the hiring of, any additional employee or individual service provider providing services to Endeavor or any of its subsidiaries who would be a Vice President or above or whose annual target total direct compensation opportunity (i.e., the sum of annual base compensation, target short-term incentive compensation opportunity and target long-term incentive compensation opportunity) and would exceed $400,000 (each, a “Company Covered Individual”), and not promote any Company Covered Individual or an individual who would be a Company Covered Individual following such promotion;

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not terminate, or permit the termination of, any Company Covered Individual, other than “for cause”, and not effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under the WARN Act;

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not enter into any labor agreement or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of Endeavor or any of its subsidiaries;

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not waive or release any noncompetition, non-solicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Endeavor or any of its subsidiaries;

•	not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable law;
•
not (i) make (other than with respect to any election made in the ordinary course of business and consistent with past practice), change or revoke any material tax election, (ii) change any annual tax accounting period, (iii) change any material method of accounting for tax purposes, (iv) settle, or compromise any material tax proceeding, (v) file any material amended tax return or file any material tax return in a manner materially inconsistent with past practice, (vi) enter into any closing agreement with respect to taxes or (v) voluntarily and affirmatively act to surrender any right to claim a material tax refund, in each case if such action is reasonably likely to result in an increase to a tax liability of Endeavor or its subsidiaries that is material to Endeavor or any of its subsidiaries, taken as a whole; or

•	not enter into an agreement or commitment that would violate any of the foregoing covenants.
Conduct of the Business of Diamondback
Diamondback has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the Closing Date.
Diamondback has agreed that, except (i) for certain scheduled exceptions, (ii) as required in the event of an emergency to protect life or protect against an imminent and substantial threat to property or the environment, (iii) as required as required by law, (iv) as expressly required or expressly permitted by the Merger Agreement or (v) as otherwise consented to in writing by Endeavor (such consent not to be unreasonably withheld, delayed or conditioned), it will, and will cause its subsidiaries to:
•
use commercially reasonable efforts to (i) conduct its business, (ii) preserve substantially intact its present business organization, (iii) keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for terminations of employment services for cause) and (iv) preserve substantially intact its existing business relationships in accordance with its ordinary course of business consistent with past practice;

•
not make or commit to make any capital expenditures for the period prior to January 1, 2025 in excess of 115% of the aggregate amount in Diamondback’s capital expenditure budget, other than, in each case, (i) capital expenditures to repair damage resulting from insured casualty events or operational conditions of the wells or required on an emergency basis or for the safety of individuals, assets or the environment (provided that Diamondback will notify the Endeavor of any such emergency expenditure as soon as reasonably practicable) and (ii) operations proposed after the date of the Merger Agreement by third parties under joint operating agreements, joint development agreements and other similar agreements;
•
not transfer, sell, exchange, hypothecate, encumber or otherwise dispose of any portion of its assets or properties, except for (i) sales and dispositions of hydrocarbons or equipment and materials that are surplus, obsolete or replaced made in the ordinary course of business consistent with past practices, (ii) the exchange or swap of its properties or other assets in the ordinary course of business consistent with past practice, (iii) pursuant to an agreement in effect on the date of the Merger Agreement, (iv) other sales and dispositions of its assets for which consideration does not exceed $250,000,000 in the aggregate or (v) transactions solely between Diamondback and its subsidiaries or between its subsidiaries;

•
not enter into, commence, settle or compromise any litigation affecting Diamondback, its subsidiaries or their assets other than (i) the settlement of such litigation involving only the payment of money (not covered by insurance) by Diamondback or any of its subsidiaries of any amount not exceeding $20,000,000 individually or $50,000,000 in the aggregate and that does not involve any material non-monetary restriction on future activity or conduct or an admission of criminal wrongdoing, and (ii) such litigation in respect of taxes, which is governed by a provision summarized below;

•
not amend or otherwise change its or any of its subsidiaries’ organizational documents (other than ministerial changes or changes that would not be prohibited by the Stockholders Agreement if it were already in effect);

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not issue, sell, pledge, transfer, dispose of or otherwise subject to any non-permitted encumbrance, any of its or its subsidiaries’ equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity interests, other than (i) issuances by Diamondback or any of its wholly owned subsidiaries to Diamondback or any other wholly owned subsidiary, (ii) issuances of common stock or the common stock of Viper upon the conversion, exercise, vesting or lapsing of any equity award granted under their respective benefit plans in accordance with the terms of such plan and the applicable award agreement or otherwise in the ordinary course of business, (iii) issuances of awards granted under the applicable benefit plans in the ordinary course of business and in accordance with the terms of such plans, as applicable, as in effect as of the date of the Merger Agreement or (iv) issuances as consideration or in order to finance any acquisition not prohibited by the provision summarized immediately below;

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not acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (i) transactions solely between Diamondback and a wholly owned subsidiary (or solely among wholly owned subsidiaries), (ii) acquisitions of fee minerals, non-participating royalty interests, overriding royalty interests, royalty interests, executive rights, leasehold royalty interests, production payments, net profits interests or carried interests where the aggregate amount of the consideration paid or transferred in connection with all such acquisitions would not exceed $500,000,000 in the aggregate, (iii) acquisitions as to which the aggregate amount of the consideration paid or transferred in connection with all such acquisitions is $500,000,000 in the aggregate, (iv) acquisitions, leases, transfer, exchange or swap of inventory or other assets (including its properties) in the ordinary course of business or pursuant to existing contract, or (v) non-exclusive licenses of intellectual property rights in the ordinary course of business;

•	not terminate either the chief executive officer or chief financial officer of Diamondback;
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not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than such transactions among wholly owned subsidiaries;

•	not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable law; or
•	not enter into an agreement or commitment that would violate any of the foregoing covenants.
Diamondback Stockholders Meeting
As promptly as practicable after Diamondback obtains confirmation from the SEC or its staff, orally or in writing, that it does not have any further comments (or it does not intend to review) the proxy statement, but no later than in 30 days, Diamondback has agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the approval of the Stock Issuance Proposal and the Charter Amendment Proposal (the “stockholders meeting”).
Diamondback may postpone or adjourn the stockholders meeting solely (i) with the prior written consent of Endeavor; (ii) (A) due to the absence of a quorum at the time the stockholder meeting is otherwise scheduled (provided, that Diamondback must use its reasonable best efforts to obtain such a quorum as promptly as practicable), (B) if Diamondback believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to solicit additional proxies necessary for the Diamondback Stockholder Approval, whether or not a quorum is present, (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Diamondback stockholders prior to the stockholders meeting, or (D) to the extent such postponement or adjournment of the stockholders meeting is required by an order issued by any court or other governmental entity of competent jurisdiction in connection with the Merger Agreement; provided, (x) that Diamondback may not postpone or adjourn the stockholders meeting pursuant to clause (ii)(A) and/or clause (ii)(B) for a period exceeding twenty business days without the prior written consent of Endeavor, and (y) if the stockholder meeting is postponed, Diamondback must reconvene the stockholder meeting at the earliest practicable date on which the Board reasonably expects to have sufficient affirmative votes to obtain the Diamondback Stockholder Approval. Diamondback must at the request of Endeavor, to the extent permitted by law, adjourn the stockholders meeting to a date specified by Endeavor for the absence of a quorum or if Diamondback has not received proxies representing a sufficient number of shares of Diamondback common stock for the Diamondback Stockholder Approval; provided, that Diamondback will not be required to adjourn the stockholders meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten business days.
Unless the Board has made an adverse recommendation change as described under the section entitled “—Change of Recommendation,” the Board will recommend that its stockholders adopt the Stock Issuance Proposal and use its reasonable best efforts to solicit from its stockholders proxies in favor of the Stock Issuance Proposal and take all other action necessary or advisable to obtain the Diamondback Stockholder Approval.
Diamondback’s obligation to hold the stockholder meeting will be affected by the commencement, public proposal, public disclosure or communication to Diamondback or any other person of any acquisition proposal or the occurrence of any adverse recommendation change by the Board.
Stock Exchange Listing
Diamondback has agreed to use its reasonable best efforts to cause the shares of common stock to be issued as Common Stock Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the First Merger Effective Time.
Registration Rights
If requested in writing by Endeavor, which such request may be made by Endeavor no later than ten Business Days prior to the Closing Date, Diamondback must cooperate with Endeavor and its advisors to file a registration statement in accordance with the Securities Act to register the Common Stock Consideration, which registration statement, if Diamondback is then eligible to do so, must be an automatic shelf registration statement on Form S-3 and filed by Diamondback with the SEC no later than five business days after the Closing Date. Diamondback may satisfy its obligations with respect to the filing of any shelf registration statement by filing with the SEC a prospectus supplement under a “universal” or other shelf registration statement of Diamondback that also registers sales of securities for the account of Diamondback or other holders.

No Solicitation
The Merger Agreement sets forth restrictions on Diamondback’s and Endeavor’s ability to engage with third parties regarding acquisition proposals.
Each of Diamondback and Endeavor have mutually agreed to:
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immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to entry into the Merger Agreement with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access or any other access to the properties, facilities, books and records of such party previously granted to any such person and such person’s representatives;

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within two business days of the date of the Merger Agreement, request the prompt return or destruction of all confidential information furnished with respect to any possible acquisition proposal, during the twelve-month period prior to the date of the Merger Agreement, to the extent such return or destruction had not previously been requested, using its reasonable best efforts to ensure that such requests are complied with in accordance with the terms of such rights; and

•
not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal, and to enforce the provisions of any such agreement, which includes, to the extent such party has knowledge of any breach of such agreement, the seeking of any injunctive relief available to enforce such agreement.

Each of Diamondback and Endeavor has also agreed that it will not, and will cause each of its subsidiaries and other respective representatives not to, directly or indirectly:
•	solicit, initiate, endorse or knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or could reasonably lead to an acquisition proposal;
•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any acquisition proposal;

•
take any action to exempt any person from the restrictions on “business combinations” contained in in Section 203 the General Corporation Law of the State of Delaware or any other applicable state takeover statute or otherwise cause such restrictions not to apply;

•
cause or permit itself or any of its subsidiaries to enter into, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract, in each case constituting or related to any acquisition proposal; or

•	approve, authorize or publicly announce any intention to do any of the foregoing.
The Merger Agreement also places additional restrictions on Diamondback with respect to acquisition proposals that it may receive. Specifically, Diamondback has agreed to promptly (and in any event within 24 hours of receipt) advise Endeavor in writing or orally in the event it receives:
•	any credible indication by any person that it is considering making an acquisition proposal;
•	any inquiry or request for information, discussion or negotiation that could reasonably be expected to lead to an acquisition proposal; or
•
any proposal or offer that could reasonably be expected to lead to or that contemplates an acquisition proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person.

Further, Diamondback has agreed to keep Endeavor reasonably informed on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification or development, discussion or negotiation) of any such acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written correspondence or other materials provided to or Diamondback or its representatives, and copies of all draft documentation provided to or by Diamondback or its representatives.
An “acquisition proposal” means, with respect to Diamondback or Endeavor, as applicable, any proposal or offer from third party involving any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise (except any transaction contemplated by the Merger Agreement) of:
•	20% or more of the consolidated assets of such party (based on the fair market value thereof);
•	the assets of such party and its subsidiaries accounting for 20% or more of its consolidated EBITDA (as defined in the Merger Agreement) during the prior 12 months; or
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20% or more of the capital stock or voting power of such party or any of its subsidiaries (except, in each case, for sales and dispositions of hydrocarbons made in the ordinary course of business consistent with past practice).

Change of Recommendation
Subject to certain exceptions described below, the Board has agreed to recommend that Diamondback stockholders vote “FOR” the Stock Issuance Proposal.
Under the Merger Agreement, an “adverse recommendation change” is deemed to have occurred if the Board (i) withdraws, modifies or qualifies its recommendation that stockholders approve the Stock Issuance, (ii) authorizes, recommends, adopts, approves, or declares the advisability (or publicly proposes to do the same) of, or agrees to submit to a vote of Diamondback stockholders, any acquisition proposal, (iii) publicly makes any recommendation in connection with any acquisition proposal that is a tender offer or exchange offer by a third party other than (A) an unequivocal recommendation against such offer pursuant to Rule 14d-2 of the Exchange Act, (B) a temporary “stop, look and listen” communication or (C) a communication to comply with certain applicable rules of the Exchange Act and regulations promulgated thereunder, (iv) fails to include the Board’s recommendation in the proxy statement, (v) publicly proposes or states its intention to take any of the foregoing actions, (vi) fails to publicly reaffirm its recommendation within ten business days of Endeavor’s written request to do so (or, if earlier, at least two business days prior to the stockholders meeting) following the public announcement of any acquisition proposal (or any material amendment, including any change to the price or form of consideration), provided that Endeavor may not make such a written request more than once with respect a specific acquisition proposal and each material modification thereof or (vii) commits or agrees to do any of the foregoing.
Prior to obtaining the Diamondback Stockholder Approval, the Board may only make an adverse recommendation change (i) in connection with an acquisition proposal that constitutes a “superior proposal” or (ii) in response to an “intervening event.” Both of these circumstances under which an adverse recommendation change may be made are described below.
Change of Recommendation for a Superior Proposal
The Board may make an adverse recommendation change in connection with a superior proposal if, prior to the receipt of the Diamondback Stockholder Approval, Diamondback:
•	receives a bona fide written acquisition proposal;
•	such proposal was not solicited after the date of the Merger Agreement in violation its non-solicitation obligations under the Merger Agreement;
•
such acquisition proposal is expressly conditioned by the non-consummation of the transactions contemplated by the Merger Agreement (including the failure of any of the closing conditions set forth in the Merger Agreement to be satisfied); and

•
the Board determines in good faith, after consultation with its advisors that (i) that such acquisition proposal constitutes a “superior proposal” and (ii) the failure to change its recommendation to Diamondback stockholders would be inconsistent with its fiduciary duties under applicable law.

Prior to the Board making an adverse recommendation change pursuant to the above:
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Diamondback must notify Endeavor in writing (the “superior proposal notice”) at least five business days (the “matching period”) before making an adverse recommendation change of its intention to do so, and specify the reasons therefor, including the terms and conditions of, and the identity of the person making, the superior proposal, and contemporaneously furnish a copy (if any) of the proposed alternative acquisition agreement and any other relevant transaction documents (any amendment to the financial terms or any other amendment to any material term of such superior proposal requires Diamondback to deliver a new notice, thereby initiating a new matching period lasting two business days);

•
during the matching period prior, Diamondback must negotiate, and cause its financial and legal advisors to, negotiate with Endeavor in good faith (to the extent Endeavor seeks to negotiate) regarding any revisions to the terms of the transactions proposed by Endeavor; and

•
if Endeavor makes a binding written proposal during such matching period to adjust the terms and conditions of the Merger Agreement, the Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Endeavor, must continue to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Diamondback stockholders under applicable law.

If the Board determines that any proposal would cease to be a superior proposal by virtue of the revisions proposed by Endeavor, Diamondback must promptly (and in any event within 24 hours of such determination) so advise Endeavor and Endeavor and Diamondback will amend the Merger Agreement to reflect such offer made by Endeavor, and take all such actions as are necessary to give effect to the foregoing.
The Board has agreed to promptly (and in any event within two business days) reaffirm its original recommendation without qualification by press release if it determines that any proposal regarding an acquisition that is publicly announced or publicly disclosed does not constitute and would not reasonably be expected to lead to a superior proposal or if the Board determines that a proposed amendment by Endeavor to the terms of the Merger Agreement pursuant to the above would result in such a proposal no longer being a superior proposal.
A “superior proposal” means, any bona fide written acquisition proposal that did not result from a breach of Diamondback’s non-solicitation obligations under the Merger Agreement that the Board determines in good faith (after consultation with its advisors), taking into account all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing or financing contingencies and the likely timing of closing, and the person making the proposal, is more favorable to Diamondback stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including any binding adjustment to the terms and conditions proposed by Endeavor in writing in response to such proposal); provided, that, for purposes of the definition of “superior proposal,” references in the term “acquisition proposal” to “20% or more” are deemed to be references to “50% or more.”
Change of Recommendation for an Intervening Event
The Board may make an adverse recommendation change if, prior to the receipt of the Diamondback Stockholder Approval, the Board determines that an intervening event has occurred.
Prior to the Board making an adverse recommendation change pursuant to the above, the Diamondback has agreed to take the following actions:
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provide notice in writing to Endeavor that the Board intends to make an adverse recommendation change specifying its reasons and including reasonable detail describing the intervening event at least five business days prior to making such adverse recommendation change (the “intervening event matching period”) (any material change with respect to such intervening event requires a new notice, thereby initiating a new intervening event matching period lasting two business days);

•
during the intervening event match period, negotiate, and cause its financial and legal advisors to, negotiate with Endeavor in good faith (to the extent Endeavor seeks to negotiate) regarding any revisions to the terms of the transactions proposed by Endeavor; and

•
if Endeavor makes a written proposal during the intervening event matching period to adjust the terms and conditions of the Merger Agreement, the Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Endeavor, must continue to determine in good faith (after consultation with outside counsel) that the failure to make an adverse recommendation change would be inconsistent with its fiduciary obligations to Diamondback’s stockholders under applicable law.

An “intervening event” means, a material event, fact, circumstance, development or circumstance that was not known or reasonably foreseeable to the Board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development or circumstance, or any material consequence thereof, becomes known to the Board, prior to the receipt of the Diamondback Stockholder Approval that does not relate to (i) an acquisition proposal, (ii) changes in the price of the common stock or debt securities issued by Endeavor, (iii) failure to meet internal or published financial or operating projections, estimates or expectations or (iv) any event, change, circumstance, development, condition, occurrence or effect with respect to Endeavor that does not amount to an Endeavor Material Adverse Effect.
In any case, if Diamondback provides a notice of a superior proposal or an intervening event to Endeavor on a date that is less than ten business days before the stockholders meeting, Diamondback has agreed to either proceed with or postpone the stockholders meeting as directed by Endeavor (acting reasonably) to a date determined by Endeavor that is not more than ten business days after the originally scheduled date of the special meeting. However, the stockholders meeting may not be postponed to a date which would prevent the Merger Effective Time from occurring on or prior to the Outside Date.
Efforts to Complete the Merger
Diamondback and Endeavor each have agreed to use (and shall cause their respective subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. These include using their respective reasonable best efforts to:
•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;
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obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities which are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement;

•
make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain all approvals or waivers from, or to avoid any proceeding by, any governmental entity, including by making filings under the HSR Act; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.
However, Endeavor may not pay any fees or make any other concessions or waivers in connection with the above without first obtaining Diamondback’s written consent.
In addition, Diamondback has agreed to, and Endeavor has agreed (if requested by Diamondback), and will cause its subsidiaries, as necessary, to cooperate with Diamondback to, take any and all action necessary, to:
•
use reasonable best efforts to avoid entry of or have vacated or terminated any decree, order or judgment that would restrain, prevent or delay the Closing before the Outside Date, including defending through litigation on the merits (including appeal) any claim asserted in any court by any person; and

•
avoid or eliminate all impediment under applicable laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) including by (w) agreeing or proffering to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Diamondback or Endeavor or any of their respective affiliates or, assuming the consummation of the transactions, Diamondback or any of its affiliates, (x) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, (y) agreeing to terminate any existing relationships, contractual rights or obligations of Diamondback, Endeavor, or any of their respective affiliates or (z) entering into any agreement that in any way limits the ownership or operation of any business, properties or assets of Diamondback, Endeavor, or any of their respective affiliates (provided, however, that any such action may, at the discretion of Diamondback, be conditioned upon consummation of the transactions) (each a “divestiture action”) to ensure that no governmental entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions, or to ensure that no governmental entity with the authority to clear, authorize or otherwise approve the consummation of the transactions, fails to do so by the Outside Date.

However, none of Diamondback or any of its subsidiaries is required to take any divestiture action that would reasonably be expected to have a regulatory material adverse effect. “Regulatory material adverse effect” means an effect on the financial condition, business, operations, revenue or EBITDA (as defined in the Merger Agreement) of Diamondback, Endeavor and their respective subsidiaries, taken as a whole, from and after the First Merger Effective Time that would be materially adverse to a hypothetical company that is 100% of the size of Endeavor and its subsidiaries, taken as a whole as of the date of the Merger Agreement. Endeavor may not offer, propose, agree to, or consent to effect any divestiture action without Diamondback’s prior written consent and, at the written request of Diamondback, has agreed to offer, propose, agree to, or consent to a divestiture action so long as such divestiture action is conditioned upon the Closing.
None of Endeavor nor Diamondback nor their respective subsidiaries and affiliates may enter into an agreement with a governmental authority to delay closing for any period beyond the statutory HSR Act waiting period without the written consent of the other party.
The parties have also agreed to not, and to cause their respective subsidiaries to not, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the Merger Agreement or increase the risk of not obtaining any action, consent, approval, registration, waiver, permit, authorization, order expiration or termination of waiting periods or other confirmations from any governmental entity that is a condition to the Closing, in each case, other than in an immaterial manner.
Financing
Financing Not a Condition to the Merger
The obtaining of Financing, including the availability of the term loan commitments under the Bridge Commitment Letter and the takeout facility, is not a condition to Diamondback’s or the Merger Subs’ respective obligations under the Merger Agreement.
Cooperation of Diamondback
Until the Closing or the termination of the Merger Agreement, Diamondback has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to obtain funds sufficient (when combined with other funds available to Diamondback) to satisfy its obligations under the Merger Agreement, including the payment of the cash consideration, fees and expenses payable under the Merger Agreement, and for any repayment or refinancing of Endeavor’s indebtedness contemplated by the Merger Agreement (collectively, the “Debt Financing Amount”).
In furtherance of the foregoing, Diamondback has agreed not to (i) amend the Commitment Letter, without Endeavor’s consent, if such amendment would reduce the amount of the Financing thereunder to an amount less than Diamondback would need, together with all other sources of funding available, to fund the Debt Financing Amount, or would modify the conditions thereto in a manner that would reasonably be expected to prevent or materially impede or delay the consummation of the Merger or (ii) terminate the Commitment Letter to the extent doing so would reasonably be expected to prevent or materially impede or delay the consummation of the Merger.
Diamondback has agreed to (i) reasonably promptly upon request from Endeavor, provide Endeavor with updates about the preparation of the financing and (ii) promptly inform Endeavor after becoming aware of any circumstance or event which would reasonably be expected to prevent or materially impede or delay Diamondback’s ability to obtain funds sufficient to fund the Debt Financing Amounts.
Cooperation of Endeavor
Subject to certain limitations and other caveats, Endeavor has agreed, subject to certain customary exceptions, to (i) use reasonable best efforts to, (ii) cause its subsidiaries to use reasonable best efforts to and (iii) use reasonable best efforts to cause its and its subsidiaries’ respective directors, officers, employees, agents and advisors to use reasonable efforts to cooperate with Diamondback as necessary in connection with the arrangement of the Financing or any Permanent Financing as may be reasonably requested by Diamondback. Specifically, Endeavor and its subsidiaries must and must use reasonable best efforts to cause its and their respective representatives to:
•
make appropriate senior management and representatives of Endeavor available for participation at mutually agreeable times and locations upon reasonable advance notice in a reasonable number of bank meetings, due diligence sessions, lender presentations, drafting sessions, road shows and similar presentations and sessions to and with the financing sources and rating agencies;

•
use reasonable best efforts to furnish Diamondback with such customary historical financial and other factual information (that is, in the case of financial statements, readily available to, and in the form customarily prepared by, the Endeavor and its subsidiaries) regarding Endeavor and its subsidiaries as may be reasonably requested by Diamondback and is customarily provided in connection with financings of the type contemplated by the Financing or any Permanent Financing or reasonably necessary for the completion of the Financing or any Permanent Financing;

•
use reasonable best efforts to provide to Diamondback and its financing sources at least three business days prior to the Closing Date all documentation and other information required by governmental entities under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Diamondback at least ten business days prior to the closing;

•	provide historical financial statements of Endeavor and its subsidiaries required by the terms of the Commitment Letter;
•	provide customary authorization letters and management representation letters in connection with the Financing or any Permanent Financing;
•
use reasonable best efforts to facilitate the execution and delivery of definitive and ancillary documents, if any, required in connection with or reasonably related to the Financing or any Permanent Financing; and

•
use reasonable best efforts to assist Diamondback in preparing customary offering memoranda, rating agencies presentations, lender presentations, prospectuses and other similar documents in connection with the Financing or any Permanent Financing.

Notwithstanding the foregoing, any breach of the foregoing obligations of Endeavor will not be asserted as the basis for (i) any condition precedent to consummate the Merger having not been satisfied or (ii) the termination of the Merger Agreement pursuant to the applicable provisions of the Merger Agreement, in each case, unless such breach is (A) a Willful and Material Breach that (B) causes the conditions in the Bridge Commitment Letter regarding delivery of certain financials of Endeavor (or substantially similar conditions in any replacement to such Bridge Commitment Letter described below) to not be satisfied and is (C) the primary cause of Diamondback being unable to obtain the proceeds of (x) the Financing at or prior to the First Merger Effective Time (such breach by the Endeavor, an “Endeavor Debt Breach”) or (y) any replacement to the Financing that is required for any reason other than Diamondback’s breach of any obligations related to the Financing or its failure to satisfy any of the conditions related thereto (it being understood that if, and only if, the Endeavor Debt Breach caused Diamondback’s breach or Diamondback’s failure to satisfy any of the conditions related thereto, Diamondback will be deemed not to be in breach and will be deemed not to have failed to satisfy any of the conditions related thereto for the purposes of the foregoing clause (y).
Employee Benefits Matters
Under the Merger Agreement, Diamondback has agreed that for a period of at least one year following the First Merger Effective Time, each individual who is employed by Endeavor immediately prior to the First Merger Effective Time and continues employment with the Surviving Company or its subsidiaries as of the Closing Date to be provided with the following:
•	an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate in effect for such employee immediately prior to the First Merger Effective Time;
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health, paid time off and retirement benefits that are no less favorable, in the aggregate, than the health, paid time off and retirement benefits provided to similarly situated employees of Diamondback; and

•
target short-term and target long-term incentive compensation opportunities that are each substantially comparable to those provided to similarly situated employees of Diamondback; provided, however, Diamondback must provide for certain other payments set forth in a schedule to the Merger Agreement.

Diamondback has agreed to also cause the Surviving Company and its subsidiaries to continue and honor its obligations under all employment, severance, change in control and other agreements (if any) between the Surviving Company or its subsidiaries, as applicable, and each individual who was employed by Endeavor or any of its subsidiaries immediately prior to the First Merger Effective Time.
For purposes of eligibility to participate, vesting and calculation of vacation or severance benefit entitlements (but not for any purposes with respect to defined benefit pension benefits or post-employment retiree welfare benefits) with respect to Diamondback’s benefit plans providing benefits to any Endeavor employee after the Closing Date, each Endeavor employee’s years of service with Endeavor or its subsidiaries (or a predecessor to the extent service with such predecessor was recognized by Endeavor or its subsidiaries, as applicable, as of the date of the Merger Agreement) prior to the First Merger Effective Time will be treated as service with Diamondback, subject to certain customary exceptions.
Endeavor has agreed to, effective as of the day prior to the First Merger Effective Time but contingent upon the Closing, cause to be approved resolutions terminating Endeavor LP’s 401(k) plan, unless Diamondback otherwise provides notice that such plan should not be terminated. As soon as administratively practicable following the Closing, each Endeavor employee will be eligible to participate in a tax qualified defined contribution plan established or designated by Diamondback (a “Diamondback 401(k) Plan”), subject to its terms and conditions. As soon as practicable after the Closing and to the extent not prohibited under applicable Law, Diamondback must also take commercially reasonable efforts to facilitate and effect an eligible rollover distribution (inclusive of any employee loans) for each Endeavor who elects to rollover his or her full account balance in Endeavor LP’s 401(k) plan to the Diamondback 401(k) Plan.
Prior to the Closing Date, Endeavor will submit for approval by the holders of the Endeavor Interests, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “parachute payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual. Prior to the distribution of the 280G stockholder vote materials, Endeavor will obtain an irrevocable waiver of the right to any parachute payment from each of the applicable “disqualified individuals” whose parachute payments would be subject to the 280G stockholder vote.
Director and Officer Indemnification and Insurance
The parties have agreed that Diamondback will, and will cause the Surviving Company and its subsidiaries to, cause (i) any rights to indemnification, advancement of expenses or exculpation existing as of the Merger Agreement in favor of the directors, officers, members and managers of Endeavor, its managing member or any of the Surviving Company’s subsidiaries (each, an “indemnified party”) as provided in their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, with respect to any matter occurring at or prior to the First Merger Effective Time (including the transactions contemplated by the Merger Agreement) and (ii) any indemnification or other similar agreements of Endeavor or any of its subsidiaries in effect as of the date of the Merger Agreement to survive the Merger and continue in full force and effect for at least six years after the First Merger Effective Time. Additionally, during such period, Diamondback may not, nor will it permit the Surviving Company or any of its subsidiaries to, amend, repeal or otherwise modify such provisions for indemnification, advancement of expenses or exculpation in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the First Merger Effective Time was a director or officer of Endeavor, its managing member or any of the Surviving Company’s subsidiaries with respect to any matter occurring at or prior to the Merger Effective Time, unless such modification is required by law.
The parties have further agreed that, until the sixth year anniversary of the Merger Effective Time, Diamondback will cause the Surviving Company and its subsidiaries to the fullest extent permitted under applicable law (but subject to any limitation imposed from time to time under applicable law) indemnify each indemnified party against any and all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred in their capacity as officer, director, member, manager, employee or agent of Endeavor, its subsidiaries or its managing member in connection with any pending or threatened proceeding to the extent based on or arising out such indemnified party’s service at or prior to the First Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the First Merger Effective Time, including with respect to the transactions contemplated by the Merger Agreement and (ii) advance reasonable and documented out-of-pocket costs and expenses incurred by any indemnified party in connection with matters for which such indemnified parties are eligible to be indemnified.
In addition the parties have agreed that Diamondback will cause to be put in place, and Diamondback must fully prepay prior to the First Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the Merger Effective Time from an insurance carrier with the same or better credit rating as Endeavor LP’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable in the aggregate as Endeavor LP’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Merger Effective Time, provided, however, that in no event shall the aggregate cost of such insurance exceed during the six-year tail period 300% of the current aggregate annual premium paid by Endeavor for such purpose and if the cost of such insurance coverage exceeds such amount, Diamondback must cause the Surviving Company, or its applicable subsidiary, to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
Other Covenants
Under the terms of the Merger Agreement, Diamondback and Endeavor made certain other covenants to and agreements with each other regarding other matters including, but not limited to:
•	confidentiality and access to certain information during the period prior to the Closing;
•	actions to be taken (and not taken) by the parties with respect to anti-takeover laws;
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timely notifications to the other party of certain matters, including any proceeding commenced or, to such party’s knowledge, threatened against, that questions the validity or legality of the transactions or seeks damages in connection therewith;

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consultation with the other party before issuing, and giving each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger Agreement and the transactions contemplated thereby;

•	actions to be taken (and not taken) by the parties to ensure that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;
•	cooperation and other obligations regarding certain tax matters;
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actions to be taken by Diamondback to cause the acquisitions of equity securities of Diamondback (including derivative securities) resulting from the transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act for individuals subject to the reporting requirements of Section 16(a) of the Exchange Act;

•	termination, effective upon the Closing, of certain agreements between Endeavor and certain of its related parties;

•	entry by Diamondback and the holders of the Endeavor Interests into the Stockholders Agreement;
•	restrictions on the transfer of Endeavor Interests during the period between signing and closing; and
•	timely furnishing of financial statements and reserve reports of Endeavor to Diamondback during the period prior to the Closing.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions to the effect that there have not been, and would not reasonably be expected to be, a “Material Adverse Effect” (as defined below)).
The representations and warranties made by each party under the Merger Agreement relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business;
•	due authorization of each party to enter into the Merger Agreement and consummate the transactions and agreements contemplated thereby;
•	the absence of any conflicts or violations of organizational documents and other material agreements or laws;
•	broker’s, finder’s and financial advisor’s fees;
•	the absence of certain legal proceedings, investigations and governmental orders;
•	tax matters;
•	compliance with laws, permits and regulatory bodies and regulatory status;
•	material contracts and the absence of breach or default of material contracts;
•	required consents and approvals from governmental entities and certain third parties;
•	environmental matters;
•	capitalization;
•	options, restricted stock units and warrants;
•	ownership of equity or voting interests of each of the parties’ subsidiaries being free and clear of liens;
•	certain oil and gas leases and rights-of-way;
•	wells and equipment;
•	accuracy of financial statements and reserve reports;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	the absence of material undisclosed liabilities or off-balance-sheet arrangements;
•	intellectual property rights;
•	related-party transactions;
•	real property;
•	the absence of certain changes or events after a specified date;
•	employee benefit plans;
•	employment and labor matters;
•	compliance with certain domestic and foreign anti-corruption laws and customs and international trade laws; and
•	with respect to Diamondback, accuracy of information supplied or to be supplied in connection with this proxy statement.

The Merger Agreement also contains additional representations and warranties of Diamondback and the Merger Subs relating to, among other things, the following:
•	documents filed with the SEC and financial statements;
•	eligibility to file registration statements on Form S-3;
•	absence of a stockholders rights plan;
•	receipt of an opinion from Jefferies that the Merger Consideration is fair, from a financial point of view, to Diamondback;
•	organization and activities of the Merger Subs; and
•	delivery of a binding commitment letter and other documents relating to the debt financing contemplated by such letter.
Material Adverse Effect
For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to any person, any event, change, circumstance, development, condition, occurrence or effect that has, or would have, a material adverse effect on the business, condition (financial or otherwise), or results of operations of such person and its subsidiaries, taken as a whole, provided, however, that no event, change, circumstance, development, condition, occurrence or effect to the extent resulting from or arising out of the following will be deemed to be or to constitute a “Material Adverse Effect” or will be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would occur:
•
changes after the date of the Merger Agreement in conditions or developments generally applicable to the oil and gas exploration, development or production industry in the United States or any area or areas where the assets of such person are located, including changes in law or regulation affecting such industry;

•
changes after the date of the Merger Agreement in general economic or political conditions or securities, credit, financial or other capital markets conditions, including changes generally in supply, demand, price levels, interest rates, changes in the price of any commodity (including hydrocarbons and hydrocarbon products) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates, in each case in the United States or any foreign jurisdiction;

•	any change after the date of the Merger Agreement in applicable law or GAAP (or authoritative interpretation thereof);
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geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•	any epidemic, pandemic, disease outbreak (including the Covid-19 virus) or other public health crisis, or the worsening of any of the foregoing;
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any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, developments, conditions, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect);

•
solely with respect to Diamondback, any change, in and of itself, in the market price or trading volume of its securities (it being understood that the events, changes, circumstances, developments, conditions, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

•	the execution, public announcement or consummation of the Merger or the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person with employees, labor unions customers, suppliers or partners (provided that the exception in this clause does not apply to any representation or warranty related to the execution, announcement or consummation of the Merger or the other transactions contemplated by the Merger Agreement);
•	the identity Diamondback as the acquiror of Endeavor;
•	any actions taken or omitted to be taken by a party at the express written direction of the other parties;
•	any steps expressly required to be taken pursuant to the Merger Agreement;
•	solely in the case of Diamondback, any proceeding commenced by any Diamondback stockholder arising out of or related to the Merger Agreement or the transactions contemplated thereby; or
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or the failure of a party to take any action that such party is prohibited by the terms of the Merger Agreement from taking to the extent the other party fails to give its consent thereto after a written request thereof.

except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in the first five bullets above, has a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other similarly situated persons in the oil and gas exploration, development and production industry in the geographic areas in which such person and any of its subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether a Material Adverse Effect has occurred or would occur solely to the extent it is disproportionate).
A Material Adverse Effect with respect to Diamondback is referred to in this proxy statement as a “Diamondback Material Adverse Effect” and a Material Adverse Effect with respect to Endeavor is referred to as an “Endeavor Material Adverse Effect.”
Amendments
The Merger Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Board or the managing member of Endeavor, as applicable, at any time prior to the First Merger Effective Time. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise except by a written instrument signed on behalf of each of the parties.
Specific Performance
The parties have agreed that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware. If prior to the Outside Date, any party brings an action to enforce specifically the performance of the terms and provisions of the Merger Agreement by any other party, the Outside Date will automatically be extended by such other time period established by the court presiding over such action.
Applicable Law; Jurisdiction
The Merger Agreement is governed by Delaware law.

STOCKHOLDERS AGREEMENT
This section describes the material terms of the Stockholders Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Stockholders Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Stockholders Agreement. You are encouraged to read the Stockholders Agreement carefully and in its entirety.
In connection with the Closing, Diamondback will enter into the Stockholders Agreement with the Endeavor Stockholders.
Board of Directors
The Stockholders Agreement will provide that following the Closing the Endeavor Stockholders will have the right to nominate, a certain number of directors (each, a “designee”) depending on the percentage of the outstanding shares of Diamondback common stock the Endeavor Stockholders hold, subject to certain director qualification requirements. Specifically, the Endeavor Stockholders will have the right to nominate:
•	four directors, if they own at least 25% of the outstanding shares of our common stock;
•	two directors, if they own at least 20% but less than 25% of the outstanding shares of our common stock; and
•	one director, if they own at least 10% but less than 20% of the outstanding shares of our common stock.
The initial directors nominated by the Endeavor Stockholders (the “initial designees”) must be mutually agreed by Diamondback and the Endeavor Stockholders holding a majority of the Diamondback common stock held by all Endeavor Stockholders (the “Endeavor Majority”) and any replacement designee must be approved by a majority of the directors on the Board (such approval to not be unreasonably withheld) that were not nominated by the Endeavor Stockholders. If any replacement designee does not satisfy this approval requirement, then the Endeavor Majority will have the right to designate another individual as the replacement designee (which process may be repeated, until such time as the replacement designee satisfies the approval requirement).
Unless otherwise requested by the Board, if the beneficial ownership level of the Endeavor Stockholders falls below the aforementioned thresholds, they will be required to cause the resignation of the number of designees that they are no longer entitled to nominate.
Until the date that the Endeavor Stockholders cease to beneficially own at least 25% of the outstanding shares of common stock in the aggregate, the Endeavor Majority will have the right to require, and the Board shall (if requested by the Endeavor Majority) cause each committee of the Board to contain at least one designee, subject to applicable law and such designee(s) meeting the qualifications required for service on the applicable committee. The designee chosen to serve on any committee will be determined by a majority of the non-designee directors.
Indemnification and Compensation
Under the Stockholders Agreement, each designee will receive the same indemnification and exculpation rights granted to the other members of the Board, any and all applicable director and committee fees and compensation that are payable to Diamondback’s non-employee directors as part of Diamondback’s director compensation plan, and reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable committee duties in accordance with Diamondback’s expense reimbursement policy applicable to non-employee directors.
Certain Actions Requiring Approvals
Until the Endeavor Stockholders cease to beneficially own at least 10% of the outstanding shares of common stock, Diamondback would not be permitted to, without the Endeavor Majority’s prior written consent:
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amend the Charter or its bylaws, each as in effect as of the Closing, in any manner that would disproportionately and adversely affect the rights of the Endeavor Stockholders, as a group, thereunder compared to other Diamondback stockholders;

•	increase the number of directors on the Board above thirteen directors; or
•
form any new committee involving a material delegation of authority from the Board or amend the charter of any committee, in each case in a manner that would disproportionately and adversely affect the rights of the Endeavor Stockholders.

However, any amendments or supplements to the Charter or bylaws to adopt, or reflect the adoption of, a customary stockholder rights plan will not be deemed to materially, disproportionately and adversely affect the rights of the Endeavor Stockholders.
Voting; Quorum
Under the Stockholders Agreement, so long as the Endeavor Stockholders beneficially own at least 20% of the outstanding shares of common stock they will be required to:
•	vote all of their shares of common stock in director elections in the same proportion as the other holders of the common stock; and
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with respect to other matters, vote their shares of common stock representing in excess of 25% of the outstanding shares of common stock in the same proportion as the other holders of the common stock on such other matters.

Until the date on which the Endeavor Stockholders cease to beneficially own more than 15% of the outstanding shares of common stock in the aggregate, at any annual or special meeting of stockholders of Diamondback, the Endeavor Stockholders will be required to cause all shares of Diamondback common stock beneficially owned by them to be present in person or by proxy for quorum purposes.
Stock Transfer Restrictions
The Stockholders Agreement will subject the Endeavor Stockholders to certain restrictions on the transfer of the shares of Diamondback common stock they will receive as merger consideration in the Merger (the “Closing Common Shares”). The Endeavor Stockholders would be restricted from transferring (other than in certain permitted transfers) Closing Common Shares in excess of:
•	10% of the Closing Common Shares in the aggregate until the date that is the six month anniversary of the Closing Date;
•	33.4% of the Closing Common Shares in the aggregate until the date that is the 12 month anniversary of the Closing Date; and
•	66.7% of the Closing Common Shares in the aggregate until the date that is the 18 month anniversary of the Closing.
Additionally, until the date on which the Endeavor Stockholders cease to beneficially own more than 10% of the outstanding shares of Diamondback common stock in the aggregate, the Endeavor Stockholders may only transfer shares of common stock if (x) in a transfer made directly on the Nasdaq or other securities exchange or counter without the use of underwriter(s), broker-dealer(s) or selling agent(s), the transferee is not, to the Endeavor Stockholders’ knowledge, a restricted person or any affiliate thereof; (y) in a transfer pursuant to an underwritten offering, broker-dealer or other selling agent, the Endeavor Stockholders have instructed the managing underwriter(s), broker-dealer(s) or selling agent(s), as applicable, not to transfer any shares of common stock to any restricted person; and (z) in any other transfer, including a privately negotiated transaction, the transferee is not a restricted person. A restricted person generally means a holder of 10% or more of the outstanding shares of Diamondback common stock (including any person that would become such a holder upon transfer), any exploration and production company with significant operations in the Permian Basin or any person that is a material supplier or customer of Diamondback.
Restricted Activities
The Stockholders Agreement will subject the Endeavor Stockholders to a “standstill,” which restricted them from taking certain actions without Diamondback’s prior written consent.
So long as the Endeavor Stockholders own at least 20% of the outstanding shares of common stock, in the aggregate, they will be prohibited from acquiring, agreeing to acquire or offering to acquire (or providing any financing for the acquisition of) any equity securities (including any rights, options or other derivative securities or contracts or instruments), assets, debt instruments or indebtedness of Diamondback or its subsidiaries, subject to certain exceptions in connection with permitted transfers, stock splits, reclassifications, grant or vesting of equity compensation awards to the designees and the exercise of stock options, restricted stock units or similar awards relating to any equity securities of Diamondback granted to the designees.
In addition, until 90 days after the later of the Endeavor Stockholders ceasing to beneficially own at least 10% of the outstanding shares of common stock or having at least one designee on the Board, the Endeavor Stockholders and their affiliates will be prohibited from, directly or indirectly:
•
making any offer, submitting a proposal, asking or requesting any other person to make an offer, publicly supporting, making any public announcement or making any public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving Diamondback (unless such transaction is approved or affirmatively recommended by the Board);

•
making, knowingly encouraging, or in any way participating in, any solicitation of proxies to vote any, or proving or withholding consents with respect to, the common stock, or seeking to advise or knowingly influence any person with respect to the voting of, or the providing or withholding of consent with respect to, any common stock (other than, in each case, in a manner that is recommended by the Board);

•
seeking election to, or seeking to place a representative on, the Board, or seeking the removal of any member of the Board, or otherwise acting, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of Diamondback (other than with respect to (i) the election or removal of a designate in accordance with the Stockholders Agreement or (ii) voting (including by written consent) in accordance with the Stockholders Agreement);

•	calling, or seeking to call, a meeting of Diamondback stockholders or initiating any stockholder proposal for action by Diamondback stockholders;
•	forming, joining or in any way participating in a group with respect to any equity securities of Diamondback (other than a group consisting solely of the Endeavor Stockholders);
•	otherwise acting, alone or in concert with others, to seek to control or knowingly influence the management or the policies of Diamondback;
•	advising or knowingly assisting or encouraging or entering into any discussions, negotiations, agreements or arrangements with any other person in connection with any of the foregoing activities;
•
publicly disclosing any intention, plan or arrangement inconsistent with any of the foregoing activities, or taking any action that an Endeavor Stockholder knows, or would reasonably be expected to know, would require Diamondback to make a public announcement regarding any of the foregoing activities; or

•
contesting the validity of the standstill provisions in the Stockholders Agreement, or contesting the validity of, or otherwise challenging in any way an action by Diamondback to adopt, a “poison pill” or similar anti-takeover device, or initiating or participating in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained in the standstill provisions of the Stockholders Agreement or any such “poison pill” or similar anti-takeover device.

The foregoing restrictions do not (i) limit the non-public activities of any designee taken in good faith in his or her capacity as a director, (ii) limit the participation of any designee in any confidential Board or committee discussions, deliberations, negotiations or determinations or (iii) prohibit or restrict any Endeavor Stockholder from taking any action necessary to comply with any law or any action required by any governmental entity or exchange requirement (excluding any requirement created by any action undertaken by the Endeavor Stockholders, their affiliates or any person acting at the direction or on behalf of the Endeavor Stockholders in breach of the standstill obligations under the Stockholders Agreement).

Registration Rights
Diamondback will be required (to the extent not previously filed) to, within five business days following the six month anniversary of the Closing Date, file an automatically effective registration statement registering the resale of the Registrable Securities (as defined below).
Under the Stockholders Agreement, Diamondback will be required to provide the Endeavor Stockholders with certain registration rights. In particular, the Endeavor Stockholders will be entitled to make up to three registration demands for an underwritten shelf take-down to sell all or a portion of their Registrable Securities in any calendar year for so long as they beneficially own Registrable Securities having a value, in the aggregate, of more than $2,000,000,000. The Endeavor Stockholders would also be able to require a marketed underwritten shelf takedown if the gross proceeds from such registration are reasonably expected to be more than $500 million. In addition, the Endeavor Stockholders will have “piggy-back” registration rights to include their Registrable Securities in other registration statements filed by Diamondback. Diamondback will generally bear the expenses incurred in connection with such offerings.
“Registrable Securities” means the Closing Common Shares, and any securities into which such shares of common stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of Diamondback; provided, however, that Registrable Securities will cease to be Registrable Securities when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) have been transferred or sold to any person to whom the rights under the Stockholders Agreement are not assigned in accordance with the Stockholders Agreement or (iv) cease to be outstanding. Notwithstanding the foregoing, any securities held by any Endeavor Stockholder that together with its affiliates beneficially owns less than 2% of such class or series of securities and that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will be deemed not to be Registrable Securities.
Termination
The Stockholders Agreement will automatically terminate on that date that the Endeavor Stockholders cease to beneficially own at least 10% of the outstanding shares of common stock (“standstill removal date”); provided, however, that (i) certain of the standstill provisions described above and Endeavor’s confidentiality obligations will terminate on the earlier of 90 days after (x) the standstill removal date and (y) the date on which all designees cease to serve on the Board and (ii) the Endeavor Stockholders’ registration rights will terminate on the date they no longer own any Registrable Securities.
Applicable Law; Jurisdiction
The Stockholders Agreement is governed by Delaware law.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
On February 11, 2024, Diamondback entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth therein, Diamondback will acquire the Endeavor Interests through the consummation of the Merger. If the Merger is completed, the aggregate consideration in exchange for the Endeavor Interests will be (i) Cash Consideration of $8.0 billion, subject to adjustments in accordance with the terms of the Merger Agreement, and (ii) 117,267,069 shares of common stock.
The following unaudited pro forma combined financial information (the “pro forma financial statements”) gives effect to the Merger, which will be accounted for using the acquisition method of accounting with Diamondback identified as the acquiror. Under the acquisition method of accounting, Diamondback will record assets acquired and liabilities assumed from Endeavor at their respective acquisition date fair values on the Closing Date.
The pro forma financial statements have been prepared from the respective historical consolidated financial statements of Diamondback and Endeavor, adjusted to give effect to the Merger. The unaudited pro forma combined balance sheet (the “pro forma balance sheet”) combines the historical consolidated balance sheets of Diamondback and Endeavor as of December 31, 2023, giving effect to the Merger as if it had been completed on December 31, 2023. The unaudited pro forma combined statement of operations (the “pro forma statement of operations” and together with the pro forma balance sheet, the “pro forma financial statements”) for the year ended December 31, 2023, combines the historical consolidated statements of operations of Diamondback and Endeavor, giving effect to the Merger as if it had been completed on January 1, 2023. The pro forma financial statements contain certain reclassification adjustments to conform the historical Endeavor financial statement presentation to Diamondback’s financial statement presentation. For purposes of the pro forma financial statements presented below, it is assumed that Diamondback will fund the Cash Consideration with (i) the approximately $6.5 billion of borrowings available under the bridge facility, and (ii) approximately $1.5 billion of borrowings from the takeout facility, which consists of a 1 year $1.0 billion tranche and a 2 year $500 million tranche.
The pro forma financial statements are presented to reflect the Merger and do not represent what Diamondback’s financial position or results of operations would have been had the Merger occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the Merger. The pro forma financial statements are intended to provide information about the continuing impact of the Merger as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.
Diamondback and Endeavor anticipate that certain non-recurring charges will be incurred in connection with the Merger, the substantial majority of which consist of fees paid to financial, legal and accounting advisors, severance and benefit costs, and filing fees. Any such charge could affect the future results of the post-acquisition company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the Closing Date. Accordingly, the pro forma statement of operations for the year ended December 31, 2023 reflects the effects of these non-recurring charges, which are not included in the historical statements of operations of Diamondback or Endeavor for the year ended December 31, 2023.
As of the date of this proxy statement, Diamondback has used currently available information to determine preliminary fair value estimates for the Merger Consideration and its allocation to the Endeavor tangible assets and identifiable intangible assets acquired and liabilities assumed. Until the Merger is completed, Diamondback and Endeavor are limited in their ability to share certain information. Therefore, Diamondback estimated the fair value of Endeavor’s assets and liabilities based on reviews of Endeavor’s historical audited financial statements, preliminary valuation studies, allowed discussions with Endeavor’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements.
The final determination of the fair value of Endeavor’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Endeavor that exist as of the Closing Date and, therefore, cannot be made prior to the completion of the Merger. In addition, the actual value of the Merger Consideration will be determined using the closing share price of the common stock on the Closing Date.

As a result of the foregoing, the transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statements of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.
The pro forma financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in Diamondback’s SEC filings which are incorporated by reference into this proxy statement and in the historical audited financial statements of Endeavor which are included in this proxy statement in the section entitled “Index to Consolidated Financial Statements and Supplemental Schedules of Endeavor Parent, LLC.”

Diamondback Energy, Inc.
Unaudited Pro Forma Combined Balance Sheet
	As of December 31, 2023
	Historical		Transaction Accounting Adjustments
	Diamondback	Endeavor	Reclass Adjustments Note 3 (a)	Pro Forma Adjustments Note 3		Diamondback Pro Forma Combined
	(In millions, except par value and share amounts)
Assets
Current Assets:
Cash and cash equivalents	$582	$690	$—	$(755)	(c)(d)(g)(h)	$517
Restricted cash	3	—	—	—		3
Accounts receivable:
Joint interest and other, net	192	29	41	—		262
Oil and natural gas sales, net	654	—	681	(19)	(k)	1,316
Accrued oil and natural gas revenues	—	727	(727)	—		—
Related parties	—	32	(32)	—		—
Accounts receivable - other	—	9	(9)	—		—
Income tax receivable	1	—	—	—		1
Inventories	63	83	—	—		146
Derivative instruments	17	46	—	—		63
Prepaid expenses and other current assets	109	17	—	40	(g)	166
Total current assets	1,621	1,633	(46)	(734)		2,474
Property and equipment:
Oil and natural gas properties, full cost method of accounting	42,430	—	15,490	22,245	(b)(c)(e)(f)	80,165
Oil and natural gas property and equipment, full cost method, net	—	8,917	(8,917)	—		—
Other property, equipment and land	673	—	831	(260)	(e)	1,244
Other property and equipment, net	—	571	(571)	—		—
Accumulated depletion, depreciation, amortization and impairment	(16,429)	—	(6,833)	6,833	(e)	(16,429)
Property and equipment, net	26,674	9,488	—	28,818		64,980

Equity method investments	529	—	—	—		529
Derivative instruments	1	9	—	—		10
Deferred income taxes, net	45	—	—	—		45
Investment in real estate, net	84	—	—	—		84
Operating lease right-of-use assets, net	—	37	(37)	—		—
Other assets	47	—	70	—		117
Other noncurrent assets - related parties	—	8	(8)	—		—
Other noncurrent assets	—	25	(25)	—		—
Total assets	$29,001	$11,200	$(46)	$28,084		$68,239
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$261	$459	$(339)	$(19)	(k)	$362
Accounts payable - oil and gas revenue	—	704	(704)	—		—
Accrued capital expenditures	493	—	339	—		832
Other accrued liabilities	475	—	220	100	(i)	795
Accrued expenses	—	231	(231)	—		—
Revenues and royalties payable	764	—	704	—		1,468
Derivative instruments	86	9	—	—		95
Income taxes payable	29	2	—	—		31
Short-term debt	—	—	—	7,500	(g)	7,500

	As of December 31, 2023
	Historical		Transaction Accounting Adjustments
	Diamondback	Endeavor	Reclass Adjustments Note 3 (a)	Pro Forma Adjustments Note 3		Diamondback Pro Forma Combined
	(In millions, except par value and share amounts)
Current operating lease liabilities	—	20	(20)	—		—
Asset retirement obligations	—	15	(15)	—		—
Total current liabilities	2,108	1,440	(46)	7,581		11,083
Long-term debt	6,641	913	—	(413)	(d)(g)	7,141
Derivative instruments	122	1	—	—		123
Asset retirement obligations	239	245	—	—		484
Deferred income taxes	2,449	57	—	7,912	(f)	10,418
Operating lease liabilities	—	18	(18)	—		—
Other long-term liabilities	12	19	18	—		49
Total liabilities	11,571	2,693	(46)	15,080		29,298
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized	2	—	—	1	(c)	3
Member’s equity	—	8,494	—	(8,494)	(b)	—
Additional paid-in capital	14,142	—	—	21,635	(c)	35,777
Retained earnings (accumulated deficit)	2,489	—	—	(125)	(h)(i)	2,364
Accumulated other comprehensive income (loss)	(8)	13	—	(13)	(b)	(8)
Total Diamondback Energy, Inc. stockholders’ equity	16,625	8,507	—	13,004		38,136
Non-controlling interest	805	—	—	—		805
Total equity	17,430	8,507	—	13,004		38,941
Total liabilities and stockholders' equity	$29,001	$11,200	$(46)	$28,084		$68,239

Diamondback Energy, Inc.
Unaudited Pro Forma Combined Statement of Operations
	Year Ended December 31, 2023
	Historical		Transaction Accounting Adjustments
	Diamondback	Endeavor	Reclass Adjustments Note 3 (a)	Pro Forma Adjustments		Diamondback Pro Forma Combined
	(In millions, except per share amounts, shares in thousands)
Revenues:
Oil sales	$7,279	$5,452	$—	$—		$12,731
Natural gas sales	262	—	118	—		380
Natural gas liquid sales	687	—	595	—		1,282
Natural gas and NGL sales	—	713	(713)	—		—
Sales of purchased oil	111	—	—	—		111
Service company revenue	—	22	(22)	—		—
Other operating income	73	—	22	—		95
Total revenues	8,412	6,187	—	—		14,599
Costs and expenses:
Lease operating expenses	872	688	(93)	—		1,467
Production and ad valorem taxes	525	—	394	—		919
Production taxes	—	301	(301)	—		—
Gathering, processing and transportation	287	—	—	—		287
Purchased oil expense	111	—	—	—		111
Depreciation, depletion, amortization and accretion	1,746	1,117	—	865	(e)	3,728
General and administrative expenses	150	116	—	—		266
Merger and integration expenses	11	—	—	125	(h)(i)	136
Service company operating expenses	—	21	(21)	—		—
Loss from inventory write down	—	1	(1)	—		—
(Gain) loss on sale of assets, net	—	(10)	10	—		—
Other operating expenses	140	—	12	—		152
Total costs and expenses	3,842	2,234	—	990		7,066
Income (loss) from operations	4,570	3,953	—	(990)		7,533
Other income (expense):
Interest expense, net	(175)	28	(10)	(245)	(j)	(402)
Other income (expense), net	68	(11)	10	—		67
Gain (loss) on derivative instruments, net	(259)	26	—	—		(233)
Gain (loss) on extinguishment of debt	(4)	—	—	—		(4)
Income (loss) from equity investments, net	48	—	—	—		48
Total other income (expense), net	(322)	43	—	(245)		(524)
Income (loss) before income taxes	4,248	3,996	—	(1,235)		7,009
Provision for (benefit from) income taxes	912	—	12	596	(l)	1,520
Current tax expense (benefit)	—	(5)	5	—		—
Deferred tax expense (benefit)	—	17	(17)	—		—
Net income (loss)	3,336	3,984	—	(1,831)		5,489
Net income (loss) attributable to non-controlling interest	193	—	—	—		193
Net income (loss) attributable to Diamondback Energy, Inc.	$3,143	$3,984	$—	$(1,831)		$5,296

	Year Ended December 31, 2023
	Historical		Transaction Accounting Adjustments
	Diamondback	Endeavor	Reclass Adjustments Note 3 (a)	Pro Forma Adjustments		Diamondback Pro Forma Combined
	(In millions, except per share amounts, shares in thousands)

Earnings (loss) per common share:
Basic	$17.34					$17.73
Diluted	$17.34					$17.73
Weighted average common shares outstanding:
Basic	179,999			117,267	(m)	297,266
Diluted	179,999			117,267	(m)	297,266

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
1.	BASIS OF PRESENTATION
The unaudited pro forma financial statements have been derived from the historical consolidated financial statements of Diamondback and Endeavor. Certain of Endeavor’s historical amounts have been reclassified to conform to Diamondback’s financial statement presentation, and pro forma adjustments have been made to reflect the Merger and certain transaction accounting adjustments, as discussed further in Note 3 below. The pro forma balance sheet gives effect to the Merger as if it had been completed on December 31, 2023. The pro forma statement of operations for the year ended December 31, 2023 gives pro forma effect to the Merger as if it had occurred on January 1, 2023, the beginning of the earliest period presented. The pro forma financial statements should be read in conjunction with Diamondback’s historical consolidated financial statements and the notes thereto included in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been incorporated by reference into this proxy statement, and Endeavor’s historical audited financial statements and the notes thereto which are included in the section entitled “Index to Consolidated Financial Statements and Supplemental Schedules of Endeavor Parent, LLC.”
The Merger and the related transaction accounting adjustments are described in the accompanying notes to the pro forma financial statements. In the opinion of Diamondback’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Merger had occurred on the dates indicated, nor are they indicative of Diamondback’s future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
2.	PRELIMINARY ACQUISITION ACCOUNTING
Diamondback and Endeavor currently expect the Merger to close in the fourth quarter of 2024, for an estimated Merger Consideration value of approximately $29.6 billion based on the closing share price of the common stock on March 11, 2024. The transaction consideration will consist of approximately 117.27 million shares of Diamondback common stock and $8.0 billion of cash, subject to the satisfaction of certain regulatory approvals and other customary closing conditions and adjustments. There can be no assurance the Merger will close as expected or at all.
Diamondback has determined it is the accounting acquiror to the Merger which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed at the Closing Date, using currently available information. Due to the fact that the pro forma financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Diamondback’s financial position and results of operations may differ significantly from the pro forma amounts included herein.
The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the Closing Date of the Merger. Diamondback expects to finalize the purchase price allocation as soon as practicable after completing the Merger.
The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:
•	Changes in the estimated fair value of the common stock forming the Common Stock Consideration, based on the closing share price of the common stock on the Closing Date;
•
Changes in the estimated fair value of Endeavor’s assets acquired and liabilities assumed as of the Closing Date, which could result from Diamondback’s additional valuation analysis, changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors; and

•	The factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The following table presents the preliminary value of the Merger Consideration and preliminary purchase price allocation of the assets acquired and the liabilities assumed in the Merger:
Merger Consideration	(In millions, except per share amount, shares in thousands)
Shares of Diamondback common stock to be issued at closing	117,267
Closing price per common share of Diamondback(1)	$184.50
Common Stock Consideration	$21,636

Total Cash Consideration(2)	8,000
Total Merger Consideration	$29,636
(1)	Based on the closing share price of the common stock on March 11, 2024.
(2)
Includes approximately $7.8 billion in Cash Consideration due to the Endeavor Interests and $234 million for the repayment or refinancing on the Closing Date of Endeavor’s $217 million Net Debt Position at December 31, 2023, and the associated $17 million Make-Whole Amount due using the call price in effect on March 11, 2024 for Endeavor’s indebtedness.

Preliminary Purchase Price Allocation
(In millions)
Assets Acquired
Accounts receivable - joint interest and other, net	$70
Accounts receivable - oil and natural gas sales, net	662
Inventories	83
Derivative instruments	55
Prepaid expenses and other current assets	17
Oil and natural gas properties	37,735
Other property, equipment and land	571
Other assets	70
Total assets to be acquired	39,263
Liabilities Assumed
Accounts payable - trade	$101
Accrued capital expenditures	339
Other accrued liabilities	220
Revenues and royalties payable	704
Income taxes payable	2
Derivative instruments	10
Asset retirement obligations	245
Deferred income taxes	7,969
Other long-term liabilities	37
Total liabilities to be assumed	9,267
Net assets to be acquired	$29,636
From February 9, 2024, the last trading date prior to the initial public announcement of the Merger Agreement, to March 11, 2024, the preliminary value of the Merger Consideration increased by approximately $4.1 billion as a result of the increase in the share price of the common stock from $149.22 to $184.50. The actual value of the Merger Consideration will be determined using the closing share price of the common stock on the Closing Date. A 25% increase or decrease in the closing share price of the common stock, as compared to the March 11, 2024 closing share price of $184.50, would increase or decrease the value of the Merger Consideration by approximately $5.4 billion, assuming all other factors are held constant. An increase in the closing share price of the common stock could potentially result in goodwill as of the Closing Date.

3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS
The pro forma financial statements have been adjusted to reflect reclassifications of Endeavor’s financial statements to conform to Diamondback’s financial statement presentation, adjustments to historical book values of Endeavor to their preliminary estimated fair values in accordance with the acquisition method of accounting, the estimated value of the Merger Consideration, estimated direct transaction costs, and the estimated tax impacts of pro forma adjustments. These adjustments include the following:
(a)	The following reclassifications were made as a result of the transaction to conform to Diamondback’s presentation:
Pro Forma Balance Sheet as of December 31, 2023:
•	Reclassification of $32 million from Related parties receivables and $9 million from Accounts receivable - other to Accounts receivable: Joint interest and other, net;
•	Reclassification of $727 million from Accrued oil and natural gas revenues and ($46) million from Accrued expenses to Accounts receivable: Oil and natural gas sales, net;
•
Reclassification of $15.5 billion from Oil and natural gas property and equipment, full cost method, net to Oil and natural gas properties, full cost method of accounting; reclassification of ($6.6) billion from Oil and natural gas property and equipment, full cost method, net to Accumulated depletion, depreciation, amortization and impairment;

•
Reclassification of $831 million from Other property and equipment, net to Other property, equipment and land, and reclassification of ($260) million from Other property and equipment, net to Accumulated depletion, depreciation, amortization and impairment;

•	Reclassification of $37 million from Operating lease right-of-use assets, net, $25 million from Other noncurrent assets, and $8 million from Other noncurrent assets - related parties to Other assets;
•	Reclassification of $339 million from Accounts payable - trade to Accrued capital expenditures;
•	Reclassification of $704 million from Accounts payable - oil and gas revenue to Revenues and royalties payable;
•
Reclassification of $185 million from Accrued expenses, $20 million from Current operating lease liabilities and $15 million from Asset retirement obligations (current) to Other accrued liabilities; and

•	Reclassification of $18 million from Operating lease liabilities to Other long-term liabilities.
Pro Forma Statement of Operations for the year ended December 31, 2023:
•	Reclassification of $118 million from Natural gas and NGL sales to Natural gas sales;
•	Reclassification of $595 million from Natural gas and NGL sales to Natural gas liquid sales;
•	Reclassification of $22 million from Service company revenue to Other operating income;
•	Reclassification of $301 million from Production taxes and $93 million from Lease operating expenses to Production and ad valorem taxes;
•
Reclassification of $21 million from Service company operating expenses, ($10) million from (Gain) loss on sale of assets, net and $1 million from Loss from inventory write down to Other operating expenses;

•	Reclassification of $10 million from Interest expense, net to Other income (expense), net; and
•	Reclassification of ($5) million from Current expense (benefit) and $17 million from Deferred expense (benefit) to Provision for (benefit from) income taxes.
(b)	Reflects the elimination of Endeavor’s historical equity balances in accordance with the acquisition method of accounting.

(c)	Reflects the preliminary allocation of the Merger Consideration due to the holders of the Endeavor Interests of $29.4 billion as follows:
•
increases of $1 million and $21.6 billion to Common stock and Additional paid-in capital, respectively, resulting from the issuance of shares of common stock to holders of the Endeavor Interests in connection with the completion of the Merger;

•
an approximately $7.8 billion decrease to Cash and cash equivalents to reflect the cash portion of the Merger Consideration due to the holders of the Endeavor Interests on the Closing Date (see Note 2 above); and

•
a $29.4 billion increase to Endeavor’s net book basis of oil and natural gas properties to reflect a portion of the purchase price allocation to the fair value of the properties in Oil and natural gas properties, full cost method of accounting.

(d)	Reflects the settlement of Endeavor’s existing Net Debt Position of $217 million and the Make-Whole Amount of $17 million by Diamondback on the Closing Date as follows:
•	a decrease of $924 million in Cash and cash equivalents (including Endeavor’s historical cash of $690 million);
•
a decrease of $913 million in Long-term debt to retire the $907 million principal amount of Endeavor’s 5.750% Senior Notes due 2028 (the “2028 Senior Notes”) and write-off the net unamortized premium and debt issuance costs on the 2028 Senior Notes of $6 million; and

•	an increase of $11 million to Oil and natural gas properties, full cost method of accounting.
(e)
Reflects the elimination of Endeavor’s historical Accumulated depletion, depreciation, amortization and impairment balances in the pro forma balance sheet. On the pro forma statement of operations, the adjustment to the Depreciation, depletion, amortization and accretion expense line item reflects the elimination of Endeavor’s historical depletion expense of $1.0 billion, offset by $1.9 billion for the pro forma adjustment to depletion expense calculated in accordance with the full cost method of accounting for oil and natural gas properties, which was based on the preliminary purchase price allocation of estimated fair value of the proved oil and natural gas properties acquired.

(f)
Reflects a $7.9 billion increase to Deferred income taxes and Oil and natural gas properties, full cost method of accounting to reflect adjustments to the GAAP basis of the assets acquired and liabilities assumed, which affect the excess of the GAAP basis over the tax basis in the applicable assets and liabilities, based on the blended federal and state statutory tax rate of 21.6% at which basis differences are anticipated to reverse.

(g)
Reflects the total $8.0 billion of incremental debt incurred by Diamondback to fund the Cash Consideration for the acquisition, net of $40 million in capitalized debt issuance costs. The pro-forma debt includes a $6.5 billion bridge loan and a $1.0 billion term loan, each with one-year maturities and classified as Short-term debt in the pro forma balance sheet, and a $500 million term loan with a two-year maturity classified as Long-term debt in the pro forma balance sheet. The $40 million in capitalized debt issuance costs have been classified as Prepaid expenses and other current assets in the pro forma balance sheet.

(h)
Reflects $25 million in estimated severance payments to be made by Diamondback for expected terminations triggered by the acquisition as a decrease to Cash and cash equivalents and a reduction to Retained earnings on the pro forma balance sheet and an increase to Merger and integration expenses on the pro forma statement of operations.

(i)
Reflects non-recurring costs of $100 million related to the Merger primarily consisting of fees paid to financial, legal and accounting advisors and filing fees. The costs are not reflected in the historical December 31, 2023 financial statements of Diamondback or Endeavor, but are reflected in the pro forma balance sheet as of December 31, 2023 as an increase to Other accrued liabilities and a decrease to Retained earnings (accumulated deficit), and in the pro forma statement of operations for the year ended December 31, 2023 within Merger and integration expenses as they relate directly to the Merger and will be expensed by Diamondback as incurred. These costs are not expected to be incurred in any period beyond 12 months from the Closing Date.

(j)	The adjustment to record interest expense assumes that Endeavor’s historical debt balance was retired on

January 1, 2023 and that Diamondback’s aggregate $8.0 billion in bridge and term loans were obtained and fully drawn on January 1, 2023 and remained outstanding for the entire year ended December 31, 2023. The interest rates assumed for preparing this pro forma financial information were 7.19% for the $6.5 billion bridge loan, 6.81% for the $1.0 billion term loan, and 6.94% for the $500 million term loan. These rates are the SOFR rate of 5.31% on March 11, 2024 plus the applicable margins as specified in the respective debt agreements. The adjustments recorded to Interest expense, net in the pro forma statement of operations include the recording of $570 million of pro forma interest expense related to the bridge and term loans and the amortization of $40 million of associated debt issuance costs, partially offset by the elimination of $63 million representing Endeavor’s historical gross interest expense for the year ended December 31, 2023 as well as pro forma capitalized interest of $302 million. Per Diamondback’s accounting policy, interest is capitalized on expenditures made in connection with exploration and development projects that are not subject to current amortization.
A 1/8 of a percentage point increase or decrease in the SOFR rate would result in a change in interest expense of approximately $10 million for the year ended December 31, 2023.
(k)
Reflects the elimination of $19 million in Accounts receivable- Oil and natural gas sales, net and Accounts payable - trade, for balances receivable and payable between Diamondback and Endeavor at December 31, 2023 in the pro forma balance sheet.

(l)
Reflects the tax effect of the transaction accounting adjustments above, to the extent the amounts are expected to be deductible or taxable as appropriate, at the blended federal and state statutory tax rate of 21.6% for the year ended December 31, 2023 on the pro forma balance sheet.

(m)
Reflects the issuance of approximately 117.27 million shares of common stock to the holders of the Endeavor Interests to partially finance the Merger. The additional shares were assumed to have been outstanding since January 1, 2023. The following table reconciles historical and pro forma basic and diluted earnings per share utilizing the two-class method for the periods indicated:

	Year Ended December 31, 2023
	Diamondback (Historical)	Diamondback Pro Forma Combined
	(In millions, except per share amounts)
Net income (loss) attributable to common stock	$3,143	$5,296
Less: distributed and undistributed earnings allocated to participating securities	22	26
Net income (loss) attributable to common stockholders	$3,121	$5,270
Weighted average common shares outstanding:
Basic weighted average common shares outstanding	179,999	297,266
Effect of dilutive securities:
Weighted-average potential common shares issuable	—	—
Diluted weighted average common shares outstanding	179,999	297,266
Net income (loss) per common share, basic	$17.34	$17.73
Net income (loss) per common share, diluted	$17.34	$17.73

4.	SUPPLEMENTAL PRO FORMA OIL AND NATURAL GAS RESERVES INFORMATION
The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2023, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023.
The following estimated pro forma oil and gas reserves information is not necessarily indicative of the results that might have occurred had the Merger been completed on January 1, 2023, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
	Oil (MBbls)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	1,069,508	683,373	—	1,752,881
Extensions and discoveries	206,562	21,089	149,107	376,758
Revisions of previous estimates	(56,482)	(125,347)	(8,507)	(190,336)
Purchase of reserves in place	41,790	2,086	—	43,876
Divestitures	(21,258)	(764)	—	(22,022)
Production	(96,176)	(70,004)	—	(166,180)
PUD additions	—	149,107	(149,107)	—
Economic effect	—	(8,507)	8,507	—
As of December 31, 2023	1,143,944	651,033	—	1,794,977
Proved Developed Reserves:
December 31, 2022	699,513	369,003	—	1,068,516
December 31, 2023	744,103	379,329	—	1,123,432
Proved Undeveloped Reserves:
December 31, 2022	369,995	314,370	—	684,365
December 31, 2023	399,841	271,704	—	671,545
	Natural Gas (MMcf)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	2,868,861	2,229,824	—	5,098,685
Extensions and discoveries	424,881	57,817	453,179	935,877
Revisions of previous estimates	(47,697)	(170,015)	(52,331)	(270,043)
Purchase of reserves in place	79,507	17,130	—	96,637
Divestitures	(130,013)	(1,407)	—	(131,420)
Production	(198,117)	(148,175)	—	(346,292)
PUD additions	—	453,179	(453,179)	—
Economic effect	—	(52,331)	52,331	—
As of December 31, 2023	2,997,422	2,386,022	—	5,383,444
Proved Developed Reserves:
December 31, 2022	2,122,782	1,365,437	—	3,488,219
December 31, 2023	2,203,563	1,573,030	—	3,776,593
Proved Undeveloped Reserves:
December 31, 2022	746,079	864,387	—	1,610,466
December 31, 2023	793,859	812,992	—	1,606,851

	Natural Gas Liquids (MBbls)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	485,319	458,707	—	944,026
Extensions and discoveries	78,498	14,369	89,862	182,729
Revisions of previous estimates	9,962	(53,649)	(8,780)	(52,467)
Purchase of reserves in place	15,440	3,409	—	18,849
Divestitures	(20,755)	(224)	—	(20,979)
Production	(34,217)	(28,558)	—	(62,775)
PUD additions	—	89,862	(89,862)	—
Economic effect	—	(8,780)	8,780	—
As of December 31, 2023	534,247	475,136	—	1,009,383
Proved Developed Reserves:
December 31, 2022	350,243	276,068	—	626,311
December 31, 2023	385,167	312,386	—	697,553
Proved Undeveloped Reserves:
December 31, 2022	135,076	182,639	—	317,715
December 31, 2023	149,080	162,750	—	311,830
	Total (MBOE)
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Diamondback Pro Forma Combined
Proved Developed and Undeveloped Reserves:
As of December 31, 2022	2,032,971	1,513,718	—	3,546,689
Extensions and discoveries	355,874	45,095	314,498	715,467
Revisions of previous estimates	(54,470)	(207,332)	(26,009)	(287,811)
Purchase of reserves in place	70,481	8,350	—	78,831
Divestitures	(63,682)	(1,222)	—	(64,904)
Production	(163,413)	(123,258)	—	(286,671)
PUD additions	—	314,498	(314,498)	—
Economic effect	—	(26,009)	26,009	—
As of December 31, 2023	2,177,761	1,523,840	—	3,701,601
Proved Developed Reserves:
December 31, 2022	1,403,553	872,644	—	2,276,197
December 31, 2023	1,496,530	953,887	—	2,450,417
Proved Undeveloped Reserves:
December 31, 2022	629,418	641,074	—	1,270,492
December 31, 2023	681,231	569,953	—	1,251,184
Standardized Measure of Discounted Future Net Cash Flows
The following tables present the estimated pro forma discounted future net cash flows at December 31, 2023. The pro forma standardized measure information set forth below gives effect to the transactions as if the transactions had been completed on January 1, 2023. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the consolidated financial statements and supplemental schedules of Endeavor provided in this proxy statement. An explanation of the underlying methodology applied, as required by SEC regulations, can be found within Diamondback’s Annual Report and Endeavor’s consolidated financial statements and supplemental schedules. For more information, see the sections entitled “Where You Can Find More Information” and “Index to Consolidated Financial Statements and Supplemental Schedules of Endeavor Parent, LLC.” The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2023.

The following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the transactions been completed on January 1, 2023 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Discounted Future Net Cash Flows
The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2023:
	December 31, 2023
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Pro Forma Adjustments	Diamondback Pro Forma Combined
	(In thousands)
Future cash inflows	$106,418	$62,484	$—	$—	$168,902
Future development costs	(6,400)	(4,325)	—	—	(10,725)
Future production costs	(25,656)	(20,069)	4,337	—	(41,388)
Future production taxes	(7,434)	—	(4,337)	—	(11,771)
Future income tax expenses	(11,067)	—	—	(4,488)	(15,555)
Future net cash flows	55,861	38,090	—	(4,488)	89,463
10% discount to reflect timing of cash flows	(28,803)	(17,088)	—	—	(45,891)
Standardized measure of discounted future net cash flows	$27,058	$21,002	$—	$(4,488)	$43,572
Sources of Change in Discounted Future Net Cash Flows
The principal changes in the pro forma standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2023 are as follows:
	December 31, 2023
	Diamondback (Historical)	Endeavor (Historical)	Reclass Adjustments	Pro Forma Adjustments	Diamondback Pro Forma Combined
	(In thousands)
Standardized measure of discounted future net cash flows at the beginning of the period	$35,699	$32,036	$—	$—	$67,735
Sales of oil and natural gas, net of production costs	(6,544)	(2,228)	(2,957	—	(11,729)
Acquisitions of reserves	1,854	129	—	—	1,983
Divestitures of reserves	(938)	(22)	—	—	(960)
Extensions and discoveries, net of future development costs	5,771	934	3,931	—	10,636
Previously estimated development costs incurred during the period	1,180	—	2,384	—	3,564
Net changes in prices and production costs	(17,276)	—	(10,069)	—	(27,345)
Changes in estimated future development costs	518	—	139	—	657
Revisions of previous quantity estimates	(1,268)	(3,848)	—	—	(5,116)
Accretion of discount	4,533	—	3,204	—	7,737
Net change in income taxes	2,506	—	—	(4,488)	(1,982)
Net changes in timing of production and other	1,023	—	(2,631)	—	(1,608)
PUD additions		3,931	(3,931)	—	—
Economic effect	—	(9,930)	9,930	—	—
Standardized measure of discounted future net cash flows at the end of the period	$27,058	$21,002	$—	$(4,488)	$43,572

DESCRIPTION OF ENDEAVOR’S BUSINESS
Overview
Endeavor is a privately held independent oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin. Endeavor seeks to develop and explore for reserves through development and exploratory drilling activities on its multi-decade, low cost, high return project inventory and through opportunistic acquisitions that meet its strategic and financial objectives.
For the year ended December 31, 2023, Endeavor’s production volumes averaged 337.7 MBOE per day (comprised of 57% oil) and 88% of Endeavor’s revenues (excluding realized and unrealized gains on commodity hedging financial derivatives) were derived from the production of oil. As of December 31, 2023, Endeavor’s total proved reserves had a PV-10 of approximately $21 billion, and its proved developed reserves had a PV-10 of approximately $14 billion.
As of December 31, 2023, Endeavor’s estimated total proved oil, natural gas and NGL reserves were 1,524 MMBOE based on reserve reports prepared by Endeavor’s independent reserve engineers, Netherland, Sewell, & Associates, Inc. (“NSAI”). As of December 31, 2023, Endeavor had 651 MMBbl of proved oil reserves, 2,386 Bcf of proved natural gas reserves and 475 MMBbl of proved NGL reserves.
Endeavor’s Properties and Operations
Endeavor’s core properties are located in Texas in the Midland Basin, a sub-basin of the Permian Basin, where Endeavor holds, as of December 31, 2023, approximately 453,000 gross (345,000 net) acres, located almost entirely on state and private lands. The majority of Endeavor’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, across primarily Midland, Martin, Howard, Glasscock, Upton and Reagan Counties, Texas.
The following table sets forth the gross and net acres of both developed and undeveloped leases held by Endeavor in the Midland Basin as of December 31, 2023. Gross acres are the total number of acres in which Endeavor owns working interest. Net acres are the gross acres multiplied by Endeavor’s working interest.
	Acreage
	Developed		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net
Midland Basin	405,227	331,033	47,560	13,931	452,787	344,964
In addition to the working interests presented above, Endeavor owns approximately 77,000 net royalty acres in the Midland Basin (normalized to 1/8th royalty), which are composed of mineral interests, royalty interests, overriding royalty interests and non-participating royalty interests.
For more information on Endeavor’s properties and operations, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor.”
Proved Oil, Natural Gas and NGL Reserves
The following tables summarizes Endeavor’s estimated oil, natural gas and NGL reserves as of the dates presented. The information included in these tables is based on reserve reports prepared by Endeavor’s independent consulting petroleum engineers, NSAI. The reserve volumes and values were determined using the methods prescribed by the SEC. Historical reserve volumes and values are not necessarily indicative of results that may be expected for any future period (dollars in millions). See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor” for more information on Endeavor’s proved reserves.

	Years ended December 31,(1)
	2023	2022	2021
Proved Developed:
Oil (MBbl)	379,329	369,003	321,053
Natural gas (MMcf)	1,573,030	1,365,437	941,717
Natural gas liquid (MBbl)	312,386	276,068	183,064
Total MBOE(2)	953,887	872,644	661,070
PV-10(3) (in millions)	$13,853	$19,517	$10,563
Proved Undeveloped:
Oil (MBbl)	271,704	314,370	317,362
Natural gas (MMcf)	812,992	864,387	802,384
Natural gas liquid (MBbl)	162,750	182,639	161,049
Total MBOE(2)	569,953	641,074	612,142
PV-10(3) (in millions)	$7,149	$12,519	$8,293
Total Proved:
Oil (MBbl)	651,033	683,373	638,415
Natural gas (MMcf)	2,386,022	2,229,824	1,744,101
Natural gas liquid (MBbl)	475,136	458,707	344,113
Total MBOE(2)	1,523,840	1,513,718	1,273,212
PV-10(3) (in millions)	$21,002	$32,036	$18,856
(1)
The average spot and wellhead prices for the periods reviewed were calculated using prices equal to the 12-month unweighted arithmetic average of the first-of-the-day prices for each of the preceding 12 months, which are provided below. The spot prices are provided for reference only and are not used to calculate Endeavor’s PV-10.

	As of December 31,
	2023	2022	2021
WTI Spot Price (Oil)	$78.21	$94.14	$66.55
Henry Hub Spot Price (Natural gas)	$2.63	$6.36	$3.60
Effective Wellhead Pricing:
Oil	$78.14	$96.18	$65.37
Natural gas	$1.31	$4.34	$2.90
Natural gas liquid	$17.88	$31.94	$24.31
(2)	Mcf of natural gas has been converted to barrel of oil equivalents using a conversion factor of 6 Mcf to each barrel.
(3)
PV-10 is considered a non-GAAP measure. The most directly comparable GAAP financial measure is the standardized measure of discounted future net cash flows. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future U.S. federal income taxes, discounted at ten percent. Generally, for other companies, PV-10 is not equal to, or a substitute for, the standardized measure of discounted future net cash flows. However, Endeavor’s PV-10 is equal to its standardized measure of discounted future net cash flows because its standardized measure does not include the impact of future U.S. federal income taxes because before January 1, 2024, Endeavor was classified as an S-corporation for U.S. federal income tax purposes, and as such, it was not subject to U.S. federal income taxes. Neither Endeavor’s PV-10 measure nor the standardized measure of discounted future net cash flows purport to present the fair value of Endeavor’s oil, natural gas and NGL reserves. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor” for a discussion of PV-10.

Drilling, Exploration and Development
The following table sets forth information with respect to the number of operated wells spudded and completed during the periods. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor” for more information on Endeavor’s drilling, exploration and development activities.
	Wells Spudded and Completed
	2023		2022		2021
	Gross	Net	Gross	Net	Gross	Net
Wells Spudded	302	288	333	313	259	251
Wells Completed	269	255	292	283	164	159

Production Volumes, Prices and Costs
The following tables show Endeavor’s total and average daily production volumes, the average commodity prices received and the production costs per unit of production. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor” for more information on Endeavor’s production volumes, prices and costs.
	Total Production Volumes			Average Daily Production Volumes
	Years Ended December 31,			Years Ended December 31,
	2023	2022	2021	2023	2022	2021
Oil (MBbl)	70,004	60,921	44,836	191.8	166.9	122.8
Natural Gas (MMcf)	148,175	111,285	85,635	406.0	304.9	234.6
Natural gas liquid (MBbl)	28,558	22,292	15,811	78.2	61.1	43.3
MBOE	123,258	101,761	74,920	337.7	278.8	205.3
Percentage Oil	57%	60%	60%	57%	60%	60%
	Average Realized Prices and Production Costs
	Years Ended December 31,
	2023	2022	2021
Oil (per Bbl)(1)	$77.88	$95.47	$67.67
Natural Gas (per Mcf)	$1.27	$4.40	$3.00
Natural gas liquid (per Bbl)	$18.38	$30.55	$25.20
Total (per BOE)	$50.02	$68.66	$49.24
Total costs per BOE	$17.89	$18.45	$18.61
(1)	Includes the effects of purchases and resales of oil.
Marketing and Major Customers
Endeavor’s operated oil, natural gas and NGL production is sold under short-term arrangements at market-responsive prices. Endeavor sells its oil at prices tied directly or indirectly to field postings or NYMEX price indices. Endeavor’s natural gas and NGL is sold under price mechanisms related to either monthly or regional price indices or weighted average resale prices.
For the year ended December 31, 2023, two of Endeavor’s customers accounted for more than 10% of Endeavor’s total revenue in 2023. If any one of Endeavor’s major customers were to stop purchasing Endeavor’s production, Endeavor believes there are a number of other purchasers to whom Endeavor could sell its production. If multiple significant customers were to discontinue purchasing Endeavor’s production, Endeavor believes there would be challenges initially, but ample markets to handle the disruption. Endeavor regularly monitors the credit worthiness of all of Endeavor’s customers and may require parent company guarantees, letters of credit or prepayments when deemed necessary.
Seasonality
Weather conditions and seasonality affect the demand for and prices of, oil, natural gas and NGL. Due to these fluctuations, results of operations for quarterly interim periods may not be indicative of the results realized on an annual basis. Weak demand due to seasonality, coupled with high inventory levels, particularly for natural gas and NGL, could result in the shut-in and deferral of production.
Competition
The oil and natural gas industry is highly competitive, particularly for prospective undeveloped leases and purchases of proved reserves. There is also competition for rigs and related equipment used to drill for and produce oil, natural gas and NGL. Endeavor’s competitive position also is highly dependent on its ability to recruit and retain geological, geophysical and engineering expertise. Endeavor competes for prospects, proved reserves, oil-field services and exploration and production (“E&P”) professionals with major and diversified energy companies and other independent operators that have larger financial, human, and technological resources than Endeavor does. Endeavor competes with integrated, independent and other energy companies for the sale and transportation of Endeavor’s oil, natural gas and NGL to marketing companies and end users. The oil and natural gas industry competes with other energy industries that supply fuel and power to industrial, commercial and residential consumers. Many of these competitors have greater financial and human resources. The effect of these competitive factors cannot be predicted.
Employees
As of December 31, 2023, Endeavor had 1,207 employees of which 887 employees worked under Endeavor’s E&P division and 320 employees worked under Endeavor’s various service divisions. Endeavor also hires independent contractors involved in E&P. None of Endeavor’s employees are subject to collective bargaining agreements.
Regulation
The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities, some of which are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Compliance with existing laws often is difficult and costly but has not had a significant adverse effect on Endeavor’s operations or financial condition. In recent years, Endeavor has been most directly impacted by federal and state environmental regulations and energy conservation rules. Endeavor is also impacted by federal and state regulation of pipelines and other oil, natural gas and NGL transportation systems.
Endeavor is generally subject to the same regulations that Diamondback is subject to, and such regulations affect, or may affect, Endeavor and its operations in substantially the same manner as they affect, or may affect, Diamondback and its operations. For a more detailed discussion of these regulations, see “Items 1 and 2. Business and Properties—Regulation” in Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this proxy statement.
Corporate Headquarters and Available Information
Endeavor’s principal executive offices are located at 110 N. Marienfeld Street, Midland, TX 79701 and its telephone number is (432) 687-1575.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENDEAVOR
Recent developments
Endeavor’s board of managers voted to convert Endeavor’s U.S. federal income tax status from an S-Corporation to a C-Corporation effective January 1, 2024. The members of Endeavor also consented to the conversion.
Following Endeavor’s conversion to a C-Corporation, Endeavor will be recording financial activity with regards to U.S. federal income taxes. As of January 1, 2024, as a result of this conversion, Endeavor will be responsible for U.S. federal income taxes and will record deferred tax liabilities for the tax effects of any temporary differences that exist as of that date. Due to the timing differences in the book basis and tax basis of Endeavor’s assets on January 1, 2024, the date of conversion, Endeavor expects to record a noncash deferred tax charge on its income statement and associated deferred taxes on its balance sheet in the range of $1.5 billion to $1.7 billion. Endeavor will also begin recording a U.S. federal income tax provision in its results of operations and comprehensive income during the first quarter of 2024 in connection with 2024 taxable activity.
On February 11, 2024, Endeavor entered into the Merger Agreement with Diamondback pursuant to which, among other things, Endeavor will merge with and into a wholly owned subsidiary of Diamondback. As a result of the Merger, Diamondback will acquire 100% of the issued and outstanding equity interests of Endeavor, being the entity that owns all the issued and outstanding equity interests of Endeavor LP. Subject to the terms and conditions of the Merger Agreement, all of Endeavor’s equity interests will be converted into the right to receive, in the aggregate, (i) cash consideration consisting of a base cash amount of $8.0 billion, subject to adjustments and (ii) approximately 117.3 million shares of Diamondback common stock. The transaction was unanimously approved by the board of directors of Diamondback, and Endeavor has all necessary approvals. The Merger Agreement requires that Endeavor uses commercially reasonable efforts to conduct Endeavor’s business in the ordinary course and consistent with past practices. Accordingly, the Merger Agreement contains certain interim operating covenants which limit Endeavor’s ability to take certain material actions without Diamondback’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), including, without limitation, making capital expenditures in excess of 115% of Endeavor’s approved capital budget, selling a material portion of Endeavor’s assets, amending or changing the organizational documents of Endeavor, or entering into certain material contracts. The Merger is expected to close in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions, including the requisite Diamondback shareholder vote and customary regulatory approvals.
Overview
Endeavor is a privately held independent oil and natural gas company engaged in oil and liquids-rich natural gas acquisition, development, exploitation and exploration in the Permian Basin. Endeavor seeks to develop and explore for reserves through development and exploratory drilling activities on its multi-decade, low cost, high return project inventory and through opportunistic acquisitions that meet its strategic and financial objectives.
The majority of Endeavor’s acreage is located within the Spraberry Trend field of the Midland Basin in Texas covering six counties, or approximately 2,500 square miles, almost entirely on state and private lands. Based on the returns Endeavor has generated through its drilling plan to date, the number of undrilled locations in its drilling plan, its observation of the activity and results of other operators in this area, Endeavor believes the Spraberry Trend represents one of the premier oil, natural gas and NGL development opportunities in North America.
Most of Endeavor’s leases are held by continuous production past the primary term and allow Endeavor to drill new horizontal wells as limited by regulatory policies. Typically, oil and natural gas lease agreements covering Endeavor’s properties provide for the payment of royalties to the mineral owner for oil, natural gas and NGL produced from any wells drilled on the leased premises.
During 2023, 88% of Endeavor’s revenues (excluding realized and unrealized gains on commodity hedging financial derivatives) were derived from the production of oil. As of December 31, 2023, Endeavor’s total proved reserves had a PV-10 of approximately $21 billion, and its proved developed reserves had a PV-10 of approximately $14 billion. During 2023, Endeavor generated $6,187 million of total revenues, $3,984 million of net income and $5,044 million of Adjusted EBITDA on average daily production of 337.7 MBOE per day.

During the year ended December 31, 2023, Endeavor’s capital expenditures totaled $3,315 million, and Endeavor exited the year with 12 horizontal operated drilling rigs and spudded 302 gross operated horizontal wells in the State of Texas. Endeavor anticipates that total capital expenditures, excluding unbudgeted acquisitions, for 2024 will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, electrical facilities and other infrastructure. From time to time, Endeavor evaluates strategic property and mineral acquisitions, but none are included in Endeavor’s capital budget. Endeavor currently believes that it will be able to fund its 2024 capital budget predominantly with cash flows from operations, cash on hand and, if needed, borrowings under its revolving credit facility.
The following is a summary of certain 2023 operating and financial results compared to 2022:
•	total daily production volumes increased 21% to 337.7 MBOE per day;
•	daily oil volumes increased 15% to 191.8 MBbl per day;
•	daily natural gas volumes increased 33% to 406.0 MMcf per day;
•	daily NGL volumes increased 28% to 78.2 MBbl per day;
•	total revenues from production activities decreased 12% to $6,165 million;
•	2023 year-end proved developed reserves were 954 MMBOE, a 9% increase, as compared to 873 MMBOE for the year end 2022;
•	oil and natural gas property additions including leasehold acquisitions were $3,110 million, as compared to $2,582 million; and
•	cash flow provided by operating activities decreased 5% to $4,989 million.
For 2024, Endeavor’s primary business strategy will focus on:
•	efficiently deploying capital to exploit Endeavor’s high value leasehold acreage and make strategic mineral and leasehold acquisitions;
•	enhancing cash flows and return on capital employed through improvements in project management, operating efficiencies and service division integration;
•	managing the uncertainty associated with changes to the current hydrocarbon price environment, inflationary pressures and world events;
•	investing in infrastructure to build out water and electrical facilities;
•	maintaining a flexible capital program; and
•	maintaining a strong balance sheet and a robust liquidity profile.
How Endeavor evaluates its operations
Endeavor uses a variety of financial and operational metrics to assess performance of its oil, natural gas and NGL operations, including:
•	production volumes;
•	lease operating expenses;
•	capital expenditures and associated capital efficiency;
•	net income; and
•	Adjusted EBITDA.
Adjusted EBITDA is a non-GAAP financial measure. For the definition of Adjusted EBITDA and reconciliation to the closest comparable GAAP measure, please see “—Non-GAAP Financial Measures.”

Factors affecting comparability of Endeavor’s results of operations and comprehensive income
Endeavor’s historical results of operations and comprehensive income for the periods presented may not be comparable, either to each other or to Endeavor’s future results of operations and comprehensive income, primarily for the reasons described below:
•
Supply, demand, market risk, geopolitical and macroeconomic factors and their impacts on oil, natural gas and NGL prices affect many aspects of Endeavor’s business including its results of operations and comprehensive income. The average oil realized price decreased 18% during 2023 as compared to 2022. In addition, natural gas and NGL realized prices decreased by 71% and 40%, respectively, in each case, during 2023 as compared to 2022.

•
Endeavor uses commodity derivatives to reduce the volatility of the prices it receives for a portion of its production and to partially protect cash flow and returns on invested capital from a drop in hydrocarbon prices. For the years ended December 31, 2023 and 2022, Endeavor recognized $26 million net gain and $399 million net loss, respectively, on derivative instruments.

•
Repayments and Repurchases of Senior Notes. During the year ended December 31, 2023, Endeavor repurchased $71 million of its 5.750% senior unsecured notes due 2028 in the aggregate principal amount of $1,000 million (the “2028 Senior Notes”) outstanding in a series of open market transactions.

Endeavor redeemed $600 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of its 6.625% senior unsecured notes due 2025 in the aggregate principal amount of $600 million (the “2025 Senior Notes”) on July 15, 2022. Endeavor paid a redemption price of $640 million which included $20 million of accrued interest and $20 million of premiums on redemption. Endeavor recognized a loss on redemption of debt of $25 million during the third quarter of 2022. Endeavor also repurchased $22 million of the 2028 Senior Notes outstanding in a series of open market transactions in December 2022.
The 2025 Senior Notes, the 2026 Senior Notes (as defined below) and the 2028 Senior Notes are collectively referred to as the “Senior Notes”.
•
Oil, natural gas and NGL development activities. During 2023 Endeavor completed 269 gross (255 net) operated horizontal wells. During 2023, Endeavor spent $3,110 million for drilling and completing wells and on infrastructure costs, which included $153 million for leasehold and mineral acquisitions. This compares to $2,582 million that Endeavor spent in 2022 for drilling, completion and infrastructure costs and leasehold and mineral acquisitions. During 2022 Endeavor completed 292 gross (283 net) operated horizontal wells.

Endeavor’s approved capital budget for 2024 will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure and electrical facilities. The ultimate amount of capital that Endeavor expends may fluctuate materially based on market conditions, including service costs, availability and/or attractiveness of acquisitions and Endeavor’s drilling results. From time to time, Endeavor evaluates strategic property and mineral acquisitions, but none are included in Endeavor’s capital budget. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for an aggregate purchase price of approximately $133 million.
Financial and operating performance
Net income was $3,984 million during the year ended December 31, 2023, a $771 million (16%) decrease from net income of $4,755 million during the year ended December 31, 2022. This decrease is primarily due to lower realized oil, natural gas and NGL prices, which was partially offset by higher production levels.
Endeavor’s Adjusted EBITDA, an indicator of operating performance, for the year ended December 31, 2023 was $5,044 million, a decrease of $334 million (6%) from $5,378 million during the year ended December 31, 2022.
Adjusted EBITDA performance is affected by the level of oil, natural gas and NGL prices and production. Endeavor’s average wellhead realized BOE price was $50.02 per BOE during the year ended December 31, 2023, a decrease of $18.64 per BOE (27%) from $68.66 per BOE for the year ended December 31, 2022.

Total BOE production was 123,258 MBOE during the year ended December 31, 2023, an increase of 21,497 MBOE (21%) from 101,761 MBOE during the year ended December 31, 2022. The increase in production level was due to an increase in the number of operated and non-operated horizontal wells completed during the year ended December 31, 2023. The following table summarizes Endeavor’s average daily production for the periods presented:
	Years Ended December 31,
	2023	2022	2021
Oil (Bbl/d)	191,792	166,906	122,838
Natural gas (Mcf/d)	405,960	304,890	234,617
Natural gas liquid (Bbl/d)	78,243	61,075	43,319
BOE/d	337,695	278,796	205,259
Percentage Oil	57%	60%	60%
Endeavor spudded 302 gross (288 net) operated horizontal wells and completed 269 gross (255 net) operated horizontal wells in the Midland Basin during the year ended December 31, 2023. During the year ended December 31, 2022, Endeavor spudded 333 gross (313 net) operated horizontal wells and completed 292 gross (283 net) operated horizontal wells.
Lease operating expenses also affected operating performance during the year ended December 31, 2023, with $688 million incurred, a $119 million (21%) increase from the $569 million incurred during the year ended December 31, 2022. Lease operating expenses on a per BOE basis was consistent during the years ended December 31, 2023 and 2022. The increase in aggregate lease operating expense during the year ended December 31, 2023, as compared to the year ended December 31, 2022, was due to additional wells being placed on production, additional workover jobs performed and higher ad valorem costs incurred.
Source of Endeavor’s Revenues
Endeavor’s main sources of revenues are the sale of oil, natural gas and NGL production. Endeavor’s oil, natural gas and NGL revenues do not include the effects of derivatives. Endeavor’s revenues may vary significantly from period to period as a result of changes in volumes of production sold, production mix or hydrocarbon prices. Endeavor also receive revenues from operating various service company divisions. The following table presents the breakdown of Endeavor’s revenues for the following periods:
	Years Ended December 31,
	2023	2022	2021
Revenues
Oil sales	88%	83%	75%
Natural gas and NGL sales	12%	17%	16%
Sales of purchased oil	0%	0%	9%
	100%	100%	100%
During the years ended December 31, 2023, 2022 and 2021, Endeavor’s production consisted primarily of 57%, 60% and 60% oil, respectively, however, 88%, 83% and 75%, respectively, of Endeavor’s total revenues during such periods were generated from the sale of oil. As a result, Endeavor’s revenues are more sensitive to fluctuations in oil prices and the Midland-Cushing differentials than they are to fluctuations in natural gas and NGL prices.
Lower hydrocarbon prices may not only decrease Endeavor’s revenues but may also potentially negatively impact the amount of oil, natural gas and NGL that Endeavor can produce economically. Lower oil, natural gas and NGL prices may also result in a reduction in the borrowing base under Endeavor’s credit agreement, which may be redetermined at the discretion of Endeavor’s lenders. See “Note E - Long-Term Debt” to the consolidated financial statements of Endeavor for additional information regarding the revolving credit facility.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in million)
	Years Ended December 31,
	2023	2022	2021
Operating revenues:
Oil sales	$5,452	$5,814	$3,034
Natural gas and NGL sales	713	1,171	655
Sales of purchased oil	—	2	361
Service company division revenue	22	22	14
Total operating revenues	6,187	7,009	4,064
Operating expenses:
Lease operating expense	688	569	421
Production taxes	301	351	187
Purchased oil	—	—	361
Service company division operating expenses	21	19	12
Depletion, depreciation, amortization and accretion	1,117	789	575
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
General and administrative expense	116	114	85
(Gain) loss on sale of other assets, net	(10)	(109)	(1)
Total operating expenses	2,234	1,737	1,640
Income from operations	3,953	5,272	2,424
Other income (expense):
Gain (loss) from derivative transactions, net	26	(399)	(625)
Loss on redemption of debt	—	(24)	(25)
Interest income (expense), net	28	(55)	(126)
Other income	(11)	(3)	—
Total other income (expense)	43	(481)	(776)
Income before taxes	3,996	4,791	1,648
Taxes:
Current expense (benefit)	(5)	22	—
Deferred expense (benefit)	17	14	6
Net income	$3,984	$4,755	$1,642
Other comprehensive income (loss)
Commodity cash flow hedging derivative instruments:
Change in fair value of cash flow hedges	$14	$(1)	$—
Total other comprehensive net income (loss)	$14	$(1)	$—
Total comprehensive income	$3,998	$4,754	$1,642

ENDEAVOR PARENT, LLC
SELECTED FINANCIAL DATA
	Years Ended December 31,		Change Between Years Ended 2023/2022
	2023	2022	Value	Percentage
NYMEX prices:
Oil ($/Bbl) – CMA	$77.62	$94.23	$(16.61)	(18)%
Natural gas ($/MMBtu) – FOM	$2.74	$6.65	$(3.91)	(59)%
Average wellhead realized prices:
Oil ($/Bbl)(1)	$77.88	$95.47	$(17.59)	(18)%
Natural Gas ($/Mcf)	$1.27	$4.40	$(3.13)	(71)%
Natural gas liquid ($/Bbl)	$18.38	$30.55	$(12.17)	(40)%
Total ($/BOE)	$50.02	$68.66	$(18.64)	(27)%
Realized gain (loss) from derivative transactions:
Oil ($/Bbl)	$0.14	$(8.70)	$8.84	102%
Natural gas ($/Mcf)	$(0.11)	$(0.40)	$0.29	73%
Total ($/BOE)	$(0.05)	$(5.65)	$5.60	99%
Average wellhead realized prices including the effects of realized gain (loss) from derivative instruments:
Oil ($/Bbl)	$78.02	$86.77	$(8.75)	(10)%
Natural gas ($/Mcf)	$1.16	$4.00	$(2.84)	(71)%
Natural gas liquid ($/Bbl)	$18.38	$30.55	$(12.17)	(40)%
Total ($/BOE)	$49.97	$63.01	$(13.04)	(21)%
Differentials to NYMEX prices:
Oil ($/Bbl)	$0.26	$1.24	$(0.98)	(79)%
Natural gas ($/Mcf)	$(1.47)	$(2.25)	$0.78	35%
Production Volumes:
Oil (MBbl)	70,004	60,921	9,083	15%
Natural gas (MMcf)	148,175	111,285	36,890	33%
Natural gas liquid (MBbl)	28,558	22,292	6,266	28%
Total (MBOE)	123,258	101,761	21,497	21%
Daily Production Volumes:
Oil (MBbl)	191.8	166.9	24.9	15%
Natural gas (MMcf)	406.0	304.9	101.1	33%
Natural gas liquid (MBbl)	78.2	61.1	17.1	28%
Total (MBOE)	337.7	278.8	58.9	21%
Average Costs per BOE:
Lease operating expense	$5.58	$5.59	$(0.01)	(0)%
Production taxes	2.44	3.45	(1.01)	(29)%
General and administrative expense	0.94	1.12	(0.18)	(16)%
Total cash costs	8.96	10.16	(1.20)	(12)%
Depletion, depreciation, amortization and accretion	9.06	7.75	1.31	17%
Total operating costs	18.02	17.91	0.11	1%
Interest (income) expense, net	(0.23)	0.54	(0.77)	(143)%
Total Costs per BOE	$17.79	$18.45	$(0.66)	(4)%
(1)	Includes the effects of purchases and resales of oil.

ENDEAVOR PARENT, LLC
SELECTED FINANCIAL DATA
	Years Ended December 31,		Change Between Years Ended 2022/2021
	2022	2021	Value	Percentage
NYMEX prices:
Oil ($/Bbl) – CMA	$94.23	$67.91	$26.32	39%
Natural gas ($/MMBtu) – FOM	$6.65	$3.85	$2.80	73%
Average wellhead realized prices:
Oil ($/Bbl)(1)	$95.47	$67.67	$27.80	41%
Natural Gas ($/Mcf)	$4.40	$3.00	$1.40	47%
Natural gas liquid ($/Bbl)	$30.55	$25.20	$5.35	21%
Total ($/BOE)	$68.66	$49.24	$19.42	39%
Realized gain (loss) from derivative transactions:
Oil ($/Bbl)	$(8.70)	$(12.46)	$3.76	30%
Natural gas ($/Mcf)	$(0.40)	$—	$(0.40)	0%
Total ($/BOE)	$(5.65)	$(7.45)	$1.80	24%
Average wellhead realized prices including the effects of realized gain (loss) from derivative instruments:
Oil ($/Bbl)	$86.77	$55.21	$31.56	57%
Natural gas ($/Mcf)	$4.00	$3.00	$1.00	33%
Natural gas liquid ($/Bbl)	$30.55	$25.20	$5.35	21%
Total ($/BOE)	$63.01	$41.79	$21.22	51%
Differentials to NYMEX prices:
Oil ($/Bbl)	$1.24	$(0.24)	$1.48	617%
Natural gas ($/Mcf)	$(2.25)	$(0.85)	$(1.40)	(165)%
Production Volumes:
Oil (MBbl)	60,921	44,836	16,085	36%
Natural gas (MMcf)	111,285	85,635	25,650	30%
Natural gas liquid (MBbl)	22,292	15,811	6,481	41%
Total (MBOE)	101,761	74,920	26,841	36%
Daily Production Volumes:
Oil (MBbl)	166.9	122.8	44.1	36%
Natural gas (MMcf)	304.9	234.6	70.3	30%
Natural gas liquid (MBbl)	61.1	43.3	17.8	41%
Total (MBOE)	278.8	205.3	73.5	36%
Average Costs per BOE:
Lease operating expense	$5.59	$5.62	$(0.03)	(1)%
Production taxes	3.45	2.50	0.95	38%
General and administrative expense	1.12	1.13	(0.01)	(1)%
Total cash costs	10.16	9.25	0.91	10%
Depletion, depreciation, amortization and accretion	7.75	7.68	0.07	1%
Total operating costs	17.91	16.93	0.98	6%
Interest (income) expense, net	0.54	1.68	(1.14)	(68)%
Total Costs per BOE	$18.45	$18.61	$(0.16)	(1)%
(1)	Includes the effects of purchases and resales of oil.

ENDEAVOR PARENT, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
	As of December 31, 2023	As of December 31, 2022	Change	Percent Change

Cash and cash equivalents	$690	$1,585	$(895)	(56)%
Other current assets	943	658	285	43%
Oil and natural gas property, net	8,917	6,763	2,154	32%
Other property and equipment, net	571	429	142	33%
Other assets	79	24	55	229%
Total assets	$11,200	$9,459	$1,741	18%
Current liabilities	$1,440	$1,190	$250	21%
Senior Notes	917	991	(74)	(7)%
Debt issuance costs	(4)	(6)	2	33%
Other long-term liabilities	340	253	87	34%
Members’ equity	8,507	7,031	1,476	21%
Total liabilities and members’ equity	$11,200	$9,459	$1,741	18%
Liquidity:
Revolving credit facility commitments	$1,500	$1,500	$—	0%
Letters of credit	(2)	(3)	1	33%
Revolving credit facility availability	1,498	1,497	1	0%
Cash and cash equivalents	690	1,585	(895)	(56)%
Cash on hand and revolving credit facility availability	$2,188	$3,082	$(894)	(29)%
Ratio of net debt to Adjusted EBITDA(1)	0.04x	-0.11x
Ratio of secured funded debt to Adjusted EBITDA(1)	0.00x	0.00x
Net debt/average daily BOE production ($/BOE)(1)	$649	$(2,120)
Net debt/proved developed producing reserves ($/BOE)(1)(2)	$0.24	$(0.70)
(1)
Net debt is defined as the amount outstanding under the revolving credit facility, senior notes and other current and long-term debt less cash, restricted cash and short-term investments. Secured funded debt is the amount drawn on the revolving credit facility plus letters of credit.

(2)	Based on December 31, 2023 and 2022 reserves, respectively.

RESULTS OF OPERATIONS
Year Ended December 31, 2023 Compared To Year Ended December 31, 2022
Operating revenues. Revenue from operations was $6,187 million for the year ended December 31, 2023, a decrease of $822 million from $7,009 million for the year ended December 31, 2022. The following table summarizes the changes in average sales realized prices (without derivatives) and sales volumes that caused changes to Endeavor’s oil, natural gas and NGL revenues between the years ended December 31, 2023 and 2022, respectively (dollars in millions):
	Years Ended December 31,		Variance		Price/Volume Variance
	2023	2022	Dollar	Percentage	Price	Volume	Total
Revenues
Oil sales	$5,452	$5,814	$(362)	(6)%	$(1,229)	$867	$(362)
Natural gas and NGL sales	713	1,171	(458)	(39)%	(811)	353	(458)
	$6,165	$6,985	$(820)	(12)%	$(2,040)	$1,220	$(820)
Specifics include the following:
•
the average oil wellhead realized price (excluding the effects of derivative activities) was $77.88 per Bbl during the year ended December 31, 2023, a decrease of 18% from $95.47 per Bbl during the year ended December 31, 2022. The decrease in the average oil wellhead realized price was due to a decrease in NYMEX oil prices;

•
the average natural gas wellhead realized price (excluding the effects of derivative activities) was $1.27 per Mcf during the year ended December 31, 2023, a decrease of 71% from $4.40 per Mcf during the year ended December 31, 2022. The decrease in the average natural gas wellhead realized prices was due to a decrease in NYMEX natural gas prices;

•
the average NGL wellhead realized price (excluding the effects of derivative activities) was $18.38 per Bbl during the year ended December 31, 2023, a decrease of 40% from $30.55 per Bbl during the year ended December 31, 2022. The decrease in the average NGL wellhead realized price was related to a decrease in the Mont Belvieu price index; and

•
total BOE production was 123,258 MBOE for the year ended December 31, 2023, an increase of 21,497 MBOE (21%) from 101,761 MBOE for the year ended December 31, 2022. This increase was primarily due to an increase in the number of horizontal wells producing as a result of Endeavor’s drilling program.

Service company division revenue. Endeavor’s service company divisions generated revenue of $22 million during the year ended December 31, 2023 which was consistent with service company division revenues during the year ended December 31, 2022.
Lease operating expense. Aggregate lease operating expenses were $688 million ($5.58 per BOE) for the year ended December 31, 2023, which was an increase of $119 million (21%) from $569 million ($5.59 per BOE) for the year ended December 31, 2022. The increase in aggregate lease operating expenses was due to additional wells placed on production during the year ended December 31, 2023 and a larger number of workover jobs completed during 2023 compared to 2022. The following table summarizes Endeavor’s components of lease operating expenses for the years presented (figures in million, except per BOE amounts):
	Years Ended December 31,
	2023		2022		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Direct lease operating expenses	$480	$3.89	$412	$4.04	$68	17%
Workover expenses	115	0.93	74	0.73	41	55%
Ad valorem expenses	93	0.76	83	0.82	10	12%
Total lease operating expenses	$688	$5.58	$569	$5.59	$119	21%

Production taxes. Production taxes were $301 million for the year ended December 31, 2023, a decrease of $50 million (14%) from $351 million for the year ended December 31, 2022. The decrease was directly related to a decrease in oil, natural gas and NGL revenues offset by an increase in production volumes.
Service company division operating expenses. The operating expenses of Endeavor’s service company divisions were $21 million for the year ended December 31, 2023, an increase of $2 million (11%) from $19 million for the year ended December 31, 2022.
Depletion, depreciation, amortization and accretion expense. The following table provides the components of Endeavor’s depletion, depreciation, amortization and accretion expense for the years ended December 31, 2023 and 2022, respectively (figures in millions, except per BOE amounts):
	Years Ended December 31,
	2023		2022		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Depletion of proved oil and natural gas properties	$1,036	$8.40	$719	$7.06	$317	44%
Depreciation of other property and equipment	65	0.53	54	0.53	11	20%
Accretion of asset retirement obligations	16	0.13	16	0.16	—	0%
Total depletion, depreciation, amortization and accretion expense	$1,117	$9.06	$789	$7.75	$328	42%
Depletion of proved oil and natural gas properties was $1,036 million ($8.40 per BOE) for the year ended December 31, 2023, an increase of $317 million (44%) from $719 million ($7.06 per BOE) for the year ended December 31, 2022. The increase in aggregate depletion expense was primarily due to an increase in production levels due to additional drilling efforts during 2023 coupled with a higher depletable full cost pool due to higher drilling and completion costs. Accretion of asset retirement obligations was $16 million ($0.13 per BOE) for the year ended December 31, 2023 consistent with accretion of expense of $16 million ($0.16 per BOE) for the year ended December 31, 2022.
Impairment of other property and equipment. Endeavor recognized no impairment expense on other property and equipment during the year ended December 31, 2023 and recognized impairment expense of $3 million on other property and equipment during the year ended December 31, 2022.
Loss from inventory write down. For 2023 and 2022, non-cash expense associated with inventory valuation totaled $1 million and $1 million, respectively, in each case, caused by a decline in demand for certain well related equipment inventory and well construction design changes.
General and administrative expense (“G&A”). G&A expense was $116 million for the year ended December 31, 2023, an increase of $2 million (2%) from $114 million for the year ended December 31, 2022. The table below presents Endeavor’s G&A costs for the years ended December 31, 2023 and 2022, respectively (dollars in millions):
	Years Ended December 31,		Variance
General and administrative expense	2023	2022	Dollar	Percentage
Gross G&A	$158	$158	$—	0%
Less amounts capitalized to oil and natural gas properties	(42)	(44)	2	5%
G&A expense	$116	$114	$2	2%
Gain/loss on sale of assets. During the year ended December 31, 2023, Endeavor recognized a gain on sale of assets of $10 million, primarily related to the sale of a service company division. In addition, during 2023, Endeavor received additional proceeds as a result of the sale of its investment in a midstream entity that occurred in during 2022.

During the year ended December 31, 2022, Endeavor recognized a gain on sale of assets of $109 million, which was primarily attributable to its divestiture of its investment in a midstream entity and Endeavor’s divesture of certain service company equipment.
Gain/loss on derivatives not designated as hedges. Endeavor is required to recognize all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. As a result, Endeavor marks its derivative instruments to fair value and recognize the cash and non-cash changes in fair value on derivative instruments in its consolidated statements of operations. During the year ended December 31, 2023, Endeavor recognized a $26 million net gain on derivative instruments. During the year ended December 31, 2022, Endeavor recognized a $399 million net loss on derivative instruments. The change in Endeavor’s derivative instruments fair value position was a result of the change in the future commodity prices. The following table sets forth the net gain (loss) on derivatives for the periods presented (dollars in millions):
	Years Ended December 31,
	2023	2022
Gain (loss) on derivative instruments, net
Oil contracts	$24	$(350)
Natural gas contracts	2	(49)
Total	$26	$(399)
The following table represent Endeavor’s net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):
	Years Ended December 31,
	2023	2022
Cash receipts (payments) on derivative instruments, net:
Oil contracts	$10	$(530)
Natural gas contracts	(16)	(45)
	$(6)	$(575)
Loss on redemption of debt. During 2023, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $71 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain of $0.4 million on the repurchases of the 2028 Senior Notes, which gain was comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan cost and unamortized premiums.
On July 15, 2022, Endeavor paid $640 million to redeem all of the 2025 Senior Notes then outstanding at 103.313% of par value, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In connection with the redemption of the 2025 Senior Notes, Endeavor recognized a loss on redemption of debt of $25 million during the year ended December 31, 2022.
In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.

Interest income (expense), net. Interest income (expense), net was $28 million in net interest income for the year ended December 31, 2023, as compared to $55 million in net interest expense for the year ended December 31, 2022. The increase in interest income, net, during 2023 is due to higher interest rates on a higher cash balance and lower outstanding debt, as compared to interest expense, net, in 2022. The weighted average debt balance for the years ended December 31, 2023 and 2022 was approximately $935 million and $1,321 million, respectively. The decrease in the weighted average debt balance was due to Endeavor retiring Senior Notes during the second half of 2022 and during the second quarter of 2023. Additionally, interest income increased due to an increase in Endeavor’s total cash balance with higher interest rates. Endeavor’s weighted average interest rate on its outstanding Senior Notes during the years ended December 31, 2023 and 2022, was 5.75% and 6.04%, respectively. The following table sets forth the components of interest expense, debt balances and average debt balance for the years ended December 31, 2023 and 2022, respectively (dollars in millions):
	Years Ended December 31,		Variance
	2023	2022	Value	Percentage
Interest expense on Senior Notes	$(54)	$(79)	$25	32%
Interest expense on revolving credit facility	(4)	(6)	2	33%
Amortization of debt issuance costs and premiums	(1)	(2)	1	50%
Other interest expense	(3)	(1)	(2)	(200)%
Interest expense	$(62)	$(88)	$26	30%
Less: Interest income	90	33	57	173%
Interest income (expense), net	$28	$(55)	$83	151%
Net income. Net income was $3,984 million for the year ended December 31, 2023, compared to net income of $4,755 million for the year ended December 31, 2022. The decrease in earnings is primarily due to:
•	a $822 million decrease in net operating revenues;
•	a $328 million increase in depletion, depreciation, amortization and accretion;
•	a $119 million increase in lease operating expense; and
•	a $99 million decrease in gain on sale of other assets.
Offset by:
•	a $425 million decrease in loss from derivative transactions, net;
•	a $83 million decrease in interest expense, net;
•	a $50 million decrease in production taxes; and
•	a $24 million decrease in loss on redemption of debt.
RESULTS OF OPERATIONS
Year Ended December 31, 2022 Compared To Year Ended December 31, 2021
Operating revenues. Revenue from operations was $7,009 million for the year ended December 31, 2022, an increase of $2,945 million from $4,064 million for the year ended December 31, 2021. The following table summarizes the changes in average sales realized prices (without derivatives) and sales volumes that caused changes to Endeavor’s oil, natural gas and NGL revenues between the years ended December 31, 2022 and 2021, respectively (dollars in millions):
	Years Ended December 31,		Variance		Price/Volume Variance
	2022	2021	Dollar	Percentage	Price	Volume	Total
Revenues
Oil sales	$5,814	$3,034	$2,780	92%	$1,692	$1,088	$2,780
Natural gas and NGL sales	1,171	655	516	79%	276	240	516
	$6,985	$3,689	$3,296	89%	$1,968	$1,328	$3,296

Specifics include the following:
•
the average oil wellhead realized price (excluding the effects of derivative activities) was $95.47 per Bbl during the year ended December 31, 2022, an increase of 41% from $67.67 per Bbl during the year ended December 31, 2021. The increase in average oil wellhead realized price was due to an increase in NYMEX oil price;

•
the average natural gas wellhead realized price (excluding the effects of derivative activities) was $4.40 per Mcf during the year ended December 31, 2022, an increase of 47% from $3.00 per Mcf during the year ended December 31, 2021. The increase in average natural gas wellhead realized price was due to an increase in NYMEX natural gas prices;

•
the average NGL wellhead realized price (excluding the effects of derivative activities) was $30.55 per Bbl during the year ended December 31, 2022, an increase of 21% from $25.20 per Bbl during the year ended December 31, 2021. The increase in average NGL wellhead realized price was related to an increase in other hydrocarbon prices; and

•
total BOE production was 101,761 MBOE for the year ended December 31, 2022, an increase of 26,841 MBOE (36%) from 74,920 MBOE for the year ended December 31, 2021. This increase was primarily due to an increase in the number of horizontal wells producing as a result of Endeavor’s drilling program.

Purchases and resales of oil. Endeavor entered into purchases and resales of oil during the years ended December 31, 2022 and 2021 that had no material effect on its results of operations and comprehensive income. Under contract rights, Endeavor purchased oil at the Midland Hub at matching formula prices to mitigate credit exposure on crude oil sales. The following table summarizes the net effect of third-party purchases and resales of oil for the periods presented (dollars in millions):
	Years Ended December 31,
	2022	2021
Sales of purchased oil	$2	$361
Purchased oil	—	361
Net effect on results of operations	$2	$—
Service company division revenue. The revenues generated by Endeavor's service company divisions was $22 million for the year ended December 31, 2022, as compared to $14 million for the year ended December 31, 2021, an increase of 57%. The increase was primarily due to an increase in services provided to third party customers.
Lease operating expense. Aggregate lease operating expenses were $569 million ($5.59 per BOE) for the year ended December 31, 2022, which was an increase of $148 million (35%) from $421 million ($5.62 per BOE) for the year ended December 31, 2021. On a per BOE basis lease operating expense decreased by 1%. The increase in aggregate lease operating expenses was due to an increase in costs related to wells placed on production during the year ended December 31, 2022. The increase in workover costs on an aggregate basis and a per BOE basis was primarily due to an increase in the number of workover jobs completed in 2022 compared to 2021. The following table summarizes Endeavor’s components of lease operating expenses for the years presented (figures in millions, except per BOE amounts):
	Years Ended December 31,
	2022		2021		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Direct lease operating expenses	$412	$4.04	$326	$4.35	$86	26%
Workover expenses	74	0.73	45	0.60	29	64%
Ad valorem expenses	83	0.82	50	0.67	33	66%
Total lease operating expenses	$569	$5.59	$421	$5.62	$148	35%

Production taxes. Production taxes were $351 million for the year ended December 31, 2022, an increase of $164 million (88%) from $187 million for the year ended December 31, 2021. The increase was directly related to the increase in oil, natural gas and NGL revenues.
Service company division operating expenses. The operating expenses of Endeavor’s service company divisions were $19 million for the year ended December 31, 2022, an increase of $7 million (58%) from $12 million for the year ended December 31, 2021. The increase in operating expense was due to an increase in services provided to third party customers.
Depletion, depreciation, amortization and accretion expense. The following table provides components of Endeavor’s depletion, depreciation, amortization and accretion expense for the years ended December 31, 2022 and 2021, respectively (figures in millions, except per BOE amounts):
	Years Ended December 31,
	2022		2021		Variance
	Amount	Per BOE	Amount	Per BOE	Dollar	Percentage
Depletion of proved oil and natural gas properties	$719	$7.06	$515	$6.89	$204	40%
Depreciation of other property and equipment	54	0.53	46	0.61	8	17%
Accretion of asset retirement obligations	16	0.16	14	0.18	2	14%
Total depletion, depreciation, amortization and accretion expense	$789	$7.75	$575	$7.68	$214	37%
Depletion of proved oil and natural gas properties was $719 million ($7.06 per BOE) for the year ended December 31, 2022, an increase of $204 million (40%) from $515 million ($6.89 per BOE) for the year ended December 31, 2021. The increase in aggregate depletion expense was primarily due to an increase in production levels due to additional drilling efforts during 2022 coupled with a higher depletable full cost pool. Accretion of asset retirement obligations was $16 million ($0.16 per BOE) for the year ended December 31, 2022, an increase of $2 million (14%) from $14 million ($0.18 per BOE) for the year ended December 31, 2021.
Loss from inventory write down. For 2022 and 2021, non-cash expense associated with inventory valuation totaled $1 million and $0 million, respectively, caused by a decline in demand for certain well related equipment inventory and well construction design changes.
General and administrative expense. G&A expense was $114 million for the year ended December 31, 2022, an increase of $29 million (34%) from $85 million for the year ended December 31, 2021. The increase was due primarily to an overall increase in compensation expense under Endeavor’s phantom unit plan and employee related expenses. The table below presents Endeavor’s G&A cost for the years ended December 31, 2022 and 2021, respectively (dollars in millions):
	Years Ended December 31,		Variance
General and Administrative Expense	2022	2021	Dollar	Percentage
Gross G&A	$158	$120	$38	32%
Less amounts capitalized to oil and natural gas properties	(44)	(35)	(9)	(26)%
G&A expense	$114	$85	$29	34%
Gain/loss on sale of assets. During the year ended December 31, 2022, Endeavor recognized a gain on sale of assets of $109 million, which was primarily attributable to its divestiture of its investment in a midstream entity and Endeavor’s divestiture of certain service company equipment.

Gain/loss on derivatives not designated as hedges. Endeavor is required to recognize all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. As a result, Endeavor marks its derivative instruments to fair value and recognize the cash and non-cash changes in fair value on derivative instruments in its consolidated statements of operations. During the year ended December 31, 2022, Endeavor recognized a $399 million net loss on derivatives. During the year ended December 31, 2021, Endeavor recognized a $625 million net loss on derivatives. The following table sets forth the gain (loss) on derivatives for the periods presented (dollars in millions):
	Years Ended December 31,
	2022	2021
Gain (loss) on derivative instruments, net
Oil contracts	$(350)	$(629)
Natural gas contracts	(49)	4
Total	(399)	(625)
The following tables represents Endeavor’s net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):
	Years Ended December 31,
	2022	2021
Cash receipts (payments) on derivative instruments, net:
Oil contracts	$(530)	$(557)
Natural gas contracts	(45)	—
	(575)	(557)
Loss on redemption of debt. On July 15, 2022, Endeavor paid $640 million to redeem all of the 2025 Senior Notes then outstanding at 103.313% of par value, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In connection with the redemption of the 2025 Senior Notes, Endeavor recognized a loss on redemption of debt of $25 million during the year ended December 31, 2022.
In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.
On October 14, 2021, Endeavor redeemed $500 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 5.500% senior unsecured notes due 2026 in the aggregate principal amount of $500 million (the “2026 Senior Notes”) at 104.125% of par value. As a result of the tender offer, Endeavor paid $526 million, which included $21 million in redemption premium and $6 million in interest payable. In addition, Endeavor recognized a loss on redemption of debt of $25 million which is composed of a $21 million redemption premium and $4 million in unamortized deferred loan costs.

Interest expense, net. Interest expense, net was $55 million and $126 million for the years ended December 31, 2022 and 2021, respectively. The decrease in interest expense, net, was due primarily to a decrease in Endeavor’s weighted average debt balance and an increase in interest income. The weighted average debt balance as of December 31, 2022 was approximately $1,321 million as compared to $1,993 million as of December 31, 2021. The decrease in the weighted average debt balance was due to Endeavor retiring its 2025 Senior Notes, as well as Endeavor repurchasing a portion of its 2028 Senior Notes during the second half of 2022. Endeavor’s weighted average interest rate on its outstanding Senior Notes during the years ended December 31, 2022 and 2021 was 6.04% and 5.98%, respectively. The following table sets forth the components of interest expense, debt balances and average debt balance for the years ended December 31, 2022 and 2021, respectively (dollars in millions):
	Years Ended December 31,		Variance
	2022	2021	Value	Percentage
Interest expense on Senior Notes	$(79)	$(118)	39	(33)%
Interest expense on revolving credit facility	(6)	(6)	—	0%
Amortization of debt issuance costs and premiums	(2)	(3)	1	(33)%
Other interest expense	(1)	—	(1)	0%
Interest expense	$(88)	$(127)	39	(31)%
Less: Interest income	33	1	32	3200%
Interest expense, net	$(55)	$(126)	71	(56)%
Net Income. Net income was $4,755 million for the year ended December 31, 2022, compared to net income of $1,642 million for the year ended December 31, 2021. The increase in earnings is primarily due to:
•	a $3,306 million increase in net operating revenues;
•	a $108 million increase in gain on sale of other assets;
•	a $226 million decrease in loss from derivative transactions, net; and
•	$71 million decrease in interest expense, net.
Offset by:
•	a $148 million increase in lease operating expense;
•	a $164 million increase in production taxes; and
•	a $214 million increase in depletion, depreciation, amortization and accretion.
Non-GAAP Financial Measures
Adjusted EBITDA
Endeavor defines Adjusted EBITDA as net income before interest expense, net, depletion, depreciation, amortization and accretion, impairment of other property and equipment, loss from inventory write down, current and deferred tax (benefit) expense, (gain) loss on sale of other assets, net, loss on redemption of debt, (gain) loss from derivative transactions and net cash receipt from (payments on) derivatives. Adjusted EBITDA is a supplemental measure of Endeavor’s performance that is not required by or presented in accordance with GAAP. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Endeavor believes that Adjusted EBITDA may provide additional information about Endeavor’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA is a financial measure commonly used in the oil and natural gas industry, but Endeavor's definition may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of a company’s profitability or liquidity. The table below presents a reconciliation of Adjusted EBITDA to net income for the periods indicated (dollars in millions).
	Years Ended December 31,
	2023	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$3,984	$4,755	$1,642
Interest (income) expense, net	(28)	55	126
Depletion, depreciation, amortization and accretion	1,117	789	575
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
Current and deferred tax expense	12	36	6
Gain on sale of other assets, net	(10)	(109)	(1)
Loss on redemption of debt	—	24	25
(Gain) loss on derivative instruments	(26)	399	625
Net payments on derivatives	(6)	(575)	(557)
Adjusted EBITDA	$5,044	$5,378	$2,441
PV-10
Pre-tax present value discounted at ten percent (“PV-10”) is considered a non-GAAP measure. The most directly comparable GAAP financial measure is the standardized measure of discounted future net cash flows. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future U.S. federal income taxes, discounted at ten percent. However, Endeavor’s PV-10 is equal to its standardized measure of discounted future net cash flows because its standardized measure does not include the impact of future U.S. federal income taxes because before January 1, 2024, Endeavor was classified as an S-corporation for U.S. federal income tax purposes, and as such, Endeavor were not subject to U.S. federal income taxes. Endeavor believes that the presentation of PV-10 is relevant and useful to investors because it presents the relative monetary significance of its oil, natural gas and NGL properties regardless of tax structure. Further, investors may use the measure as a basis for comparison of the relative size and value of Endeavor’s proved reserves to other companies. Endeavor uses this measure when assessing the potential return on investment related to its oil, natural gas and NGL properties. Generally, for other companies, PV-10 is not equal to, or a substitute for, the standardized measure of discounted future net cash flows. Endeavor’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil, natural gas and NGL reserves.
Market Conditions and Outlook
Endeavor’s business success is affected by hydrocarbon price levels which are based on many factors beyond its control such as economic, political, and regulatory developments, as well as competition from other sources of energy. Hydrocarbon price volatility is a significant risk to Endeavor’s business, cash flows and results of operations and comprehensive income. Hydrocarbon prices continue to remain volatile, and Endeavor expects them to remain volatile during 2024. Also, regional oil, natural gas and NGL price differentials may have an important effect on near term financial results due to potential constraints on Endeavor’s delivery of oil, natural gas and NGL to consuming markets. Income is expected to be affected by changes to hydrocarbon prices and their differentials in 2024.
Endeavor continues to actively monitor hydrocarbon prices along with micro- and macroeconomic activity to ensure it is suited to adapt to changes within the oil and natural gas industry and minimize impacts that could adversely affect its financial condition and results of operations and comprehensive income. The general rate of inflation has increased in conjunction with overall imbalances in supply and demand, supply chain disruptions and shipping bottlenecks caused by the war in Ukraine and the Israel-Hamas war along with general labor market constraints. Concerns about a potential economic downturn or recession, and measures to combat persistent inflation and instability in the financial sector have contributed to recent economic and pricing volatility and may continue to impact pricing throughout 2024.

Endeavor’s total capital expenditures budget for 2024 is expected to be lower than 2023 levels and will be in the range of $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure, and electrical facilities. From time to time, Endeavor evaluates strategic property, leasehold and mineral acquisitions, but none are included in Endeavor’s capital budget. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for approximately $133 million, in the aggregate.
Endeavor will endeavor to maintain a conservative financial position to allow the expansion of its drilling and development activities reflective of current hydrocarbon prices to maximize the present value of its resource potential. Endeavor intends to fund development with cash flow from operations, cash on hand and borrowings under its revolving credit facility. As of December 31, 2023, Endeavor had $2,188 million of liquidity, with $690 million of cash and cash equivalents and $1,498 million available borrowing capacity under its revolving credit facility, with no amount outstanding under its revolving credit facility. Endeavor intends to develop and explore its reserves through the drilling, development and exploitation of its multi-decade horizontal well inventory of identified drilling locations in the Midland Basin. Endeavor has focused its operations on its Midland Basin assets because of its extensive knowledge and lengthy experience in the basin, its multi-decade inventory of drilling locations, the liquids-rich content of the formations Endeavor targets, the established infrastructure, wells with long-lived reserves and multiple stacked pay zones with horizontal target intervals. Most of Endeavor’s leases are held by continuous production pursuant to their terms. Endeavor’s drilling program will be focused in the core of the Midland Basin where extensive historical vertical drilling has defined the geology providing more consistent horizontal results.

CAPITAL COMMITMENTS, CAPITAL RESOURCES AND LIQUIDITY
Capital Commitments and Analysis of Changes in Cash Flows
Endeavor’s primary needs for cash are development, exploration, exploitation and acquisition of oil and natural gas assets, payment of contractual obligations including debt, distributions to members of Endeavor and working capital obligations. Funding for these cash needs may be provided by any combination of cash on hand, internally generated cash flow, borrowings under Endeavor’s revolving credit facility or alternative financing sources, including sale of assets. The following presents Endeavor’s cash flows for the periods presented (dollars in millions).
	Years Ended December 31,
	2023	2022	2021
Net cash provided by operating activities	$4,989	$5,252	$2,290
Net cash used in investing activities	(3,291)	(2,598)	(1,435)
Net cash used in financing activities	(2,593)	(1,847)	(521)
Net (decrease) increase in cash	(895)	807	334
Cash and cash equivalent, beginning of period	1,585	778	444
Cash and cash equivalent, end of period	$690	$1,585	$778
Cash flows provided by operating activities. Net cash provided by operating activities was $4,989 million for the year ended December 31, 2023 as compared to $5,252 million for the year ended December 31, 2022. The decrease in operating cash flows is primarily the result of a decrease in Endeavor’s oil, natural gas and NGL revenues due to a decrease in hydrocarbon prices offset partially by an increase in production for the year ended December 31, 2023, as compared to December 31, 2022. Net cash provided by operating activities was $2,290 million for the year ended December 31, 2021.
Cash flows used in investing activities. The purchase and development of oil and natural gas properties accounted for the majority of Endeavor’s cash outlays for investing activities. Net cash used in investing activities was $3,291 million, $2,598 million and $1,435 million during the years ended December 31, 2023, 2022 and 2021, respectively. The increase in cash flow used in investing activities is primarily due to an increase in horizontal drilling and completion activity and higher costs. Investing activities during the years ended December 31, 2023, 2022 and 2021 were offset by $7 million, $4 million and $6 million, respectively, in proceeds from the sale of oil and natural gas properties. In addition, during the year ended December 31, 2022, Endeavor divested its investment in a midstream entity that resulted in $112 million in proceeds being received.
Cash flows used in financing activities. Below is a description of Endeavor’s financing activities during the years ended December 31, 2023, 2022 and 2021.
•
Net cash used in financing activities totaled $2,593 million for the year ended December 31, 2023, which was attributable primarily to $2,522 million in distributions made to the owners of Endeavor's equity interests and $71 million paid for repurchases of Endeavor’s 2028 Senior Notes.

•
Net cash used in financing activities totaled $1,847 million for the year ended December 31, 2022. On July 15, 2022, Endeavor paid approximately $640 million to redeem all of the 2025 Senior Notes then outstanding, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In addition, Endeavor paid $6 million in deferred loan cost associated with the revolving credit facility.

•
In December 2022, Endeavor entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, Endeavor paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, Endeavor recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.

•
During the year ended December 31, 2022, Endeavor made $1,215 million in distributions to Endeavor’s equity interest owners primarily to satisfy tax obligations of such equity interest owners. Contemporaneously, Endeavor and Stephens Family Trust entered into an agreement to settle the

Stephens Family Trust Note receivable (see “Note C - Related Party Transactions” to the consolidated financial statements of Endeavor for additional discussion). As a result, Endeavor retained $15 million, in lieu of distributions, to fully satisfy any and all amounts due to Endeavor for the Stephen Family Trust Note.
•
Net cash used in financing activities were $521 million for the year ended December 31, 2021. On October 14, 2021, Endeavor redeemed $500 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 2026 Senior Notes. As a result of the redemption offer, Endeavor paid $526 million, which included a $21 million redemption premium and $6 million in interest payable.

Oil and natural gas properties. Endeavor’s cash flows used by or invested in its oil and natural gas properties during the years ended December 31, 2023, 2022 and 2021 were as follows in the table below. These expenditures were funded by cash flows from operations, from borrowings under Endeavor’s revolving credit facility and alternative financing sources (dollars in millions).
	Years Ended December 31,
	2023	2022	2021
Cash flows used by or invested in oil and natural gas properties
Acquisition of proved oil and natural gas properties,
undeveloped leasehold acreage and mineral interests	$75	$60	$5
Other leasehold costs	78	93	55
Investment in drilling and development	2,957	2,429	1,280
Total cash flows used by investing in oil and natural gas properties	$3,110	$2,582	$1,340
Gross operated Permian Basin Wells spudded	302	333	259
Gross operated Permian Basin Wells completed	269	292	164
Endeavor’s development and exploitation expenditures primarily relate to drilling and completing horizontal wells and field related facilities. Wells are drilled to exploit known resource geologic trends.
Endeavor’s approved 2024 capital budget will range from $2,500 million to $2,600 million which includes operated and non-operated drilling and completion activities, leasehold costs, and other property and equipment, which primarily includes water disposal facilities, infrastructure and electrical facilities. From time to time, Endeavor evaluates strategic property, leasehold and mineral acquisitions, but none are included in Endeavor’s capital budget. Endeavor currently believes that it will be able to fund its 2024 short-term working capital requirements and its current 2024 capital budget with cash and cash equivalents, cash flows from operations and borrowing under its revolving credit facility. During the first quarter of 2024, Endeavor closed certain unbudgeted leasehold and mineral acquisitions for an aggregate purchase price of approximately $133 million.
Endeavor generally seeks to fund its non-acquisition expenditures with available cash, operating cash flow and borrowings under its revolving credit facility. The actual amount and timing of Endeavor’s expenditures may differ materially from its estimates because of, among other things, timing of lease expirations, actual drilling results, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions.
Acquisitions. Other than the purchase of leasehold acreage and an allocated budget for other acquisitions, Endeavor’s 2024 plan does not contemplate any material acquisitions. Endeavor does not have a specific acquisition budget as the timing and size of acquisitions are often difficult to forecast. Endeavor evaluates opportunities to purchase or sell oil and natural gas properties in the marketplace and could participate as a buyer or seller of properties at various times. Endeavor seeks to acquire oil and natural gas properties that provide opportunities for the addition of reserves and production through a combination of development, exploitation and control of operations that will allow us to apply its operating expertise.
Debt repurchase. Endeavor may from time to time seek to retire or purchase its outstanding Senior Notes through cash purchases and/or exchanges for other debt or equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, Endeavor’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Distributions to Endeavor’s equity interest owners. Prior to the revocation of Endeavor’s election to be taxed as an S-Corporation for U.S. federal income tax purposes, Endeavor was permitted to make tax distributions to Endeavor’s equity interest owners when such equity owners had cumulative taxable income passed through to them in excess of taxable losses previously passed through to them. Such tax distributions were calculated at the highest combined marginal U.S. federal, state and local tax rate applicable to equity owners who owned at least 10% of the issued and outstanding equity interests of Endeavor at the time of the distribution. Effective January 1, 2024, Endeavor elected to be a C-Corporation for U.S. federal income tax purposes and, as such, will be paying taxes at the Endeavor level rather than as a pass-through to Endeavor’s equity interest owners. Additionally, Endeavor may make discretionary distributions as approved by its board of managers, as limited by the indentures governing its Senior Notes and the credit agreement governing its revolving credit facility.
Liquidity and Capital Resources
Endeavor’s primary sources of liquidity have been cash flows generated from operating activities, borrowings under its revolving credit facility, the issuance of its Senior Notes and sales of assets. Should future borrowing base redetermination amounts be lower than the total advances at the time of their effectiveness, Endeavor would be required to repay the deficiency over a short time span after notice. Any future borrowing base reductions may require a reduction in drilling and completion operations and may affect Endeavor’s ability to close alternative funding sources or other credit sources. Endeavor believes that its cash flows from operations, together with its other sources of liquidity, will meet both its short-term working capital requirements and its 2024 capital budget. As of December 31, 2023, Endeavor’s working capital surplus (excluding the effects of derivative instruments) was $156 million.
Revolving Credit Facility
As of December 31, 2023 and 2022, Endeavor had no advances outstanding under its revolving credit facility. As of December 31, 2023, the borrowing base under Endeavor’s revolving credit facility was $5,000 million, and Endeavor had elected commitments of $1,500 million, with no advances outstanding and $2 million of letters of credit issued and outstanding, resulting in $1,498 million in available borrowing capacity. Endeavor’s revolving credit facility has a maturity date of March 12, 2025.
Senior Notes
At December 31, 2023 and 2022, Endeavor had $907 million and $978 million, respectively, in outstanding 2028 Senior Notes. The 2028 Senior Notes are guaranteed by certain of Endeavor’s subsidiaries, and interest on the 2028 Senior Notes is payable semi-annually.
Joint Development Agreement Funding
In December 2016, Endeavor entered into a drill fund agreement which commits its financial working interest partner to fund the drilling and completion of 44 horizontal Wolfcamp wells on 2,560 gross acres in Midland and Martin Counties, Texas. The drill fund agreement provides for the financial working interest partner to fund 90% of its working interest subject to certain performance provisions for the 44 wells. The drill fund partner committed $260 million to drill, complete and equip the proposed wells. The terms of the agreement are structured as a reversionary working interest whereby Endeavor will receive an initial disproportionate share of cash flow with a further reversion to Endeavor occurring when certain financial hurdles are achieved.
Farmout Agreements
In 2014 and 2015, Endeavor entered into seven-year farmout agreements with XTO Energy Inc. (“XTO Energy”), a wholly owned subsidiary of ExxonMobil. The farmout agreements, as amended, support development of approximately 32,000 net acres in Southern Midland and Northern Upton Counties, Texas. Under the terms of the farmout agreements, XTO Energy earns a majority working interest in each horizontal well drilled and completed at its sole cost. In 2022, Endeavor amended the farmout agreements with XTO to provide for further development of the farmout acreage on or before July 2024. As of December 31, 2023, 362 horizontal wells had been drilled, completed and producing in the farmout area. As of December 31, 2023, XTO Energy had no horizontal rigs running in the farmout area.

Acquisition, Exchanges and Divestitures
During 2023, Endeavor, through its wholly owned subsidiary 1979 Royalties, LP, acquired certain mineral and royalty assets held by unrelated third-party, Peacemaker Royalties, LP (the “Peacemaker Acquisition”). The aggregate consideration for the Peacemaker Acquisition was approximately $59 million (subject to customary post-closing adjustments). The Peacemaker Acquisition was accounted for as an asset acquisition and the allocation of the purchase price, subject to customary post-closing adjustments, was approximately $30 million to proved properties and $29 million to unproved properties.
During the years ended December 31, 2023 and 2022, Endeavor entered into various oil and natural gas property exchanges that resulted in no monetary consideration exchanged between parties. In addition, during the years ended December 31, 2023, 2022 and 2021 Endeavor divested certain assets that have resulted in it recognizing total proceeds of $7 million, $4 million and $6 million, respectively. As a result of Endeavor accounting for its oil and natural gas properties under the full cost method of accounting, Endeavor has not recognized a gain or loss on sale or exchange of oil and natural gas properties.
Internally Generated Cash Flows
Endeavor’s internally generated cash flows, results of operations and comprehensive income and financing for its operations are largely dependent on oil, natural gas and NGL prices. During the year ended December 31, 2023, Endeavor’s average oil wellhead realized prices decreased 18% as compared to the year ended December 31, 2022. During the year ended December 31, 2023 Endeavor’s average wellhead natural gas price decreased 71% and its average wellhead NGL price decreased 40%, in each case, as compared to the year ended December 31, 2022. Realized hydrocarbon prices fluctuate widely in response to changing market forces. Endeavor may experience significant detrimental fluctuations of the differentials between its realized wellhead prices and NYMEX oil and natural gas prices due to regional supply imbalances, which may materially impact its results of operation and comprehensive income. Prolonged periods of lower hydrocarbon prices or sustained wider differentials to NYMEX prices could cause Endeavor to not be in compliance with certain financial covenants under its revolving credit facility and thereby affect its financial condition and liquidity.
Contractual Obligations
Endeavor’s contractual obligations include long-term debt, derivative liabilities, asset retirement obligations, firm transportation commitments, purchase commitments, drilling commitments and incentive plan commitments. For additional discussion, see “Note I - Commitments and Contingencies” to the consolidated financial statements of Endeavor.
Off-Balance Sheet Arrangements
Endeavor does not maintain off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations and comprehensive income, liquidity, capital expenditures or capital resources which are not disclosed in the notes to its consolidated financial statements.
Critical Accounting Estimates
Endeavor’s historical consolidated financial statements and related notes contain information that is pertinent to Management’s Discussion and Analysis of Financial Condition and Results of Operations of Endeavor. Preparation of financial statements in conformity with GAAP requires that Endeavor’s management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. For additional discussions of Endeavor's critical account policies, see “Note A - Organization and Summary Significant Accounting Policies” to the consolidated financial statements of Endeavor.
In management’s opinion, the more significant reporting areas affected by management’s judgments and estimates are the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets, revenue accrual, and valuation of financial derivative instruments. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, landmen and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of Diamondback’s common stock as of March 11, 2024 by:
•	each of Diamondback’s named executive officers and directors;
•	all of the current executive officers and directors of Diamondback as a group; and
•	each person who is the beneficial owner of more than 5% of the outstanding shares of Diamondback common stock.
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(12)	Percent of Class
Travis D. Stice(2)	450,385	*
M. Kaes Van’t Hof(3)	153,209	*
Teresa L. Dick(4)	92,106	*
Daniel N. Wesson(5)	62,958	*
Matt Zmigrosky(6)	42,793	*
Vincent K. Brooks(7)(8)	6,674	*
David L. Houston(7)	10,038	*
Rebecca A. Klein(7)	1,168	*
Stephanie K. Mains(7)	6,674	*
Mark L. Plaumann(7)(9)	18,638	*
Melanie M. Trent(7)	10,078	*
Frank D. Tsuru(7)	1,168	*
Steven E. West(7)	3,573	*
Albert Barkmann(10)	12,566	*
Jere W. Thompson III(11)	7,675	*
Directors and Executive Officers as a Group (15 persons)	879,703	*
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of March 11, 2024 and (ii) shares of common stock subject to options or restricted stock units held by that person that are exercisable or vesting within 60 days of March 11, 2024, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 178,339,978 shares of common stock outstanding as of March 11, 2024. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of March 11, 2024 or within 60 days of March 11, 2024. Except as noted, each stockholder in the above table is believed to have sole voting and sole investment power with respect to the common stock beneficially held.

(2)
All of these shares are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. Excludes (i) 9,002 restricted stock units that are scheduled to vest on March 1, 2025 (ii) 14,640 restricted stock units granted on March 1, 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025, and (iii) 2,583 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024. Also excludes (i) 41,524 performance-based restricted stock units awarded to Mr. Stice on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024 (ii) 40,509 performance-based restricted stock units awarded to Mr. Stice on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (iii) 32,943 performance-based restricted stock units awarded to Mr. Stice on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(3)
Excludes (i) 4,048 restricted stock units that are scheduled to vest on March 1, 2025, (ii) 6,006 restricted stock units granted on March 1 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025, (iii) 8,790 restricted stock units that are scheduled to vest in five equal annual installments beginning on March 1, 2025, (iv) 25,829 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024, (v) 13,183 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in five equal annual installments beginning on March 1, 2025, (vi) 17,302 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (vii) 18,218 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (viii) 13,515 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.
(4)
Excludes (i) 2,048 restricted stock units that are scheduled to vest on March 1, 2025, (ii) 3,078 restricted stock units granted on March 1, 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025, and (iii) 1,291 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024. Also excludes (i) 9,228 performance-based restricted stock units awarded to Ms. Dick on March 1, 2022 which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (ii) 9,216 performance-based restricted stock units awarded to Ms. Dick on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (iii) 6,926 performance-based restricted stock units awarded to Ms. Dick on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(5)
Excludes (i) 2,953 restricted stock units that are scheduled to vest on March 1, 2025, (ii) 5,255 restricted stock units granted on March 1, 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025, (iii) 6,595 restricted stock units that are scheduled to vest in five equal annual installments beginning on March 1, 2025, (iv) 6,457 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024, (v) 9,887 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in five equal annual installments beginning on March 1, 2025, (vi) 10,381 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (vii) 13,289 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (viii) 11,826 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(6)
Excludes (i) 2,381 restricted stock units that are scheduled to vest on March 1, 2025, (ii) 3,754 restricted stock units granted on March 1, 2024 that are scheduled to vest in two approximately equal annual installments beginning on March 1, 2025, and (iii) 517 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024. Also excludes (i) 9,228 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (ii) 10,717 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (iii) 8,447 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(7)	Excludes 1,527 restricted stock units, which will vest on the earlier of June 8, 2024 and the date of the 2024 annual meeting of stockholders.
(8)	These shares are held by VBK Solutions, LLC of which General Brooks is the sole member.
(9)
These shares are held by Greyhawke Capital Advisors LLC (“Greyhawke”) of which Mr. Plaumann is the managing member. Mr. Plaumann holds a 50% ownership interest in Greyhawke and may be deemed to have a pecuniary interest in these securities.

(10)
Excludes (i) 410 restricted stock units granted on March 1, 2022 that are scheduled to vest on March 1, 2025, (ii) 1,428 restricted stock units granted on March 1, 2023 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025, (iii) 2,590 restricted stock units granted on March 1, 2024 that are scheduled to vest in three substantially equal annual installments beginning on March 1, 2025 and (iv) 387 restricted stock units granted on August 24, 2022 that are scheduled to vest on May 28, 2024. Also excludes (i) 1,846 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (ii) 3,215 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (iii) 3,886 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(11)
Excludes (i) 857 restricted stock units that are scheduled to vest on March 1, 2025, and (ii) 2,628 restricted stock units granted on March 1, 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2025. Also excludes (i) 2,538 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2022 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2024, (ii) 3,858 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, and (iii) 5,913 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026.

(12)
In addition to the Company common stock reported in the table, as of March 11, 2024, our directors and named executive officers beneficially owned Class A Common Stock shares of Viper Energy, Inc., or Viper, as follows: Mr. Stice – 106,169; Mr. Van’t Hof – 35,362; Ms. Dick – 11,540; Mr. Wesson – 2,500; and Mr. Zmigrosky – 4,253, which excludes performance-based restricted stock units granted on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Viper's TSR performance peer group during the three-year performance period ending on December 31, 2026 as follows: Mr. Stice – 20,870; Mr. Van't Hof – 20,870; Ms. Dick – 6,957; Mr. Zmigrosky – 6,957; and Mr. Barkmann – 6,957. As of March 11, 2024 Mr. West beneficially owned 22,197 Class A Common Stock shares of Viper, which number excludes 3,863 unvested phantom units that will vest on July 10, 2024. As of March 11, 2024, we owned no shares of the total Class A Common Stock outstanding of Viper, or 0%. As of March 11, 2024, there were 91,423,830 shares of Class A Common Stock of Viper outstanding and 85,431,453 shares of Class B Common Stock of Viper outstanding. Our directors and executive officers individually and as a group own less than 1% of Viper’s outstanding Class A Common Stock as of March 11, 2024.

Certain Beneficial Owners of Diamondback Common Stock
The following table sets forth information with respect to each person known by Diamondback to beneficially own more than 5% of Diamondback’s common stock as of March 11, 2024.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	21,869,115	12.26%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	14,685,132	8.23%
Wellington Management Company LLP(4) 280 Congress St Boston, MA 02210	13,811,597	7.74%
State Street Corporation(5) 1 Congress St, Suite 1 Boston, MA 02114	11,171,921	6.26%
(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 178,339,978 shares of common stock outstanding as of March 11, 2024.
(2)
Based solely on Schedule 13G/A filed with the SEC on December 29, 2023 by The Vanguard Group (“Vanguard”). Vanguard reported beneficial ownership of 21,869,115 shares of common stock, as well as sole dispositive power over 21,103,396 shares of common stock, shared voting power over 222,523 shares of common stock and shared dispositive power over 765,719 shares of common stock of the aggregate amount beneficially owned reported herein.

(3)
Based solely on Schedule 13G/A filed with the SEC on December 31, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 14,685,132 shares of common stock, as well as sole voting power over 13,839,314 shares of common stock and sole dispositive power over 14,685,132 shares of common stock. The following subsidiaries of BlackRock, Inc. hold shares of our common stock reported on the Schedule 13G/A: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. No one person’s interest in the common stock is more than five percent of the total outstanding shares of common stock.

(4)
Based solely on Schedule 13G filed with the SEC on December 29, 2023 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (Wellington Advisors”), Wellington Management Company LLP (“Wellington Company”). These units are owned of record by clients of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisers”). Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings Ltd., the Wellington Investment Advisers. Wellington Advisors is owned by Wellington Holdings, which is in turn owned by Wellington Management. The clients of the Wellington Investment Advisers have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Management, Wellington Holdings and Wellington Advisors reported shared voting power over 13,468,487 shares of common stock and shared dispositive power over 13,811,597 shares of common stock of the aggregate amount beneficially owned reported herein. Wellington Company reported shared voting power over 13,204,093 shares of common stock and shared dispositive power over 13,442,518 shares of common stock of the aggregate amount beneficially owned reported herein.

(5)
Based solely on Schedule 13G/A filed with the SEC on December 31, 2023 by State Street Corporation (“State Street”). State Street reported beneficial ownership of 11,171,921 shares of common stock, as well as shared voting power over 8,485,825 shares of common stock and shared dispositive power over 11,152,916 shares of common stock. No sole voting power and no sole dispositive power was reported by State Street. The Schedule 13G/A further indicates that the following subsidiaries of State Street beneficially own securities reported on the Schedule 13G/A: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia Limited, State Street Global Advisors, Ltd. and State Street Global Advisors Singapore Limited.

OTHER MATTERS
Other Matters for Action at the Special Meeting
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS
Diamondback will hold a regular annual meeting of stockholders in 2024 (the “2024 Annual Meeting of Stockholders”). Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2024 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Diamondback’s Corporate Secretary. The deadline for receiving stockholder proposals for the 2024 Annual meeting of Stockholders passed on December 29, 2023.
Diamondback’s proxy access bylaw provisions permit a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of the outstanding common stock, to nominate and include in Diamondback’s proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Diamondback’s bylaws. Subject to compliance with other applicable requirements specified in the proxy access provisions of Diamondback’s bylaws, stockholder director nominations for inclusion in Diamondback’s proxy materials for the 2024 Annual Meeting of Stockholders must have been received between November 29, 2023 and December 29, 2023.
Stockholders who wished to propose a matter for action at the 2024 Annual Meeting of Stockholders, including the nomination of directors, but who did not wish to have the proposal or nomination included in the proxy statement, must have notified Diamondback in writing of the information required by the provisions of Diamondback’s bylaws dealing with stockholder proposals. The notice must have been delivered to Diamondback’s Corporate Secretary between February 9, 2024 and March 10, 2024. You can obtain a copy of Diamondback’s bylaws by writing the Corporate Secretary at the address below.
In addition to satisfying the foregoing requirements under Diamondback’s bylaws and comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Diamondback’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than April 9, 2024.
All written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701. The Board is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to Diamondback’s Corporate Secretary at the address provided above and include the information required by Diamondback’s bylaws.
Stockholder proposals and nominations should be sent to: Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

HOUSEHOLDING OF PROXY MATERIAL
The SEC permits a single set of proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses. If you and other residents at your mailing address own shares of common stock, you may have only received one set of proxy materials, unless we have received contrary instructions from you. If you would like to receive your own set of proxy materials in the future, or if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single set of materials, follow these instructions please write to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701 or call (432) 221-7400.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file, or portions of documents we file, with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.
We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024;
•
information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2023, and the portions of any subsequent filings on Form 8-K made for the purposes of updating such information; and

•	our Current Reports on Form 8-K filed with the SEC on February 12, 2024, March 6, 2024 and March 18, 2024 (other than documents or portions of those documents deemed to be furnished but not filed).
Copies of any of the documents we file with the SEC may be obtained free of charge on our website, the SEC’s website, by contacting Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701 or by calling (432) 221-7400.
If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE IT WAS FIRST MAILED, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES OF ENDEAVOR PARENT, LLC

GRANT THORNTON LLP 500 North Akard Street, Suite 1200 Dallas, TX 75201 D +1 214 561 2300 F +1 214 561 2370	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
To the Members of Endeavor Parent, LLC

Opinion

We have audited the consolidated financial statements of Endeavor Parent, LLC, a Texas limited liability company, and subsidiaries (including its predecessor Endeavor Energy Resources, LP and its subsidiaries prior to November 13, 2023) (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other information included in the annual report
Management is responsible for the other information included in the annual report. The other information comprises the Description of Endeavor Business and Management's Discussion and Analysis of Financial Condition and Results of Operations of Endeavor but does not include the consolidated financial statements and our auditor's report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether material inconsistency exists between the other information and the consolidated financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

Dallas, Texas March 13, 2024

ENDEAVOR PARENT, LLC
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$690	$1,585
Receivables:
Accrued oil and natural gas revenues	727	524
Joint interest billings, net of allowance for doubtful accounts of $12 million and $12 million, respectively	29	20
Related parties (Note C), net of allowance for doubtful accounts of $1 million and $0 million, respectively	32	6
Accounts receivable - other	9	5
Total receivables	797	555
Inventories, net	83	91
Derivative contracts - short-term (Note H)	46	—
Prepaid expenses	17	12
Total current assets	1,633	2,243
PROPERTY AND EQUIPMENT:
Oil and natural gas property and equipment, full cost method, net ($176 million and $144 million excluded from amortization, respectively) (Note D)	8,917	6,763
Other property and equipment, net (Note D)	571	429
OTHER NON-CURRENT ASSETS:
Related parties (Note C)	8	10
Operating lease right -of-use assets	37	—
Derivative contracts (Note H)	9	4
Other	25	10
	$11,200	$9,459
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	459	401
Oil and gas revenue	704	505
Accrued expenses	231	246
Taxes payable	2	23
Derivative contracts (Note H)	9	—
Asset retirement obligations (Note G)	15	15
Current operating lease liabilities	20	—
Total current liabilities	1,440	1,190
OTHER LONG-TERM LIABILITIES (Note L)	19	—
LONG-TERM DEBT (Note E)	913	985
OPERATING LEASE LIABILITIES	18	—
DEFERRED TAXES (Note N)	57	40
DERIVATIVE CONTRACTS (Note H)	1	5
ASSET RETIREMENT OBLIGATIONS (Note G)	245	208
COMMITMENTS AND CONTINGENCIES (Note I)	—	—
MEMBERS' EQUITY (Note M)
Members' equity	8,494	7,032
Accumulated other comprehensive (loss) income	13	(1)
Total members' equity	8,507	7,031
	$11,200	$9,459
The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(dollars in millions)
	Years Ended December 31,
	2023	2022	2021
Operating revenues:
Oil sales	$5,452	$5,814	$3,034
Natural gas and NGL sales	713	1,171	655
Sales of purchased oil	—	2	361
Service company division revenue	22	22	14
Total operating revenues	6,187	7,009	4,064
Operating expenses:
Lease operating expense	688	569	421
Production taxes	301	351	187
Purchased oil	—	—	361
Service company division operating expenses	21	19	12
Depletion, depreciation, amortization and accretion	1,117	789	575
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
General and administrative expense	116	114	85
(Gain) loss on sale of other assets, net	(10)	(109)	(1)
Total operating expenses	2,234	1,737	1,640
Income from operations	3,953	5,272	2,424
Other income (expense):
Gain (loss) from derivative transactions, net	26	(399)	(625)
Loss on redemption of debt	—	(24)	(25)
Interest income (expense), net	28	(55)	(126)
Other expenses	(11)	(3)	—
Total other income (expense)	43	(481)	(776)
Income before taxes	3,996	4,791	1,648
Taxes:
Current expense (benefit)	(5)	22	—
Deferred expense (benefit)	17	14	6
Net income	$3,984	$4,755	$1,642
Other comprehensive income (loss)
Commodity cash flow hedging derivative instruments (Note H):
Change in fair value of cash flow hedges	$14	$(1)	$—
Total other comprehensive net income (loss)	$14	$(1)	$—
Total comprehensive income	$3,998	$4,754	$1,642
The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(dollars in millions)
	Members' Equity	Accumulated Other Comprehensive Income (loss)	Total
Balance at December 31, 2020	$1,850	$—	1,850
Net income	1,642	—	1,642
Balance at December 31, 2021	$3,492	$—	$3,492
Net income	4,755	—	4,755
Distributions	(1,215)	—	(1,215)
Cash flow hedges	—	(1)	(1)
Balance at December 31, 2022	$7,032	$(1)	$7,031
Net income	3,984	—	3,984
Distributions	(2,522)	—	(2,522)
Cash flow hedges	—	14	14
Balance at December 31, 2023	$8,494	$13	$8,507
The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Years Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income	$3,984	$4,755	$1,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	1,117	789	575
Amortization of debt costs	1	2	3
Deferred taxes	17	14	6
Net (gain) loss on derivative instruments	(26)	399	625
Net cash (payment) receipts from settled derivatives	(6)	(575)	(557)
Impairment of other property and equipment	—	3	—
Loss from inventory write down	1	1	—
(Gain) loss on sale of other assets	(10)	(109)	(1)
Cash paid to satisfy asset retirement obligations	(40)	(30)	(21)
Loss on redemption of debt	—	24	25
Loss from equity method investment	1	—	—
Change in assets and liabilities:
Accounts receivables	(246)	(121)	(258)
Prepaid expenses and other	(12)	(31)	(33)
Accounts payable and accrued liabilities	230	115	285
(Decrease) increase in taxes payable	(21)	16	(1)
Net cash provided by operating activities	4,989	5,252	2,290
Cash flows from investing activities:
Oil and gas properties additions	(3,035)	(2,522)	(1,335)
Acquisition of oil and natural gas properties	(75)	(60)	(5)
Proceeds from sales of oil and gas properties	7	4	6
Other property and equipment additions	(205)	(135)	(103)
Proceeds from sales of other assets	18	118	2
Contribution to equity method investment	(1)	(3)	—
Net cash used in investing activities	(3,291)	(2,598)	(1,435)
Cash flows from financing activities:
Payment on senior notes	(71)	(622)	(500)
Deferred debt costs	—	(6)	—
Cash distributions to members	(2,522)	(1,200)	—
Debt extinguishment costs	—	(19)	(21)
Net cash used in financing activities	(2,593)	(1,847)	(521)
Net (decrease) increase in cash and cash equivalents	(895)	807	334
Cash, cash equivalents and restricted cash at beginning of period	1,585	778	444
Cash, cash equivalents and restricted cash at end of period	$690	$1,585	$778
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$63	$104	$140
Cash paid during the year for taxes	$16	$7	$—
Supplemental disclosures of noncash investing and financing:
Additions (reductions) to oil and gas properties resulting from change in future abandonment costs	$61	$(16)	$14
Increase (decrease) in accrued capital expenditures	$31	$114	$155
Net settlement of related party note receivable	$—	$15	$—
The accompanying notes are an integral part of these consolidated financial statements.

ENDEAVOR PARENT, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023, 2022 and 2021
(dollars in millions, except where otherwise indicated)
NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
1.	NATURE OF OPERATIONS
For purposes of the accompanying consolidated financial statements, for periods (i) prior to November 13, 2023, references to “Endeavor,” the “Partnership” or the “Company” refer to Endeavor Energy Resources, L.P., and, as applicable, its consolidated subsidiaries, and (ii) on and after November 13, 2023, references to “Endeavor” or the “Company” refer to Endeavor Parent, LLC and, as applicable, its consolidated subsidiaries. Furthermore, for periods (i) prior to November 13, 2023, these financial statements reflect the balances and accounts of Endeavor Energy Resources, L.P. and, as applicable, its consolidated subsidiaries, and (ii) on and after November 13, 2023, these financial statements reflect the balances and accounts of Endeavor Parent, LLC and, as applicable, its consolidated subsidiaries.
Founded in 2000 as the successor to the sole proprietorship of Autry C. Stephens, the Company is an independent oil and natural gas producer with oilfield service operations, pipeline subsidiaries and a finance subsidiary based in Midland, Texas. The Company’s focus is on the acquisition, exploration, development and exploitation of long-lived oil, natural gas and NGL reserves. The Company’s business activities are currently carried out primarily in the Permian Basin of West Texas.
On November 13, 2023, we underwent a reorganization, wherein Autry C. Stephens contributed all the issued and outstanding membership interests in Endeavor GP to Endeavor Manager. Immediately thereafter, in a transaction treated as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, (i) Endeavor Manager contributed its entire membership interest in Endeavor GP, and all limited partners in the Partnership contributed their entire limited partnership interests in the Partnership, to Endeavor Parent, in exchange for membership interests in Endeavor Parent, and (ii) on the same date, Endeavor Parent filed an election to treat the Partnership as a qualified subchapter S subsidiary of Endeavor Parent effective as of the same date. This reorganization did not alter the ownership of the Partnership’s properties or assets or impact the nature or scope of the Partnership’s operations. As part of this reorganization, the Board of Managers of Endeavor GP was dissolved and a Board of Managers of Endeavor Manager was put in place. The members of the Board of Managers of Endeavor Manager are the same individuals that served on the Board of Managers of Endeavor GP, immediately prior to the date of the reorganization. Following the reorganization, the Partnership continues to operate its properties and assets. See Item 1. Our Business for a summary of the Company's organizational structure. Effective January 1, 2024, the Company's tax status for U.S. federal income tax purposes, was converted from an S-Corporation to a C-Corporation.
Endeavor Parent, LLC was formed in connection with the reorganization described above. Endeavor Parent, LLC is managed by its sole manager, Endeavor Manager, LLC. Endeavor Manager, LLC is managed by the Board of Managers and is owned and controlled by the Autry Stephens Management Trust, the sole trustee of which is Autry C. Stephens.
The oilfield service functions of the Company are comprised of various Energy Services divisions, Bryant Ranch, Electrical Maintenance and Construction, ACS Pump & Supply and a wholly owned subsidiary, Environmental Disposal Systems, LLC.
The pipeline subsidiaries of the Company are comprised of Natural Gas Gatherers, Ltd., its wholly owned subsidiary, NGG Gathering Company, LLC, Barnett Gathering Company, LLC, Barnett Field Services, LLC and LCX Pipeline Company, LLC. The pipeline subsidiaries were formed or acquired to operate natural gas gathering systems.
DG Royalty, LLC, Wyatt Energy Partners, 1979 Royalties, LP and DRE Energy, LLC (the “Royalty Subsidiaries”) were formed to hold mineral interests, royalty interests, overriding royalty interests, and non-working interests in oil and natural gas properties.

EER Finance, Inc., a Delaware corporation (“EER Finance”) is a wholly owned subsidiary of the Company and was organized to serve as a co-issuer of the Senior Notes (see Note E - Long-Term Debt). EER Finance does not have any operations, assets or liabilities other than with respect to the Senior Notes and other debt securities that may be issued in the future.
Sprouts Energy, LLC is a subsidiary of the Company and was formed in June 2022 for the purpose of jointly owning and operating a daycare facility with Diamondback E&P LLC. The Company and Diamondback E&P LLC each own fifty percent (50%) of the issued and outstanding limited liability membership interests of Sprouts Energy LLC. Employees of the Company and Diamondback E&P LLC are eligible to apply for their children to attend the daycare.
2.	BASIS OF CONSOLIDATION
The accompanying consolidated financial statements of the Company as of December 31, 2023 and for each of the three years ended December 31, 2023, present the accounts of the Company, the oilfield service divisions and subsidiaries, the pipeline subsidiaries, the Royalty Subsidiaries and EER Finance. All significant inter-company balances and transactions have been eliminated. The Company accounts for its interests in oil and natural gas ventures and working interests using the proportionate consolidation method. Under this method, the Company records its proportionate share of assets, liabilities, revenues and expenses.
Reclassifications
Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. These reclassifications had an immaterial effect on the previously reported total assets, total liabilities, members’ equity, results of operations and comprehensive income and cash flows.
3.	USE OF ESTIMATES
The preparation of our financial statements in conformity with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses resulting in normal recurring entries. Areas of significance requiring the use of management’s judgments include the estimation of proved oil, natural gas and NGL reserves used in calculating depletion, the estimation of future net revenues used in computing ceiling test limitations and the estimation of future abandonment obligations used in recording asset retirement obligations. Estimates and judgments also are required in determining revenue accruals, allowances for doubtful accounts, impairments of unproved properties and other assets, fair value measurements and contingencies. We analyze our estimates and base them on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
The process of estimating quantities of oil, natural gas and NGL reserves is complex, requiring significant judgment in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that our reserve estimates represent the most accurate assessments possible, subjective decisions and available data for our various fields make these estimates generally less precise than other estimates included in financial statement disclosures.
4.	CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
The Company considers cash on hand, cash on deposit in banks, money market mutual funds and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents. The Company maintains its cash and cash equivalents at financial institutions that are insured by the Federal Deposit Insurance Corporation. At December 31, 2023 and 2022, our cash and cash equivalents exceeded what is federally insured. The Company has not experienced any losses from such accounts.
Periodically, the Company invests in commercial paper with investment grade rated entities. The Company also periodically enters into time deposits with financial institutions. Income related to these investments is recorded in interest and other income in the Company's consolidated statements of operations. As of December 31, 2023 and 2022, the Company had $266 million and $53 million, respectively, in short-term money market funds, which was included in the Company’s cash and cash equivalents. Income related to these investments is recorded in interest and other income in the Company's consolidated statements of operations. The following table summarizes the Company's cash and cash equivalents for the periods presented (dollars in millions):
	December 31, 2023	December 31, 2022
Cash and cash equivalents:
Cash	$424	$1,532
Money market funds	266	53
Total cash and cash equivalents	$690	$1,585
5.	ACCOUNTS RECEIVABLE
Substantially all of the Company’s accounts receivable result from oil, natural gas and NGL sales and other joint activity with other companies in the oil and natural gas industry. This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Receivables are generally not collateralized. However, an allowance for doubtful accounts is established based on reviews of individual customer accounts over one year past due, recent loss experience, current economic conditions and other pertinent factors. As of December 31, 2023 and 2022, the Company has recorded an allowance of $13 million and $12 million, respectively.
6.	INVENTORIES
Inventories consist of pipe and other production equipment. Inventories are stated at the lower of average cost or net realizable value. For the years ended December 31, 2023, 2022 and 2021, the Company recorded lower of cost or market adjustment to inventories of $1 million, $1 million and $0 million, respectively.
7.	OIL AND NATURAL GAS PROPERTIES
The Company follows the full cost method of accounting for oil and natural gas properties. Under this method of accounting all costs associated with the acquisition, exploration and development, including certain internal costs of oil, natural gas and NGL reserves are capitalized. Internal costs that are capitalized to the full cost pool represent management’s estimate of costs incurred directly related to exploration and development activities such as geological and other administrative costs associated with overseeing the exploration and development activities. Internal costs, including employee costs, related to production and operation of the properties are charged to expense as incurred. Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil, natural and NGL. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to amortization of capitalized costs. Depletion of proved oil and natural gas properties is calculated using the unit-of-production method, whereby capitalized costs of oil and natural gas properties including the estimated future costs to develop proved reserves, are amortized over the total proved reserves.
In addition, the capitalized costs are subject to a “ceiling test,” which limits such capitalized costs to the aggregate of the “estimated present value,” discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. Unproved oil and natural gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlook, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Company will transfer all or a portion of the leasehold costs to the full cost pool and such costs are then subject to amortization.

8.	OTHER PROPERTY AND EQUIPMENT
Property and equipment are carried at their cost basis. The cost of maintenance and repairs is charged to expense as paid; significant renewals and improvements are capitalized.
Upon retirement or disposition of other property and equipment, the cost and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, recognized in income. Depreciation of other property and equipment is computed using the straight-line method over the estimated useful lives of the property and equipment.
The useful lives of the properties are as follows:
Lives
Buildings and land improvements	10 - 30 years
Automobiles and light trucks	3 - 5 years
Heavy trucks and trailers	3 - 10 years
Service company equipment, pipeline and other equipment	3 - 15 years
Periodically, the Company evaluates other property and equipment for impairment when indicators of possible impairment are present. If the related asset exceeds the undiscounted cash flows, the carrying value is reduced to the asset’s fair value, and an impairment loss is recorded against other property and equipment. For the year ended December 31, 2023, the Company did not recognize a provision for impairment on other property and equipment for the year ended December 31, 2022, the Company recognized $3 million for impairment on other property and equipment. For the year ended December 31, 2021, the Company did not record a provision for impairment on other property and equipment.
Gain on sale of other assets
During the year ended December 31, 2023, the Company recognized a gain on sale of other assets of $10 million, primarily attributable to the Company divesting a service company division to an unrelated third party. In addition, during the year ended December 31, 2023, the Company received $8 million of additional proceeds from the sale of its investment in a midstream entity that occurred during the year ended December 31, 2022.
During the year ended December 31, 2022, the Company recognized a gain on the sale of other assets of $109 million. This was primarily related to the Company divesting its investment in a midstream entity, which was accounted for as a cost basis investment. Under the terms of the agreement to sell its investment in the midstream entity, the Company received $112 million in proceeds and had $5 million accrued as a receivable from the sale of its investment. As a result, the Company recognized a gain on sale of assets related to its investment in the midstream entity of $107 million.
Leases
The Company enters into leases for drilling rigs and buildings and recognizes lease expenses on a straight-line basis over the lease term. Lease right-of-use assets and liabilities are initially recorded on the lease commencement date based on the present value of lease payments over the lease term. As most of the Company's lease contracts do not provide an implicit discount rate, the Company uses its incremental borrowing rate, which is determined based on information available at the commencement date of a lease. Leases may include renewal, purchase or termination options that can extend or shorten the term of the lease. The exercise of those options is at the Company's sole discretion and is evaluated at inception and throughout the contract to determine if a modification of the lease term is required. Leases with an initial term of 12 months or less are not recorded as a lease right- of-use asset and liability. See Note D - Oil and Natural Gas Properties, Other Property and Equipment and Lease Information for additional information.
9.	ENVIRONMENTAL COSTS
The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated.
10.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
The Company follows the provisions of the Derivatives and Hedging topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC 815”) to account for its derivative financial instruments. Under this topic, all derivative instruments, whether designated as hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the statement of operations when the hedged item affects earnings. If the derivative is not designated as a hedge, changes in the fair value are recognized in earnings.
11.	REVENUE RECOGNITION
Oil, natural gas and NGL sales under the Company’s contracts are generally considered performed when the Company sells oil, natural gas and NGL production at the wellhead and receives an agreed-upon index price, net of any price differentials and costs to gather or transport the product, in some cases. The Company recognizes revenue when control transfers to the purchaser, generally at the wellhead, based on the net price received.
Oil sales. Upon review of current contracts with crude oil purchasers, it was determined that oil production is sold at the outlet of the wellhead, and purchasers typically take custody, title and risk of loss of the product and, therefore, control as defined under ASC 606 typically passes at the delivery point.
Natural gas and NGL sales. The Company reviewed natural gas contracts with natural gas purchasers. Based on the terms of the contracts, the majority of the natural gas production is sold at the wellhead, and the purchaser typically takes custody, title and risk of loss of the product and, therefore, control as defined under ASC 606 typically passes at the delivery point.
Sales of purchased oil. The Company entered into purchases and resales of oil during the years ended December 31, 2022 and 2021. Revenues and expenses from these transactions are presented on a gross basis as the Company acts as a principal in the transaction by assuming both the risk and rewards of ownership, including credit risk, of the commodities purchased and the responsibility to deliver the commodities sold. Transportation costs associated with these transactions are presented on a net basis in purchased oil expense. Firm transportation payments on excess pipeline capacity are recorded as a component of purchased oil in the consolidated statements of operations.
Service company division revenues. The Company recognizes revenue during the normal course of business and performance obligations are generally considered satisfied when the Company sells products or completes services for customers.
Disaggregation of revenues. The Company recognizes revenues from the sale of oil, natural gas, NGL and sales of purchased oil to customers and presents them disaggregated on the Company’s consolidated statements of operations and comprehensive income. Substantially all of the Company’s revenues are earned in the geographical region of the Permian Basin.
12.	ASSET RETIREMENT OBLIGATIONS (ARO)
In accordance with the Asset Retirement and Environmental Obligation topic of the FASB ASC 410 and in connection with the properties recognized at December 31, 2023 and 2022, respectively, the Company recorded the present value of estimated future abandonment cost, represented by the summation additional of liabilities incurred and revisions of estimates. See Note G - Asset Retirement Obligations. The Company will adjust the abandonment liability associated with its oil and natural gas wells and related facilities as projects are completed or abandoned, or as estimates of future abandonment costs fluctuate.

We measure the future cost to retire our tangible long-lived assets and recognize such cost as a liability for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction or normal operation of a long- lived asset. The fair value of a liability for an asset’s retirement obligation is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, the difference is recorded in oil and natural gas properties. The Company’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The Company estimates the future plugging and abandonment costs of wells, the ultimate productive life of the properties, a risk-adjusted discount rate and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment is made to the oil and natural gas property balance.
13.	INCOME TAXES
The Company accounts for income taxes under the asset and liability method. Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The financial statements of the Company account for deferred tax assets and liabilities in accordance with Accounting Standards Codification (“ASC”) 740, Income taxes.
For all periods prior to January 1, 2024, the Company was a limited partnership classified as an S-corporation for U.S. federal income tax purposes and certain applicable state laws. S-Corporations are not subject to federal income tax at the entity level. Instead, federal income taxes are assessed at the owner level and are not reflected in these financial statements. Texas margin tax is assessed at the entity level and deferred margin tax liabilities of $57 million and $40 million have been recorded as of December 31, 2023 and 2022, respectively, resulting from a book to tax difference in asset carrying amounts. As of December 31, 2023, we had uncertain tax positions that would require disclosure. Uncertain tax positions may change in the next twelve months; however, we do not expect any possible changes to have a significant impact on our results of operations and comprehensive income or financial position. See Note N - Income Taxes for additional information.
On January 1, 2024, Endeavor Parent revoked its classification as an S-Corporation for U.S. federal income tax purposes, thus becoming a C-Corporation for U.S. federal income purposes. See Note N - Income Taxes for addition information related to this conversion and other income tax information.
14.	LONG-TERM DEBT PREMIUM AND DEFERRED DEBT COSTS
The Company records premiums associated with the Senior Notes as a component of long-term debt which are amortized over the term of the respective notes.
The Company's deferred debt costs related to its Senior Notes are reported as a direct reduction from the carrying amount of the long-term debt liability, are amortized on a straight-line basis over the life of the respective long-term debt, and amortization is a component of interest expense.
The Company's deferred debt cost related to its revolving credit facility are reported as other noncurrent assets, is amortized on a straight-line basis over the life of the revolving credit facility and amortization is a component of interest expense.
15.	RECENTLY ISSUED ACCOUNTING STANDARDS
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. This update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. This update will be effective for financial statements issued for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. This update will be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company adopted this during the year ended December 31, 2022 and this ASU had an immaterial impact on the Company’s consolidated financial statements since the Company does not have a history of credit losses.
16.	FAIR VALUE
The Company values financial instruments as required by GAAP (“ASC 820”). The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amount, if any, under our revolving credit facility approximates fair value because the interest rate on this instrument is variable. The fair value of derivative financial instruments is the amount at which they could be settled, based on quoted market prices.
Certain of the Company’s financial and nonfinancial assets and liabilities are reported at fair value on the accompanying consolidated balance sheets. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy that prioritizes the relative reliability of inputs used in fair value measurements. The hierarchy gives highest priority to Level 1 inputs that represent unadjusted quoted market prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are directly or indirectly observable inputs other than quoted prices included within Level 1. Level 3 inputs are unobservable inputs and have the lowest priority in the hierarchy. ASC 820 requires that an entity give consideration to the credit risk of its counterparties, as well as its own credit risk, when measuring financial assets and liabilities at fair value. See Note J - Fair Value for additional information.
NOTE B – CONCENTRATION OF CREDIT RISK
The Company’s accounts receivable consists principally of uncollateralized sales to customers in the oil and natural gas industry and joint interest billings to working interest owners. The concentration of credit risk in a single industry affects its overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions.
In addition, the Company maintains its cash and cash equivalents at a limited number of financial institutions that are insured by the Federal Deposit Insurance Corporation. At December 31, 2023 and 2022, our cash and cash equivalents exceeded what is federally insured. The Company has not experienced any losses from such accounts.
NOTE C – RELATED PARTY TRANSACTIONS
The Company either receives revenues or is billed for services provided by entities wholly or partially owned Autry C. Stephens, the sole member of Endeavor Manager, the sole manager of Endeavor Parent. Related party revenues and expenses for the years ended December 31, 2023, 2022 and 2021 are summarized below (dollars in millions).
	2023	2022	2021
Relationship with affiliates to purchase oil and natural gas (revenue)
Oasis Transportation and Marketing Corporation	$729	$336	$263
ACME Energy Services, Inc.	$1	$2	$1
Relationships with affiliates to provide services (cost)
Advanced Stimulation Technologies, Inc.	$323	$293	$203
Blue Streak Transportation, Inc.	1	1	9
ACME Energy Services, Inc. - Other	1	1	—
Exxcel Weed Control, LLC	—	1	1
Oasis Transportation and Marketing Corporation	—	1	1
	$325	$297	$214

We have certain shared services of insurance, management, accounting, payroll and other administration that benefit companies that Mr. Stephens wholly and partially owns. The direct costs of these shared services are allocated to each respective entity based on their proportional beneficial usage.
We have filed consolidated Texas margin tax return with entities partially or wholly owned by Mr. Stephens during the years ended December 31, 2022 and 2021. The Company will not be required file a consolidated tax with certain entities partially or wholly owned by Mr. Stephens for the year ended December 2023. The amount of tax due, to the extent there is a liability in a given year, is allocated among the entities based on their incurrence of the tax due.
The following tables summarize the current and non-current related party receivables and payables as of December 31, 2023 and 2022 (dollars in millions).
	Current
	December 31, 2023		December 31, 2022
Related Party	Accounts Receivable	Accounts Payable	Accounts Receivable	Accounts Payable
Oasis Transportation and Marketing Corporation - Oil and natural gas sales receivable	$28	$—	$—	$—
Employee Joint Interest Billings, net of allowance of $1 million and $0 million, respectively	2	—	3	—
ACME Energy Service, Inc.	1	—	2	—
Other	1	—	1	—
	$32	$—	$6	$—
	Non-Current
	December 31, 2023	December 31, 2022
Related Party	Accounts Receivable and Notes Receivable
ACME Energy Services	$3	$2
Autry C. Stephens	1	1
Other	1	—
Blue Streak Transportation, Inc.	—	4
Total related party receivables	$5	$7
Related party investments	Investments
Sprouts Energy, LLC	$ 2	$2
Saltwater Partners #1 SWD, LLC	1	1
Total related party investments	$3	$3
Total other non-current related party assets	$8	$10
Contracts with Related Parties
Oasis Transportation and Marketing Corporation (“Oasis”), an entity in which Mr. Stephens is a majority owner, purchases some of our crude oil. The contract may be terminated by either party without penalty upon 30 days’ notice. Under the terms of this contract Oasis purchases and transports crude oil produced from some of our Midland Basin operated wells at Oasis’s resale price less a transportation rate that is equal to or less than the rate that would be charged by unaffiliated parties.
Advanced Stimulation Technologies, Inc., (“AST”) an entity wholly owned and controlled by Mr. Stephens, provides well fracturing, stimulation and cementing services to us at prices agreed upon by the parties from time to time, all in accordance with the terms of a written contract. In December 2023, the Company entered into an 18-month contract with AST for hydraulic fracturing and related services. This contract may be terminated by Endeavor upon 90 days’ notice.
As a result of the related party relationship, the Company obtained a fairness opinion from an independent financial advisor prior to executing this contract. The independent financial advisor conducted an assessment of general economic, market and financial conditions, as well market research and benchmarking related to similar transactions. The independent financial advisor concluded that the aggregate economic terms of this contract were fair from a financial point of view to the Company.
ACME Energy Services, Inc. (“ACME”), an entity wholly owned by Mr. Stephens, has provided or provides oilfield services to us. The services provided include natural gas pipeline services in Texas, Oklahoma and Kansas, at market rates and terms. The oilfield services contract that we have with ACME may be terminated by either party without penalty upon 30 days’ notice. ACME also purchases natural gas from us in Oklahoma and Texas. The Company, through its oilfield service company divisions and subsidiaries, also bills for services provided to ACME.
Agreements and Relationships with Employees
Since our inception in 2000 until 2016, we granted certain of our employees working interests in virtually all of our new oil and natural gas leases by allowing them to participate in our drilling activities. This practice was discontinued in 2016, and employees no longer participate in new leases. However, employees that were participants in the program prior to its discontinuance are able to participate in new wells drilled on leases in which they own working interests, but only to the extent of such working interests. The total employee participation in any well does not exceed 15%. We are reimbursed for costs associated with the employee joint working interest owners through the joint interest billing. Employees may defer payment of their joint interest billings beyond normal terms from time to time based on their individual financial circumstances. Ultimately, joint interest billing payment is made through the combination of application of oil and natural gas sales revenues or employee payments. The amount due from employees on open joint interest billing account was $2 million and $3 million at December 31, 2023 and 2022, respectively, and is included in current receivables-related parties in the accompanying financial statements.
We have made loans to certain related parties. The notes receivable outstanding were $0 million and $4 million at December 31, 2023 and 2022, respectively. In addition, we have paid costs subject to reimbursement on behalf of Autry C. Stephens. As of December 31, 2023 and 2022, the Company had approximately $1 million and $1 million, respectively, in receivables due from Autry C. Stephens. These notes receivable and payments made on behalf of Autry C. Stephens are recorded in related parties of other non-current assets on the consolidated balance sheet.
The Company is permitted to make distributions to members under certain conditions. For the years ended December 31, 2023, 2022 and 2021, the Company made $2,522 million, $1,215 million and $0 million, respectively, in distributions to its members. See Note M - Members' Equity for additional discussion.
NOTE D – OIL AND NATURAL GAS PROPERTIES, OTHER PROPERTY AND EQUIPMENT AND LEASE INFORMATION
The following is a summary of oil and natural gas properties and other property and equipment and the related accumulated depletion and depreciation for the years ended December 31, 2023 and 2022, respectively (dollars in millions):
	As of December 31, 2023
	Oil and Gas Operations	Oilfield Service Companies	Pipeline Subsidiaries	Total
Oil and natural gas property and equipment
Proved properties	$15,314	$—	$—	$15,314
Unproved properties	176	—	—	176
Accumulated depletion and impairment	(6,573)	—	—	(6,573)
Oil and natural gas property and equipment, net	$8,917	$—	$—	$8,917
Buildings and land	$97	$46	$—	$143
Automobiles and light trucks	35	12	—	47
Service company, pipeline and other equipment	40	595	6	641
	172	653	6	831
Accumulated depreciation	(46)	(208)	(6)	(260)
Other property and equipment, net	$126	$445	$—	$571

	As of December 31, 2022
	Oil and Gas Operations	Oilfield Service Companies	Pipeline Subsidiaries	Total
Oil and natural gas property and equipment
Proved properties	$13,681	$—	$—	$13,681
Unproved properties	144	—	—	144
Accumulated depletion and impairment	(7,062)	—	—	(7,062)
Oil and natural gas property and equipment, net	$6,763	$—	$—	$6,763
Buildings and land	$85	$39	$—	$124
Automobiles and light trucks	27	12	—	39
Service company, pipeline and other equipment	27	439	6	472
	139	490	6	635
Accumulated depreciation	(39)	(161)	(6)	(206)
Other property and equipment, net	$100	$329	$—	$429
The Company received $7 million and $4 million from sale of oil and natural gas properties for the years ended December 31, 2023 and 2022, respectively. Under the full cost method of accounting, sales of proved and unproved properties are accounted for as an adjustment of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas, in which case the gain or loss is recognized in income. Generally, a significant alteration is not expected to occur for sales of less than 25% of total proved reserves.
The following table provides the components of our depletion, depreciation, amortization and accretion expense for the years ended December 31, 2023, 2022 and 2021, respectively (figures in millions, except per BOE amounts):
	Years Ended December 31,
	2023		2022		2021
	Amount	Per BOE	Amount	Per BOE	Amount	Per BOE
Depletion of proved oil and natural gas properties	$1,036	$8.40	$719	$7.06	$515	$6.89
Depreciation of other property and equipment	65		54		46
Accretion of asset retirement obligations	16		16		14
Total depletion, depreciation, amortization and accretion expense	$1,117		$789		$575
Leases
A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets and finance lease right-of-use assets (collectively “ROU Assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities and finance lease liabilities (collectively, “Lease Liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU Assets and Lease Liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12-months or less from ROU Assets and Lease Liabilities and recognizes rent expense on a straight-line basis over the lease term. In addition, the Company has leases, primarily related to drilling rig commitments, that extend for approximately two years beginning in December of 2023. As a result, the Company has recorded ROU Asset and ROU Liabilities associated with the long-term contracts.
The Company has leases for its office spaces and certain equipment. Most operating leases contain renewal options that provide for rent increases based on prevailing market conditions. The Company has lease extension terms for our office spaces that have either been extended or are likely to be extended. The terms used to calculate the ROU Assets and Lease Liabilities for these properties include the renewal options that the Company is reasonably certain to exercise.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. ROU Assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU Assets and Lease Liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions or covenants.
Total short-term operating lease costs with terms of less than 12-months were approximately $168 million and $118 million for the year ended December 31, 2023 and 2022, respectively. Maturities of Lease Liabilities as of December 31, 2023 are as follows (dollars in millions):
Operating Leases
2024	$20
2025	18
2026	—
2027	—
2028	—
Thereafter	$38
The component of lease costs related to short-term drilling costs, including amounts recoverable from joint operating partners, are as follows (dollars in millions):
	Years ended December 31,
	2023	2022
Short-term lease cost(a)	$167	$118
(a)	Represents costs associated with short-term leases (those with a contractual term of 12-months or less) that are not included in the consolidated balance sheet.
Cash flow information related to lease is as follows (dollars in millions):
	Year Ended December 31,
	2023	2022
Operating cash flows:
Cash payments for operating, short-term leases	$1	$—
Investing cash flows:
Cash payments for operating, short-term leases(a)	$167	$118
(a)	Represents costs associated with drilling operations that are capitalized as additions to oil and natural gas properties.
NOTE E – LONG-TERM DEBT
The following table provides the carrying value and fair value of the Company’s financial debt instruments for the years ended December 31, 2023 and 2022, respectively (dollars in millions):
	December 31, 2023		December 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
5.750% Senior Notes due 2028	$907	$911	$978	$936
Premium on 5.750% Senior Notes due 2028	10	—	13	—
Total debt	917	911	991	936
Deferred debt costs	(4)	—	(6)	—
Long-term debt, net of deferred debt costs	$913	$911	$985	$936
The fair value of the Company’s consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

Revolving Credit Facility
As of December 31, 2023 and 2022, the Company had no advances outstanding under its revolving credit facility. As of December 31, 2023, the borrowing base under our revolving credit facility was $5,000 million, and we had elected commitments of $1,500 million, with no advances outstanding and $2 million of letters of credit issued and outstanding, resulting in $1,498 million in available borrowing capacity.
In October 2023, as part of the Company's semi-annual borrowing base redetermination, the Company's lenders reaffirmed the borrowing base at $5,000 million and the Company elected to keep commitments unchanged at $1,500 million. Additionally, the Company entered into an amendment under its revolving credit facility to allow for the reorganization described in Note A - Organization and Summary of Significant Accounting Policies. In May 2023, the Company entered into an amendment under its revolving credit facility to update the definition of EBITDA for qualified acquisitions and divestitures, increase the amount governing Events of Default related to Cross Default, Judgment and ERISA to $125 million and made other minor amendments.
On February 16, 2022, the Company entered into a new senior secured revolving credit facility that matures on March 12, 2025. PNC Bank, N.A. is the new administrative agent and availability under the revolving credit facility is currently subject to a borrowing base of $5,000 million, and elected commitments remain unchanged at $1,500 million. In addition to extending the maturity date from March 12, 2023 to March 12, 2025, the new senior secured revolving credit facility (1) increased the limitations on excess cash balances, if amounts drawn on the revolving credit facility are outstanding, to the greater of (i) $150 million and (ii) 10% of elected commitments, and (2) provides for the release of collateral, as well as adjustment to utilization pricing margins if the Company is rated as investment grade by two out of the three major rating agencies (Moody’s, S&P or Fitch), referred to as an “Investment Grade Period.”
The revolving credit facility bears interest, at our option, based on Adjusted Term SOFR or the Base Rate, plus a margin. The following margins for advances are only applicable during any time other than the Investment Grade Period. SOFR advances bear interest at the SOFR for the applicable period plus a margin of 175 basis points to 275 basis points based on utilizations. Base Rate advances bear an interest rate at the prime rate (8.50 percent as of December 31, 2023) plus a margin of 75 basis points to 175 basis points based on our utilization of the facility.
During the Investment Grade Period, SOFR advances bear an interest rate at the SOFR for the applicable period plus a margin of 125 basis points to 187.5 basis points determined by reference to the Credit Rating applicable on such day. Base Rate advances bear an interest rate at the prime rate plus a margin of 25 basis points to 87.5 basis points determined by reference to the Credit Rating applicable on such day. We pay commitment fees ranging from 37.5 basis points to 50 basis points dependent on utilization and ranging from 15 basis points to 27.5 basis points during an Investment Grade Period.
Distributions may be made by the borrower to purchase its equity interests from its members and to its members for any purposes and fund loans to Autry C. Stephens or other members evidenced by a note containing current market provisions if the following conditions are met: no default exists, there is at least 20% of availability under the senior credit facility, and the ratio of Net Funded Debt to Adjusted EBITDA calculated on a pro forma basis is less than 3.0 to 1.0. The revolving credit facility also allows cash distributions to the members in (a) an aggregate amount of $5.5 million per year, plus (b) an amount to cover the actual income tax liabilities of the members up to 35% (or such higher percentage if the combined U.S. federal and applicable state tax rate is higher) of the quarterly taxable income of the borrower; provided, however, that immediately before and after giving effect thereto no (i) default or event of default or (ii) borrowing base deficiency or requirement to make any mandatory prepayment of principal shall exist.
Our revolving credit facility has numerous affirmative covenants. The revolving credit facility required covenants are as follows, (i) Minimum Current Ratio of 1.00 to 1.00 calculated as a ratio of Current Assets to Current Liabilities on a quarterly basis. This ratio stood at 2.16 to 1.00 at December 31, 2023, and (ii) Maximum Net Funded Debt to Adjusted EBITDA ratio of 3.50 to 1.00 determined quarterly based on the ending net funded debt of that quarter divided by the previous four quarters’ Adjusted EBITDA. This ratio stood at 0.04 to 1.00 at December 31, 2023, and we were in compliance with all financial covenants under our revolving credit facility as of December 31, 2023. The lenders may accelerate all of the indebtedness under our revolving credit facility upon the occurrence and during the continuance of any event of default. The revolving credit facility governing our revolving credit facility contains customary events of default, including non-payment and breach of covenants. With certain specified exceptions, the terms and provisions of our revolving credit facility generally may be amended with the consent of the lenders holding a majority of the outstanding loans or commitments to lend.
Senior Notes
At December 31, 2023 and 2022, the Company had $907 million and $978 million, respectively, in outstanding 2028 Senior Notes. During 2023, the Company entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, the Company paid $71 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, the Company recorded a net gain on repurchases of $0.4 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan cost and unamortized premiums.
In December 2022, the Company entered into open market repurchases of its outstanding 2028 Senior Notes. As a result, the Company paid $22 million that included principal, accrued interest payable and discount amounts due as of the respective repurchase dates. In addition, the Company recorded a net gain on repurchases of $1 million comprised of discounts paid to repurchase the 2028 Senior Notes, unamortized deferred loan costs and unamortized premiums.
On July 5, 2022, the Partnership and its wholly owned subsidiary, EER Finance, Inc., announced the redemption of $600 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 2025 Senior Notes on July 15, 2022, the redemption dates for the Senior Notes. The redemption price for the 2025 Senior Notes was equal to 103.313% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date in accordance with the terms of the 2025 Senior Notes and the indenture under which the 2025 Senior Notes were issued. Interest on the 2025 Senior Notes ceased to accrue on and after the redemption date. On July 15, 2022, the Company paid $640 million to redeem all of the 2025 Senior Notes then outstanding, which included $600 million in aggregate principal amount, $20 million in redemption premiums and $20 million in accrued and unpaid interest. In connection with the redemption of the 2025 Senior Notes, the Company recognized a loss on redemption of debt of $25 million during the year ended December 31, 2022. The indenture governing the 2025 Senior Notes was formally discharged on October 13, 2022.
On October 14, 2021, the redemption date of the 2026 Senior Notes, we redeemed $500 million in aggregate principal amount, representing all of the aggregate principal amount then outstanding, of the 2026 Senior Notes. The redemption price for the 2026 Senior Notes was equal to 104.125% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date in accordance with the terms of the 2026 Senior Notes and the indenture under which the 2026 Senior Notes were issued. Interest on the 2026 Senior Notes ceased to accrue on and after the redemption date. The redemption of the entire aggregate principal amount then outstanding, of the 2026 Senior Notes closed on October 14, 2021, and the Company paid a redemption price of $526 million which included $500 million in aggregate principal amount, $5 million in accrued interest payable and $21 million in premiums. In connection with such redemption, the Company recognized a loss on redemption of debt of $25 million which includes $21 million in redemption premiums and $4 million unamortized deferred loan costs.
On or after January 30, 2023 we may on any one or more occasion redeem all or part of the 2028 Senior Notes, upon notice as provided in the indenture, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning January 30 of the years indicated below, subject to the rights of holders of the notes on the relevant record date to receive interest on the relevant interest payment date:
Year	2028 Senior Notes Redemption Prices
2024	101.916%
2025	101.437%
2026	100.000%
2027	100.000%
2028	100.000%

Maturities of debt at December 31, 2023 were as follows (dollars in millions):
Period Ending December 31,
2024	$—
2025	—
2026	—
2027	—
2028	907
$907
Interest Income (Expense), net
The following amounts have been incurred and charged to interest income (expense), net for the years ended December 31, 2023, 2022 and 2021 (dollars in millions):
	2023	2022	2021
Cash payments for interest	$(63)	$(104)	$(140)
Amortization of issuance premium	2	2	2
Amortization of debt issuance costs	(3)	(4)	(5)
Net change in accruals	2	18	16
Total	(62)	(88)	(127)
Less: Interest income	90	33	1
Total interest income (expense), net	$28	$(55)	$(126)
NOTE F – SIGNIFICANT CUSTOMERS
Oil, natural gas and NGL sales to purchasers that accounted for more than ten percent of the Company’s revenue for the years ended December 31, 2023, 2022 and 2021, were as follows:
Purchaser	2023	2022	2021
Enterprise Crude Oil, LLC	16%	26%	*
Oasis Transportation and Marketing Corporation, a related party	11%	*	*
Trafigura PTE	*	13%	20%
Lion Oil Trading & Transportation, LLC	*	*	10%
Navitas Midstream Partners, LLC(1)	*	*	10%
*	Purchaser did not represent 10% or more of the Company's revenues during the applicable period.
(1)	Navitas Midstream Partners, LLC was acquired by Enterprise Crude Oil, LLC in February of 2022, as such, amounts applicable to Navitas have been included with Enterprise Crude Oil, LLC.
Because there are numerous other parties available to purchase the Company’s production, the Company believes that the loss of these purchasers would not materially affect its ability to sell crude oil, natural gas or NGL.
NOTE G – ASSET RETIREMENT OBLIGATIONS (“ARO”)
The changes to the ARO during the periods ended December 31, 2023, 2022 and 2021 are as follows (dollars in millions):
	December 31, 2023	December 31, 2022	December 31, 2021
ARO, beginning of year	$223	$253	$246
ARO additions and dispositions, net	29	(26)	5
Asset retirement costs incurred	(40)	(30)	(21)
Accretion expense	16	16	14
Revisions of estimates	32	10	9
ARO, end of year	$260	$223	$253

NOTE H – DERIVATIVE CONTRACTS
The Company has entered into derivative instruments to mitigate a portion of its exposure to adverse market changes of hydrocarbon prices and electricity prices. Swap instruments require a sale or buy of the hedged commodity at a fixed price and a purchase at a floating market price, as defined in each instrument, to a counterparty.
Collar instruments are the simultaneous purchase of a put option or “floor” and sale of a call option or “ceiling” for the hedged commodity at different fixed prices. Under the terms of these collar instruments, the Company generally does not pay or receive cash at inception of the instruments. Derivative instruments not designated as hedges are “marked to market” at each period end and the increases or decreases in fair values are recorded to earnings.
The following table summarizes our outstanding swaps and collars for crude oil WTI price, oil basis, natural gas Henry Hub price, Waha basis and Electric Reliability Council of Texas (“ERCOT”) - ERCOT West 345 kV hub derivative contracts as of December 31, 2023:
Derivative Contracts - Oil	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives not designated as hedging instruments
Oil Price Swaps - NYMEX WTI						Mark-to- market
2024:
Volumes (MBbl)	91	—	—	—	91
Weighted average price per Bbl	$86.20	$—	$—	$—	$86.20
Oil Collars - NYMEX WTI
2024:
Volumes (MBbl)	3,640	3,185	1,104	276	8,205
Weighted average floor price per Bbl	$62.25	$63.29	$66.25	$70.00	$63.45
Weighted average ceiling price per Bbl	$92.76	$91.57	$88.77	$90.75	$91.69
Oil Basis Swaps - NYMEX WTI Midland - Argus
2024:
Volumes (MBbl)	3,731	3,276	1,104	368	8,479
Weighted average price per Bbl	$1.18	$1.18	$1.20	$1.21	$1.18
Derivative Contracts - Natural Gas	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives not designated as hedging instruments
Natural Gas Price Swaps - NYMEX Henry Hub						Mark-to- market
2024:
Volumes (MMBtu)	910	4,550	920	920	7,300
Weighted average price per MMBtu	$3.51	$3.26	$3.51	$3.51	$3.35
Natural Gas Collars - NYMEX Henry Hub
2024:
Volumes (MMBtu)	10,465	4,095	2,300	2,300	19,160
Weighted average floor price per MMBtu	$2.89	$2.94	$2.90	$2.90	$2.90
Weighted average ceiling price per MMBtu	$4.69	$4.05	$3.93	$3.93	$4.37
Natural Gas Basis Swaps - Waha
2024:
Volumes (MMBtu)	11,375	8,645	3,220	3,220	26,460
Weighted average price per MMBtu	$(0.67)	$(0.83)	$(0.70)	$(0.70)	$(0.73)

Derivative Contracts - Electricity	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Accounting Treatment
Derivatives designated as hedging instruments
Electricity - Electric Reliability Council of Texas (“ERCOT”) - ERCOT West 345 kV Hub						Cash flow hedges
2024:
Volumes (MWh)	—	152,880	154,560	154,560	462,000
Weighted average price per MWh	$—	$40.85	$40.85	$40.85	$40.85
2025:
Volumes (MWh)	151,200	131,040	132,480	132,480	547,200
Weighted average price per MWh	$40.85	$40.30	$40.30	$40.30	$40.45
2026:
Volumes (MWh)	129,600	—	—	—	129,600
Weighted average price per MWh	$40.30	$—	$—	$—	$40.30
Derivative Gains and Losses
Net gains and losses on our derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the monthly settlements (if any) of the instruments. Certain of our hedge contracts have been designated as cash flow hedging instruments and as a result, the change in the fair value is reported in other comprehensive income (loss) and is reclassified to earnings when the forecasted transaction affects earnings. In addition, we have elected to not designate certain of our derivatives as hedging instruments for accounting purposes and, therefore, we do not apply hedge accounting treatment to those derivatives instruments. Consequently, changes in the fair value of our derivative instruments not designated as hedges and cash settlements on the instruments are included as a component of operating costs and expenses as either a net gain or loss on derivative instruments. Cash settlements of our contracts are included in cash flows from operating activities in our statement of cash flows.
The following table sets forth the gain (loss) on derivatives for the periods presented (dollars in millions):
	Years End December 31,
	2023	2022	2021
Gain (loss) on derivative instruments, net
Oil contracts	$24	$(350)	$(629)
Natural gas contracts	2	(49)	4
Total	26	(399)	(625)
The following tables represents our net cash receipts from (payments on) derivatives for the periods presented (dollars in millions):
	Years End December 31,
	2023	2022	2021
Cash receipts (payments) on derivative instruments, net:
Oil contracts	10	(530)	(557)
Natural gas contracts	(16)	(45)	—
	(6)	(575)	(557)
The following table presents the effect of our derivative instruments designated as cash flow hedges on our Consolidated Statements of Operations and Comprehensive Income for the periods presented.
	Change in Value Recognized in Other Comprehensive Gain (Loss) on Derivatives
	For the Years Ended December 31,
Derivative in Cash Flow Hedging Relationships	2023	2022	2021
Commodity derivatives - Electricity	$14	$(1)	$—
Total	$14	$(1)	$—

Derivative Fair Value
Our derivative contracts are carried at their fair value on our balance sheet using Level 2 inputs and are subject to enforceable master netting arrangements, which allow us to offset recognized asset and liability fair value amounts on contracts with the same counterparty. Our accounting policy is to not offset asset and liability positions in our balance sheets. The following tables present the amounts and classifications of our derivative assets and liabilities as of December 31, 2023 and 2022, as well as the effect of netting arrangements on our recognized derivative asset and liability amounts (dollars in millions):
	As of December 31, 2023
	Current		Noncurrent
	Assets	Liabilities	Assets	Liabilities
Crude oil contracts	$20	$6	$—	$—
Natural gas contracts	20	2	—	—
Electricity price swaps	6	1	9	1
Total gross amount presented in the balance sheet	$46	$9	$9	$1
Less: gross amount offset in the balance sheet	—	—	—	—
Net amounts	$46	$9	$9	$1
	December 31, 2022
	Noncurrent
	Assets	Liabilities
Electricity price swaps	4	5
Total gross amount presented in the balance sheet	$4	$5
Less: gross amount offset in the balance sheet	—	—
Net amounts	$4	$5
Accumulated Other Comprehensive Income (loss)
Accumulated other comprehensive income (loss) reflects cumulative gain or loss on derivative instruments designated and qualified as a cash flow hedges from inception less gains or losses previously reclassified from accumulated other comprehensive income (loss) into earnings. Gain or loss amounts related to cash flow hedges recorded in accumulated other comprehensive income (loss) are reclassified to earnings in the same period(s) in which the underlying hedge forecasted transactions affect earnings. If it becomes probable that a forecasted transaction will not occur, the related net gain or loss in accumulated other comprehensive income (loss) is immediately reclassified into earnings. The following tables present the components of accumulated other comprehensive income (loss) as reported on the Consolidated Balance Sheet at the dates indicated:
Cash Flow Hedges	Commodity Derivatives
Accumulated other comprehensive income (loss), December 31, 2022	$(1)
Other comprehensive income (loss) for period, before reclassifications	14
Reclassification of losses (gains) to net income during period	—
Accumulated Other Comprehensive Income (loss), December 31, 2023	$13
NOTE I – COMMITMENTS AND CONTINGENCIES
We are a party to various routine legal proceedings, disputes and claims arising in the ordinary course of our business, including those that arise from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry, personal injury claims, title disputes, royalty disputes, contract claims, employment claims, contamination claims relating to oil and natural gas exploration and development and environmental claims, including claims involving assets previously sold to third parties and no longer part of our current operations. While the ultimate outcome of the pending proceedings, disputes or claims, and any resulting impact on us, cannot be predicted with certainty, we believe that none of these matters, if ultimately decided adversely, will have a material adverse effect on our financial condition, results of operations and comprehensive income or cash flows. We will continue to evaluate proceedings and claims involving us on a regular basis and will establish and adjust any reserve as appropriate to reflect our assessment of the current status of the matters.

The Company’s contractual obligations include long-term debt, derivative liabilities, asset retirement obligations, firm transportation commitments, purchase commitments and drilling commitments. At December 31, 2023, we had the following contractual obligations and material commitments (dollars in millions):
	Payments Due by Period
Contractual obligations	Total	1 Year or Less	2-3 Years	4-5 Years	More than 5 Years
Long-term debt - principal(1)	$907	$—	$—	$907	$—
Long-term debt - interest(1)	220	58	105	57	—
Derivative liabilities	10	9	1	—	—
Asset retirement obligations(2)	260	15	13	13	219
Transportation service agreement(3)	33	12	19	2	—
Purchase commitments(4)	189	189	—	—	—
Drilling and completion commitments(5)	50	38	12	—	—
Compressor commitment(6)	37	5	27	5	—
Incentive Plan Commitments(7)	74	44	30	—	—
Other commitments(8)	1	1	—	—	—
	$1,781	$371	$207	$984	$219
(1)
The interest payment presented above includes the accrued interest payable on our long-term debt as of December 31, 2023 as well as future payments calculated using the long-term debt’s fixed rates, stated maturity dates and principal amounts outstanding as of December 31, 2023. See Note E - Long-Term Debt to the consolidated financial statements for additional information regarding debt.

(2)	Amounts represent costs related to expected oil and natural gas property abandonments related to proved reserves by period.
(3)
The Company has a firm transportation agreement for dedicated capacity on a pipeline that connects with regional gathering systems and transports oil to the Gulf Coast. We have a long-term 22,000 Bbl per day average commitment.

(4)
The Company entered into purchase agreements for Oil Country Tubular Goods (“OCTG”) materials that are expected to be used for the development of the Company’s oil and natural gas properties. These agreements are at fixed prices and quantities of such materials during 2024.

(5)
The Company as of December 31, 2023, has entered into drilling rig and completion contracts with various third party parties in the ordinary course of business to ensure rig and frac crew availability to complete the Company’s drilling and completions projects. As a result, certain of the Company's rig commitment being long-term, the Company has recognized a right-of-use assets and liabilities under ASC 842. See Note D - Oil and Natural Gas Properties, Other Property and Equipment and Lease Information for additional information related to lease. In addition, certain of these commitments are not recorded on the Company’s consolidated balance sheets as a result of contracts having an initial term of 12-months or less. Future minimum commitments as of December 31, 2023 total approximately $50 million.

(6)
The Company has entered into commitments for compressor rentals in the normal course of business for operating oil and natural gas properties. As a result, the Company's compressor rental commitments total $37 million. The Company's compressor rentals are subject to long-term contracts which are subject to substantive substitution rights and thus not considered a lease under Accounting Standard Codification Topic 842 (“ASC 842”).

(7)
The Company has awarded long-term incentives which vest over a three-year period. Accordingly, the Company has accrued amounts as discussed in Note L - Employee Incentive Plans. As of December 31, 2023, the Company has $74 million employee incentive plan commitments.

(8)	Other commitments related to a two year lease of office space in Midland, Texas.
NOTE J – FAIR VALUE
The following table provides fair value measurement information for the Company’s financial assets and liabilities carried at fair value as of December 31, 2023 (dollars in millions):
	Total Carrying Value	Fair value measurements
		Level 1	Level 2	Level 3
Derivative:
Crude oil contract assets	$20	$—	$20	$—
Crude oil contract liabilities	$6	$—	$6	$—
Natural gas contract assets	$20	$—	$20	$—
Natural gas contract liabilities	$2	$—	$2	$—
Electricity price swap assets	$15	$—	$15	$—
Electricity price swap liabilities	$2	$—	$2	$—
Rabbi Trust:
Marketable securities held in trust(1)	$19	$19	$—	$—
(1)
The Company has selected investments held in a trust related to certain Non-Qualified Deferred Compensation Plan. These securities are classified as other noncurrent assets and other noncurrent liabilities in the consolidated balance sheets because the funds are restricted and are not available for the Company to use in its operations. See Note L - Employee Incentive Plan for additional discussion.

‘The following table provides fair value measurement information within the hierarchy for the Company’s financial assets and liabilities carried at fair value as of December 31, 2022 (dollars in millions):
	Total carrying value	Fair value measurements
		Level 1	Level 2	Level 3
Derivatives:
Electricity price swap assets	$4	$—	$4	$—
Electricity price swap liabilities	$5	$—	$5	$—
The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and natural gas properties. Significant Level 3 inputs used in the calculation of asset retirement obligations include plugging costs and reserve lives. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and derivative financial instruments. The Company places its cash and cash equivalents with creditworthy institutions. With respect to accounts receivable, these financial instruments primarily pertain to oil, natural gas and NGL sales and joint interest billings. These receivables are due from small to large companies engaged principally in oil and natural gas activities. Ongoing credit evaluations are performed. Payment terms are on a short-term basis and in accordance with industry practices.
NOTE K – EMPLOYEE BENEFIT PLANS
The Company’s qualified 401(k) profit sharing plan is the Endeavor Parent, LLC 401(k) Plan, which is open to employees of the Company. Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) Plan accounts, subject to plan limits and those set by the Internal Revenue Service. The Company matches employee contributions 100% for each dollar (subject to a maximum) contributed up to 8% of an employee’s base salary. Total contributions made by the Company were $8 million and $7 million for the years ended December 31, 2023 and 2022, respectively.
NOTE L – EMPLOYEE INCENTIVE PLANS
The Company maintains a short-term incentive plan for eligible employees. The bonuses are payable under the plan through cash awards based on the financial achievements of the Company coupled with individual performance objectives each calendar year. As of December 31, 2023 and 2022, the Company had accrued $32 million and $22 million, respectively, for the short-term incentive plan.
The Company maintains a long-term incentive plan which provides for cash awards to eligible employees which vest over a three-year period and are payable on an annual basis, contingent on continued employment. As of December 31, 2023 and 2022, the Company accrued $6 million and $5 million, respectively, for the long-term incentive.
The Company maintains a Phantom Unit Plan which provides for grants of phantom unit awards to certain eligible employees. The awards vest over a three-year period, contingent on continued employment, and provide for a cash payment equal to the unit value (calculated based upon the annual value of the Company's proved reserves) multiplied by the number of phantom units subject to each award upon vesting, or under a change of control, in certain cases. At December 31, 2023 and 2022, 26,969 units and 39,344 units remain outstanding and unvested, respectively. As of December 31, 2023 and 2022, the Company had accrued $33 million and $55 million, respectively, related to these agreements.
The Company offers a Non-Qualified Deferred Compensation Plan (“NQDC Plan”) to a select group of our management and highly compensated employees. The NQDC Plan provides participants the opportunity to defer payment of certain compensation as defined in the NQDC Plan. As of December 31, 2023, the NQDC Plan obligations were $19 million and were included in other long-term liabilities in the consolidated balance sheets. The assets held by the plan's Trust (as defined below) are included in other noncurrent assets in the consolidated balance sheets. The NQDC Plan is managed by a third-party institution, and the deferred compensation and investment earnings are held as Company assets in a trust (the “Trust”). The assets in the Trust are restricted unless the Company becomes insolvent, in which case the Trust assets are subject to the claims of the Company's creditors.

NOTE M – MEMEBERS’ EQUITY
During the year ended December 31, 2023, the Company made distributions to the members of $2,522 million. The distribution were partially a result of the Company contemplating its conversion from a S-Corporation to a C-Corporation, as more fully described in Note N - Income Taxes.
December 31, 2022 and 2021, the Company made distributions to the members of $1,215 million and $0 million, respectively. Contemporaneously with the distributions made during 2022, the Company and Stephens Family Trust entered into an agreement to settle the Stephens Family Trust Note receivable. As a result, the Company retained $15 million, in lieu of distributions, to fully satisfy any and all amounts due to the Company for the Stephen Family Trust Note.
NOTE N – INCOME TAXES
As an S-corporation, the Company is not subject to U.S. federal income taxes and most state taxes. However, the Company does conduct certain activities through a corporate subsidiary which is subject to a minimal amount of U.S. federal and state income taxes. The Company's components of the U.S. federal and state income tax expense (benefit) are summarized below for the periods indicated (dollars in millions):
	Years Ended December 31,
	2023	2022	2021
Current:
Federal	$—	$—	$—
State	(5)	22	—
	$(5)	$22	$—
Deferred:
Federal	$—	$—	$—
State	17	14	6
	$17	$14	$6
Income tax expense (benefit)	$12	$36	$6
Historically, our effective tax rate has differed from the statutory rate primarily due to Company earnings that are not subject to U.S. federal income taxes and most state income taxes. During the year ended December 31, 2023, the Company made payments of approximately $16 million in settlement of state taxes due for 2022.
As of December 31, 2023, the Company amended certain Texas returns to assert the tax position on certain drilling and experimental expenditures related to horizontal drilling and completion innovations, which reduced the Company's effective tax rate as a result of the Company recognizing $12 million, net of allowance of $3 million, in research and development tax credit during 2023. The Company anticipates that all research and development tax credits will be used on the 2023 Texas Franchise tax return, as such, no amounts have been included as deferred tax assets. We have recorded the amounts related to the Texas state credits noting that uncertainty exists with the total amount of recovery and time of such recovery. As of December 31, 2023 and 2022, the Company had $2 million and $23 million, respectively, in taxes payable, net of research and development tax credits. A reconciliation of income tax expense at the U.S. statutory rate to the income tax expense attributable to continuing operations for the periods indicated (dollars in millions):
	Years Ended December 31,
	2023	2022	2021
Income before income taxes	$3,996	$4,791	$1,648
Member income not subject to U.S. federal income taxes	3,996	4,791	1,648
Income before income tax subject to U.S. federal income taxes	$—	$—	$—
Federal statutory income tax rate	21%	21%	21%
Provision for U.S. federal income taxes at the statutory rate	$—	$—	$—
Current state income tax provision	7	22	—
Current research and development tax credits	(15)	—	—
Change in valuation allowance	3	—	—

	Years Ended December 31,
	2023	2022	2021
Deferred state income tax provision	17	14	6
Income tax provision	$12	$36	$6
Effective income tax rate	0%	1%	0%
Deferred Texas franchise taxes result from the temporary difference between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal component of the deferred tax assets (liabilities) as follows (dollars in millions):
	As of December 31,
	2023	2022
Deferred income tax liabilities:
Oil and natural gas properties	$(55)	$(39)
Unrealized gain (loss) on derivatives	(2)	(1)
Total deferred income tax liabilities	$(57)	$(40)
Net deferred income taxes	$(57)	$(40)
Endeavor’s Board of Managers elected to convert the Company from an S-Corporation to a C-Corporation effective January 1, 2024. The owners of the issued and outstanding equity interests of Endeavor Parent, LLC consented to the tax conversion. See Item 1. Our Business for a summary of the Company's organizational restructure including tax structure following the conversion.
Endeavor revoked its S-Corporation tax status effective January 1, 2024. The Company will be taxed for federal income tax purposes as a C-Corporation after this date.
As an S-Corporation, the Company’s income and deductions were passed through to its owners and taxed on their individual returns. The Company paid no federal income tax and did not maintain federal income tax asset and liability accounts. As a C-Corporation, the Company will be subject to federal corporate income tax rules and GAAP requirements for income tax accounting. Federal income tax assets, liabilities and expenses will now be recorded on the Company’s financial statements. In accordance with GAAP, the Company will set up a deferred tax liability for the difference between the book basis of its assets and the tax basis as determined as of January 1, 2024. This deferred liability has not been finalized but is estimated to be between $1.5 billion and $1.7 billion dollars. The offset to this liability will be recognized on the income statement.
NOTE O – SUBSEQUENT EVENTS
As a result of the conversion from an S-Corporation to a C-Corporation for U.S. federal income tax purposes, as discussed in Note N - Income Taxes, the Company anticipates that it will recognize a deferred tax liability and corresponding deferred tax expense in the range of $1.5 billion – $1.7 billion on January 1, 2024. The tax conversion is expected to materially impact the Company's future results of operations and comprehensive income and accrued tax liabilities.
During January 2024, the Company entered into an agreement to acquire deep rights in approximately 10,980 net acres in the Midland County, Texas for approximately $71 million. In addition, the Company, through its wholly owned subsidiary 1979 Royalties, LP, entered into an agreement to acquire 7,182 net royalty acres in the Midland and Delaware Basins from an unrelated third party for an aggregate purchase price of $62 million (subject to customary closing and post-closing adjustments).
On February 11, 2024, we entered into the Diamondback Merger an Agreement and Plan of Merger (the “Merger Agreement”) with Diamondback pursuant to which, among other things, the Company will merge with and into a wholly owned subsidiary of Diamondback (the “Diamondback Merger”). As a result of the Diamondback Merger, Diamondback will acquire 100% of the issued and outstanding equity interests of the Endeavor Parent, being the entity that owns all the issued and outstanding equity interests of the Endeavor Energy Resources, L.P. Subject to the terms and conditions of the Merger Agreement, all the Company’s equity interests will be converted into the right to receive, in the aggregate, (i) cash consideration consisting of a base cash amount of $8.0 billion, subject to adjustments and (ii) approximately 117.3 million shares of Diamondback common stock.

The transaction was unanimously approved by the board of directors of Diamondback and the Company has all necessary approvals. The Merger Agreement requires that the Company use commercially reasonable efforts to conduct the Company’s business in the ordinary course and consistent with past practices. Accordingly, the Merger Agreement contains certain interim operating covenants which limit the Company’s ability to take certain material actions without Diamondback’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), including, without limitation, making capital expenditures in excess of 115% of the Company’s approved capital budget, selling a material portion of the Company’s assets, amending or changing the organizational documents of the Company, or entering into certain material contracts. The Diamondback Merger is expected to close in the fourth quarter of 2024, subject to the satisfaction of customary closing conditions, including the requisite Diamondback shareholder vote and customary regulatory approvals.
Management has evaluated subsequent events through March 13, 2024, the date the consolidated financial statements were available to be issued.

ENDEAVOR PARENT, LLC

SUPPLEMENTAL INFORMATION ON OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)
Oil, Natural Gas and NGL Reserve Information
The Company’s reserve information presented herein was prepared by independent petroleum engineering consultants as of December 31, 2023, 2022 and 2021. The reserve information is subject to many inherent uncertainties in estimating proved reserve quantities, projecting future production rates and timing of development expenditures. Accordingly, reserve estimates are subject to change as future information becomes available.
The following information represents estimates of the Company’s proved reserves as of December 31, 2023, 2022 and 2021, which have been prepared under SEC rules. These rules require companies to prepare their reserve estimates consistent with generally accepted reserve definitions and pricing.
	2023				2022				2021
	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	MBOE(a)	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	MBOE(a)	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	MBOE(a)
Proved developed	379,329	1,573,030	312,386	953,887	369,003	1,365,437	276,068	872,644	321,053	941,717	183,064	661,070
Proved undeveloped	271,704	812,992	162,750	569,953	314,370	864,387	182,639	641,074	317,362	802,384	161,049	612,142
Total proved	651,033	2,386,022	475,136	1,523,840	683,373	2,229,824	458,707	1,513,718	638,415	1,744,101	344,113	1,273,212
(a)	Mcf of natural gas has been converted to barrel of oil equivalents using a conversion factor of 6 Mcf to each barrel.
The average spot and wellhead prices for the periods reviewed were calculated using prices equal to the unweighted arithmetic average of oil and natural gas prices as of the first-day-of-the-month for the most recent 12-months as of the balance sheet date, which are provided below. The spot prices are provided for reference only and are not used to calculate our PV-10.
	As of December 31,
	2023	2022	2021
WTI Spot Price (Oil)	$78.21	$94.14	$66.55
Henry Hub Spot Price (Natural gas)	$2.64	$6.36	$3.60
Effective Wellhead Pricing:
Oil	$78.14	$96.18	$65.37
Natural gas	$1.31	$4.34	$2.90
Natural gas liquid	$17.88	$31.94	$24.31
Discounted Future Net Cash Flows
In accordance with the Securities and Exchange Commission guidelines, the 2023, 2022 and 2021 estimates of the standardized measure of discounted future cash flows were determined by applying the unweighted arithmetic average first-day-of the-months price for oil and natural gas for the 12-month period from January through December (adjusted for location and quality differentials) to the estimated future production of year-end proved reserves.
Future cash inflows were reduced by the estimated future production and development costs based on period end costs to determine cash inflows of the associated proved oil and natural gas properties. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the standardized measure. Future income tax expenses have not been taken into account as of December 31, 2023 as a result of future taxable income or loss being taxed directly to the members and not to the Company. Estimates for future general and administrative and interest expense have also not been considered. The standardized measure of discounted future net cash flow amounts contained in the following tabulation does not purport to represent the fair market value of oil and natural gas properties. No value has been given to unproved acreage. There are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production and the timing and amount of future costs.

Future realization of oil and natural gas prices over the remaining reserve lives may vary significantly from those used. In addition, the method of valuation utilized, based on year-end costs and the use of a 10% discount rate, is not necessarily appropriate for determining fair value.
The standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of December 31, 2023, 2022 and 2021, respectively, is as follows (dollars in millions):
	December 31, 2023
	Proved Developed	Proved Undeveloped	Total Proved
Future cash inflows	$37,355	$25,129	$62,484
Future production costs	13,683	6,386	20,069
Future development costs	36	4,289	4,325
Future net cash flows	23,636	14,454	38,090
Less 10% discount to reflect timing of cash flows	9,783	7,305	17,088
Standardized measure of discounted future net cash flows	$13,853	$7,149	$21,002
	December 31, 2022
	Proved Developed	Proved Undeveloped	Total Proved
Future cash inflows	$50,151	$39,899	$90,050
Future production costs	13,685	7,191	20,876
Future development costs	38	4,831	4,869
Future net cash flows	36,428	27,877	64,305
Less 10% discount to reflect timing of cash flows	16,911	15,358	32,269
Standardized measure of discounted future net cash flows	$19,517	$12,519	$32,036
	December 31, 2021
	Proved Developed	Proved Undeveloped	Total Proved
Future cash inflows	$28,093	$26,973	$55,066
Future production costs	8,417	5,622	14,039
Future development costs	65	2,888	2,953
Future net cash flows	19,611	18,463	38,074
Less 10% discount to reflect timing of cash flows	9,048	10,170	19,218
Standardized measure of discounted future net cash flows	$10,563	$8,293	$18,856
The following table provides information regarding changes in total estimated proved reserves for the periods presented:
	2023	2022	2021
Total Proved	BOE (MBOE)	BOE (MBOE)	BOE (MBOE)
Beginning balance	1,513,718	1,273,212	837,199
Revisions	(207,332)	(171,241)	(50,107)
Extensions and discoveries	45,095	89,230	82,373
PUD additions	314,498	412,822	436,713
Property acquisitions	8,350	269	66
Divestitures	(1,222)	(4,051)	(412)
Production	(123,258)	(101,761)	(74,920)
Economic effect	(26,009)	15,238	42,300
Ending balance	1,523,840	1,513,718	1,273,212

The following table provides a roll-forward of the standardized measure of discounted future net cash flows for the years ended December 31, 2023, 2022 and 2021 (dollars in millions):
	Years Ended December 31,
	2023	2022	2021
Beginning balance	$32,036	$18,856	$5,186
Revisions	(3,848)	(2,414)	2
Extensions and discoveries	934	2,694	1,720
PUD additions	3,931	7,957	5,852
Property acquisitions	129	6	1
Divestitures	(22)	(44)	(2)
Production	(2,228)	(2,939)	(1,102)
Economic effect	(9,930)	7,920	7,199
Ending balance	$21,002	$32,036	$18,856
Revisions
Revisions represent changes in previous reserve estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history. Total downward revisions of 207 MMBOE for 2023 are primarily comprised of 92 MMBOE downward revision of PUD reserves that are no longer on the Company's drill schedule for the next five years due to the continual refinement of our drilling programs and reallocation of capital to areas providing the greatest opportunities to improve efficiencies, recoveries, and rates of return. Revisions are also inclusive of 115 MMBOE downward as a result of technical revisions and well performance.
Extensions, discoveries and other additions
These are additions to our proved reserves that result from (i) extension of the proved acreage of previously discovered reservoirs through additional drilling in periods subsequent to discovery and (ii) discovery of new fields with proved reserves or of new reservoirs of proved reserves in old fields. Extensions, discoveries and other additions for each of the three years reflected in the table above were primarily due to increases in proved reserves associated with our successful drilling and completion activities during the respective periods presented. Extensions and discoveries amount to 45 MMBOE additions and include 206 wells, 201 proved developed producing and 5 proved developed non-producing (“PDNP”). Of the 206 wells, 161 are non-operated wells and 45 of the wells are operated by the Company. This represents the reserves of exploratory wells drilled during 2023 and were not included as either PDNP or PUD reserves in the Company’s reserve report at December 31, 2022.
Proved undeveloped reserves
Annually, the Company reviews its PUD reserves to ensure appropriate plans exist for development of this reserve category. PUD reserves are recorded only if the Company has plans to convert these reserves into PDP reserves within five years of the date they are first recorded. Our development plans include the allocation of capital to projects included within our 2024 capital budget and, in subsequent years, the allocation of capital within our long-range business plan to convert PUD reserves to PDP reserves within this five- year period. In general, our 2024 capital budget and our long-range capital plans are primarily governed by our expectations of internally generated cash flow, borrowing availability under our revolving credit facility and corporate credit metrics. Reserve calculations at any end-of-year period are representative of our development plans at that time. Changes in commodity pricing, oilfield service costs and availability and other economic factors may lead to changes in development plans. PUD additions amount to 314 MMBOE and include 436 economic locations (168 drilled, but uncompleted) of which 291 economic locations (56 drilled, but uncompleted) were operated by Endeavor, all of which are horizontal and in the Midland Basin. At December 31, 2023, we had no reserves that remained undeveloped for more than five years.
Property acquisitions
These are additions to proved reserves resulting from the acquisition of properties during a period. We have had no significant acquisitions in the past three years.

Divestitures
These are reductions to proved reserves resulting from the disposition of properties during a period.
Economic effect
Economic effect refers to changes in reserve estimates resulting from a change in economic factors, such as hydrocarbon prices and differentials, operating costs or development costs. Given the significant volatility in commodity prices in recent years, and given the uncertainty regarding the timing, magnitude and duration of any price recovery, maintaining a strong balance sheet, ample liquidity and financial flexibility has become an increasingly important component of our long-term business strategy. In light of our strategy to preserve financial flexibility and minimize the incurrence of new debt, we maintained a disciplined spending approach in 2023 and continued to refine our capital program to focus on areas that provide the greatest opportunities to achieve operating efficiencies and cost reductions, to convert undeveloped acreage to acreage held by production and to improve hydrocarbon recoveries, cash flows and rates of return using optimized completions. Changes to prices and operating costs resulted in a net proved equivalent reserves change of 26 MMBOE. The year-end 2023 average effective prices were $78.14 per Bbl of oil, $1.31 per Mcf of natural gas and $17.88 per Bbl of NGL as compared to the year-end 2022 average effective prices of $96.18 per Bbl of oil, $4.34 per Mcf of natural gas and $31.94 per Bbl of NGL.
Qualifications of Responsible Technical Persons
The reserve estimates shown herein have been independently evaluated by NSAI, a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are Randolph K. Green and William J. Knights. Mr. Green, a Licensed Professional Engineer in the State of Texas (No. 72951), has been practicing consulting petroleum engineering at NSAI since 1983 and has over 41 years of industry experience. He graduated from Texas Tech University with a Bachelor of Science Degree in Petroleum Engineering. Mr. Knights, a Licensed Professional Geoscientist in the State of Texas (No. 1532), has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 43 years of industry experience. He graduated from Texas Christian University with a Bachelor of Science Degree in Geology and with a Master of Science Degree in Geology. Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserve definitions and guidelines.
Proved Reserves Estimation Procedures
Proved oil, natural gas and NGL reserve quantities are based on estimates prepared in accordance with the SEC’s rules for reporting oil, natural gas and NGL reserves. Our reserve definitions conform with definitions of Rule 4-10(a) (1)-(32) of Regulation S-X of the SEC. All of our reserve estimates are maintained by our internal corporate reservoir engineering group, which is comprised of reservoir engineers and engineering technicians. The objectives and management of this group are separate from and independent of the exploration and production functions of the Company. The primary objective of our corporate reservoir engineering group is to maintain accurate forecasts on all properties of the Company through ongoing monitoring and timely updates of operating and economic parameters (production forecasts, prices and regional differentials, operating expenses, ownership, etc.) in accordance with guidelines established by the SEC.

Oil and Natural Gas Operations
(dollars in millions)
(unaudited)
The following table contains the direct revenues and costs information relating to our oil and natural gas exploration and production activities for the periods indicated.
	Years Ended December 31,
	2023	2022	2021
Oil and natural gas revenues from production	$6,165	$6,985	$3,689
Less operating costs and income taxes
Lease operating expense	688	569	421
Production taxes	301	351	187
Depletion	1,036	719	515
Accretion	16	16	14
Income tax expense	12	36	6
Total operating costs and income taxes	2,053	1,691	1,143
Results of operations from oil and natural gas producing activities	$4,112	$5,294	$2,546

March 11, 2024
Mr. Autry C. Stephens
Endeavor Energy Resources, L.P.
110 North Marienfeld Street, Suite 200
Midland, Texas 79701
Dear Mr. Stephens:
In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 2023, to the Endeavor Energy Resources, L.P. (Endeavor) interest in certain oil and gas properties located in the United States. We completed our evaluation on or about January 29, 2024. It is our understanding that the proved reserves estimated in this report constitute all of the proved reserves owned by Endeavor. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities— Oil and Gas, except that future income taxes are excluded and, as requested, abandonment costs have not been included in our estimates of future net revenue. Definitions are presented immediately following this letter. This report has been prepared for inclusion in Endeavor's 2023 Annual Report.
We estimate the net reserves and future net revenue to the Endeavor interest in these properties, as of December 31, 2023, to be:
	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%
Proved Developed Producing	364,856.4	301,579.1	1,520,279.7	22,609,995.6	13,200,998.7
Proved Developed Non-Producing	14,473.0	10,807.5	52,749.9	1,025,353.4	652,008.3
Proved Undeveloped	271,704.1	162,750.3	812,991.6	14,454,273.5	7,148,649.5
Total Proved	651,033.5	475,136.9	2,386,021.2	38,089,622.6	21,001,656.5
Totals may not add because of rounding.
The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.
Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. As requested, probable and possible reserves that exist for these properties have not been included. The estimates of reserves and future revenue included herein have not been adjusted for risk. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.
Gross revenue is Endeavor's share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Endeavor's share of production taxes, ad valorem taxes, capital costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2023. For oil and NGL volumes, the average West Texas Intermediate spot price of $78.21 per barrel is adjusted by lease for quality, transportation fees, and market differentials; for certain properties, NGL prices are negative after adjustments. For gas volumes, the average Henry Hub spot price of $2.637 per MMBTU is adjusted by lease for energy content, transportation fees, and market differentials; for certain properties, gas prices are negative after adjustments. When applicable, gas prices have been adjusted to include the value for NGL. For certain Midland Basin properties, the fees associated with Endeavor's Gray Oak Pipeline, LLC transportation contract, which is in place through March 31, 2027, are included as a deduction to oil prices. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $78.14 per barrel of oil, $17.88 per barrel of NGL, and $1.306 per MCF of gas.
Operating costs used in this report are based on operating expense records of Endeavor. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs have been divided into per-well costs, per-well workover costs, and per-unit-of-production costs. Headquarters general and administrative overhead expenses of Endeavor are included to the extent that they are covered under joint operating agreements for the operated properties. Operating costs are not escalated for inflation.
Capital costs used in this report were provided by Endeavor and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Capital costs are not escalated for inflation. As requested, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.
For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.
We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Endeavor interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Endeavor receiving its net revenue interest share of estimated future gross production.
The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Endeavor, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis and analogy, that we considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.
The data used in our estimates were obtained from Endeavor, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Randolph K. Green, a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 1983 and has over 41 years of industry experience. William J. Knights, a Licensed Professional Geoscientist in the State of Texas, has been practicing consulting petroleum geoscience at NSAI since 1991 and has over 43 years of industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.
Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

/s/ Richard B. Talley, Jr.
By:
Richard B. Talley, Jr., P.E. Chief Executive Officer
	/s/ Randolph K. Green		/s/ William J. Knights
By:		By:
	Randolph K. Green, P.E. 72951		William J. Knights, P.G. 1532
	Senior Vice President		Vice President

Date Signed: March 11, 2024		Date Signed: March 11, 2024

RKG:CLH

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
The following definitions are set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Section 210.4-10(a). Also included is supplemental information from (1) the 2018 Petroleum Resources Management System approved by the Society of Petroleum Engineers, (2) the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas, and (3) the SEC's Compliance and Disclosure Interpretations.
(1) Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers' fees, recording fees, legal costs, and other costs incurred in acquiring properties.
(2) Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:
(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);
(ii)	Same environment of deposition;
(iii)	Similar geological structure; and
(iv)	Same drive mechanism.
Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.
(3) Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.
(4) Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.
(5) Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.
(6) Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:
(i)	Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and
(ii)	Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.
Definitions - Page 1 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
Supplemental definitions from the 2018 Petroleum Resources Management System:

Developed Producing Reserves – Expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate. Improved recovery Reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing Reserves – Shut-in and behind-pipe Reserves. Shut-in Reserves are expected to be recovered from (1) completion intervals that are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves. In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.
(7) Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:
(i)
Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)
Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)
Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.
(8) Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.
(9) Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.
(10) Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.
(11) Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.
Definitions - Page 2 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(12) Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory- type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:
(i)
Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or “G&G” costs.

(ii)	Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.
(iii)	Dry hole contributions and bottom hole contributions.
(iv)	Costs of drilling and equipping exploratory wells.
(v)	Costs of drilling exploratory-type stratigraphic test wells.
(13) Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.
(14) Extension well. An extension well is a well drilled to extend the limits of a known reservoir.
(15) Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field which are separated vertically by intervening impervious strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms “structural feature” and “stratigraphic condition” are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.
(16)	Oil and gas producing activities.
(i)	Oil and gas producing activities include:
(A)	The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;
(B)	The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;
(C)
The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and
(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and
Definitions - Page 3 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(D)
Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:
a.	The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and
b.
In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.
(ii)	Oil and gas producing activities do not include:
(A)	Transporting, refining, or marketing oil and gas;
(B)
Processing of produced oil, gas, or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)	Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or
(D)	Production of geothermal steam.
(17) Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.
(i)
When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii)
Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)	Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.
(iv)
The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

Definitions - Page 4 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(v)
Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)
Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18) Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.
(i)
When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)
Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)	Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.
(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.
(19) Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.
(20) Production costs.
(i)
Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.
(B)	Repairs and maintenance.
(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.
Definitions - Page 5 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.
(E)	Severance taxes.
(ii)
Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21) Proved area. The part of a property to which proved reserves have been specifically attributed.
(22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.
(i)	The area of the reservoir considered as proved includes:
(A)	The area identified by drilling and limited by fluid contacts, if any, and
(B)
Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)
In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)
Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:
(A)
Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.
Definitions - Page 6 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(v)
Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23) Proved properties. Properties with proved reserves.
(24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.
(25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.
(26) Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.
Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).
Definitions - Page 7 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
Excerpted from the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas:

932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity's interests in both of the following shall be disclosed as of the end of the year:
a.	Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B)
b.
Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7).

 The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes.

932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-11B:
a.
Future cash inflows. These shall be computed by applying prices used in estimating the entity's proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end.

b.
Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. If estimated development expenditures are significant, they shall be presented separately from estimated production costs.

c.
Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity's proved oil and gas reserves.

d.	Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows.
e.	Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves.
f.	Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount.
(27) Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.
(28) Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.
Definitions - Page 8 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(29) Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.
(30) Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.
(31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.
(i)
Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)
Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

From the SEC's Compliance and Disclosure Interpretations (October 26, 2009):

Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule.

Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following:
•
The company's level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities);

•	The company's historical record at completing development of comparable long-term projects;
•	The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities;
•
The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate); and

•
The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority).

Definitions - Page 9 of 10

DEFINITIONS OF OIL AND GAS RESERVES
Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a)
(iii)
Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32) Unproved properties. Properties with no proved reserves.
Definitions - Page 10 of 10

Annex A-1
AGREEMENT AND PLAN OF MERGER

among

DIAMONDBACK ENERGY, INC.

ECLIPSE MERGER SUB I, LLC,

ECLIPSE MERGER SUB II, LLC

ENDEAVOR MANAGER, LLC

(solely for purposes of Section 1.8, Section 2.2, Section 2.3, Section 5.10, Section 5.22, Section 5.23, Section 8.2, Section 8.6, Section 8.7, Section 8.8, and Section 8.9),

and

ENDEAVOR PARENT, LLC

Dated as of February 11, 2024

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Exhibit A	Stockholders Agreement
Exhibit B	Form of Company Officer’s Certificate
Exhibit C	Form of Parent Officer’s Certificate
Exhibit D	Form of Surviving Company LLCA
Exhibit E-1	Form of Company Representation Letter
Exhibit E-2	Form of Parent Representation Letter
A-1-4

INDEX OF DEFINED TERMS
Term	Section
2024 Company Capital Expenditures Budget	5.1(a)(iv)
2024 Parent Capital Expenditures Budget	5.1(b)(ii)
280G Stockholder Vote	5.13(e)
Acquisition Proposal	5.2(m)(i)
Adjustment Amount Determination Date	2.2(c)
Adverse Recommendation Change	5.2(c)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Anti-Corruptions Laws	8.3(b)
Applicable Parties	2.2(b)
Assets	8.3(c)
Automatic Shelf Registration Statement	4.22
Base Cash Amount	8.3(d)
Business Day	8.3(e)
Capitalization Schedule	1.7
Cash Consideration	8.3(f)
Certificates of Merger	1.1(b)
Closing	1.2
Closing Adjustment	8.3(g)
Closing Date	1.2
Closing Statement	2.2(a)
Code	Recitals
Common Stock Consideration	2.1(a)(ii)
Company	Preamble
Company 2023 Financials	5.20(a)
Company 401(k) Plan	5.13(d)
Company Affiliate	8.15
Company Balance Sheet	3.17(a)
Company Balance Sheet Date	3.17(a)
Company Benefit Plan	8.3(h)
Company Covered Individual	5.1(a)(xiv)
Company Designees	1.5
Company Disclosure Letter	Article III
Company Employee	5.13(a)
Company Engagement	8.20
Company Expenses	7.3(c)
Company Financial Statements	3.17(a)
Company Group Interests	3.12(b)
Company Holders	3.12(a)
Company Independent Petroleum Engineers	3.13(d)
Company Intellectual Property Rights	3.18(a)
Company Interests	1.7
Company LTIP	8.3(i)
Company Material Adverse Effect	8.3(j)
Company Material Contracts	3.9(a)
Company Phantom Equity Plan	8.3(k)
Company Representative	Preamble
Company Representative Tax Returns	5.10(a)
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Term	Section
Company Reserve Report Letter	3.13(d)
Company Subsidiary Interests	3.12(b)
Confidentiality Agreement	8.3(l)
Consents	Recitals
Contracts	8.3(m)
control	8.3(n)
controlled	See definition of control, 8.3(n)
controlled by	See definition of control, 8.3(n)
Controlled Group	8.3(o)
Cooperation Period	5.20(a)
Counsel	8.20
Creditors’ Rights	3.3
D&O Insurance	5.8(b)
Damages	8.3(p)
DE Certificate of Merger I	1.1(b)
DE Certificate of Merger II	1.1(b)
Debt Commitment Letter	4.26(a)
Debt Financing	4.26(a)
Debt Financing Amounts	4.26(a)
Debt Financing Entities	8.3(q)
Debt Financing Sources	8.3(q)
Debt Payoff Letter	5.17
Derivative	8.3(r)
DGCL	5.2(a)
Discharge	5.18(b)
Discharge Documents	5.18(a)
Disputed Amounts	2.2(b)
Divestiture Action	5.5(c)
DLLCA	Recitals
EBITDA	8.3(s)
Encumbrance	8.3(t)
Endeavor LP	Article III
Environmental Condition	8.3(u)
Environmental Laws	8.3(v)
Equipment	3.15(d)
ERISA	8.3(w)
ERISA Affiliate	8.3(x)
Exchange Act	8.3(y)
Ex-Im Laws	8.3(z)
Existing Credit Agreement	8.3(aa)
Existing Notes	8.3(bb)
Existing Notes Indenture	8.3(cc)
Expenses	7.3(a)
Fee Letter	4.26(b)
FERC	3.21
Filed Parent SEC Documents	Article IV
Financial Statements	4.14(a)
First Merger	Recitals:
First Merger Effective Time	1.1(b)
First Surviving Company	Recitals
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Term	Section
Fraud	8.3(dd)
Governmental Entity	8.3(ee)
Hazardous Substances	8.3(ff)
HSR Act	8.3(gg)
Hydrocarbons	8.3(hh)
Income Tax	8.3(ii)
Indebtedness	8.3(jj)
Indemnified Parties	5.8(a)
Indemnified Party	5.8(a)
Indemnifying Parties	5.8(a)
Independent Accountants	2.2(b)
Intellectual Property Rights	8.3(kk)
Interests	8.3(ll)
Intervening Event	5.2(m)(iii)
Intervening Event Matching Period	5.2(b)(I)
Intervening Event Notice	5.2(b)(I)
IRS	8.3(mm)
Issuers	See definition of Existing Notes Indenture, 8.3(cc)
knowledge	8.3(nn)
Labor Agreement	8.3(oo)
Laws	8.3(pp)
Leakage	8.3(qq)
Lease	3.14(b)
made available to Parent	8.3(rr)
made available to the Company	8.3(ss)
Make-Whole Amount	8.3(tt)
Managing Member	3.3
Matching Period	5.2(b)(I)
Material Adverse Effect	8.3(uu)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Effective Time	1.1(b)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Nasdaq	2.3
Net Debt Position	8.3(vv)
NGA	3.21
NGPA	3.21
Notes Redemption	5.18(a)
Oil and Gas Leases	8.3(ww)
Oil and Gas Properties	8.3(xx)
Order	6.1(c)
Organizational Documents	8.3(yy)
Outside Date	7.1(b)(i)
Parachute Payment	5.13(e)
Parent	Preamble
Parent 401(k) Plan	5.13(d)
Parent Benefit Plan	8.3(zz)
Parent Board	Recitals
A-1-7

Term	Section
Parent Charter Amendment	5.3(c)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Equity Plan	8.3(aaa)
Parent Independent Petroleum Engineers	4.15(d)
Parent Intellectual Property Rights	4.19(a)
Parent Material Adverse Effect	8.3(bbb)
Parent Material Contracts	4.9(a)
Parent Parties	Preamble
Parent Party	Preamble
Parent Preferred Stock	4.12(a)
Parent PRSU Award	8.3(ccc)
Parent Recommendation	4.3(b)
Parent Representation Letter	5.10(e)(ii)
Parent Reserve Report Letter	4.15(d)
Parent RSU Award	8.3(ddd)
Parent Stockholder Approval	4.3(a)
Parent Stockholders	Recitals
Parent Stockholders Meeting	5.3(a)
Parent Termination Fee	7.3(b)
Parties	Preamble
Party	Preamble
Pass-Through Tax Proceeding	5.10(d)
Pass-Through Tax Return	8.3(eee)
Payoff Amount	5.17
Permits	8.3(fff)
Permitted Distribution Amount	8.3(ggg)
Permitted Encumbrance	8.3(hhh)
Permitted Leakage	8.3(iii)
Permitted Oil and Gas Arrangements	Section 8.3(jjj)
Permitted Transfer	8.3(kkk)
Person	8.3(lll)
Phantom Interests	8.3(mmm)
Post-Closing Adjustment	8.3(nnn)
Post-Closing Statement	2.2(b)
Preferential Rights	8.3(ooo)
Proceeding	8.3(ppp)
Production Burdens	8.3(qqq)
Properties	8.3(rrr)
Proxy Statement	5.3(a)
Redemption Notice	5.18(a)
Regulatory Material Adverse Effect	5.5(c)
Related Parties	3.19
Related Party Contracts	5.23
Relative	8.3(sss)
Release	8.3(ttt)
Remediation	8.3(uuu)
Reorganization Treatment	Recitals
Representation Letters	5.10(e)(ii)
Representative	8.3(vvv)
A-1-8

Term	Section
Requisite Financial Statements	5.20(a)
Resolution Period	2.2(b)
Restricted Affiliates	8.3(www)
Rev. Proc. 2018-12	5.10(f)
Review Period	2.2(b)
Right(s)-of-Way	8.3(xxx)
Sanctioned Country	8.3(yyy)’
Sanctioned Person	8.3(zzz)
Sanctions	8.3(aaaa)
Satisfaction and Discharge	5.18(a)
Say-on-Pay Advisory Vote	5.3(c)
SEC Clearance	5.3(b)
SEC Documents	4.14(a)
Second Merger	Recitals
Securities Act	8.3(bbbb)
Statement of Objections	2.2(b)
Stock Issuance	4.3(a)
Stockholders Agreement	5.16
Subsidiary	8.3(cccc)
Superior Proposal	5.2(m)(i)
Superior Proposal Notice	5.2(b)(I)
Surviving Company	Recitals
Surviving Company LLCA	8.3(dddd)
Tail Period	5.8(b)
Takeover Law	5.6
Tax Counsel	6.3(e)
Tax Opinion	6.3(e)
Tax Proceeding	8.3(eeee)
Tax Return	8.3(ffff)
Taxes	8.3(gggg)
TBOC	Recitals
Terminable Breach	7.1(b)(iii)
Third Party	8.3(hhhh)
Transactions	Recitals
Transfer	8.3(iiii)
Transferred	See definition of Transfer, 8.3(iiii)
Treasury Regulations	8.3(jjjj)
TX Certificate of Merger I	1.1(b)
TX Certificate of Merger II	1.1(b)
under common control with	See definition of control, 8.3(n)
Viper	4.13(a)
Viper Class A Common Stock	4.13(a)
Viper Class B Common Stock	4.13(a)
Viper Common Stock	4.13(a)
Viper Preferred Stock	4.13(a)
WARN Act	3.16(b)
Wells	8.3(kkkk)
Wholly Owned Company Subsidiary	5.1(a)(ix)
Wholly Owned Parent Subsidiary	5.1(b)(vi)
Willful and Material Breach	7.2(b)
A-1-9

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 11, 2024, is by and among Diamondback Energy, Inc., a Delaware corporation (“Parent”), Eclipse Merger Sub I, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub I”), Eclipse Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Endeavor Manager, LLC, a Texas limited liability company (the “Company Representative”), solely for purposes of Section 1.8, Section 2.2, Section 2.3, Section 5.10, Section 5.22, Section 5.23, Section 8.2, Section 8.6, Section 8.7, Section 8.8, and Section 8.9, and Endeavor Parent, LLC, a Texas limited liability company (the “Company”). Each of (i) Parent, Merger Sub I, Merger Sub II, the Company, and the Company Representative (solely for purposes of Section 1.8, Section 2.2 Section 2.3, Section 5.10, Section 5.22, Section 5.23, Section 8.2, Section 8.6, Section 8.7, Section 8.8, and Section 8.9) is referred to herein individually as a “Party” and collectively as the “Parties” and (ii) Parent, Merger Sub I and Merger Sub II are referred to herein individually as a “Parent Party” and collectively as the “Parent Parties.”
RECITALS
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Texas Business Organizations Code (the “TBOC”) and the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable laws, (a) Merger Sub I shall merge with and into the Company (the “First Merger”), with the Company being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a direct, wholly owned Subsidiary of Parent (the “First Surviving Company”), and (b) immediately following the First Merger, the First Surviving Company shall merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Merger”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a direct, wholly owned Subsidiary of Parent (the “Surviving Company”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, has (a) determined that this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the Merger, the issuance of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), are fair to, in the best interests of, and are advisable to, Parent and its stockholders (the “Parent Stockholders”) and (b) approved, adopted and declared advisable this Agreement and the Transactions;
WHEREAS, Parent, in its capacity as the sole member of each of Merger Sub I and Merger Sub II, has (i) determined that this Agreement and the Transactions are fair to, in the best interests of, and advisable to Parent, and (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger);
WHEREAS, the Board of Managers of the Managing Member, the Managing Member and at least a majority of the Company Holders have authorized, approved and adopted in all respects the Transactions (including the Merger) and this Agreement, pursuant to an action by written consent (together, the “Consents”);
WHEREAS, immediately following the First Merger, Parent, as the sole member of First Surviving Company, will approve, authorize and adopt in all respects the Second Merger;
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the First Merger and the Second Merger, taken together, will constitute an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Reorganization Treatment”), and (b) this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe certain conditions to the Transactions as specified herein.
A-1-10

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBOC and the DLLCA, (i) at the First Merger Effective Time, Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall merge with and into the Company, following which the separate existence of Merger Sub I shall cease and the Company shall continue as the First Surviving Company after the First Merger and as a direct, wholly owned Subsidiary of Parent, and (ii) immediately following the consummation of the First Merger and at the Merger Effective Time, the First Surviving Company and Merger Sub II shall consummate the Second Merger, pursuant to which the First Surviving Company shall merge with and into Merger Sub II, following which the separate existence of the First Surviving Company shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly owned Subsidiary of Parent.
(b) On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub I shall cause the First Merger to be consummated by filing all necessary documentation, including a certificate of merger in customary form and substance (the “TX Certificate of Merger I”) with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC and a certificate of merger in customary form and substance (the “DE Certificate of Merger I”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, as applicable. The later of the date and time at which the TX Certificate of Merger I has been filed with the Secretary of State of the State of Texas and the DE Certificate of Merger I has been filed with the Secretary of State of the State of Delaware, as applicable, or such later date and time as may be agreed in writing by the Company and Parent and specified in the TX Certificate of Merger I and the DE Certificate of Merger I, as applicable, will be the effective time of the First Merger (the “First Merger Effective Time”). On the terms and subject to the conditions set forth herein, on the Closing Date and immediately following the filing of the TX Certificate of Merger I with the Secretary of State of the State of Texas and the DE Certificate of Merger I with the Secretary of State of the State of Delaware, as applicable, the First Surviving Company and Merger Sub II shall cause the Second Merger to be consummated by filing all necessary documentation, including a certificate of merger in customary form and substance (the “TX Certificate of Merger II”) with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC and a certificate of merger in customary form and substance (the “DE Certificate of Merger II”, and together with the TX Certificate of Merger I and the DE Certificate of Merger I, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA, as applicable. The later of the date and time at which the TX Certificate of Merger II has been filed with the Secretary of State of the State of Texas and the DE Certificate of Merger II has been filed with the Secretary of State of the State of Delaware, as applicable, or such later date and time as may be agreed in writing by the First Surviving Company and Parent and specified in the TX Certificate of Merger II and the DE Certificate of Merger II, as applicable, will be the effective time of the Second Merger (the “Merger Effective Time”).
Section 1.2 Closing. The closing of the First Merger (the “Closing”) shall take place on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages to avoid the necessity of a physical Closing. None of the Transactions described in Section 1.1 above shall be completed unless all of them are completed substantially concurrently in accordance with the terms of this Agreement.
Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificates of Merger and in the relevant provisions of the TBOC and the DLLCA. Without limiting the
A-1-11

generality of the foregoing, and subject thereto, (a) at the First Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub I and the Company shall vest in the First Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub I and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Company, and (b) at the Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub II and the First Surviving Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub II and the First Surviving Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
Section 1.4 Organizational Documents.
(a) At the First Merger Effective Time (i) the certificate of formation of the Company shall remain unchanged and shall continue to be the certificate of formation of the First Surviving Company until thereafter amended as provided therein or by applicable Law, and (ii) the limited liability company agreement of the Company shall be amended and restated so that it is read in its entirety the same as the limited liability company agreement of Merger Sub I as in effect immediately prior to the First Merger Effective Time (except that all references therein to Merger Sub I shall be amended to become references to the First Surviving Company and all references based on the DLLCA shall be revised to become references based on the corresponding provisions of the TBOC), and until thereafter amended as provided therein or by applicable Law.
(b) At the Merger Effective Time (i) the certificate of formation of Merger Sub II in effect as of immediately prior to the Merger Effective Time shall remain unchanged and shall continue to be the certificate of formation of the Surviving Company, until thereafter amended as provided therein or by applicable Law; and (ii) the limited liability company agreement of Merger Sub II in effect as of immediately prior to the Merger Effective Time shall be amended and restated to read in its entirety as set forth in the Surviving Company LLCA; until thereafter amended as provided therein or by applicable Law.
Section 1.5 Directors of Parent. Prior to the Closing Date, Parent shall take all necessary actions to cause four (4) individuals mutually agreed by the Company and Parent in writing prior to the Closing (with any replacement thereto similarly mutually agreed) (the “Company Designees”) to be appointed to the Parent Board immediately following the Merger Effective Time. The Company Designees shall meet the criteria for service on the Parent Board under applicable law, the Nasdaq rules and the Stockholders Agreement (as if the latter were in effect as of the time of such nomination).
Section 1.6 Officers of the Surviving Company. At the First Merger Effective Time, the Parties shall take all requisite actions so that officers of the First Surviving Company shall be the Persons that served in such roles at Merger Sub I as of immediately prior to the First Merger Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the limited liability company agreement of the First Surviving Company. At the Merger Effective Time, the Parties shall take all requisite actions so that the officers of the Surviving Company shall be the Persons that served in such roles at the First Surviving Company as of immediately prior to the Merger Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the Surviving Company LLCA.
Section 1.7 Capitalization Schedule. At least five (5) Business Days prior to the Closing, the Company shall deliver a written certificate to Parent, executed by a duly authorized officer of the Company, setting forth as of the Closing Date a true, complete and correct list of all Company Holders, the equity interests of the Company (the “Company Interests”) held by each such Company Holder and the portion of the Merger Consideration payable to such Company Holder (the “Capitalization Schedule”). Parent shall be entitled to rely conclusively on the Capitalization Schedule for the purposes of allocating the Merger Consideration and shall have no liability to the Company Holders or any other Person for such reliance.
Section 1.8 Company Holders. The Company and the Company Representative shall provide, and shall cause the Company Holders to provide, such information and take such actions as are reasonably requested by the Company or Parent’s transfer agent to deliver the Merger Consideration to the Company Holders, including
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causing the Company Holders to provide customary investor representations, bank account information, and tax and withholding information and executing and delivering customary transfer and paying agent documentation required for recipients of cash and stock consideration in a business combination transaction.
ARTICLE II
EFFECT ON THE EQUITY INTERESTS OF THE COMPANY AND MERGER SUBS
Section 2.1 Effect on Equity Interests.
(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I or the Company, or the holders of any shares of capital stock or other equity interests of Parent, Merger Sub I, or the Company:
(i) Each unit of membership interest of Merger Sub I issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) membership interest of the First Surviving Company, which shall constitute one hundred percent (100%) of the outstanding equity of the First Surviving Company immediately following the First Merger Effective Time, and Parent shall continue as the sole member of the First Surviving Company.
(ii) All issued and outstanding Company Interests shall be converted into the right to receive, in the aggregate, (x) an amount in cash equal to the Cash Consideration and (y) 117,267,069 shares of Parent Common Stock (“Common Stock Consideration”), in each case, allocated among the Company Holders in accordance with the Capitalization Schedule.
(b) As of the First Merger Effective Time, the Company Interests will no longer be outstanding and shall automatically be cancelled and will cease to exist, and each holder of Company Interests will cease to have any rights with respect thereto, except the right to receive the Merger Consideration. For the purposes of this Agreement, the “Merger Consideration” shall mean the Cash Consideration and the Common Stock Consideration.
(c) At the Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II or the First Surviving Company, or the holders of any shares of capital stock or other equity interests of Parent, Merger Sub II, or the First Surviving Company:
(i) Each unit of membership interest in Merger Sub II issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding as an identical membership interest in the Surviving Company and shall collectively constitute one hundred percent (100%) of the outstanding equity of the Surviving Company, and Parent shall continue as the sole member of the Surviving Company.
(ii) Each unit of membership interest of the First Surviving Company issued and outstanding immediately prior to the Merger Effective Time shall thereupon be automatically cancelled and no consideration shall be delivered in exchange therefor.
Section 2.2 Adjustments.
(a) At least ten (10) Business Days prior to the expected Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”), which shall set forth the Permitted Distribution Amount, the Make-Whole Amount, any Leakage and any Permitted Leakage of the Company from January 1, 2024 to the Closing Date and the resulting Closing Adjustment, with reasonable documentation in the possession of the Company to support the items for which adjustments to the Base Cash Amount are to be made and a brief explanation of any such calculations. The Closing Statements shall be prepared in accordance with the terms of this Agreement. Within five (5) Business Days after its receipt of the Closing Statement, Parent may submit to the Company in writing any objections or proposed changes thereto and the Company shall consider all such objections and proposed changes in good faith. If Parent and Company are unable to agree, in whole or in part, on the Closing Adjustment, then the initial Closing Statement delivered and the Closing Adjustment set forth therein (with such adjustments as Parent, acting in good faith, is willing to accept, if any) shall control for purposes of determining the Cash Consideration, absent manifest error. Parent shall use reasonable best efforts to provide the Company and its Representatives with all information in Parent’s possession or control that is reasonably required to determine the Permitted Distribution Amount within ten (10) Business Days of any such request, and Parent shall use reasonable best efforts to make its
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Representatives reasonably available to respond to any queries with respect thereto and, if requested by the Company or its Representatives, shall use reasonable best efforts to provide any additional supporting information in Parent’s possession or control that is reasonably required by the Company to determine the Permitted Distribution Amount.
(b) For purposes of this Section 2.2, Parent and the Company Representative are referred to as the “Applicable Parties”. Within forty five (45) days after the Closing Date, Parent shall prepare and deliver to the Company Representative a statement (the “Post-Closing Statement”), which shall set forth Parent’s good faith estimate of the Permitted Distribution Amount, the Make-Whole Amount, any Leakage and any Permitted Leakage of the Company from January 1, 2024 to the Closing Date and the resulting Post-Closing Adjustment. If Parent fails to timely deliver the Post-Closing Statement, the Closing Statement provided by the Company shall be deemed to have been accepted by Parent as final, binding and non-appealable. After receipt of the Post-Closing Statement, the Company Representative shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Parent shall provide the Company Representative and its advisors with reasonable access to the books and records and personnel of the Company to the extent that they relate to the Post-Closing Statement; provided that such access shall be in a manner that does not interfere with the normal business operations of Parent, the Company and its Subsidiaries. At or prior to 5:00 p.m. prevailing Central Time on the last day of the Review Period, the Company Representative may object to the Post-Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Company Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement shall be deemed to have been accepted by the Company Representative, as final, binding and non-appealable. If the Company Representative delivers the Statement of Objections before the expiration of the Review Period, then (1) only those items, calculations and other matters that are specified in the Statement of Objections shall be deemed in dispute and all other items, calculations and matters set forth in the Post-Closing Statement shall be final, binding and non-appealable by the Company Representative, (2) the Applicable Parties shall negotiate in good faith to resolve any remaining objections within fifteen (15) days after the delivery thereof (the “Resolution Period”), and (3) if any such objections are so resolved within the Resolution Period, the Post-Closing Statement, with such changes as may have been mutually agreed in writing by the Applicable Parties, shall be final, binding and non-appealable. If the Applicable Parties fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to KPMG LLP or, if KPMG LLP is unable to serve, the Applicable Parties shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, in each case, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. Notwithstanding the foregoing, if KPMG LLP has not confirmed that it will act as an expert with respect to resolving such Disputed Amounts within ten (10) days following the request from the Applicable Parties to act as an expert with respect to resolving such Disputed Amounts, or the Applicable Parties do not mutually agree on an alternate accounting firm within twenty (20) days after the initial request to KPMG LLP, the Applicable Parties shall promptly engage CPR Dispute Resolution Services LLC to select the Independent Accountants. The Independent Accountants, once appointed, shall have no ex parte communications with the Applicable Parties (or any of their respective representatives) concerning the expert determination or the items of adjustment which are in dispute. All communications between any Applicable Party (or any of their respective representatives), on the one hand, and the Independent Accountants, on the other hand, shall be conducted in writing, with copies sent simultaneously to the other Applicable Party(ies) in the same manner, or at a meeting to which the Independent Accountants and the Applicable Parties (or a representative thereof) have been invited and have been provided at least five (5) Business Days’ notice. The Independent Accountants shall only decide the specific Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively. The Applicable Parties shall direct the Independent Accountants to make a determination as soon as practicable within forty-five (45) days (or such other time as the parties hereto shall agree in writing) after their engagement. The Independent Accountants may not award damages, interest or penalties to any Applicable Party with respect to any matter. The final determination with respect to all Disputed Amounts shall be set forth in a written statement by the Independent Accountants delivered simultaneously to the Applicable
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Parties and shall, absent manifest error, be final, binding and non-appealable on or by the Parties and enforceable against the Parties in any court of competent jurisdiction. Each Applicable Party shall promptly execute any reasonable engagement letter requested by the Independent Accountants and shall each reasonably cooperate with the Independent Accountants. The fees and expenses of the Independent Accountants pursuant to this Section 2.2(b) shall be borne one-half by each Applicable Party.
(c) If the Post-Closing Adjustment, as finally determined pursuant to Section 2.2(b) (the date of such determination, the “Adjustment Amount Determination Date”):
(i) is greater than the Closing Adjustment, Parent shall pay the amount of such difference in cash to Company Holders (in their capacity as former holders of Company Interests), in accordance with the allocation set forth on the Capitalization Schedule, by wire transfer of immediately available funds to an account (or accounts) designated by Company Representative in writing (and the Company Representative shall promptly remit such amounts to the Company Holders in accordance with the allocation set forth on the Capitalization Schedule);
(ii) is less than the Closing Adjustment, the Company Representative shall pay (or cause to be paid) the difference in cash by wire transfer of immediately available funds to an account (or accounts) designated by Parent in writing; and
(iii) is equal to the Closing Adjustment, then no payment of additional consideration will be required.
(d) Until the later of (i) the Adjustment Amount Determination Date and (ii) if a payment is required to be made to Parent under Section 2.2(c)(ii), the full payment of such amount, the Company Representative shall retain its portion of the Cash Consideration for purposes of satisfying its obligations under Section 2.2(c)(ii).
Section 2.3 Withholding Rights. The Parties and their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Law (and, for the avoidance of doubt, to the extent deduction or withholding is required in respect of the delivery of any Parent Common Stock pursuant to this Agreement, a portion of such Parent Common Stock otherwise deliverable hereunder may be deducted or withheld). If the applicable withholding agent intends to withhold from any amounts payable to Company Holders (other than with respect to any withholding relating to a failure by any Company Holder to deliver to Parent, at or prior to the Closing, the deliverable contemplated in Section 6.2(e)) the applicable withholding agent shall provide prior written notice of such withholding to Company Representative as soon as reasonably practicable after it determines withholding is required (and in any event no fewer than five (5) days prior to Closing) and to reasonably cooperate with Company Representative to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on The Nasdaq Global Select Market (“Nasdaq”) on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company disclosure letter delivered by the Company to Parent on or immediately prior to the date of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure), the Company represents and warrants to Parent as of the date of this Agreement (except for representations and warranties that refer to a specified date, which will be deemed to be made as of such date only; provided, that to the extent a representation or warranty expressly relates to an earlier date, references to the “Company” in this Article III shall be deemed to refer to (i) Endeavor Energy Resources, L.P., a Texas
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limited partnership (“Endeavor LP”), with respect to the period prior to November 13, 2023, and (ii) the Company, with respect to the period from and after November 13, 2023) the matters set out in this Article III:
Section 3.1 Existence and Qualification. The Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each of the Subsidiaries of the Company is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, except where the failure to be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified or licensed, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.2 Organizational Power. The Company has all requisite organizational power to enter into Agreement, to perform its obligations hereunder and to consummate the Transactions. The Company and each of its Subsidiaries has all requisite organizational power to own, lease, and operate the Company Assets and to carry on its business as now being conducted, except where the failure to have such power, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.3 Authorization and Enforceability. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary actions, including all limited liability company or similar action on the part of the Company. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II, constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, the “Creditors’ Rights”). The approval of Endeavor Manager, LLC, a Texas limited liability company (the “Managing Member”) and at least a majority of the Company Holders are the only approvals of the direct holders of the Company Interests or other equity interests of the Company required in connection with the consummation of the Transactions. The Board of Managers of the Managing Member, the Managing Member and at least a majority of the Company Holders have authorized, approved and adopted in all respects the Transactions and this Agreement, pursuant to the Consents, true, correct and complete copies of which has been delivered to Parent. The Consents remains in full force and effect and has not been rescinded, withdrawn or modified in any way.
Section 3.4 No Conflicts. Except as set forth on Schedule 3.4 of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement and the Transactions, will not (a) violate any provision of the Organizational Documents of the Company, (b) subject to the termination of the Existing Credit Agreement and satisfaction in full of all obligations outstanding thereunder, violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the Company Assets or give rise to any right of termination, cancellation or acceleration under any Company Material Contract, (c) subject to the governmental filings and other matters referenced in Section 3.10 and compliance with the HSR Act, violate any Laws applicable to the Company, any of its Subsidiaries or any Company Assets or (d) violate any provision of any Company Material Contract to which the Company is a party except, in the case of clauses (b), (c) and (d), as would (x) not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) not materially impair, hinder or delay the Company or the Company Representative’s ability to perform its obligations under this Agreement.
Section 3.5 Brokers. Except for the fees and expenses payable to J.P. Morgan Securities, LLC, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, the Company Representative or any Company Holder. The Company has delivered to Parent, prior to the execution and delivery of this Agreement, a certified statement from J.P. Morgan Securities, LLC with a
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summary of any such fee or commission payable to J.P. Morgan Securities, LLC, and upon the payment of such fees or commission, there shall be no further liabilities of the Company, Parent, any of their Subsidiaries, the Company Representative or any Company Holder (other than customary indemnification and contribution obligations).
Section 3.6 Litigation.
(a) There are no Proceedings against the Company or any of its Subsidiaries pending before any Governmental Entity or, to the Company’s knowledge, threatened in writing with respect to the Company, any of its Subsidiaries or any Company Assets, except those Proceedings (i) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) that would not materially impair, hinder or delay the Company or the Company Representative’s ability to perform its obligations under this Agreement.
(b) There is no outstanding judgment, order, writ, injunction, ruling, or decree, or pending or, to the Company’s knowledge, threatened investigation by, any Governmental Entity relating to the Company, any of its Subsidiaries or any Company Assets, except where such judgment, order, writ injunction, ruling, or decree (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not materially impair, hinder or delay the Company or the Company Representatives’ ability to perform its obligations under this Agreement.
Section 3.7 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Taxes of or with respect to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable (whether or not shown or required to be shown on any Tax Return) have been paid in full.
(b) All Tax Returns that were required to be filed by or with respect to either the Company or any of its Subsidiaries have been duly and timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, complete and correct in all respects.
(c) The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the withholding and payment of Taxes, and the Company and each of its Subsidiaries have withheld and timely paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity or phantom equity holder or other Third Party. The Company and each of its Subsidiaries have complied with all applicable Laws relating to sales and similar Taxes.
(d) No Proceedings are pending, in progress or have been threatened in writing with respect to any amount of Taxes or Tax Returns relating to the Company or any of its Subsidiaries.
(e) There is not currently in effect, and neither the Company nor any of its Subsidiaries has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding any Tax Return or the assessment or collection of any amounts of Taxes with respect to the Company or any of its Subsidiaries.
(f) No deficiency for any Taxes has been asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.
(g) No claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries do not file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(h) There are no liens for Taxes (other than liens described in clause (e) of the definition of Permitted Encumbrances) on any of the Company Assets or the equity interests of the Company or any of its Subsidiaries.
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(i) Neither the Company nor any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision) or any transaction requiring disclosure under a corresponding or similar provision of applicable state, local, or foreign Law.
(j) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k) Schedule 3.7(k) of the Company Disclosure Letter sets forth, for each of the Company and its Subsidiaries, the entity classification of such entity for U.S. federal income tax purposes.
(l) Notwithstanding anything in this Agreement to the contrary, (x) the representations and warranties made by the Company in this Section 3.7 and Section 3.16 are the sole and exclusive representations and warranties made regarding Taxes or Tax matters and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the of the Company and its Subsidiaries.
Section 3.8 Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries (including with respect to its ownership and operation of the Company Assets) is, and since January 1, 2021, has been, in compliance with all applicable Laws, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since January 1, 2021, a written notice of any violation in any respect of any applicable Law, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law, except for such investigation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries, or, to the Company’s knowledge, any of their respective Representatives: (i) has directly or indirectly (x) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (y) made any unlawful payment to any official or employee of a Governmental Entity or (z) violated or is in violation of any applicable Anti-Corruption Law; (ii) has been, or is, a Sanctioned Person; (iii) has transacted any business with or for the benefit of any Sanctioned Person or violated applicable Sanctions; or (iv) has violated applicable Ex-Im Laws.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have the Permits required for the ownership and operation of the Company Assets as presently owned and operated by it, and each Permit is in full force and effect and has been duly and validly issued, (ii) the execution and delivery of this Agreement and the consummation of the Transactions will not result in any revocation, cancellation, suspension or modification of any Permit, (iii) there is no outstanding violation of any such Permit by the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has received any written notice of any violation of any Permit in connection with the use, ownership and/or operation of the Company Assets that has not been resolved to the satisfaction of the relevant Governmental Entity, and (v) there are no Proceedings pending or, to Company’s knowledge, threatened in writing that might result in any adverse modification, revocation, termination or suspension of any Permit or which would require any corrective or remedial action by the Company or any of its Subsidiaries.
Section 3.9 Company Material Contracts.
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(a) Schedule 3.9(a) of the Company Disclosure Letter sets forth all Contracts as of the date of this Agreement of the type described below to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of the Company Assets are bound (the “Company Material Contracts”):
(i) any Contract (excluding joint operating agreements entered in the ordinary course of business consistent with past practice) that can reasonably be expected to result in aggregate payments by the Company and its Subsidiaries of more than $25,000,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), in respect of a counterparty for which the aggregate payments made by the Company and its Subsidiaries of more than $150,000,000 during the current or any subsequent calendar year (net to the Company and its Subsidiaries’ interest) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii) any Contract that can reasonably be expected to result in aggregate revenues to the Company and its Subsidiaries of more than $25,000,000,during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), in respect of a counterparty for which the revenues to the Company and its Subsidiaries of more than $250,000,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii) any Hydrocarbon purchase and sale, acreage dedication, volume commitment, call upon or option purchase agreements, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, handling, or similar Contract with respect to Hydrocarbons produced from or attributable to the Company and its Subsidiaries’ interest in the Company Assets that (A) is not terminable by the Company and its Subsidiaries without penalty or other payment (other than any ongoing obligation pursuant to such Contract that is not caused by such termination) upon ninety (90) days’ or less notice and (B) involved annual payments that exceeded $250,000,000 since January 1, 2022;
(iv) each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring the Company or any of its Subsidiaries to make annual expenditures in excess of $100,000,000 following the date of this Agreement, other than customary joint operating agreements entered into in the ordinary course of business consistent with past practice;
(v) any water (produced or fresh) purchase and sale, volume commitment, storage, transportation, disposal, handling, or similar Contract with respect to water (produced or fresh) attributable to the Company and its Subsidiaries’ interest in the Company Assets that is not (A) terminable without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon ninety (90) days’ or less notice and (B) involved annual payments that exceeded $250,000,000 since January 1, 2022;
(vi) any agreement regarding any partnership or joint venture with respect to the Company Assets in which the Company and its Subsidiaries holds an equity interest with a book value in excess of $100,000,000 (other than any customary joint operating agreements, unit agreements or participation agreements affecting Oil and Gas Leases of the Company or any of its Subsidiaries);
(vii) other than area of mutual interest or similar provisions under customary joint operating agreements entered into in the ordinary course of business consistent with past practice, any Contract that includes non-competition or non-solicitation restrictions that (1) could require the disposition of any material assets or line of business of the Company or any of its Affiliates or (2) prohibits or limits the rights of the Company or any of its Affiliates to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or compete in any line of business or geographic area or with any Person;
(viii) each Contract that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or
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refusal, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) those contained in any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary preferential rights in joint operating agreements, unit agreements participation agreements or similar agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries entered in the ordinary course of business consistent with past practice or (C) those relating to dedication or volume commitment provisions under storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, handling, or similar Contract with respect to Hydrocarbons produced from or attributable to the Company and its Subsidiaries’ interest in the Company Assets entered in the ordinary course of business consistent with past practice;
(ix) any Contract that (A) contains “earn out” or other contingent payment obligations, (B) guarantees any obligations of another Person or (C) contains indemnity or similar obligations, in each case, that would reasonably be expected to result in annual payments in excess of $100,000,000;
(x) any Contract to sell, lease, swap. exchange, transfer, or otherwise dispose of all or any material part of the Company Assets, taken as a whole (other than with respect to the production or sale of (or option to purchase or sell) Hydrocarbons entered into in the ordinary course of business consistent with past practice and on market terms) from and after the date of this Agreement, but excluding rights of reassignment upon intent to abandon or release a Well or an Oil and Gas Lease;
(xi) all Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or the capital stock of any other Person for aggregate consideration (in one or a series of transactions) under such Contract of $100,000,000 or more (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice);
(xii) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, if the Company were subject to the reporting obligations of the Exchange Act, other than any Company Benefit Plan;
(xiii) is an indenture, loan or credit Contract, loan note, mortgage Contract, or other Contract representing, or any guarantee of, Indebtedness of the Company or of its Subsidiaries in excess of $100,000,000 or is a Derivative that is material to the Company and its Subsidiaries, taken as a whole;
(xiv) each Contract for lease of personal property or real property (excluding, for the avoidance of doubt, Oil and Gas Leases entered into in the ordinary course of business consistent with past practice) involving annual payments in excess of $100,000,000 that are not terminable without penalty or other liability to the Company or any of its Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within ninety (90) days; and
(xv) each Contract that is the subject of any Proceeding individually that is reasonably expected to result in payments by the Company or any of its Subsidiaries in excess of $10,000,000 and under which there are outstanding material obligations (including settlement agreements) of the Company or any Company Subsidiary; and
(xvi) any binding commitment (orally or in writing) by the Company or any of its Subsidiaries to enter into any of the foregoing.
(b) Except for matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Material Contracts are in full force and effect and, to the Company’s knowledge, are binding upon the counterparties thereto in accordance with their terms, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract, and to the Company’s knowledge, no other Person that is a party thereto is in breach or default under any Company Material Contract, (iii) no event has occurred, to the Company’s knowledge, which after notice or lapse of time, or both, would constitute a default under any Company Material Contract, and (iv) as of the date of this Agreement, no written notice of default or breach has been received by the Company or any of its Subsidiaries under any Company Material Contract, the resolution of which is outstanding as of the date of this Agreement.
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Section 3.10 Consents and Approvals. Except (a) for the filing of the Certificates of Merger with the Texas Secretary of State and the Delaware Secretary of State, as applicable, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) as set forth on Schedule 3.10 of the Company Disclosure Letter and (c) for the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement relating to the matters to be submitted to the stockholders of Parent at the Parent Stockholders Meeting), and subject to compliance with the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Person (including any Governmental Entity) is required for the execution, delivery and performance of this Agreement or in connection with the consummation of the Transactions, the failure of which to be obtained or made (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not materially hinder, delay or impair the ability of the Company to perform its obligations under this Agreement.
Section 3.11 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) There are no Environmental Conditions with respect to any of the Company Assets.
(b) Neither Company nor any of its Subsidiaries has entered into, or is subject to, any agreement with, or consent, order, settlement, decree or judgment of, any Governmental Entity issued pursuant to Environmental Laws that requires any Remediation of any of the Company Assets, except for those which have been fully resolved.
(c) Neither the Company nor any of its Subsidiaries (and, to the Company’s knowledge, no Third Party operator of the Company Assets) has received written notice that remains unresolved of any actual or alleged fact, condition or conduct on or with respect to any Company Asset, the Company or any of its Subsidiaries which, if true, would constitute a violation of or noncompliance with, or require Remediation after the Closing Date or give rise to liability under, any Environmental Laws, in each case, by or of the Company or any of its Subsidiaries.
(d) The Company and its Subsidiaries possess, and are and, since January 1, 2021, have been in compliance in all respects with, all Permits required under Environmental Laws for the ownership or operation of the Company Assets or the operations of the Company and its Subsidiaries, and all such Permits are in full force and effect.
(e) As of the date of this Agreement, there are no Proceedings pending or, to the Company’s knowledge, threatened before any Governmental Entity with respect to the Company Assets or the Company or any of its Subsidiaries alleging violations of, or claiming liabilities or Remediation obligations under, Environmental Laws, the subject of which remains unresolved.
(f) Since January 1, 2021, the Company Assets have been leased, owned and operated by the Company or its Subsidiaries and, as applicable and to the Company’s knowledge, by any other Person in compliance in all respects with all applicable Environmental Laws and the terms and conditions of any Permits issued pursuant thereto, except for prior instances of non-compliance that have been fully and finally resolved.
Notwithstanding anything to the contrary herein, with respect to Company Assets that are operated by a Person other than the Company and its Subsidiaries, the representations and warranties set forth in this Section 3.11 are limited to the knowledge of the Company.
Section 3.12 Capitalization.
(a) Schedule 3.12(a) of the Company Disclosure Letter sets forth a true, complete and correct complete list of the holders of the Company Interests or other equity interests of the Company (the “Company Holders”) and the number or percentage held by each Company Holder, and all such Company Interests are owned by such Company Holders, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b) Schedule 3.12(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its jurisdiction of incorporation or formation, and, for each such Subsidiary of the Company, a true, complete and correct list that accurately reflects all of the issued and outstanding (i) Interests of such
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Subsidiary (“Company Subsidiary Interests” and together with the Company Interests, the “Company Group Interests”) and the holders of such Interests, and all such Interests are owned by such holders, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) to be set forth on a confidential schedule, which has been provided to certain Representatives of Parent at or prior to the date of this Agreement, the total number of Phantom Interests outstanding as of the date of this Agreement, and a true, complete and correct list that accurately reflects the record and beneficial owners of such Phantom Interests, the number of such Phantom Interests held by each such owner, the grant date, the “Unit Value” (as defined in and determined under the Company Phantom Equity Plan) as of the date of this Agreement (assuming payment of such Phantom Interests pursuant to the Company Phantom Equity Plan in the ordinary course of business on or prior to March 15, 2024), the vesting schedule (including performance-based vesting conditions) and any accelerated vesting provisions applicable to the Phantom Interests.
(c) Except for the Company Group Interests set forth on Schedule 3.12(c) of the Company Disclosure Letter and the Phantom Interests, neither the Company nor any of its Subsidiaries has issued, agreed to issue or has outstanding any: (i) Interests; (ii) option, warrant, subscription, call or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any Interests; (iii) equity appreciation right, phantom equity, interest in the ownership or earnings of the Company or any of its Subsidiaries, equity equivalent or equity-based award or right, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of any Company Group Interests; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for Interests having the right to vote. The Company Group Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person. No Subsidiary of the Company owns any capital stock of the Company.
(d) Without limiting the generality of the foregoing, none of the Company Group Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Company Group Interests or as set forth on Schedule 3.12(d) of the Company Disclosure Letter.
(e) The Company is a holding company and was incorporated or formed for the sole purpose of acquiring and holding, directly or indirectly, outstanding Company Subsidiary Interests, and has not (a) owned any other material assets, (b) other than in connection with its formation, incurred any material Indebtedness or other material liability or (c) engaged in any material commercial business operations, activities or investments other than with respect to ownership of the Subsidiaries Interests.
(f) Since September 30, 2023, there has been no Leakage.
(g) The Merger will vest Parent with good and valid title to all of the Company Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities laws or the Organizational Documents of the Company and Encumbrances arising exclusively by, through or under Parent or their Affiliates from and after the Closing.
(h) True, correct, and complete copies of the Organizational Documents of the Company and its Subsidiaries have been provided to Parent and reflect all amendments and modifications made thereto at any time prior to the date of this Agreement.
Section 3.13 Oil and Gas Leases; Rights-of-Way.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (or, to the Company’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses and delay rentals due with respect to the Company and its Subsidiaries’ interest in the Oil and Gas Leases, in each case, in accordance with the Oil and Gas Leases and applicable Law. As of the date of this Agreement,
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neither the Company nor any of its Subsidiaries has received any written notice (other than de minimis or frivolous claims or demands) that any Oil and Gas Lease accounts are not current or that any material payments required thereunder have not been, or by Closing will not be, paid.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of any provision in any joint operating agreement, Oil and Gas Lease or Right-of-Way or in default with respect to the performance of any of its obligations under such material joint operating agreements, Oil and Gas Leases or such Right-of-Ways (other than in respect of the payment of Production Burdens that are being held in suspense as permitted pursuant to applicable Law or are being contested in good faith through appropriate Proceedings), and, no party to any joint operating agreement, Lease or material Right-of-Way or any successor to the interest of such party has filed or, to the Company’s knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such joint operating agreement, Oil and Gas Lease, or Right-of-Way.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to the extent of those obligations previously fulfilled by the Company or any of its Subsidiaries, or any of their respective predecessors, none of the Oil and Gas Properties contain express provisions obligating the Company or any of its Subsidiaries to drill any wells on the Company Assets (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Oil and Gas Lease).
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the letter prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) auditing the Company’s internally prepared reserve report relating to the Company interests referred to therein as of December 31, 2023 (the “Company Reserve Report Letter”), (ii) property reflected in the Company Reserve Report Letter or in the Company Financial Statements as having been sold or otherwise disposed of, other than sales, exchanges, swaps or dispositions after the date hereof in accordance with Section 5.1(a) or (iii) Oil and Gas Properties that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof, the Company and its Subsidiaries have good and defensible title to all Properties forming the basis for the reserves reflected in the Company Reserve Report Letter and in each case as attributable to interests owned (or purported to be held or owned) by the Company and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that the Company and its Subsidiaries’ title (as of the Closing Date) to each of the Properties held or owned by them (or purported to be held or owned by them) that (1) entitles the Company and its Subsidiaries to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the reserve report of all Hydrocarbons produced from such Properties throughout the life of such Properties except, in each case, for (w) any decreases in connection with those operations in which the Company and its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (x) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the date hereof, not to consent, (y) any decreases resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates the Company and its Subsidiaries to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Properties, of not greater than the working interest shown on the reserve report for such Properties except, in each case, for (x) increases that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Properties and (y) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws that are accompanied by a proportionate (or greater) net revenue interest in such Properties and (3) is free and clear of all Encumbrances, defects and imperfections, except for Permitted Encumbrances and Encumbrances, defects and imperfections which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the Properties to which they relate in the conduct of business of the Company and its Subsidiaries as presently conducted.
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(e) Except for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied to the Company Independent Petroleum Engineers by or on behalf of the Company and its Subsidiaries for purposes of auditing the Company’s internally prepared reserve report and preparing the Company Reserve Report Letter that was material to such firm’s audit of the Company’s internally prepared estimates of proved oil and gas reserves attributable to the Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report Letter was, as of the time provided, accurate in all respects. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report Letter are derived from reports that have been prepared by the Company in accordance with customary industry practices, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report Letter that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.14 Certain Real Property Interests.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and indefeasible title to all fee surface interests owned by the Company and its Subsidiaries, except as have been disposed of since September 30, 2023 in the ordinary course of business, free from Encumbrances and defects, except Permitted Encumbrances.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) each lease, sublease or license (excluding Oil and Gas Leases, each, subject to such exclusion, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any material real property is valid and in full force and effect (subject to Creditors’ Rights), free and clear of all Encumbrances other than Permitted Encumbrances and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.
Section 3.15 Wells and Equipment. Except as set forth on Schedule 3.15 of the Company Disclosure Letter, or as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) all Wells have been drilled and completed at locations within the limits permitted by all applicable Oil and Gas Leases, Contracts, pooling or unit agreements and applicable Laws, in each case, in all material respects;
(b) no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws;
(c) (i) the Company has not received any written notices or demands from Governmental Entities or other Third Parties to plug or abandon any Wells and (ii) there are no Wells that the Company or any of its Subsidiaries is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws; and
(d) all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are, in all material respects, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;
notwithstanding anything to the contrary herein, with respect to Company Assets that are operated by a Person other than Company or its Subsidiaries, the representations and warranties set forth in this Section 3.15 are limited to the knowledge of the Company.
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Section 3.16 Employment and Labor Matters.
(a) Neither the Company nor any its Subsidiaries is a party to or bound by any Labor Agreement or other Contract with a labor union or other labor organization and no employees of the Company and its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company and its Subsidiaries. Since January 1, 2021, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries. Since January 1, 2021, there have been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or any of its Subsidiaries.
(b) The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including the Fair Labor Standards Act, terms and conditions of employment, wages, hours, overtime, collective bargaining, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), employee trainings and notices, COVID-19, affirmative action, unemployment insurance, labor relations, employment discrimination, harassment, retaliation, civil rights, safety and health, workers’ compensation, time off and leave, pay equity, immigration and authorization to work (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), classification of employees and independent contractors, classification of employees as exempt from the overtime requirements of applicable wage and hour laws and/or the collection and payment of withholding and/or social security Taxes, and since January 1, 2021, there have been no material Proceedings pending or, to the Company’s knowledge, threatened or anticipated, concerning any of the foregoing.
(c) To the Company’s knowledge, in the past five (5) years, (i) the Company and its Subsidiaries, as applicable, have investigated all sexual harassment, sexual misconduct or other harassment, discrimination, retaliation or material policy violation allegations against officers, directors, partners, employees, contractors or agents of the Company and its Subsidiaries, (ii) there are no such allegations that, if known to the public, would reasonably be expected to result in any material liability to, or other harm to the business or reputation of, the Company and its Subsidiaries, (iii) no allegations of sexual harassment or sexual misconduct have been made against any director or employee of the Company or any of its Subsidiaries at the level of Vice President or above, and (iv) none of the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any director or employee of the Company or any of its Subsidiaries at the level of Vice President or above. To the Company’s knowledge, since January 1, 2021, (x) no allegations of harassment, discrimination, retaliation or material policy violation allegations have been made against any director or employee of the Company or any of its Subsidiaries at the level of Vice President or above, and (y) none of the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of harassment, discrimination, retaliation or material policy violation allegations by any director or employee of the Company or any of its Subsidiaries at the level of Vice President or above.
(d) To the Company’s knowledge, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement or obligation, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation (i) owed to the Company or any of its Subsidiaries, or (ii) owed to any third party with respect to such individual’s right to be employed or engaged by the Company or any of its Subsidiaries.
(e) Schedule 3.16(e) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided, as of no later than the date of this Agreement, to Parent correct and complete copies of: (i) the current plan and trust documents and all amendments thereto (or, if unwritten, a written summary of the material terms); (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insurance contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the IRS; (vi) the most recently prepared financial
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statements or actuarial reports; and (vii) all non-routine correspondence with any Governmental Entity received or sent in the past three (3) years. To the extent that the Company has not furnished or otherwise made available the applicable documents referenced in the immediately preceding sentence prior to the date hereof, the Company shall make such documents available to Parent, as applicable, in each case, not later than ten (10) Business Days after the date hereof.
(f) Neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur liability under Title IV of ERISA, including by virtue of being an ERISA Affiliate of any other Person.
(g) Each Company Benefit Plan has been established, maintained, funded and administered, in form and operation, in all material respects, in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and no event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected, or could reasonably be expected to subject, the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. With respect to each Company Benefit Plan, all contributions, premiums and other payments that have become due pursuant to the terms of the applicable Company Benefit Plan have been timely made in accordance with the terms of the Company Benefit Plan, except to the extent it would not reasonably be expected to result in any material liability to the Company. Since January 1, 2021, neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any penalty or Tax under Sections 4980D, 4980B, 4980H, 6721 or 6722 of the Code and, to the Company’s knowledge, no circumstances or events have occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes. No Company Benefit Plan provides, and neither the Company nor its Subsidiaries has any current or potential obligation or liability to provide, post-service, post-ownership, post-employment or retiree health or welfare benefits to any Person except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and other applicable state Law.
(h) Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a prototype plan that is the subject of an opinion or advisory letter issued to the provider of the plan by the IRS and no event has occurred and, to the Company’s knowledge, no circumstances exist that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan. No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries nor their ERISA Affiliates have ever maintained, sponsored, contributed to or been obligated to contribute to or have any current or contingent liability or obligation under or with respect to, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.
(i) There is no pending or, to the Company’s knowledge, threatened Proceedings on behalf of or relating to any Company Benefit Plan (other than routine claims for benefits) and there are no facts or circumstances that could give rise to any such Proceedings. With respect to each Company Benefit Plan, no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) have occurred.
(j) Except as set forth on Schedule 3.16(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could (i) entitle any current or former employee, officer, director or individual service provider of the Company and its Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property) under any Company Benefit Plan or otherwise, (ii) increase the amount of compensation or benefits due or payable under any Company Benefit Plan to any such current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), (iii) accelerate the time of funding, payment or vesting of any compensation, benefits, equity or equity-based award or other benefit for which the Company or any of its Subsidiaries could be liable under any Company Benefit Plan or
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otherwise, or (iv) reasonably be expected to result in any breach or violation of, or default under or limit the right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan. Neither the execution of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other events) result in an “excess parachute payment” within the meaning of Section 280G of the Code with respect to any “disqualified individual” (as defined in Section 280G of the Code) under any Company Benefit Plan or otherwise determined without taking into account any compensation or benefit plans, programs or arrangements or award thereunder, established, adopted or made or provided, as applicable, by Parent on or following the Closing.
(k) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any material additional Tax, interest or penalties under Section 409A of the Code.
(l) Neither Company nor any of its Subsidiaries has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes imposed under Section 4999 or Section 409A of the Code.
Section 3.17 Financial Statements; No Liabilities; Reserve Report.
(a) The Company has delivered to Parent true, complete and correct copies of the audited consolidated balance sheets of Endeavor LP and its Subsidiaries as of December 31, 2022 and December 31, 2021 and the unaudited consolidated balance sheet of Endeavor LP and its Subsidiaries as of September 30, 2023 (“Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”) and audited consolidated statements of operations and comprehensive income, consolidated statements of partners’ capital and consolidated statements of cash flows of Endeavor LP and its Subsidiaries for the fiscal years ended December 31, 2022 and December 31, 2021 and unaudited consolidated statement of operations and comprehensive income and consolidated statement of partners’ capital and statement of cash flows of Endeavor LP and its Subsidiaries for the nine (9)-month period ended September 30, 2023 (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (i) has been prepared in a manner consistent with the books and records of Endeavor LP and its Subsidiaries, (ii) has been prepared in accordance with GAAP (except as may be indicated in the notes thereto) consistently applied by Endeavor LP, and (iii) presents fairly in all material respects the financial position, results of operations and cash flows of Endeavor LP as at the dates and for the periods indicated therein. Since January 1, 2022, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) There are no liabilities of or with respect to the Company and its Subsidiaries that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Endeavor LP (or the notes thereto) other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023 (but excluding violations of law or regulation, compliance matters, internal investigations, breaches of Contracts or Permits, torts or infringement), (iii) liabilities under this Agreement or incurred in connection with the Transactions, (iv) liabilities for performance of obligations of the Company and its Subsidiaries under Contracts binding thereon (other than resulting from any breach or acceleration thereof) that have made available to Parent or were entered into in the ordinary course of business consistent with past practice, (v) as set forth on Schedule 3.17(b) of the Company Disclosure Letter or (vi) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company and its Subsidiaries maintain a system of internal controls over financial reporting that are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures (i) that
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ensure that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Managing Member, (ii) that ensure that transactions are recorded as necessary (A) to permit preparation of financial statements that fairly present in all material respects the financial position and the results of operations of the Company and its Subsidiaries and (B) to maintain accountability for assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, or independent registered public accounting firms has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries and would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud that involves the Company or any of its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.
(d) Since January 1, 2021, neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any Representative of the Company and its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e) The Company and its Subsidiaries are not required to file any form, report, schedule, statement or other document with the SEC.
(f) The Company has made available to Parent true, correct, and complete copies of the reserve report, as of December 31, 2023, related to the Company Assets prepared by Endeavor LP and audited by the Company Independent Petroleum Engineers.
Section 3.18 Intellectual Property.
(a) Except as set forth on Schedule 3.18(a) of the Company Disclosure Letter, no material registrations or applications for registration are included in any Intellectual Property Rights owned by the Company and its Subsidiaries as of the date of this Agreement. As of the date hereof, the Intellectual Property Rights set forth on Schedule 3.18(a) of the Company Disclosure Letter (the “Company Intellectual Property Rights”) are subsisting and, to the Company’s knowledge, valid and enforceable.
(b) As of the date of this Agreement, the Company and its Subsidiaries exclusively own the Company Intellectual Property Rights, free and clear of all Encumbrances (other than Permitted Encumbrances), and, to the Company’s knowledge, licenses or otherwise has adequate rights to use all other Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
(c) To the Company’s knowledge, (x) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since January 1, 2021 has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other Person in any material respect and (y) no Person is infringing, misappropriating, diluting or otherwise violating or has, since January 1, 2021, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights owned by the Company or its Subsidiaries in any material respect.
(d) The consummation of the Transactions will not result in the loss or impairment of any material right of the Company and its Subsidiaries to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company and its Subsidiaries and used in the business of the Company and its Subsidiaries (other than Intellectual Property Rights licensed to the Company and its Subsidiaries pursuant to commercially-available agreements or non-exclusive licenses granted in the ordinary course of business).
Section 3.19 Related Party Transactions. As of the date of this Agreement, there are no Contracts or arrangements (excluding Permitted Oil and Gas Arrangements) between the Company and any of its Subsidiaries, on the one hand, and Autry Stephens, any immediate family member of Autry Stephens or any Affiliate of Autry
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Stephens or such immediate family member of Autry Stephens (other than the Company and its Subsidiaries) (collectively, the “Related Parties”), on the other hand, involving the making of any payments by the Company and its Subsidiaries to, or receipt by the Company and its Subsidiaries of payments from, such Related Party, of more than $500,000.
Section 3.20 Absence of Certain Changes. Since September 30, 2023 through the date of this Agreement, (a) there has not been any (i) write-down by the Company and its Subsidiaries in the reserves estimated for the Properties, other than write-downs reflected in the Company Reserve Report Letter, or write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) destruction, damage or loss to or affecting any of the Company Assets, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (b) the Company and its Subsidiaries has, in all material respects, conducted its business in the ordinary course of business consistent with past practices (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions). Since December 31, 2022 through the date of this Agreement, there has not been any event, change, occurrence, condition, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.21 Regulatory Status. Neither the Company nor any of its Subsidiaries: (a) is currently regulated as a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, 15 U.S.C. § 717, et seq., as amended (the “NGA”), and its implementing regulations and neither the Company nor any of its Subsidiaries has received written notice from the Federal Energy Regulatory Commission (“FERC”) that it is using any of the Company Assets in a manner that subjects it, any Third Party operator of the Company Assets or any future owner of the Company Assets to the jurisdiction of, or regulation by, FERC (i) as a natural gas company under the NGA, and its implementing regulations (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act, 49 U.S.C. § 1, et seq. (1988), and its implementing regulations; (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions; (c) is currently subject to regulation by FERC under the Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432 (the “NGPA”), and regulations promulgated by FERC thereunder, nor has the Company or any of its Subsidiaries received written notice from FERC indicating that any Company Asset is being regulated or will be regulated by FERC under the NGPA, or (d) except as set forth on Schedule 3.21(d) of the Company Disclosure Letter, is subject to rate regulation as a “public utility,” “public service company” or similar designation(s) by any state Governmental Entity. Neither the Company nor any of its Subsidiaries has acquired any of the Company Assets through the use or threatened use of eminent domain or condemnation.
Section 3.22 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to Parent Stockholders, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading.
Section 3.23 No Other Representations or Warranties.
(a) Except for the express written representations and warranties made by the Company in this Article III, Company makes no express or implied representation or warranty with respect to the Company or any Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).
(b) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that: (i) except for the representations and warranties of Parent and Merger Subs expressly set forth in Article IV, (x) neither Parent nor any of the Merger Subs makes, or has made, any representation or warranty and (y) the Company is not relying on, or has not relied on, any representation or warranty made, or information provided, by or on behalf of Parent or Merger Subs, in each case, regarding Parent, the Merger Subs, its or their business, this Agreement, the Transactions, any information provided to the
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Company in connection with this Agreement or the Transactions or any other related matter; (ii) Company disclaims any such other representations or warranties and (iii) the Company (on behalf of the Company Holders who are sophisticated purchasers) has made its own independent investigation, review, and analysis regarding Parent, the Merger Subs, and the Transactions, which investigation, review, and analysis were conducted by the Company together with expert advisors, including legal counsel, that they have engaged for such purpose. None of the Parent, Merger Sub I or Merger Sub II or any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as set forth in (i) in the SEC Documents filed with the SEC on or after January 1, 2021 and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in any risk factors section, in any section relating to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature (other than any historical factual information contained within such sections or statements)) or (ii) the disclosure letter delivered by Parent to the Company immediately prior or on of the date of this Agreement (the “Parent Disclosure Letter”) (it being understood and agreed that any information set forth in one section or subsection of the Parent Disclosure Letter also will apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of the disclosure), each of Parent, Merger Sub I and Merger Sub II represent and warrant to the Company as of the date of this Agreement (except for representations and warranties that refer to a specified date, which will be deemed to be made as of such date) the matters set out in this Article IV:
Section 4.1 Existence and Qualification. Each Parent Party is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each Parent Party is duly qualified to do business in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified or licensed, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Organizational Power. Each Parent Party has all requisite organizational power to enter into Agreement, to perform its obligations hereunder and to consummate the Transactions. Parent and each of its Subsidiaries has all requisite organizational power to own, lease, and operate the Parent Assets and to carry on its business as now being conducted, except where the failure to have such power, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Authorization and Enforceability.
(a) The execution and delivery of this Agreement by each Parent Party, the performance by each Parent Party of its obligations hereunder and the consummation by each Parent Party of the Transactions have been duly and validly authorized by all necessary actions, including all corporate or limited liability company action on the part of such Parent Party, subject to the affirmative vote of a majority of the votes cast by the holders of Parent Common Stock who are present in person or represented by proxy and entitled to vote on the matter at the Parent Stockholders Meeting approving the issuance of the Common Stock Consideration (the “Stock Issuance”), as required by the Nasdaq rules (including Nasdaq Rule 5635) (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by of this Agreement by the Company, constitutes the valid and binding obligations of the Parent Parties, enforceable in accordance with their terms except as such enforceability may be limited by Creditors’ Rights.
(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, unanimously adopted resolutions (i) determining that this Agreement and the Transactions are in the best interests of, and are advisable to, Parent and the Parent Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, (iii) directing that the Stock Issuance be submitted to the
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Parent Stockholders for approval at the Parent Stockholders Meeting and (iv) resolving to recommend that the Parent Stockholders approve the Stock Issuance (the “Parent Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2(a).
(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock or other securities required in connection with the consummation of the Transactions. No vote of the holders of any class or series of Parent’s capital stock or other securities is required in connection with the consummation of any of the Transactions other than the Stock Issuance.
Section 4.4 No Conflicts. Except as set forth on Schedule 4.4 of the Parent Disclosure Letter, the execution, delivery, and performance of this Agreement by each Parent Party and the consummation of the Transactions, will not (a) violate any provision of the Organizational Documents of any Parent Party, (b) violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the Parent Assets or give rise to any right of termination, cancellation or acceleration under any Parent Material Contract, (c) subject to the governmental filings and other matters referenced in Section 4.10 and compliance with the HSR Act, violate any Laws applicable to Parent, any of its Subsidiaries or any of the Parent Assets or (d) violate any provision of any Parent Material Contract to which the Parent is a party except as, in the case of clauses (b), (c) and (d), (i) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not materially impair, hinder or delay Parent or the Merger Subs ability to perform their respective obligations under this Agreement.
Section 4.5 Brokers. Except for the fees and expenses payable to Jefferies LLC and Citigroup Global Markets Inc., no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party or any of their Subsidiaries. Parent has made available to the Company, prior to the execution and delivery of this Agreement, complete and correct copies of all agreements under which such fee or commission is payable.
Section 4.6 Litigation.
(a) There are no Proceedings against Parent or any of its Subsidiaries pending before any Governmental Entity or, to Parent’s knowledge, threatened in writing with respect to Parent, any of its Subsidiaries or any Parent Assets, except those Proceedings (i) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) that would not materially impair, hinder or delay any Parent Party’s ability to perform its obligations under this Agreement.
(b) There is no outstanding judgment, order, writ, injunction, ruling, or decree, or pending or, to Parent’s knowledge, threatened investigation by, any Governmental Entity relating to Parent, any of its Subsidiaries or any Parent Assets, except where such judgment, order, writ injunction, ruling, or decree (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not materially impair, hinder or delay Parent or the Merger Subs ability to perform its obligations under this Agreement.
Section 4.7 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) All Taxes of or with respect to Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries may be liable (whether or not shown or required to be shown on any Tax Return) have been paid in full.
(b) All Tax Returns that were required to be filed by or with respect to either Parent or any of its Subsidiaries have been duly and timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, complete and correct in all respects.
(c) Parent and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the withholding and payment of Taxes, and Parent and each of its Subsidiaries have withheld and timely
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paid all amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity or phantom equity holder or other Third Party. Parent and each of its Subsidiaries have complied with all applicable Laws relating to sales and similar Taxes.
(d) No Proceedings are pending, in progress or have been threatened in writing with respect to any amount of Taxes or Tax Returns relating to Parent or any of its Subsidiaries.
(e) There is not currently in effect, and neither Parent nor any of its Subsidiaries has consented in writing to, any extension or waiver of any statute of limitations of any jurisdiction regarding any Tax Return or the assessment or collection of any amounts of Taxes with respect to Parent or any of its Subsidiaries.
(f) No deficiency for any Taxes has been asserted or assessed by any Governmental Entity against Parent or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.
(g) No claim has been made by any Governmental Entity in a jurisdiction in which Parent or any of its Subsidiaries do not file a Tax Return that it is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.
(h) There are no liens for Taxes (other than liens described in clause (e) of the definition of Permitted Encumbrances) on any of Parent Assets or the equity interests of Parent or any of its Subsidiaries.
(i) Neither Parent nor any of its Subsidiaries has participated in, or been a party to, a “listed transaction” as this term is defined in Treasury Regulations Section 1.6011-4(b) (or any predecessor provision) or any transaction requiring disclosure under a corresponding or similar provision of applicable state, local, or foreign Law.
(j) Neither Parent nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or have taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(k) Notwithstanding anything in this Agreement to the contrary, (x) the representations and warranties made by the Parent Parties in this Section 4.7 and Section 4.14 are the sole and exclusive representations and warranties made regarding Taxes or Tax matters and (y) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of Parent and its Subsidiaries.
Section 4.8 Compliance with Laws; Permits.
(a) Parent and each of its Subsidiaries (including with respect to its ownership and operation of the Parent Assets) is, and since January 1, 2021, has been, in compliance with all applicable Laws, except where non-compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received, since January 1, 2021, a written notice of any violation in any respect of any applicable Law, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law, except for such investigation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Neither Parent nor any of its Subsidiaries, or, to Parent’s knowledge, any of their respective Representatives: (i) has directly or indirectly (x) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (y) made any unlawful payment to any official or employee of a Governmental Entity or (z) violated or is in violation of any applicable Anti-Corruption Law; (ii) has been, or is, a Sanctioned Person; (iii) has transacted any business with or for the benefit of any Sanctioned Person or violated applicable Sanctions; or (iv) has violated applicable Ex-Im Laws.
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(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have the Permits required for the ownership and operation of the Parent Assets as presently owned and operated by it, and each Permit is in full force and effect and has been duly and validly issued, (ii) the execution and delivery of this Agreement and the consummation of the Transactions will not result in any revocation, cancellation, suspension or modification of any Permit, (iii) there is no outstanding violation of any such Permit by Parent or any of its Subsidiaries, (iv) neither Parent nor any of its Subsidiaries has received any written notice of any violation of any Permit in connection with the use, ownership and/or operation of the Parent Assets that has not been resolved to the satisfaction of the relevant Governmental Entity, and (v) there are no Proceedings pending or, to Parent’s knowledge, threatened in writing that might result in any adverse modification, revocation, termination or suspension of any Permit or which would require any corrective or remedial action by Parent or any of its Subsidiaries.
Section 4.9 Parent Material Contracts.
(a) Schedule 4.9(a) of the Parent Disclosure Letter sets forth all Contracts of the date of this Agreement of the type described below to which Parent or any of its Subsidiaries is party or by which Parent, any of its Subsidiaries or any of the Parent Assets are bound (the “Parent Material Contracts”):
(i) any Contract (excluding joint operating agreements) that can reasonably be expected to result in aggregate payments by Parent and its Subsidiaries of more than $250,000,000 during the current or any subsequent calendar year (net to Parent and its Subsidiaries’ interest) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii) any Contract that can reasonably be expected to result in aggregate revenues to Parent and its Subsidiaries of more than $250,000,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii) any Hydrocarbon purchase and sale, acreage dedication, volume commitment, call upon or option purchase agreements, storage, marketing, transportation, processing, gathering, treatment, separation, compression, balancing, fractionation, handling, or similar Contract with respect to Hydrocarbons produced from or attributable to Parent and its Subsidiaries’ interest in the Parent Assets that involved annual payments that exceeded $250,000,000 since January 1, 2022;
(iv) each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring the Parent or any of its Subsidiaries to make annual expenditures in excess of $250,000,000 following the date of this Agreement, other than customary joint operating agreements entered into in the ordinary course of business consistent with past practice;
(v) any agreement regarding any partnership or joint venture with respect to the Parent Assets in which Parent and its Subsidiaries holds an equity interest with a book value in excess of $250,000,000 (other than any joint operating agreements, unit agreements or participation agreements affecting Oil and Gas Leases of Parent or any of its Subsidiaries);
(vi) all Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by Parent or any of its Subsidiaries of any operating business or the capital stock of any other Person for aggregate consideration (in one or a series of transactions) under such Contract of $250,000,000 or more (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice);
(vii) any Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, other than any Parent Benefit Plan; and
(viii) any binding commitment (orally or in writing) by the Company or any of its Subsidiaries to enter into any of the foregoing.
(b) Except for matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the Parent Material Contracts are in full force and effect as to and, to Parent’s knowledge, are binding upon the counterparties thereto in accordance with their terms, (ii) neither Parent nor any of its Subsidiaries is in breach or default under any
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Parent Material Contract, and to Parent’s knowledge, no other Person that is a party thereto is in breach or default under any Parent Material Contract, (iii) no event has occurred, to Parent’s knowledge, which after notice or lapse of time, or both, would constitute a default under any Parent Material Contract, and (iv) as of the date of this Agreement no written notice of default or breach has been received by Parent or any of its Subsidiaries under any Parent Material Contract, the resolution of which is outstanding as of the date of this Agreement.
Section 4.10 Consents and Approvals. Except (a) for the filing of the Certificates of Merger with the Texas Secretary of State and the Delaware Secretary of State, as applicable, and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) as set forth on Schedule 4.10 of the Parent Disclosure Letter, and (c) for the applicable requirements of Nasdaq, the Securities Act, the Exchange Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement relating to the matters to be submitted to the stockholders of Parent at the Parent Stockholders Meeting), and subject to compliance with the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Person (including any Governmental Entity) is required for the execution, delivery and performance of this Agreement or in connection with the consummation of the Transactions, the failure of which to be obtained or made (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) would not materially hinder, delay or impair the ability of any Parent Party to perform its obligations under this Agreement.
Section 4.11 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) There are no Environmental Conditions with respect to any of the Parent Assets.
(b) Neither Parent nor any of its Subsidiaries has entered into, or is subject to, any agreement with, or consent, order, settlement, decree or judgment of, any Governmental Entity issued pursuant to Environmental Laws that requires any Remediation of any of the Parent Assets, except for those which have been fully resolved.
(c) Neither Parent nor any of its Subsidiaries (and, to Parent’s knowledge, no Third Party operator of the Parent Assets) has received written notice that remains unresolved of any actual or alleged fact, condition or conduct on or with respect to any Parent Asset, Parent or any of its Subsidiaries which, if true, would constitute a violation of or noncompliance with, or require Remediation after the Closing Date or give rise to liability under, any Environmental Laws, in each case, by or of Parent or any of its Subsidiaries.
(d) Parent and its Subsidiaries possess, and since January 1, 2021, have been in compliance in all respects with, all Permits required under Environmental Laws for the ownership or operation of the Parent Assets or the operations of Parent and Subsidiaries, and all such Permits are in full force and effect.
(e) As of the date of this Agreement, there are no Proceedings pending or, to Parent’s knowledge, threatened before any Governmental Entity with respect to the Parent Assets, Parent or any of its Subsidiaries alleging violations of, or claiming liabilities or Remediation obligations under, Environmental Laws, the subject of which remains unresolved.
(f) Since January 1, 2021, the Parent Assets have been leased, owned and operated by Parent or its Subsidiaries and, as applicable and to Parent’s knowledge, by any other Person in compliance in all respects with all applicable Environmental Laws and the terms and conditions of any Permits issued pursuant thereto, except for prior instances of non-compliance that have been fully and finally resolved.
Notwithstanding anything to the contrary herein, with respect to Parent Assets that are operated by a Person other than Parent and its Subsidiaries, the representations and warranties set forth in this Section 4.11 are limited to the knowledge of Parent.
Section 4.12 Capitalization.
(a) As of the close of business on February 8, 2024, the authorized capital of Parent consisted solely of (i) 400,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.01 per share (“Parent Preferred Stock”). As of the close of business on February 8, 2024, (i) 178,058,147 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) zero shares of Parent Common Stock were held by Parent in its treasury, (iii) zero shares of Parent
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Preferred Stock were issued and outstanding or held by Parent in its treasury and (iv) 6,704,290 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plan (of which (A) 738,200 shares were subject to outstanding Parent RSU Awards and (B) 666,469 shares were subject to outstanding Parent PRSU Awards, of which 278,056 remain unvested and assume the achievement of the applicable performance metrics at the target level of performance, and 388,433 shares vested on December 31, 2023 and shall be settled on or around March 1, 2024).
(b) All outstanding Parent Common Stock and all capital stock and other voting securities or Interests of each Subsidiary of Parent have been validly issued, fully paid and are nonassessable, and the Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Parent and will, in the hands of Company Holders and their Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities laws, the Organizational Documents of Parent or the Stockholders Agreement.
(c) As of the date of this Agreement, except as set forth in this Section 4.12, the SEC Documents, securities issuable pursuant to Parent Benefit Plans, and for changes since the date of the filing of Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and resulting from the payment or redemption of stock-based awards outstanding on such date and except for the shares to be issued in connection with the transactions contemplated by this Agreement, there are (i) no preemptive rights, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and (ii) no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d) As of the date of this Agreement, neither Parent nor any Subsidiary of Parent (other than Viper and its Subsidiaries) has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
(e) As of the date of this Agreement, Parent is the direct or indirect owner of all Interests in its Subsidiaries (other than Viper and its Subsidiaries), free and clear of all Encumbrances other than Permitted Encumbrances.
(f) Parent is not now, and immediately after the issuance and sale of the Parent Common Stock comprising the Merger Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
(g) The Organizational Documents of Parent, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Filed Parent SEC Documents. Parent has provided to the Company the complete and correct copies of the Organizational Documents of Merger Sub I and Merger Sub II, in each case, as amended through the date of this Agreement.
Section 4.13 Viper.
(a) As of the close of business on February 8, 2024, the authorized capital of Viper Energy, Inc. (“Viper”) consisted solely of (i) 1,000,000,000 shares of Class A common stock, with par value of $0.000001 per share (“Viper Class A Common Stock”), (ii) 1,000,000,000 shares of Class B common stock, with par value of $0.000001 per share (“Viper Class B Common Stock”, and together with Viper Class A Common Stock, “Viper Common Stock”) and (iii) 100,000,000 shares of preferred stock, par value $0.000001 per share (“Viper Preferred Stock”). As of the close of business on February 8, 2024, (i) 86,144,273 shares of Viper Class A Common Stock (excluding treasury shares) were issued and outstanding, (ii) zero shares of Viper Class A Common Stock were held by Viper in its treasury, (iii) 90,709,946 shares of Viper Class B Common Stock (excluding treasury shares) were issued and outstanding, (iv) zero shares
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of Viper Class B Common Stock were held by Viper in its treasury, (v) zero shares of Viper Preferred Stock were issued and outstanding or held by Viper in its treasury and (vi) 8,577,048 shares of Viper Class A Common Stock were reserved for issuance pursuant to the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan.
(b) All outstanding Viper Class A Common Stock and all capital stock and other voting securities or Interests of each Subsidiary of Viper have been validly issued, fully paid and are nonassessable. The Viper Common Stock held, directly or indirectly, by Parent is free of any Encumbrance, other than Permitted Encumbrances.
(c) As of the date of this Agreement, except as set forth in this Section 4.13, the SEC Documents, securities issuable pursuant to employee benefit plans or arrangements (including the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan), and changes since the date of the filing of Viper’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and resulting from the exercise of stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date, there are (i) no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Viper to issue or sell any equity interests of Viper or any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and (ii) no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d) As of the date of this Agreement, neither Viper nor any Subsidiary of Viper has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Viper on any matter.
(e) As of the date of this Agreement, Viper is the direct or indirect owner of all of the Interests of each Subsidiary of Viper, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 4.14 SEC Documents; Financial Statements; No Liabilities.
(a) Parent and Viper have timely filed with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2021 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the date of this Agreement) (i) did not (a) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) in the case of SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects as to form with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments, (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries and Viper and its Subsidiaries, respectively, as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments), and (vi) in the case of the Financial Statement have been prepared in a manner consistent with the books and records of (x) Parent and its Subsidiaries or (y) Viper and its Subsidiaries, as applicable. Since January 1, 2022, Parent or Viper has not made any change in the accounting practices or policies
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applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries and Viper and its Subsidiaries have respectively been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) There are no liabilities of or with respect to Parent or any of its Subsidiaries that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Parent other than (i) liabilities accrued, reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Parent and its Subsidiaries or Viper and its Subsidiaries, as applicable, as of September 30, 2023 (including the notes thereto) included in the Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023 (but excluding violations of law or regulation, compliance matters, internal investigations, major spills or pipeline damage, breaches of Contracts or Permits, torts or infringement), (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (iv) liabilities for performance of obligations of Parent and its Subsidiaries under Contracts binding thereon (other than resulting from any breach or acceleration thereof) that have made available to the Company or were entered into in the ordinary course of business consistent with past practice, or (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) Parent and Viper, as applicable, have established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent and Viper, as applicable, in the reports they file or submit to the SEC under the Exchange Act is made known to such entities’ chief executive officer and its chief financial officer, or Persons performing similar functions, by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. Each of the principal executive officer and the principal financial officer of Parent and Viper, as applicable (or each former principal executive officer and former principal financial officer of Parent and Viper, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(d) Parent and Viper have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s and Viper’s, as applicable, financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Parent and Viper have disclosed, based on their most recent evaluation of Parent’s and Viper’s, as applicable, internal control over financial reporting prior to the date hereof, to Parent’s and Viper’s, as applicable, auditors and audit committee (i) any significant deficiencies or material weaknesses in the design or operation of Parent’s and Viper’s, as applicable, internal control over financial reporting that would reasonably be expected to adversely affect Parent’s and Viper’s, as applicable, ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s and Viper’s, as applicable, internal control over financial reporting.
(e) Since January 1, 2021, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(f) Parent and Viper are in compliance in all material respects with Nasdaq rules and the provisions of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Documents. To Parent’s knowledge, none of the SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
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(g) The Parent Common Stock and Viper Common Stock are registered under Section 12(b) of the Exchange Act and listed on Nasdaq, and neither Parent nor Viper has not received any notice of deregistration or delisting from the SEC or Nasdaq, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of Nasdaq, preventing or suspending trading in any securities of Parent and Viper, as applicable, has been issued, and no Proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent and Viper have taken no action that is designed to terminate the registration of the Parent Common Stock and the Viper Common Stock, as applicable, under the Exchange Act.
(h) No Subsidiary of Parent, other than Viper, is required to file any form, report, schedule, statement or other document with the SEC.
Section 4.15 Oil and Gas Leases; Rights-of-Way.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries (or, to Parent’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses and delay rentals due with respect to its interest in the Oil and Gas Leases, in each case, in accordance with the Oil and Gas Leases and applicable Law. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice (other than de minimis or frivolous claims or demands) that any Oil and Gas Lease accounts are not current or that any material payments required thereunder have not been, or by Closing will not be, paid.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach of any provision in any joint operating agreement, material Oil and Gas Lease or material Right-of-Way or in default with respect to the performance of any of its obligations under such joint operating agreements, Oil and Gas Leases or such material Right-of-Ways (other than in respect of the payment of Production Burdens that are being held in suspense as permitted pursuant to applicable Law or are being contested in good faith through appropriate Proceedings), and, no party to any joint operating agreement, material Oil and Gas Lease or Right-of-Way or any successor to the interest of such party has filed or, to Parent’s knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such joint operating agreement, Oil and Gas Lease, or Right-of-Way.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the extent of those obligations previously fulfilled by Parent or its Subsidiaries, or any of their respective predecessors, none of the Oil and Gas Properties or Contracts contain express provisions obligating Parent or any of its Subsidiaries to drill any wells on the Parent Assets (other than provisions requiring optional drilling as a condition of maintaining all or a portion of a presently non-producing Oil and Gas Lease).
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except for (i) property sold or otherwise disposed of in the ordinary course of business since the date of the letter prepared by Ryder Scott Company, L.P. (the “Parent Independent Petroleum Engineers”) auditing Parent’s internally prepared reserve report relating to Parent interests referred to therein as of December 31, 2022 (the “Parent Reserve Report Letter”), (ii) property reflected in the Parent Reserve Report Letter or in the SEC Documents as having been sold or otherwise disposed of, other than sales, exchanges, swaps or dispositions after the date hereof in accordance with Section 5.1(b) or (iii) Oil and Gas Properties that have expired or terminated in accordance with the terms thereof on a date on or after the date hereof, Parent and its Subsidiaries have good and defensible title to all Properties forming the basis for the reserves reflected in the Parent Reserve Report Letter and in each case as attributable to interests owned (or purported to be held or owned) by Parent and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that Parent and its Subsidiaries’ title (as of the Closing Date) to each of the Properties held or owned by them (or purported to be held or owned by them) that (1) entitles Parent and its Subsidiaries to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the reserve report of all Hydrocarbons produced from such Properties throughout the life of such Properties except, in each case, for
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(w) any decreases in connection with those operations in which Parent and its Subsidiaries may elect after the date hereof to be a non-consenting co-owner, (x) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the date hereof, not to consent, (y) any decreases resulting from the establishment or amendment, after the date hereof, of production sharing agreements, pools or units, and (z) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, (2) obligates Parent and its Subsidiaries to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Properties, of not greater than the working interest shown on the reserve report for such Properties except, in each case, for (x) increases that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Properties and (y) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws that are accompanied by a proportionate (or greater) net revenue interest in such Properties and (3) is free and clear of all Encumbrances, defects and imperfections, except for Permitted Encumbrances and Encumbrances, defects and imperfections which, individually or in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the Properties to which they relate in the conduct of business of Parent and its Subsidiaries as presently conducted.
(e) Except for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the factual, non-interpretive data supplied to the Parent Independent Petroleum Engineers by or on behalf of Parent and its Subsidiaries for purposes of auditing Parent’s internally prepared reserve report and preparing the Parent Reserve Report Letter that was material to such firm’s audit of Parent’s internally prepared estimates of proved oil and gas reserves attributable to the Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report Letter was, as of the time provided, accurate in all respects. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report Letter are derived from reports that have been prepared by Parent in accordance with customary industry practices, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report Letter that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.16 Certain Real Property Interests.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and indefeasible title to all fee surface interests owned by the Parent and its Subsidiaries, except as have been disposed of since September 30, 2023 in the ordinary course of business, free from Encumbrances and defects, except Permitted Encumbrances.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) each Lease under which Parent or any of its Subsidiaries leases, subleases or licenses any material real property (other than the Oil and Gas Leases) is valid and in full force and effect (subject to Creditors’ Rights), free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither Parent nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.
Section 4.17 Wells and Equipment. Except as set forth on Schedule 4.17 of the Parent Disclosure Letter, or as has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(a) all Wells have been drilled and completed at locations within the limits permitted by all applicable Oil and Gas Leases, Contracts, pooling or unit agreements and applicable Laws, in each case, in all material respects;
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(b) no Well is subject to penalties on allowables because of any overproduction or any other violation of Laws;
(c) (i) Parent has not received any written notices or demands from Governmental Authorities or other Third Parties to plug or abandon any Wells and (ii) there are no Wells that Parent or any of its Subsidiaries is currently obligated (directly or indirectly as a working interest owner) by Law or contract to plug and abandon that have not been plugged and abandoned in accordance in all material respects with all applicable Laws; and
(d) all currently producing Wells and equipment used or held for use in connection with the operation of the Properties is, in all material respects, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted;
notwithstanding anything to the contrary herein, with respect to Parent Assets that are operated by a Person other than Parent or its Subsidiaries, the representations and warranties set forth in this Section 4.17 are limited to the knowledge of Parent.
Section 4.18 Employment and Labor Matters.
(a) Neither Parent nor any its Subsidiaries is a party to or bound by any Labor Agreement or other Contract with a labor union or other labor organization and no employees of Parent and its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with Parent and its Subsidiaries. Since January 1, 2021, there have been no labor organizing activities with respect to any employees of Parent or any of its Subsidiaries. Since January 1, 2021, there have been no actual or, to Parent’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Parent or any of its Subsidiaries.
(b) Parent and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including the Fair Labor Standards Act, terms and conditions of employment, wages, hours, overtime, collective bargaining, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, COVID-19, affirmative action, unemployment insurance, labor relations, employment discrimination, harassment, retaliation, civil rights, safety and health, workers’ compensation, time off and leave, pay equity, immigration and authorization to work (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), classification of employees and independent contractors, classification of employees as exempt from the overtime requirements of applicable wage and hour laws and/or the collection and payment of withholding and/or social security Taxes, and since January 1, 2021, there have been no material Proceedings pending or, to Parent’s knowledge, threatened or anticipated, concerning any of the foregoing.
(c) To Parent’s knowledge, in the past five (5) years, (i) Parent and its Subsidiaries, as applicable, have investigated all sexual harassment, sexual misconduct or other harassment, discrimination, retaliation or material policy violation allegations against officers, directors, partners, employees, contractors or agents of the Company and its Subsidiaries, (ii) there are no such allegations that, if known to the public, would reasonably be expected to result in any material liability to, or other harm to the business or reputation of, the Company and its Subsidiaries, (iii) no allegations of sexual harassment or sexual misconduct have been made against any director or employee of Parent or any of its Subsidiaries at the level of Vice President or above, and (iv) none of Parent nor any of the Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any director or employee of Parent or any of its Subsidiaries at the level of Vice President or above. To Parent’s knowledge, since January 1, 2021, (x) no allegations of harassment, discrimination, retaliation or material policy violation allegations have been made against any director or employee of Parent or any of its Subsidiaries at the level of Vice President or above, and (y) none of Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of harassment, discrimination, retaliation or material policy violation allegations by any director or employee of Parent or any of its Subsidiaries at the level of Vice President or above.
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(d) Each Parent Benefit Plan has been established, maintained, funded and administered, in form and operation, in all material respects, in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and no event has occurred and no condition exists with respect to any Parent Benefit Plan that has subjected, or could reasonably be expected to subject, Parent or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. With respect to each Parent Benefit Plan, all contributions, premiums and other payments that have become due pursuant to the terms of the applicable Parent Benefit Plan have been timely made in accordance with the terms of the Parent Benefit Plan, except to the extent it would not reasonably be expected to result in any material liability to the Company. Since January 1, 2021, neither Parent nor any of its Subsidiaries has incurred (whether or not assessed) any penalty or Tax under Sections 4980D, 4980B, 4980H, 6721 or 6722 of the Code and, to Parent’s knowledge, no circumstances or events have occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes.
(e) Each Parent Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a prototype plan that is the subject of an opinion or advisory letter issued to the provider of the plan by the IRS and no event has occurred and, to Parent’s knowledge, no circumstances exist that could reasonably be expected to adversely affect the qualified status of such Parent Benefit Plan. No Parent Benefit Plan is, and neither Parent nor any of its Subsidiaries nor their ERISA Affiliates have ever maintained, sponsored, contributed to or been obligated to contribute to or have any current or contingent liability or obligation under or with respect to, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither Parent nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.
(f) There is no pending or, to Parent’s knowledge, threatened Proceedings on behalf of or relating to any Parent Benefit Plan (other than routine claims for benefits) and there are no facts or circumstances that could give rise to any such Proceedings. With respect to each Parent Benefit Plan, no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) have occurred.
Section 4.19 Intellectual Property.
(a) Except as set forth on Schedule 4.19(a) of the Parent Disclosure Letter, no material registrations or applications for registration are included in any Intellectual Property Rights owned by Parent and its Subsidiaries as of the date of this Agreement. As of the date hereof, the Intellectual Property Rights set forth on Schedule 4.19(a) of the Parent Disclosure Letter (the “Parent Intellectual Property Rights”) are subsisting and, to Parent’s knowledge, valid and enforceable.
(b) As of the date of this Agreement, Parent and its Subsidiaries exclusively own the Parent Intellectual Property Rights, free and clear of all Encumbrances (other than Permitted Encumbrances), and, to Parent’s knowledge, licenses or otherwise has adequate rights to use all other Intellectual Property Rights necessary to conduct the business of Parent and its Subsidiaries as currently conducted.
(c) To Parent’s knowledge, (x) the conduct of the business of Parent and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since January 1, 2021 has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other Person in any material respect and (y) no Person is infringing, misappropriating, diluting or otherwise violating or has, since January 1, 2021, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights owned by Parent or its Subsidiaries in any material respect.
(d) The consummation of the Transactions will not result in the loss or impairment of any material right of Parent and its Subsidiaries to own, use, practice or exploit any Intellectual Property Rights held by or licensed to Parent and its Subsidiaries and used in the business of Parent and its Subsidiaries (other than Intellectual Property Rights licensed to Parent and its Subsidiaries pursuant to commercially-available agreements or non-exclusive licenses granted in the ordinary course of business).
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Section 4.20 Regulatory Status. Neither Parent nor any of its subsidiaries (a) is currently regulated as a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the NGA, and its implementing regulations and neither Parent nor any of its Subsidiaries has received written notice from FERC, that it is using any of the Parent Assets in a manner that subjects it, any Third Party operator of the Parent Assets or any future owner of the Parent Assets to the jurisdiction of, or regulation by, FERC (i) as a natural gas company under the NGA, and its implementing regulations (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act, 49 U.S.C. § 1, et seq. (1988), and its implementing regulations; (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions; (c) is currently subject to regulation by FERC under the NGPA, and regulations promulgated by FERC thereunder, nor has Parent or any of its Subsidiaries received written notice from FERC indicating that any Parent Asset is being regulated or will be regulated by FERC under the NGPA, or (d) is subject to rate regulation as a “public utility,” “public service company” or similar designation(s) by any state Governmental Entity. Neither Parent nor any of its Subsidiaries have acquired any of the Parent Assets through the use or threatened use of eminent domain or condemnation.
Section 4.21 Absence of Certain Changes. Since September 30, 2023 through the date of this Agreement, (a) there has not been any (i) write-down by Parent and its Subsidiaries in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) destruction, damage or loss to or affecting any of the Parent Assets, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and (b) Parent and its Subsidiaries has, in all material respects, conducted its business in the ordinary course of business consistent with past practices (except for discussions, negotiations, and transactions related to this Agreement or other potential strategic transactions). Since December 31, 2022 through the date of this Agreement, there has not been any event, change, occurrence, condition, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.22 Form S-3. As of the date of this Agreement, Parent is eligible to register the resale of the Parent Common Stock comprising the Merger Consideration by the Company Holders under Form S-3 promulgated under the Securities Act (an “Automatic Shelf Registration Statement”).
Section 4.23 No Rights Plan. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent or Viper is a party or is otherwise bound.
Section 4.24 Opinion of Financial Advisor. On or prior to the date of this Agreement, Parent has received the opinion of Jefferies LLC to the effect that, as of date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent, and signed true, complete and correct copies of such opinions will be provided to the Company promptly after the receipt thereof by Parent solely for informational purposes and it is agreed and understood that such opinions are for the benefit of Parent and may not be relied upon by the Company, or any director, officer or employee of the Company.
Section 4.25 Merger Subs’ Activities. Merger Subs were organized, incorporated or formed on or about the date hereof solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby. Since the date of their organization and prior to (x) the First Merger Effective Time, with respect to Merger Sub I, and (y) the Merger Effective Time, with respect to Merger Sub II, Merger Subs have not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Subs have had no operations, have not generated any revenues and have no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 4.26 Financing.
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(a) Parent and certain financial institutions have entered into a binding commitment letter (the “Debt Commitment Letter”) entitling Parent to borrow funds in an aggregate amount which, when combined with other funds available to Parent to be used to pay the Cash Consideration, will be sufficient to satisfy Parent and Merger Subs’ obligations under this Agreement, including the payment of the Cash Consideration, and any fees and expenses payable by any of them hereunder, and for any repayment or refinancing of any existing indebtedness of the Company and its Subsidiaries expressly contemplated by this Agreement or the Debt Commitment Letter (such amounts, the “Debt Financing Amounts”). The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing”.
(b) Parent has delivered to the Company a true, complete and correct copy of the Debt Commitment Letter and any fee letters related thereto (the “Fee Letter”, subject, in the case of any such fee letter, to redaction solely of provisions that are customarily redacted in connection with transactions of this type and that would not reasonably be expected to affect the conditionality, enforceability, availability or (other than in connection with the fees and “flex” provisions) amount of the Debt Financing). Parent and Merger Subs expressly acknowledge and agree that the obligations of Parent and Merger Subs under this Agreement are not conditioned in any manner upon Parent obtaining any financing (including term loans, bridge financing and bonds).
(c) Except as expressly set forth in the Debt Commitment Letter and Fee Letter, there are no (i) conditions precedent to the obligations of the Debt Financing Entities to provide the Debt Financing or (ii) contingencies that would permit the Debt Financing Entities to reduce the total amount of the Debt Financing, impose any additional conditions precedent to the availability of the Debt Financing or that would reasonably be expected to affect the timing of, the availability of or termination rights in respect of the Debt Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Other than the Debt Commitment Letter and the Fee Letter, there are no side letters, understandings or other agreements, contracts or arrangements of any kind (written or oral) to which Parent or any of its Affiliates is a party, or of which Parent has knowledge, relating to the funding of the full amount of the Debt Financing or that would reasonably be expected to affect the availability or conditionality of the Debt Financing or the enforceability of the Debt Commitment Letter. Parent has paid in full any and all commitment fees or other fees due and payable pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement.
Section 4.27 No Other Representations or Warranties.
(a) Except for the express written representations and warranties made by Parent and the Merger Subs in this Article IV, Parent and Merger Subs make no express or implied representation or warranty with respect to the Company or any Affiliate or their respective businesses, operations, assets, liabilities, condition (financial or otherwise).
(b) Notwithstanding anything to the contrary in this Agreement, Parent and the Merger Subs acknowledge and agree that: (i) except for the representations and warranties of the Company expressly set forth in Article III, (x) the Company does not make, and has not made, any representation or warranty and (y) Parent and Merger Subs are not relying on, or have not relied on, any representation or warranty made, or information provided, by or on behalf of the Company, in each case, regarding the Company and any of its Subsidiaries, its or their business, this Agreement, the Transactions, any information provided to the Parent Parties in connection with this Agreement or the Transactions or any other related matter; (ii) they each disclaim any such other representations or warranties and (iii) Parent is, and each of the Merger Subs is, a sophisticated purchaser and has made its own independent investigation, review, and analysis regarding the Company and its Subsidiaries and the Transactions, which investigation, review, and analysis were conducted by Parent together with expert advisors, including legal counsel, that they have engaged for such purpose. None of the Company, the Company Representative, or any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Parent Parties, or the Parent Parties’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent Parties in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.
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ARTICLE V
COVENANTS
Section 5.1 Conduct of Business.
(a) Conduct of Business by the Company. Except (i) as set forth on Schedule 5.1(a) of the Company Disclosure Letter, (ii) as required in the event of an emergency to protect life or protect against an imminent and substantial threat to property or the environment, (iii) as required as required by Law, (iv) as expressly required or expressly permitted by this Agreement, or (v) as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to:
(i) use commercially reasonable efforts to (A) conduct its business accordance with its ordinary course of business consistent with past practice, (B) preserve substantially intact its present business organization in accordance with its ordinary course of business consistent with past practice, (C) keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for terminations of employment services for cause) in accordance with its ordinary course of business consistent with past practice and (D) preserve substantially intact its existing business relationships with its material customers, lenders, suppliers, lessors, lessees, working interest owners and others having material business relationships with it in accordance with its ordinary course of business consistent with past practice;
(ii) other than Permitted Leakage, not make, permit or enter into any Leakage transactions or Leakage payments;
(iii) not split, combine or reclassify any Interests of the Company;
(iv) not make or commit to make any capital expenditures for the period prior to January 1, 2025 in excess of 115% of the aggregate amount in the capital expenditure budget set forth on Schedule 5.1(a)(iv) of the Company Disclosure Letter (the “2024 Company Capital Expenditures Budget”), other than capital expenditures to repair damage resulting from insured casualty events or operational conditions of the Wells or required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);
(v) except as reasonably required in order to conduct any operations or expenditures contemplated under the DC&E Well Detail portion of the 2024 Company Capital Expenditures Budget, not (A) affirmatively terminate or materially amend any Oil and Gas Leases in a materially detrimental manner to the Company or any of its Subsidiaries, (B) terminate, materially amend, waive, modify, or extend any Company Material Contracts or enter into any new contract which would constitute a Company Material Contract if executed prior to the date of this Agreement, other (x) than the execution or extension of a Contract for the sale, exchange or marketing of Hydrocarbons in the ordinary course of business consistent with past practice that is terminable by the Company or any of its Subsidiaries without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon ninety (90) days’ or less notice or (y) amendments, refinancings or replacements of the Existing Credit Agreement permitted by the proviso to the definition thereof, (C) or other than Preferential Rights arising under customary A.A.P.L. form joint operating agreements, unit agreements or participation agreements, grant or create any Preferential Right with respect to the Company Assets or any consent (other than any consent that cannot, by its terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the Properties of the Company;
(vi) not transfer, sell, exchange, hypothecate, encumber or otherwise dispose of any portion of the Company Assets; except for (A) sales and dispositions of Hydrocarbons or equipment and materials that are surplus, obsolete or replaced made in the ordinary course of business consistent with past practices, (B) the exchange or swap of Properties or other assets in the ordinary course of business consistent with past practice, (C) pursuant to an agreement of the Company or any of its Subsidiaries set forth in Schedule 5.1(a)(vi) of the Company Disclosure Letter, or (D) other sales and dispositions of the Company Assets in the ordinary course of business consistent with past practices, with value not exceeding $250,000,000 in the aggregate or (E) transactions solely between the Company and any of its Wholly Owned Company Subsidiary (or solely between Wholly Owned Company Subsidiaries);
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(vii) not enter into, commence, settle or compromise any litigation affecting the Company Assets or the Company or any of its Subsidiaries other than (A) the settlement of such litigation involving only the payment of money (not covered by insurance) by the Company or any of its Subsidiaries of any amount not exceeding $20,000,000 individually or $50,000,000 in the aggregate and which does not involve any material non-monetary restriction on future activity or conduct or an admission of criminal wrongdoing by the Company or any of its Subsidiaries, and (B) such litigation in respect of Taxes, which shall be governed exclusively by Section 5.1(a)(xix);
(viii) not amend or otherwise change the Organizational Documents of the Company or its Subsidiaries (other than ministerial changes);
(ix) not issue, sell, deliver, grant, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) any Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in the Company or any of its Subsidiaries, other than issuances by the a Subsidiary that is wholly owned, directly or indirectly by the Company (a “Wholly Owned Company Subsidiary”), to the Company or any other Wholly Owned Company Subsidiary;
(x) not acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into (or agree to enter into) any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (A) transactions solely between the Company and a Wholly Owned Company Subsidiary (or solely among wholly-owned Subsidiaries of the Company), (B) acquisitions of fee minerals, non-participating royalty interests, overriding royalty interests, royalty interests, executive rights, leasehold royalty interests, production payments, net profits interests or carried interests in the ordinary course of business consistent with past practice where the aggregate amount of the consideration paid or transferred by the Company or any of its Subsidiaries in connection with all such acquisitions would not exceed $250,000,000, (C) acquisitions as to which the aggregate amount of the consideration paid or transferred by the Company or any of its Subsidiaries in connection with all such acquisitions is $50,000,000 in the aggregate, (D) acquisitions, leases, transfer, exchange or swap of inventory in the ordinary course of business consistent with past practice or (E) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;
(xi) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than such transactions among Wholly Owned Company Subsidiaries;
(xii) (x) not incur any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of any Person, or make any loans of borrowed money, except for (A) Indebtedness under the Existing Credit Agreement in the ordinary course of business consistent with past practice, (B) Indebtedness incurred among Wholly Owned Company Subsidiaries and/or the Company, (C) guarantees by the Company or any of its Subsidiaries of Indebtedness of a Wholly Owned Company Subsidiary, (D) advances for expenses required under customary joint operating agreements to operators of Properties of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, or (E) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice; or (y) not make or assume any Derivatives, including any Derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities, other than in the ordinary course of the Company’s business in accordance with the Company’s current policies;
(xiii) except as required by a Company Benefit Plan in accordance with its terms as in effect as of the date hereof and set forth on Schedule 3.16(e) of the Company Disclosure Letter, not (A) accelerate or permit the acceleration of any vesting, payment or funding of, the compensation or benefits payable or to become payable or the benefits provided to any current or former employee, officer, director other individual service provider of the Company or any of its Subsidiaries, (B) increase the compensation or benefits payable to or to become payable to any current or former
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employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any of their respective dependents or beneficiaries), including forgiving any indebtedness, (C) grant or announce the grant of or commit to grant any cash or equity or equity-based incentive awards (including awards under the Company Phantom Equity Plan or the Company LTIP), bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (or any of their respective dependents or beneficiaries), (D) enter into any employment, severance, or retention agreement with any of its current or former directors, executive officers, employees or other service providers, (E) establish, adopt or agree to adopt, amend or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof, or (F) provide any funding for any rabbi trust or similar arrangement;
(xiv) not hire, or permit the hiring of, any additional employee or individual service provider providing services to the Company or any of its Subsidiaries, who would be a Vice President or above or whose annual target total direct compensation opportunity (i.e., the sum of annual base compensation, target short-term incentive compensation opportunity and target long-term incentive compensation opportunity) and would exceed $400,000 (each, a “Company Covered Individual”), and not promote any Company Covered Individual or an individual who would be a Company Covered Individual following such promotion;
(xv) not terminate, or permit the termination of, any Company Covered Individual, other than “for cause”, and not effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under the WARN Act;
(xvi) not enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(xvii) not waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;
(xviii) not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;
(xix) not (A) make (other than with respect to any election made in the ordinary course of business and consistent with past practice), change or revoke any material Tax election of the Company or any of its Subsidiaries, (B) change any annual Tax accounting period of the Company or any of its Subsidiaries, (C) change any material method of accounting of the Company or any of its Subsidiaries for Tax purposes, (D) settle, or compromise any material Tax Proceeding with respect to any Taxes of the Company or any of its Subsidiaries, (E) file any material amended Tax Return with respect to the Company or any of its Subsidiaries or file any material Tax Return of the Company or any of its Subsidiaries in a manner materially inconsistent with past practice of the Company or any of its Subsidiaries, (F) enter into any closing agreement with respect to Taxes of the Company or any of its Subsidiaries or (G) voluntarily and affirmatively act to surrender any right to claim a material Tax refund of the Company or any of its Subsidiaries, each case if such action is reasonably likely to result in an increase to a Tax liability of the Company or its Subsidiaries that is material to the Company or any of its Subsidiaries, taken as a whole; or
(xx) not enter into an agreement or commitment that would cause the Company or its Subsidiaries to violate any of the foregoing covenants.
(b) Conduct of Business by Parent. Except (i) as set forth on Section 5.1(b), of the Parent Disclosure Letter (ii) as required in the event of an emergency to protect life or protect against an imminent and substantial threat to property or the environment, (iii) as required by Law, (iv) as expressly required or expressly permitted by this Agreement, or (v) as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing Date, Parent shall, and shall cause each of its Subsidiaries to:
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(i) use commercially reasonable efforts to (A) conduct its business accordance with its ordinary course of business consistent with past practice, (B) preserve substantially intact its present business organization in accordance with its ordinary course of business consistent with past practice, (C) keep available the services of its directors, officers and key employees on commercially reasonable terms (other than for terminations of employment services for cause) in accordance with its ordinary course of business consistent with past practice and (D) preserve substantially intact its existing business relationships with its material customers, lenders, suppliers, lessors, lessees, working interest owners and others having material business relationships with it in accordance with its ordinary course of business consistent with past practice;
(ii) not make or commit to make any capital expenditures for the period prior to January 1, 2025 in excess of 115% of the aggregate amount in the capital expenditure budget set forth on Schedule 5.1(b)(ii) of the Parent Disclosure Letter (the “2024 Parent Capital Expenditures Budget”), other than, in each case, (A) capital expenditures to repair damage resulting from insured casualty events or operational conditions of the Wells or required on an emergency basis or for the safety of individuals, assets or the environment (provided that Parent shall notify the Company of any such emergency expenditure as soon as reasonably practicable) and (B) operations proposed after the date of this Agreement by Third Parties under joint operating agreements, joint development agreements and other similar agreements;
(iii) not transfer, sell, exchange, hypothecate, encumber or otherwise dispose of any portion of the Parent Assets or Properties, except for (A) sales and dispositions of Hydrocarbons or equipment and materials that are surplus, obsolete or replaced made in the ordinary course of business consistent with past practices, (B) the exchange or swap of Properties or other assets in the ordinary course of business consistent with past practice, (C) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement, (D) other sales and dispositions of the Parent Assets for which consideration does not exceed $250,000,000 in the aggregate or (E) transactions solely between Parent and any of its Subsidiaries (or solely between Parent Subsidiaries);
(iv) not enter into, commence, settle or compromise any litigation affecting the Parent Assets or Parent or any of its Subsidiaries other than (A) the settlement of such litigation involving only the payment of money (not covered by insurance) by Parent or any of its Subsidiaries of any amount not exceeding $20,000,000 individually or $50,000,000 in the aggregate and which does not involve any material non-monetary restriction on future activity or conduct or an admission of criminal wrongdoing by Parent or any of its Subsidiaries, and (B) such litigation in respect of Taxes;
(v) not amend or otherwise change the Organizational Documents of Parent or any of its Subsidiaries (other than ministerial changes or changes that would not be prohibited by the Stockholders Agreement if it were already in effect);
(vi) not issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) any Interests of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other Interest in Parent or any of its Subsidiaries, other than (A) issuances by Parent or any of its Subsidiaries wholly owned, directly or indirectly by Parent (a “Wholly Owned Parent Subsidiary”), to Parent or any Wholly Owned Parent Subsidiary, (B) issuances of Parent Common Stock or Viper Common Stock upon the conversion, exercise, vesting or lapsing of any equity award granted under the Parent Plan or the Viper Plan in accordance with the terms of such plan and the applicable award agreement or otherwise in the ordinary course of business, (C) issuances of awards granted under the Parent Plan or the Viper Plan in the ordinary course of business and in accordance with the terms of the Parent Plan or the Viper Plan, as applicable, as in effect as of the date hereof or (D) issuances as consideration or in order to finance any acquisition not prohibited by Section 5.1(b)(vii);
(vii) not acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement other than (A) transactions solely between Parent
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and a Wholly Owned Parent Subsidiary (or solely among Wholly Owned Parent Subsidiaries), (B) acquisitions of fee minerals, non-participating royalty interests, overriding royalty interests, royalty interests, executive rights, leasehold royalty interests, production payments, net profits interests or carried interests where the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with all such acquisitions would not exceed $500,000,000 in the aggregate, (C) acquisitions as to which the aggregate amount of the consideration paid or transferred by Parent or any of its Subsidiaries in connection with all such acquisitions is $500,000,000 in the aggregate, (D) acquisitions, leases, transfer, exchange or swap of inventory or other assets (including the Properties) in the ordinary course of business or pursuant to existing contract, or (E) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business;
(viii) not terminate either the chief executive officer or chief financial officer of Parent;
(ix)  not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than such transactions among Wholly Owned Parent Subsidiary;
(x) not make any material change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law; or
(xi) not enter into an agreement or commitment that would cause Parent or any of its Subsidiaries to violate any of the foregoing covenants.
(c) Each Party acknowledges and agrees that (A) nothing contained in this Agreement is intended to give any other Party, directly or indirectly, the right to control or direct the operations of any other Party (other than, with respect to Parent, the right to control or direct the operations of the Merger Subs) prior to the First Merger Effective Time, and (B) prior to the First Merger Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.2 No Solicitation; Recommendation.
(a) The Parties shall not, and shall not permit or authorize any of their respective Subsidiaries or any of their respective directors or officers to, and shall use reasonable best efforts to cause each of the other Representatives of such Party or any of its Subsidiaries, directly or indirectly, not to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes an Acquisition Proposal, or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (iii) take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 the General Corporation Law of the State of Delaware (the “DGCL”) or any other applicable state takeover statute or otherwise cause such restrictions not to apply, (iv) cause or permit itself or any of its Subsidiaries to enter into, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, in each case constituting or related to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”); or (v) approve, authorize or publicly announce any intention to do any of the foregoing. Each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and their respective directors and officers to, and shall use reasonable best efforts to cause each of the other Representatives of such Party and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access or any other access to the properties, facilities, books and records of such Party previously granted to any such Person and such Person’s Representatives, (B) within two (2) Business Days of the date hereof, request the prompt return or destruction of all confidential information furnished with respect to any possible Acquisition Proposal, during the twelve-month period prior to the date of this Agreement, to the extent such return or destruction had not previously been requested, using its reasonable best efforts to ensure that such requests are complied with in accordance with
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the terms of such rights, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include, to the extent such Party has knowledge of any breach of such agreement, seeking any injunctive relief available to enforce such agreement.
(b) Notwithstanding Section 5.2(a), if at any time following the date of this Agreement and prior to the obtaining the Parent Stockholder Approval, (i) Parent receives a written Acquisition Proposal that the Parent Board determines in good faith to be bona fide, (ii) such Acquisition Proposal was not solicited after the date of this Agreement in violation of Section 5.2(a), (iii) such Acquisition Proposal is expressly conditioned upon the non-consummation of the Transactions (including the failure of any of the conditions set forth in Article VI to be satisfied) and (iii) the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to make an Adverse Recommendation Change would to be inconsistent with its fiduciary duties to the Parent Stockholders under applicable Law, then the Parent Board may make an Adverse Recommendation Change; provided that:
(I) Parent notifies the Company in writing (the “Superior Proposal Notice”) at least five (5) Business Days (the “Matching Period”) before making an Adverse Recommendation Change of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other amendment to any material term of such Superior Proposal shall require a new written notice by Parent and a new notice period, provided such notice period shall be shortened to two (2) Business Days);
(II) during the Matching Period prior to its effecting an Adverse Recommendation Change, Parent negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company; and
(III) if the Company makes a binding written proposal during such Matching Period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Parent Stockholders under applicable Law, provided further, that at any time following the date of this Agreement and prior to the obtaining the Parent Stockholder Approval, the Parent Board may make an Adverse Recommendation Change in response to an Intervening Event, provided that:
(I) Parent notifies the Company (the “Intervening Event Notice”) in writing at least five (5) Business Days before making an Adverse Recommendation Change (the “Intervening Event Matching Period”) with respect to such Intervening Event of its intention to do so and specifies the reasons therefor and describing such Intervening Event in reasonable detail (it being understood and agreed that any material change with respect to such Intervening Event shall require a new written notice by Parent and a new notice period, provided such notice period shall be shortened to two (2) Business Days);
(II) during the Intervening Event Matching Period prior to its effecting an Adverse Recommendation Change, Parent negotiates, and causes its financial and legal advisors to, negotiate with the Company in good faith (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company; and
(III) if the Company makes a written proposal during the Intervening Event Matching Period to adjust the terms and conditions of this Agreement, the Parent Board, after taking into consideration the
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adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Parent Stockholders under applicable Law.
(c) Except as permitted by Section 5.2(b), neither the Parent Board nor any committee of the Parent Board shall: (i) withdraw (or modify or qualify in any manner adverse to the Company), the Parent Recommendation, (ii) (x) authorize, recommend, adopt, approve, or declare the advisability of, (y) propose publicly to authorize, recommend, adopt, approve, or declare the advisability of, or (z) agree to submit to a vote of the Parent Stockholders, any Acquisition Proposal with respect to Parent, (iii) publicly make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer by a third party other than (x) an unequivocal recommendation against such offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, (y) a temporary “stop, look, and listen” communication by the Parent Board of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (z) complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal (provided, in the case of clause (z), such communication states that the recommendation of the Parent Board in favor of this Agreement and the Merger continues to be in effect (unless, prior to the time of such public disclosure, an Adverse Recommendation Change has been made in compliance with Section 5.2)), (iv) fail to include the Parent Recommendation in the Proxy Statement, (v) publicly propose or state its intention to take any such actions, (vi) fail to publicly reaffirm its recommendation of this Agreement and the Stock Issuance within ten (10) Business Days of the Company’s written request to do so (or, if earlier, at least two (2) Business Days prior to the Parent Stockholders Meeting) following the public announcement of any Acquisition Proposal (or any material amendment, including any change to the price or form of consideration); provided that the Company shall not be entitled to make such written request, and the Parent Board shall not be required to make such reaffirmation, more than once with respect to any particular Acquisition Proposal and each material modification thereof, or (vii) commit or agree to do any of the foregoing (each such action set forth in this Section 5.2(c) being referred to herein as an “Adverse Recommendation Change”).
(d) Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Parent Termination Fee, if and as applicable, pursuant to Section 7.3).
(e) In addition to Parent’s obligations set forth in the other provisions of this Section 5.2, Parent shall promptly (and in any event within twenty-four (24) hours of receipt) advise the Company in writing and orally in the event Parent or any of its Subsidiaries or Representatives receives (i) any credible indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that could reasonably be expected to lead to an Acquisition Proposal, or (iii) any proposal or offer that could reasonably be expected to lead to or that contemplates an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Parent shall keep the Company reasonably informed on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any material amendment, modification or development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written correspondence or other materials provided to or by Parent or any of its Representatives, and copies of all draft documentation provided to or by Parent or any of its Representatives.
(f) If the Parent Board determines that any proposal would cease to be a Superior Proposal by virtue of the revisions proposed by the Company, Parent shall promptly (and in any event within twenty-four (24) hours of such determination) so advise the Company and the Company and Parent shall amend this Agreement to reflect such offer made by the Company, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
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(g) The Parent Board shall promptly (and in any event within two (2) Business Days) reaffirm the Parent Recommendation without qualification by press release after it determines that any proposal regarding an Acquisition Proposal that is publicly announced or publicly disclosed does not constitute and would not reasonably be expected to lead to a Superior Proposal or the Parent Board determines that a proposed amendment to the terms of this Agreement or the Transactions as contemplated under Section 5.2(f) would result in such a proposal no longer being a Superior Proposal (and Parent shall provide the Company with a reasonably opportunity to review the form and content of any such press release and shall make reasonable amendments to such press release as requested by the Company and its outside legal counsel).
(h) If Parent provides a Superior Proposal Notice or Intervening Event Notice to the Company on a date that is less than ten (10) Business Days before the Parent Stockholders Meeting, Parent shall either proceed with or shall postpone the Parent Stockholders Meeting, as directed by the Company acting reasonably, to a date determined by the Company that is not more than ten (10) Business Days after the scheduled date of the Parent Stockholders Meeting but in any event the Parent Stockholders Meeting shall not be postponed to a date which would prevent the First Merger Effective Time and Merger Effective Time from occurring on or prior to the Outside Date.
(i) Each of Parent and the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of such Party shall be deemed to be a breach of this Section 5.2 by such Party.
(j) Each of Parent and the Company shall not, and shall cause their respective Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict such Party’s ability to comply with any of the terms of this Section 5.2, and each of Parent and the Company represents that neither it nor any of its Subsidiaries is a party to any such agreement.
(k) The Company shall cause the Consents to remain in full force and effect and not be rescinded, withdrawn or modified in any manner adverse to Parent.
(l) Nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to the Parent Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; or (ii) making any disclosure to the Parent Stockholders that the Parent Board has reasonably determined in good faith in consultation with outside legal counsel is required by applicable securities laws or stock exchange rules; provided that this Section 5.2(l) shall not be deemed to affect whether any such disclosure in the foregoing clauses (i) or (ii), in and of itself, would otherwise be deemed to be an “Adverse Recommendation Change.”
(m) For purposes of this Agreement:
(i) “Acquisition Proposal” means with respect to Parent or the Company, any proposal or offer from any Person (or “group,” within the meaning of Section 13(d) of the Exchange Act, of persons) (other than a proposal or offer by Parent, the Company or any of their respective Affiliates as of the date hereof) with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) 20% or more of the consolidated assets of such Party (based on the fair market value thereof), (B) the assets of such Party and its Subsidiaries accounting for 20% or more of consolidated EBITDA of such Party during the prior 12 months or (C) 20% or more of the capital stock or voting power of such Party or any of its Subsidiaries, in each case other than the Transactions (except, in each case, for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practice).
(ii) “Superior Proposal” means, any bona fide written Acquisition Proposal that did not result from a breach of Section 5.2 that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other
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aspects of the proposal, including the terms of any financing or financing contingencies and the likely timing of closing, and the Person making the proposal, is more favorable to the Parent Stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including any binding adjustment to the terms and conditions proposed by the Company in writing in response to such proposal); provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “50% or more”; and
(iii) “Intervening Event” means, a material event, fact, circumstance, development or circumstance that was not known or reasonably foreseeable to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development or circumstance, or any material consequence thereof, becomes known to the Parent Board, prior to the receipt of the Parent Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) any changes, in and of themselves, in the price of Parent Common Stock or debt securities issued by the Company (it being understood that the underlying facts giving rise or contributing to such change in price may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), (C) the fact that, in and of itself, Parent exceeds, or the Company fails to meet, any internal or published projections, estimates or expectations of Parent’s or the Company (as applicable) revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying facts giving or contributing to such exceeding (by Parent) or failure (by the Company), as applicable, may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition) or (D) any event, change, circumstance, development, condition, occurrence or effect with respect to the Company that does not amount to a Material Adverse Effect, individually or in the aggregate, with respect to the Company.
Section 5.3 Preparation of Proxy Statement; Stockholders Meeting.
(a) As promptly as practicable after the date of this Agreement, (i) Parent and the Company shall use their respective reasonable best efforts to (i) prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the Parent Stockholders relating to the special meeting of Parent Stockholders (including any postponement or adjournment thereof, the “Parent Stockholders Meeting”) to be held to consider the approval of the Stock Issuance; and (ii) Parent shall use reasonable best efforts to commence broker searches at least twenty (20) Business Days prior to the record date for the Parent Stockholders Meeting (or such shorter period as the SEC or its staff confirms is acceptable) pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company and its counsel will be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC and Parent will consider reasonable changes suggested by the Company and its counsel in good faith. The Company and Parent shall each use their respective reasonable best efforts to provide all information related to themselves, their respective Subsidiaries and equityholders as may be required or reasonably requested by the other Party or as requested by the staff of the SEC to be included in the Proxy Statement, to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.
(b) Each of Parent and the Company shall use its reasonable best efforts to obtain confirmation from the SEC or its staff, orally or in writing, that it does not have any further comments (or it does not intend to review) the Proxy Statement (“SEC Clearance”) as promptly as practicable after filing the Proxy Statement. Parent shall also use commercially reasonable efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable federal securities law and applicable state securities or “blue sky” Laws in connection with the Stock Issuance and the Company shall furnish all information concerning the Company and its Subsidiaries as may be reasonably requested in connection with any such action. Parent shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable after receiving SEC Clearance. No filing of, or amendment or supplement to, the Proxy Statement, or any response to comments from or other communication to the SEC with respect to the Proxy Statement, will be made by Parent or the Company, as applicable, without providing the other Party a reasonable opportunity to review and comment thereon. Parent will advise the Company promptly (and in
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any event, no less than twenty-four (24) hours) after it receives oral or written notice of SEC Clearance, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly (and in any event, within twenty-four (24) hours of receipt) provide the Company with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the First Merger Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (and in any event, within twenty-four (24) hours of discovery) notify the other Party and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the Parent Stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party.
(c) As promptly as practicable after Parent receives SEC Clearance, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting, for the purpose of obtaining the Parent Stockholder Approval, the approval of the amended and restated certificate of incorporation of Parent to increase the number of shares of Parent Common Stock authorized thereunder (the “Parent Charter Amendment”), and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (the “Say-on-Pay Advisory Vote”); provided that the Parent Stockholder Approval shall not be conditioned on the approval of the Parent Charter Amendment or, if applicable, the results of the Say-on-Pay Advisory Vote. Such Parent Stockholders Meeting shall in any event be no later than thirty (30) calendar days after the date on which Parent receives SEC Clearance. Parent may postpone or adjourn the Parent Stockholders Meeting solely (i) with the prior written consent of the Company; (ii) (A) due to the absence of a quorum at the time the Parent Stockholder Meeting is otherwise scheduled (provided, that Parent shall use its reasonable best efforts to obtain such a quorum as promptly as practicable), (B) if Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to solicit additional proxies necessary for the Parent Stockholder Approval, whether or not a quorum is present; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting, or (D) to the extent such postponement or adjournment of the Parent Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement; provided, (x) that Parent may not postpone or adjourn the Parent Stockholders Meeting pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 5.3(c) for a period exceeding twenty (20) Business Days without the prior written consent of the Company, and (y) if the Parent Stockholder Meeting is postponed, Parent shall reconvene the Parent Stockholder Meeting at the earliest practicable date on which the Parent Board reasonably expects to have sufficient affirmative votes to obtain the Parent Stockholder Approval. Notwithstanding the foregoing, Parent shall, at the request of the Company, to the extent permitted by Law, adjourn the Parent Stockholders Meeting to a date specified by the Company for the absence of a quorum or if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval; provided, that Parent shall not be required to adjourn the Parent Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days. Except in the event of an Adverse Recommendation Change by Parent specifically permitted by Section 5.2(b), Parent, through the Parent Board, shall (i) recommend to its stockholders that they approve the Stock Issuance and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Parent agrees that (x) except in the event of an Adverse Recommendation Change by Parent specifically permitted by Section 5.2(b), Parent shall use its reasonable best efforts to solicit proxies to obtain the Parent Stockholder Approval, and (y) Parent’s obligations pursuant to this Section 5.3(c) (including that Parent shall convene
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the Parent Stockholders Meeting for the purpose of obtaining the Parent Stockholder Approval) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.
(d) Parent shall not be in breach of this Section 5.3 to the extent the Company’s failure to deliver the Company 2023 Financials and any other Requisite Financial Statements that are required to be included in the Proxy Statement within the timeframes required by Section 5.20 resulted in Parent’s failure to meet its obligations under this Section 5.3.
Section 5.4 Access to Information; Confidentiality.
(a) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, afford to the other Party and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, key personnel and records, in each case, solely for the purpose of furthering the Transactions or integration planning relating thereto, and, during such period, each such Party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other Party a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and all other information concerning its business, properties and personnel as the other Party may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors) solely for the purpose of furthering the Transactions or integration planning relating thereto; provided, however, that the foregoing shall not require any Party to disclose any information to the extent such disclosure would, in the good faith determination of the disclosing Party, contravene applicable Law, jeopardize any attorney-client or other legal privilege or breach any Contract existing as of the date of this Agreement. Each Party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All such information shall be held confidential in accordance with the terms of the applicable Confidentiality Agreement. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to any Party pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties. Notwithstanding the foregoing, no Party shall be permitted to perform any invasive testing, monitoring, or other investigations such as for sampling or analysis of any environmental media or operation of any equipment, without the prior written consent of the whichever Party owns the media or equipment to be tested.
Section 5.5 Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using its reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities which are necessary, proper or advisable to consummate the Transactions, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain all approvals or waivers from, or to avoid any Proceeding by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice relating to the Transactions (which shall in any event be submitted to the applicable Governmental Entities within ten (10) Business Days of the date of this Agreement); and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of Parent and the Company shall furnish to the other Party such information as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and each shall consult with the other in connection
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with, any filings made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Parent and the Company shall keep one another reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written (or, in the case of oral communications, advise the other Party orally or in writing of) communications received by Parent and the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to the Transactions, and shall provide the other Party and its counsel with the opportunity to participate in any meeting, teleconference or videoconference with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, Parent shall, upon reasonable consultation with the Company and in consideration of the Company’s views in good faith, control the defense of this Agreement and the Transactions before any Governmental Entity, and the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, any Governmental Entity regarding (A) the expiration or termination of any applicable waiting period relating to the Transactions under the HSR Act or any other antitrust Law or (B) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity, and each of Parent and the Company shall afford to each other a reasonable opportunity to participate therein and comply in all respects with this Section 5.5(a).
(b) If either Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use its reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request; provided, further, that each Party shall each use reasonable best efforts to respond to any request for additional information or documentary material under the HSR Act as promptly as practicable. Subject to applicable laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings (other than the notifications required under the HSR Act) and written communications between it and any such Governmental Entity with respect to this Agreement and the Transactions, and furnish the other Party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity; provided, that materials provided pursuant to this Section 5.5(b) may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable privilege or confidentiality concerns.
(c) Notwithstanding anything herein to the contrary, Parent shall, and the Company agrees (if requested by Parent), and shall cause its Subsidiaries, as necessary, to cooperate with Parent to, take any and all action necessary, to (i) use reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing before the Outside Date, including without limitation defending through litigation on the merits (including appeal) any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under applicable Laws so as to enable Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including by (w) agreeing or proffering to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or the Company or any of their respective Affiliates or, assuming the consummation of the Transactions, Parent or any of its Affiliates, (x) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, (y) agreeing to terminate any existing relationships, contractual rights or obligations of Parent, the Company, or any of their respective Affiliates or (z) entering into any agreement that in any way limits the ownership or operation of any business, properties or assets of Parent, the Company, or any of their respective Affiliates (provided, however, that any such action may, at the discretion of Parent, be conditioned upon consummation of the Transactions) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Transactions, fails to do so by
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the Outside Date; provided, further, however, that, notwithstanding any other provision of this Agreement to the contrary, none of Parent or any of its Subsidiaries shall be required to take or agree to take any Divestiture Action in each case if such Divestiture Action would reasonably be expected to have a Regulatory Material Adverse Effect. For purposes of this Agreement, “Regulatory Material Adverse Effect” means an effect on the financial condition, business, operations, revenue or EBITDA of Parent, the Company and their respective Subsidiaries, taken as a whole, from and after the First Merger Effective Time that would be materially adverse to a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole as of the date of this Agreement. None of the Company nor any Parent Party nor its respective Subsidiaries and Affiliates shall enter into an agreement with a Governmental Authority to delay Closing for any period beyond the statutory HSR Act waiting period without the written consent of the other Party. Without limiting Parent’s obligations under this Section 5.5(c), the Company (i) shall not, and shall cause its Affiliates not to, offer, propose, agree to, or consent to effect any Divestiture Action without Parent’s prior written consent and (ii) at the written request of Parent, shall, and shall cause its Affiliates to, offer, propose, agree to, or consent to a Divestiture Action, provided that such Divestiture Action is conditioned on the occurrence of the Closing.
(d) Between the date of this Agreement and the earlier of the First Merger Effective Time and the termination of this Agreement in accordance with Section 7.1, each Party shall not (and shall ensure that its Subsidiaries do not), consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to delay or prevent the consummation of the Transactions or increase the risk of not obtaining any action, consent, approval, registration, waiver, permit, authorization, order expiration or termination of waiting periods or other confirmations from any Governmental Entity that is a condition to the Closing pursuant to Section 6.1(b), in each case, other than in an immaterial manner.
Section 5.6 Takeover Laws. Each of Parent, the Parent Board, and the Company shall (a) take no action to cause any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (“Takeover Law”) to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, take all reasonable action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.
Section 5.7 Notification of Certain Matters. Each of Parent and the Company shall promptly notify the other Party of (a) any notice or other communication received by such Party from any Governmental Entity in connection with Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any other material notice or material communication from any Governmental Entity in connection with the Transactions and (c) any Proceeding commenced or, to such Party’s knowledge, threatened against, that questions the validity or legality of the Transactions or seeks damages in connection therewith; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.
Section 5.8 Indemnification, Exculpation and Insurance.
(a) Parent shall, and shall cause the Surviving Company and each of its Subsidiaries (the Surviving Company and each of its Subsidiaries, together with their respective successors and assigns, the “Indemnifying Parties”) to, cause (i) any rights to indemnification, advancement of expenses or exculpation now existing in favor of the directors, officers, members and managers of the Company, the Managing Member or any of the Surviving Company’s Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents or indemnification agreements, in effect as of the date of this Agreement, with respect to any matter occurring at or prior to the First Merger Effective Time (including the Transactions) and (ii) any indemnification or other similar agreements of the Company or any Subsidiary of the Company in effect as of the date of this Agreement to survive the Merger and continue in full force and effect for a period of six (6) years after the First Merger Effective Time. During such period, Parent will not, nor will it permit the Surviving Company or any of its Subsidiaries to, amend, repeal or otherwise modify such provisions for indemnification, advancement of expenses or exculpation in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the First Merger Effective Time was a director or officer of
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the Company, the Managing Member or any of the Surviving Company’s Subsidiaries with respect to any matter occurring at or prior to the Merger Effective Time (including the Transactions), unless such modification is required by Law; provided, however, that if any claim is asserted or made either prior to the First Merger Effective Time or within such six (6)-year period, all rights to indemnification, advancement of expenses or exculpation with respect to any such claim or claims will continue until a final non-appealable disposition, including a settlement, of any and all such claims.
(b) Parent will cause to be put in place, and Parent shall fully prepay prior to the First Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Merger Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Endeavor LP’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable in the aggregate as Endeavor LP’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Merger Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose (which current aggregate annual premium is hereby represented and warranted by the Company to be as set forth in Schedule 5.8(b) of the Company Disclosure Letter); and provided, further, that if the cost of such insurance coverage exceeds such amount, Parent shall cause the Surviving Company, or its applicable Subsidiary, to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c) Without limiting the foregoing, from the Merger Effective Time until the sixth (6th) anniversary of the date on which the Merger Effective Time occurs, (i) Parent will cause the Surviving Company and each of Surviving Company’s Subsidiaries to the fullest extent permitted under applicable Law (but subject to any limitation imposed from time to time under applicable Law), indemnify and hold harmless each Indemnified Party in his or her capacity as an officer, director, member, manager, employee or agent of the Company, the Managing Member or any their respective Subsidiaries against any and all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Party as an officer, director, member, manager, employee or agent of the Company, the Managing Member or any of the Surviving Company’s Subsidiaries in connection with any pending or threatened Proceeding to the extent based on or arising out of the fact that such Indemnified Party is or was an officer, director, member, manager, employee or agent of the Company, the Managing Member or any the Surviving Company’s Subsidiaries at or prior to the First Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the First Merger Effective Time, whether asserted or claimed at any point prior to, at or after the First Merger Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby, (ii) the Indemnifying Parties will, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by any Indemnified Party in connection with matters for which such Indemnified Parties are eligible to be indemnified pursuant to this Section 5.8(c) within fifteen (15) days after receipt by the Surviving Company of a written request for such advance, subject to the execution by such Indemnified Parties of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified and (iii) each Indemnified Party will be entitled to retain his or her own counsel if there is a conflict of interest (whether actual or reasonably perceivable) between the Indemnified Party and the Indemnifying Party whether or not the Surviving Company elects to control the defense of any such Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Proceeding for which indemnification may be sought by an Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from any and all liability arising out of such Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Party complies or complied with any applicable standard required for indemnification will be made by independent legal counsel selected by the Surviving Company (which
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counsel will be reasonably acceptable to such Indemnified Party), the fees and expenses of which will be paid by the Surviving Company. The Surviving Company shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed).
(d) In the event that an Indemnifying Party (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, such Indemnifying Party will cause proper provision to be made so that the successors and assigns of such Indemnifying Party assume the obligations, including with respect to indemnification, advancement of expenses and exculpation, set forth in this Section 5.8 unless such result occurs by operation of Law.
(e) The obligations of the Indemnifying Parties pursuant to this Section 5.8 will be joint and several.
(f) The provisions of this Section 5.8 shall survive consummation of the Transactions and (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, and his or her heirs, successors, assigns and Representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by Contract or otherwise.
(g) Unless required by applicable Law, this Section 5.8 may not be amended, altered or repealed after the First Merger Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.
Section 5.9 Certain SEC Matters.
(a) If requested in writing by the Company, which such request may be made by the Company no later than ten (10) Business Days prior to the Closing Date, Parent shall cooperate with the Company and the Company’s advisors to file a registration statement in accordance with the Securities Act to register the Common Stock Consideration, which such registration statement shall be: (i) if Parent is then eligible to file an Automatic Shelf Registration Statement, an Automatic Shelf Registration Statement on Form S-3, which shall be filed by Parent with the SEC no later than five (5) Business Days after the Closing Date; (ii) if Parent is not then eligible to file an Automatic Shelf Registration Statement but is eligible to file a registration statement on Form S-3, a registration statement on Form S-3, which shall be filed by Parent with the SEC no later than five (5) Business Days after the Closing Date; and (iii) if Parent is not then eligible to file a registration statement on Form S-3, a registration statement on Form S-1, which shall be filed by Parent with the SEC no later than thirty (30) Business Days after the Closing Date. Parent may satisfy its obligations with respect to the filing of any shelf registration statement by filing with the SEC a prospectus supplement under a “universal” or other shelf registration statement of Parent that also registers sales of securities for the account of Parent or other holders. Notwithstanding the filing of any such registration statement, unless otherwise determined by Parent, the Common Stock Consideration shall be subject to the restrictions in the Stockholders Agreement.
(b) Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file an Automatic Shelf Registration Statement on Form S-3.
(c) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as the Common Stock Consideration to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the First Merger Effective Time.
Section 5.10 Certain Tax Matters.
(a) Tax Returns. The Company Representative shall have exclusive control over the preparation of all Pass-Through Tax Returns of the Company and its Subsidiaries for all Tax periods that end on or prior to December 31, 2023, including any amended Pass-Through Tax Returns (“Company Representative Tax Returns”). The Company Representative shall provide Parent drafts of any Company Representative Tax
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Returns filed or required to be filed after the Closing Date at least thirty (30) days prior to the filing of such Tax Returns for Parent’s review and shall consider in good faith Parent’s reasonable comment thereto. The Company Representative shall cause any Company Representative Tax Returns prepared and finalized hereunder to be timely filed.
(b) Tax Cooperation. The Parent Parties and the Company Representative shall reasonably cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (including any amended Pass-Through Tax Returns) and any Tax Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or its Subsidiaries; provided, for the avoidance of doubt, that the Parent Parties’ reasonable cooperation shall include the signing of any Company Representative Tax Returns prepared and finalized by the Company Representative pursuant to Section 5.10(a) after the Closing Date. The Parent Parties and the Company Representative shall cooperate (and cause their Affiliates to cooperate) in all reasonable respects with each other in the conduct of any Tax Proceeding. Without limitation on the foregoing, the Parties shall comply with the provisions of Schedule 5.10(b) of the Company Disclosure Letter.
(c) Post-Closing Actions. Unless required by applicable Law or except as set forth below, no amended Pass-Through Tax Return with respect to a Tax period (or portion thereof) ending on or prior to January 1, 2024 shall be filed by or on behalf of a the Company or any of its Subsidiaries without the prior written consent of Company Representative (such consent not to be unreasonably withheld, conditioned, or delayed).
(d) Tax Proceedings. In the event the Company or any of its Subsidiaries receives written notice of any Tax Proceeding with respect to Taxes relating to a Pass-Through Tax Return (each, a “Pass-Through Tax Proceeding”), Parent shall promptly notify the Company Representative of such Pass-Through Tax Proceeding, stating the nature and basis of such Pass-Through Tax Proceeding, and shall forward to the Company Representative all documentation received from the applicable taxing authority with respect thereto. Except as set forth on Schedule 5.10(d) of the Company Disclosure Letter, the Company Representative shall control (with representatives of its choosing), at its own expense, any Pass-Through Tax Proceeding; provided that (i) Parent shall be kept fully informed as to the conduct of such Pass-Through Tax Proceeding, (ii) Parent shall have the right to participate in any such Pass-Through Tax Proceeding with counsel of its own choosing at its own expense, and (iii) the Company Representative shall not settle or compromise any such Pass-Through Tax Proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(e) Reorganization Treatment.
(i) Each of the Company, the Company Representative and the Parent Parties will (i) use its reasonable best efforts to cause the Merger to qualify, and (ii) not take (and will prevent any Affiliate of such Party from taking), or knowingly fail to take any actions, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying, in each case, for the Reorganization Treatment. Each of the Company and the Parent Parties shall take the position and report the Merger as qualifying for the Reorganization Treatment, unless a contrary position is required by a final “determination” within the meaning of Section 1313(a) of the Code.
(ii) Each of the Company Representative, the Company, and the Parent Parties will, upon request by the other, use reasonable best efforts and reasonably cooperate with one another in connection with the issuance of the Tax Opinion of Tax Counsel (each as defined in Section 6.3(e)) or any similar opinion required in connection with obtaining SEC Clearance, including by delivering to Tax Counsel in connection with Closing the applicable certificate (dated as of the Closing Date and signed by an officer of the Company or Parent, as applicable), in form and substance consistent with the applicable certificate attached hereto as Exhibits E-1 (in the case of the Company) and E-2 (in the case of Parent) (such certificates, the “Representation Letters”, the Company’s certificate, the “Company Representation Letter,” and Parent’s certificate, the “Parent Representation Letter”). Each of Parent and the Company shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the form of Representation Letters attached hereto as Exhibits E-1 and E-2, as the case may
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be. In the event that any modification of this Agreement prohibits the application of the “Signing Date Rule” as defined in Rev. Proc. 2018-12 (based the date hereof), the Company Representative, the Company and the Parent Parties shall use reasonable best efforts to agree to such changes to Section 4 of the Company Representation Letter and the Parent Representation Letter that may be required in connection with such modification.
(iii) Each of the Company, the Company Representative and the Parent Parties will notify the other Party promptly after becoming aware of any reason to believe that the Merger may not qualify for the Reorganization Treatment.
(iv) This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
(f) Each of the Company Representative, the Company, and the Parent Parties acknowledge and agree that for purposes of determining whether the Merger satisfies the “continuity of interest” requirement under Treasury Regulations Section 1.368-1(e) (barring a modification of this Agreement after the date hereof that, pursuant to Treasury Regulations Section 1.368-1(e)(ii)(B), requires otherwise), the value of Parent Common Stock to be received by the holders of Company Interests pursuant to the Merger is intended to be determined by applying the “Signing Date Rule” as defined in Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”). For this purpose, the Parties intend to apply the Average of the Average High-Low Daily Prices safe harbor valuation method as set forth in Section 4.01(2) of Rev. Proc. 2018-12, with a Measuring Period that includes the thirty-five consecutive trading days ending on the last trading day prior to the date hereof (the “Pre-signing Date” within the meaning of Rev. Proc. 2018-12). For purposes of Rev. Proc. 2018-12, the “specified exchange” for the purpose of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be the Nasdaq, and the “authoritative reporting source” for the purpose of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg L.P. Each of the Company Representative, the Company, and the Parent Parties further agree that the valuation of Parent Common Stock by reference to the methodology described herein is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(2) of Rev. Proc. 2018-12 and none of the Company Representative, the Company or the Parent Parties shall take any position for Tax purposes inconsistent therewith, unless a contrary position is required by a final “determination” within the meaning of Section 1313(a) of the Code.
Section 5.11 Public Announcements. Each of the Parties shall, and each will cause its Representatives to, consult with the other Parties before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior written approval of the other Parties (which approval may not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, notwithstanding the foregoing, a Party may, without the prior approval of the other Parties or providing the other Parties the opportunity for such consultation and review, issue a press release or make a public statement that is consistent with prior press releases or public statements made in compliance with this Section 5.11 or any communication plan or strategy previously agreed to by Parent and the Company. The initial press release of the Parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed. For the avoidance of doubt, nothing in this Section 5.11 shall (i) prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions, or (ii) be deemed to restrict the ability of any Party to communicate to its employees or Representatives in a manner that would not reasonably be expected to require public disclosure by the disclosing Party. Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from the Company with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change, other than as set forth in and subject to compliance with Section 5.2.
Section 5.12 Section 16 Matters. Prior to the First Merger Effective Time, Parent shall take all such steps as may be necessary or appropriate to cause the Transactions, acquisitions of equity securities of Parent
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(including derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13 Employee and Employment Benefit Matters.
(a) For a period of at least one (1) year following the First Merger Effective Time, Parent shall cause each individual who is employed by the Company or any of its Subsidiaries immediately prior to the First Merger Effective Time and who continues employment with Surviving Company or any of its or their Subsidiaries as of the Closing Date (each, a “Company Employee”) to be provided with (i) an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate in effect for such Company Employee immediately prior to the First Merger Effective Time, (ii) health, paid time off and retirement benefits that are no less favorable, in the aggregate, than the health, paid time off and retirement benefits provided to similarly situated employees of Parent, and (iii) target short-term and target long-term incentive compensation opportunities that are each substantially comparable to those provided to similarly situated employees of Parent; provided, however, Parent shall provide for the payments set forth on Schedule 5.13(a) of the Company Disclosure Letter. From and after the First Merger Effective Time, Parent shall cause the Surviving Company (or a Subsidiary thereof), to continue and honor its obligations under all employment, severance, change in control and other agreements, if any, between the Surviving Company (or a Subsidiary thereof) and each individual who is employed by the Company or any of its or their Subsidiaries immediately prior to the First Merger Effective Time.
(b) For purposes of eligibility to participate, vesting and calculation of vacation or severance benefit entitlements (but not for any purposes with respect to defined benefit pension benefits or post-employment retiree welfare benefits) with respect to the Parent Benefit Plans providing benefits to any Company Employee after the Closing Date, each Company Employee’s years of service with the Company or any of its Subsidiaries (or any predecessor employer of an employee of the Company or any of its or their Subsidiaries, to the extent service with such predecessor employer is recognized by the Company or the applicable Subsidiary as of the date of this Agreement) prior to the First Merger Effective Time shall be treated as service with Parent or its Subsidiaries; provided, however, that such service need not be recognized (A) to the extent that such recognition would result in any duplication of benefits for the same period of service, (B) to the extent that such service is not recognized by the Company or any of its Subsidiaries, as applicable, under any applicable Company Benefit Plan in which the Company Employee was eligible to participate prior to the First Merger Effective Time or (C) under any benefit plan that is a frozen plan or provides grandfathered benefits.
(c) For purposes of each benefit plan of Parent or its Subsidiaries in which any Company Employee is eligible to participate after the First Merger Effective Time, Parent shall use commercially reasonable efforts to (i) cause all pre-existing condition exclusions, waiting periods, evidence of insurability and actively-at-work requirements to be waived for each Company Employee and their covered dependents, to the extent such conditions were waived under the comparable Company Benefit Plan in which such Company Employee participated immediately prior to the Closing Date and (ii) give full credit for all co-payments, coinsurance, maximum out-of-pocket requirements and deductibles to the extent satisfied in the plan year in which the First Merger Effective Time occurs as if there had been a single continuous employer.
(d) Effective as of the day prior to the First Merger Effective Time but contingent upon the Closing, the Company shall cause to be approved resolutions terminating the Endeavor Energy Resources, L.P. 401(k) Plan (the “Company 401(k) Plan”) unless Parent provides written notice to the Company that the Company 401(k) Plan shall not be terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval and shall reflect all reasonable comments of Parent thereon, and shall provide Parent with evidence that the Company 401(k) Plan has been terminated. Effective as soon as administratively practicable following the Closing, each Company Employee shall be eligible to participate in a tax-qualified defined contribution plan established or designated by Parent (the “Parent 401(k) Plan”), subject to the terms and conditions of the Parent 401(k) Plan. As soon as practicable after the Closing and
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to the extent not prohibited under applicable Law, Parent shall take commercially reasonable efforts to facilitate and effect an eligible rollover distribution (inclusive of any employee loan) for each Company Employee who elects to rollover his or her full account balance in the Company 401(k) Plan to the Parent 401(k) Plan.
(e) At least five (5) days prior to the Closing Date, (i) the Company shall submit for approval by the Company Holders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause (ii) hereof, (ii) prior to the distribution of the 280G Stockholder Vote materials, the Company shall obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote, and (iii) the Company shall have delivered to Parent complete copies of all disclosure and other related documents that will be provided to the Company Holders in connection with the 280G Stockholder Vote in a manner providing Parent with sufficient time to review and comment thereon (but with at least five (5) Business Days), and shall reflect all reasonable comments of Parent thereon. In the event Parent or any of its Affiliates enters into any agreement, contract, arrangement or plan with any employee of the Company or any of its Subsidiaries, Parent shall provide, or cause to be provided, the Company with a copy of such agreement, contract, arrangement or plan no later than ten (10) Business Days prior to the Closing.
(f) This Section 5.13 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 5.13, express or implied, (i) is intended to confer upon any other Person (including any current or former directors, officers, consultants or employees of the Company or any of its Subsidiaries, Parent and its Subsidiaries or, on or after the First Merger Effective Time, the Surviving Company or any of its Subsidiaries, or any beneficiaries or dependents thereof) any rights or remedies of any nature whatsoever, including any third party beneficiary rights, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, Merger Sub I, Merger Sub II or any respective Subsidiary thereof, including any Company Benefit Plan or Parent Benefit Plan, (iii) confers upon any Company Employee any right to continue in the employ of Parent or any of its Subsidiaries, or obligates Parent or any of its Subsidiaries to retain the employment of any particular employee of the Company or any of its Subsidiaries, including any Company Employee, following the First Merger Effective Time, or (iv) prevents Parent, the Company, Merger Sub I, Merger Sub II or any respective Subsidiary thereof from terminating any Company Benefit Plan or Parent Benefit Plan in accordance with its terms.
Section 5.14 Delivery of Written Consents. Concurrently with the execution of this Agreement, Parent will, in accordance with applicable Law and the Parent Organizational Documents, in its capacity as the sole member of Merger Subs, deliver to the Company a duly executed written consent adopting this Agreement and the Transactions on behalf of Merger Subs.
Section 5.15 Obligations of Parent and Merger Subs. Parent shall take all action necessary to cause the Merger Subs and the Surviving Company to perform their respective obligations under this Agreement.
Section 5.16 Stockholders Agreement. At the Closing, Parent shall enter into, and the Company and the Company Representative shall cause the Company Holders to enter into, the Stockholders Agreement in the form of Exhibit A (the “Stockholders Agreement”), to be effective as of the Closing.
Section 5.17 Payoff Letters. The Company shall, at Parent’s expense, use reasonable best efforts to obtain and deliver to Parent (x) at least five (5) Business Days prior to Closing, a draft of, and (y) prior to or at Closing, a customary payoff letter in respect of the Existing Credit Agreement (the “Debt Payoff Letter”), which Debt Payoff Letter shall (A) indicate (1) the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Existing Credit Agreement as of the Closing Date (the “Payoff Amount”) and (2) all letters of credit outstanding under the Existing Credit Agreement (with respect to which the Company will assist with the migration, cash collateralization, backstopping, or other treatment determined by Parent) and (B) state that all obligations
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(including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Encumbrances in connection therewith on the assets of the Company or any of its Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time.
Section 5.18 Treatment of Existing Notes.
(a) The Company shall, at Parent’s expense, (i) cause the Issuers to issue a notice of conditional optional redemption (the “Redemption Notice”) in the time periods proscribed by the Existing Notes and the Existing Note Indenture to the holders of the Existing Notes to redeem all or a portion of the outstanding aggregate principal amount of the Existing Notes pursuant to the redemption provisions of the Existing Notes and the Existing Notes Indenture (the “Notes Redemption”) and (ii) take, and cause the Issuers to take, any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Existing Notes pursuant to the satisfaction and discharge provisions of the Existing Notes Indenture and the other applicable provisions of the Existing Notes and the Existing Notes Indenture (the “Satisfaction and Discharge”). The Company shall promptly prepare all necessary and appropriate documentation in connection with the Notes Redemption or the Satisfaction and Discharge, including the Redemption Notice, opinions and other related documents (collectively, the “Discharge Documents”), provide Parent with a reasonable opportunity to review and comment on the Discharge Documents and include any proposed changes reasonably requested by Parent thereon. For the avoidance of doubt, nothing in this Section 5.18(a) shall obligate the Company to fund or set aside funds for the redemption, satisfaction or discharge of the Existing Notes or to take any action that is not at the expense of Parent.
(b) The Notes Redemption and/or the Satisfaction and Discharge pursuant to the foregoing Section 5.18(a) is referred to as a “Discharge” of the Existing Notes. Notwithstanding anything herein to the contrary, in no event shall this Section 5.18(b) require the Company to cause the Discharge of the Existing Notes to be effective unless and until the Closing has occurred and Parent has provided or caused to be provided, on behalf of the Company in accordance with the applicable payment instructions provided by the Company to Parent and Section 5.18(c) hereof, to the trustee under the Existing Notes Indenture sufficient funds to pay in full the amount required for the Discharge of the Existing Notes (including principal, premium, if any, and accrued and unpaid interest, if any, with respect to the Existing Notes), and any other amounts to pay in full and terminate, the Existing Notes Indenture.
(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket Expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the actions of the Company, its Subsidiaries and their respective Representatives contemplated by Section 5.17 and this Section 5.18 and (ii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Damages or Expenses suffered or incurred by any of them in connection with the actions of the Company, its Subsidiaries and their respective Representatives contemplated by Section 5.17 and this Section 5.18 and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or their respective Representatives, (ii) the material breach of this Agreement by the Company or the Company Representative or (iii) any material misstatement in, or omission from, information provided in writing hereunder by the Company or any of its Subsidiaries or their respective Representatives for use in connection herewith.
Section 5.19 Financing.
(a) On or prior to the First Merger Effective Time, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain, or cause its Subsidiaries, as applicable, to obtain, funds sufficient to fund the Debt Financing Amounts by the First Merger Effective Time. In furtherance and not in limitation of the foregoing, Parent undertakes not to agree to (i) any amendment without the consent of the Company (x) to the Debt Commitment Letter that would reduce the amount of the Debt Financing provided thereunder to an amount less than Parent would need, together with all other sources of funding available to them, to fund the Debt Financing Amounts by the First Merger Effective Time or (y) to the conditions to
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the funding of the Debt Financing thereunder in a manner that would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby or (ii) the termination of the Debt Commitment Letter to the extent doing so would reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated hereby, including the ability of Parent to timely pay all or a portion of the Cash Consideration and to timely pay other amounts payable under or in connection with this Agreement. In the period between the date of this Agreement and the First Merger Effective Date, Parent shall (A) reasonably promptly upon request from the Company, provide the Company updates about the preparation of the financing of the Transactions and (B) promptly inform the Company after becoming aware of any circumstance or event which would reasonably be expected to prevent or materially impede or delay Parent’s ability to obtain funds sufficient to fund the Debt Financing Amounts by the First Merger Effective Time. Without prejudice to Parent’s contractual responsibility to pay the Cash Consideration when due and to pay any other amounts due and payable under or in connection with this Agreement, the Company hereby acknowledges and agrees that, to the extent other financing (or financing commitments) is available to Parent to timely pay the Debt Financing Amounts, Parent may finance the Debt Financing Amounts using such other financing (or financing commitments) or a portion thereof.
(b) Until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall (i) use reasonable best efforts to provide, (ii) cause its Subsidiaries to use reasonable best effort to provide and (iii) use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to use reasonable best efforts to provide, such cooperation, at Parent’s sole cost and expense, as may be reasonably requested by Parent in connection with the Debt Financing or any other financing of Parent in connection with the Merger (collectively, the “Financing”). Without limiting the generality of the foregoing sentence, until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to:
(i) use reasonable best efforts to, upon reasonable advance notice and at mutually agreeable times and locations, participate in a reasonable number of bank meetings, due diligence sessions, lender presentations, drafting sessions, road shows and similar presentations and sessions to and with the financing sources and rating agencies, as applicable, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the financing sources and ratings agencies, as applicable, on the other hand,
(ii) use reasonable best efforts to furnish Parent with such customary historical financial and other factual information (that is, in the case of financial statements, readily available to, and in the form customarily prepared by, the Company and its Subsidiaries) regarding the Company and its Subsidiaries as may be reasonably requested by Parent and is customarily provided in connection with financings of the type contemplated by any Financing or reasonably necessary for the completion of such Financing,
(iii) use reasonable best efforts to provide to Parent and its financing sources at least three (3) Business Days prior to the Closing Date all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations to the extent reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing,
(iv) provide the historical financial statements of the Company and its Subsidiaries required by paragraph (iii) of Exhibit B of the Debt Commitment Letter,
(v) provide customary authorization letters and management representation letters in connection with any Financing,
(vi) use reasonable best efforts to facilitate the execution and delivery at the First Merger Effective Time of definitive and ancillary documents, if any, required in connection with or reasonably related to the Financing, and
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(vii) use reasonable best efforts to assist Parent in preparing customary offering memoranda, rating agencies presentations, lender presentations, prospectuses and other similar documents in connection with any Financing.
Parent shall be permitted to disclose confidential information to any parties providing any Financing, rating agencies and prospective lenders during syndication of such Financing, subject to such parties providing commitments, rating agencies and prospective lenders entering into customary confidentiality undertakings for a syndication with respect to such information. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(c) Notwithstanding anything in this Agreement to the contrary, nothing in Section 5.19(b) or Section 5.20(a) through (d) shall require (i) the Company, its Subsidiaries or any of their respective Representatives to execute or enter into any certificate (including with respect to solvency), instrument, agreement or other document in connection with any Financing which will be effective prior to the First Merger Effective Time (excluding any customary authorization and management representation letters contemplated by Section 5.19(b)(v) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company, each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)), (ii) cooperation or other actions or efforts on the part of the Company, any of its Subsidiaries, or any of their respective Representatives, in connection with any Financing to the extent, in the Company’s reasonable judgement (and in the case of the following clauses (B) and (C), after consultation with its outside legal counsel), it would (A) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any Subsidiary thereof to personal liability or (C) result in a failure of any condition to the obligations of the parties hereto to consummate the Transactions, (iii) the Company or any of its Subsidiaries or any of their respective Representatives to pay any commitment or other fee, incur or reimburse any costs or expenses or incur any other liability or give any indemnities in connection with any Financing that is not reimbursed by Parent, (iv) the board of directors or similar governing body of the Company or any of its Subsidiaries, prior to the First Merger Effective Time, to adopt resolutions, execute any consents or otherwise take any corporate or similar action which will be effective prior to the First Merger Effective Time, approving, or otherwise approve, the agreements, documents or instruments pursuant to which any Financing is made, (v) the Company and its Subsidiaries to provide any access or information if doing so would (in the case of the following clauses (A) and (B), in the Company’s reasonable judgement after consultation with its outside legal counsel) (A) reasonably be expected to violate any fiduciary duty, applicable Law or Company Material Contract to which the Company or such Subsidiary is party, (B) reasonably be expected to result in the loss of the ability to successfully assert attorney-client, work product or similar privileges or (C) violate any Company policies regarding access to such books, Contracts and records or jeopardize the health and safety of any employee, independent contract or other agent of the Company or any of its Subsidiaries; provided, that the Company and its Subsidiaries shall, in the case of clauses (A) through (C), use reasonable best efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions do not apply and provide such information or access to the maximum extent possible without running afoul the foregoing restrictions, (vi) the Company or its Subsidiaries to deliver or cause the delivery of any legal opinions or reliance letters in connection with any Financing (excluding any customary authorization and management representation letters contemplated by Section 5.19(b)(v) (provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include customary language that exculpates the Company, each of its Subsidiaries and its and their respective Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith)) which will be effective prior to the First Merger Effective Time, (vii) cooperation that would violate, or result in the waiver of any benefit under, this Agreement, any other Company Material Contract (not entered in contemplation hereof) or any Law to which Company, any of its Subsidiaries, or any of their respective Representatives, is a party or subject or
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(viii) the Company or any of its Subsidiaries or any of their respective Representatives to prepare or provide (and Parent shall be solely responsible for) (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments in each case giving effect to the transactions desired to be incorporated into any pro forma financial information in connection with any Financing, (B) any description of all or any component of any Financing, or (C) projections or other forward-looking statements relating to all or any component of any Financing. Parent shall be responsible for all fees and expenses related to any Financing, including the compensation of any contractor or advisor of Parent or the Company directly related to actions taken pursuant to this Section 5.19. Accordingly, notwithstanding anything to the contrary herein, Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the Financing incurred by the Company and its Subsidiaries and their respective Representatives in connection with the Financing, including the cooperation of the Company and the Subsidiaries thereof contemplated by this Section 5.19, and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith) suffered or incurred by any of them in connection with this Section 5.19, the arrangement of the Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of (i) the gross negligence, bad faith or willful misconduct by the Company or any of its Subsidiaries or, in each case, their respective Representatives, (ii) the material breach of this Agreement by the Company or the Company Representative or (iii) any material misstatement in, or omission from, information provided in writing hereunder by the Company or any of its Subsidiaries or their respective Representatives for use in connection herewith or with the Financing.
(d) Parent, Merger Sub I and Merger Sub II each acknowledge and agree that obtaining Debt Financing is not a condition to the First Merger Effective Time.
(e) Subject to Section 5.19(b), all non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 5.19(a) shall be kept confidential in accordance with the Confidentiality Agreement. The Company agrees that any financing source of Parent is to be treated as a “Representative” as defined in the Confidentiality Agreement.
(f) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of this Section 5.19 or Section 5.20 will not be asserted as the basis for (A) any conditions set forth in Article VI to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to Article VII, in each case, unless such breach is (x) a Willful and Material Breach that (y) causes the conditions in clause (iii) of Exhibit B of the Debt Commitment Letter (or substantially similar conditions in any replacement to such Debt Commitment Letter described below) to not be satisfied solely as they relate to the Company and is (z) the primary cause of Parent being unable to obtain the proceeds of (I) the Debt Financing at or prior to the First Merger Effective Time (such breach by the Company, a “Company Debt Breach”) or (II) any replacement to the Debt Financing that is required for any reason other than Parent’s breach of any obligations related to the Debt Financing or Parent’s failure to satisfy any of the conditions related thereto (it being understood that if, and only if, the Company’s Debt Breach caused Parent’s breach or Parent’s failure to satisfy any of the conditions related thereto, Parent shall be deemed not to be in breach and shall be deemed not to have failed to satisfy any of the conditions related thereto for the purposes of clause (II) in this Section 5.19(f)).
Section 5.20 Cooperation Regarding Financial Information.
(a) During the period beginning on the date of this Agreement and ending on the Closing (the “Cooperation Period”), the Company shall reasonably cooperate with Parent and its Representatives as is reasonably requested by Parent with reasonable prior notice, at Parent’s sole cost and expense, in connection with the preparation by Parent of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Authority as are required of Parent under applicable Laws, which involve or otherwise incorporate financial information of the Company. In addition, during the Cooperation Period, the Company shall prepare or cause to be prepared and delivered to Parent (i) (A) the audited consolidated balance sheet and related consolidated statement of income, changes in
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equity and cash flows of the Company as of and for the fiscal year ended December 31, 2023 (which shall include the related notes thereto, including unaudited supplemental oil and gas disclosures, in each case in accordance with SEC requirements), and (B) the reserve report of the Company as of December 31, 2023 prepared by Company Independent Petroleum Engineers in accordance with SEC requirements, in each case of this clause (i), as reasonably practicable and, in any event, no later than fifteen (15) Business Days after the date of this Agreement (the financial statements in this clause (i), the “Company 2023 Financials”); (ii) the unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of the Company for each financial quarter, as soon as reasonably practicable following the end of such quarter and, in any event, no later than 45 days after end of such quarter; and (iii) (A) the audited consolidated balance sheet and related consolidated statement of income, changes in equity and cash flows of the Company as of and for the fiscal year ended December 31, 2024 (which shall include the related notes thereto, including unaudited supplemental oil and gas disclosures, in each case in accordance with SEC requirements), and (B) the reserve report of the Company as of December 31, 2024 prepared by Company Independent Petroleum Engineers in accordance with SEC requirements, in each case of this clause (iii), as soon as reasonably practicable following the end of such fiscal year and, in any event, no later than sixty (60) days after the date of such year (all such financial statements, the “Requisite Financial Statements”).
(b) During the Cooperation Period, subject to applicable Law, the Company shall provide, upon reasonable advance notice and in compliance with Section 5.4(a) hereof in all respects, Parent and its Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available) (other than any of the foregoing that relate to the negotiation and execution of this Agreement or the process that led to the negotiation and execution of this Agreement), and personnel of the Company and its Subsidiaries’ accounting firms as Parent may reasonably request to enable Parent and its Representatives, to confirm the accuracy of any of the Requisite Financial Statements; provided, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company or its applicable Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of the Company or any of its Subsidiaries.
(c) During the Cooperation Period, the Company shall reasonably cooperate with Parent and provide such records, documents and financial and pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or its Representatives to prepare all pro forma financial statements required to be included pursuant to Regulation S-X or Regulation S-K (including as may be required for a registered public offering of debt or equity (or equity-linked) securities) in any statements, forms, schedules, reports or other documents filed or furnished by Parent with the SEC.
(d) During the Cooperation Period, the Company shall request its independent auditors and reserve engineers to (i) provide customary “comfort letters” (including customary “negative assurance” comfort), reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor or reserve engineer, to any underwriter, placement agent or purchaser in a securities offering by Parent or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements or reserve information of the Company, as applicable, (ii) provide their written consent for the inclusion or incorporation by reference of such financial statements or reserve information (and any applicable audit opinion or report) in any filing with the SEC of Parent or any of its Affiliates, including in any registration statement or prospectus used by Parent, (iii) provide their written consent to be named an expert in any offering memorandum, private placement memorandum, registration statement or prospectus used by Parent or its Affiliates, (iv) provide access to Parent and their Representatives to the work papers of the Company’s independent auditors and reserve engineers and (v) provide cooperation reasonably requested by Parent in connection with the Financing (including participating in customary due diligence sessions).
(e) During the Cooperation Period, the Company shall use reasonable best efforts to inform Parent promptly in writing if the Company’s chief financial officer concludes that (i) any previously issued financial statement of the Company or any of its Subsidiaries included or intended to be used in connection with any Financing should no longer be relied upon as per Item 4.02 of Form 8-K under the Exchange Act or (ii) a restatement of any such financial statement is required.
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Section 5.21 Viper. Notwithstanding anything in this Agreement to the contrary, the obligations of Parent and its Subsidiaries under this Agreement to take an action or not to take an action shall only apply with respect to Viper and its Subsidiaries to the extent (A) permitted by the Organizational Documents of Viper and its Subsidiaries, (B) Parent is authorized and empowered to bind Viper and its Subsidiaries or has the direct or indirect contractual or other legal authority to cause Viper and its Subsidiaries to take such action or not take such action, as applicable, and (C) such action or inaction would not breach (x) any contractual obligation or fiduciary duty to Viper or any of its equity holders or any contractual obligations or fiduciary duties of Viper to its equity holders or (y) any contractual obligations in respect of debt for borrowed money of Viper or its Subsidiaries.
Section 5.22 Certain Company Matters. Until the earlier of the occurrence of the Closing or the termination of this Agreement, the Company and the Company Representative shall not permit any Transfers of the Company Interests other than (x) in a Permitted Transfer or (y) to a transferee approved in writing by Parent. The Company Representative shall cause the Company to comply with its obligations under this Agreement. The Company shall keep Parent reasonably apprised on a current basis of any Transfers of Company Interests.
Section 5.23 Termination of Agreements with Related Parties. Effective upon the Closing, the Company and the Company Representative shall cause all Contracts between the (x) the Related Parties, on the one hand, and (y) the Company and its Subsidiaries, on the other hand (such Contracts, the “Related Party Contracts”) to be terminated, without any liability to or obligation on the part of the Company or any of its Affiliates (excluding the Related Parties and including, from and after the Closing, Parent and its Subsidiaries). This Section 5.23 shall not apply to (i) the Related Party Contracts set forth in Section 5.23 of the Company Disclosure Letter or (ii) any Permitted Oil and Gas Arrangement or (iii) any Related Party Contract designated by Parent to be excluded from this Section 5.23, in writing to the Company and Company Representative, at least five (5) Business Days prior to Closing.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to the Parties’ Obligation to Effect the Transactions. The obligation of each Party to effect the Transactions is subject to the satisfaction at or prior to the First Merger Effective Time of the following conditions:
(a) Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Parent Organizational Documents, as applicable.
(b) HSR Act. Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated.
(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition (an “Order”) issued by any Governmental Entity having competent jurisdiction, restraining, enjoining or otherwise prohibiting the First Merger shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the First Merger.
(d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Transactions, as provided for in Article II shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
Section 6.2 Conditions to the Obligations of Parent and Merger Subs to Effect the Transactions. The obligation of Parent and Merger Subs to effect the Transactions is also subject to the satisfaction, or waiver by Parent, at or prior to the First Merger Effective Time of the following conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.5, and Section 3.12(a) shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to the phrase “as of the date of this Agreement” in the first paragraph of Article III) as if made as of the Closing Date (except, with respect to Section 3.12(a), for any de minimis inaccuracies) (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties of the Company set forth in Section 3.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving
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effect to the phrase “as of the date of this Agreement” in the first paragraph of Article III) as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date (without giving effect to the phrase “as of the date of this Agreement” in the first paragraph of Article III) as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to First Merger Effective Time; provided that a breach of Section 5.1(a)(ii) due to Leakage payments in cash by the Company or its Subsidiaries shall not be deemed material unless the Cash Consideration would be a negative number.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there will not have occurred any Company Material Adverse Effect that is continuing.
(d) Officers’ Certificate. Parent shall have received a certificate, substantially in the form attached hereto as Exhibit B, signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
(e) Tax Forms. Parent shall have received an IRS Form W-9 properly completed and duly executed by each Company Holder (or, if a Company Holder is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes with such Company Holder being identified as a disregarded entity on such Person’s IRS Form W-9), signed under penalties of perjury.
Section 6.3 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Transactions is also subject to the satisfaction, or waiver by the Company, at or prior to the First Merger Effective Time of the following conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.4, Section 4.5, and Section 4.12(a) shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to the phrase “as of the date of this Agreement” in the first paragraph of Article IV) as if made as of the Closing Date (except, with respect to Section 4.12(a), for any de minimis inaccuracies) (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties of Parent and Merger Subs set forth in Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to the phrase “as of the date of this Agreement” in the first paragraph of Article IV) as if made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of the Parent and Merger Subs set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date (without giving effect to the phrase “as of the date of this Agreement” in the first paragraph of Article IV) as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Subs. Each of Parent, Merger Sub I and Merger Sub II shall have performed, or complied with, in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time.
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(c) No Parent Material Adverse Effect. Since the date of this Agreement, there will not have occurred any Parent Material Adverse Effect that is continuing.
(d) Officers’ Certificate. The Company shall have received a certificate, substantially in the form attached hereto as Exhibit C, signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
(e) Tax Opinion. The Company shall have received a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison, LLP or, if Paul, Weiss, Rifkind, Wharton & Garrison, LLP is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as Parent and the Company may mutually agree, such agreement not to be unreasonably withheld, conditioned or delayed (it being understood that Wachtell, Lipton, Rosen & Katz is mutually agreed to be acceptable other tax counsel) (“Tax Counsel”), dated as of the Closing Date, and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for the Reorganization Treatment (the “Tax Opinion”). In rendering the Tax Opinion, Tax Counsel shall be entitled to receive and rely upon the certificates that shall be provided to it by each of the Company and Parent pursuant to Section 5.10(e). Parent shall have delivered to the Company a properly executed Parent Representation Letter, signed by an officer of the Parent and dated as of the Closing Date, in form and substance consistent with the certificate attached hereto as Exhibit E-2. In the Tax Opinion, Tax Counsel shall assume that for purposes of determining whether the Merger satisfies the “continuity of interest” requirement under Treasury Regulations Section 1.368-1(e) (barring a modification of this Agreement after the date hereof that, pursuant to Treasury Regulations Section 1.368-1(e)(ii)(B), requires otherwise), the value of Parent Common Stock to be received by the holders of Company Interests pursuant to the Merger is intended to be determined by applying the “Signing Date Rule” as defined in Revenue Procedure 2018-12, applying the methodology and assumptions set forth in Section 5.10(f).
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to First Merger Effective Time (with any termination by Parent also being an effective termination by both of the Merger Subs):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company:
(i) if the First Merger shall not have been consummated on or before February 11, 2025 (the “Outside Date”); provided, that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and Section 6.1(c) (if relating to the HSR Act or any other antitrust Law) on or prior to the date that is three Business Days prior to February 11, 2025, and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Outside Date will be automatically extended to May 11, 2025; provided, further, that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 6.1(b) and Section 6.1(c) (if relating to the HSR Act or any other antitrust Law) on or prior to the date that is three Business Days prior to May 11, 2025, and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Outside Date will be automatically extended to August 11, 2025; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the principal cause of, or principally resulted in, the failure of the Transactions to be consummated by the Outside Date;
(ii) if any Governmental Entity having competent jurisdiction shall have issued an Order restraining, enjoining or otherwise prohibiting any of the Transactions, and such Order shall have
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become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the principal cause of, or principally resulted in, issuance of such Order;
(iii) if such other Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 by Parent, which is addressed by Section 7.1(c)), or if any representation or warranty of such other Party shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Article VI and (B) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) days after the giving of written notice to such other Party of such breach or failure (any such breach, a “Terminable Breach”); provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if such Party is then in Terminable Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(iv) if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Stock Issuance was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to a Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the principal cause of, or principally resulted in, the failure to obtain Parent Stockholder Approval.
(c) By the Company, if at any time prior to, but not after, the time the Parent Stockholder Approval is obtained, (x) the Parent Board has effected a Parent Adverse Recommendation Change or (y) Parent has materially breached its obligations under Section 5.2 (other than in the case where such breach is a result of an isolated action by a Person that is a Representative of Parent who was not acting at the direction or request of Parent).
Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of any Party (except as expressly provided for in Section 7.3), provided, that:
(a) the Confidentiality Agreement and the provisions of Section 3.5 (Brokers), Section 3.23 (No Other Representations or Warranties), Section 4.5 (Brokers), Section 4.27 (No Other Representations or Warranties), Section 5.11 (Public Announcements), this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee; Expenses), Section 8.2 (Notices), the provisions of Section 8.3 (Certain Definitions) to the extent related to the other sections referenced in this Section 7.2(a), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.15 (No Other Parties to this Agreement), Section 8.16 (Waiver of Jury Trial) and Section 8.19 (No Presumption Against Drafting Party) shall survive the termination hereof; and
(b) no such termination shall relieve any Party from any liability or damages resulting from a Willful and Material Breach of any of its covenants or agreements set forth in this Agreement or Fraud, in which case any non-breaching Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, the term “Willful and Material Breach” means, with respect to any agreement or covenant in this Agreement, a material breach that is the consequence of an act or omission taken or omitted to be taken that the breaching Party intentionally takes (or intentionally fails to take) with the knowledge that such act or omission would cause a material breach of such agreement or covenant.
Section 7.3 Termination Fee; Expenses.
(a) Except as otherwise provided in this Section 7.3, Section 5.5, Section 5.17, Section 5.18 and Section 5.19, all fees and expenses (including those payable to Representatives) incurred in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated. Parent shall be responsible for the payment of any filing fees required to be made in connection with filings to be made under the HSR Act.
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(b) In the event that:
(i) (A) after the date of this Agreement, an Acquisition Proposal (whether or not conditional) (1) is made directly to the Parent Stockholders or is otherwise publicly disclosed or shall otherwise have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make, an Acquisition Proposal and, in each case, such Acquisition Proposal is not withdrawn prior to such termination (or, in the case of termination pursuant to Section 7.1(b)(iv) (Parent Stockholder No Vote), such Acquisition Proposal is publicly announced and not withdrawn at least two (2) Business Days prior to the date of the Parent Stockholders Meeting) or (2) is otherwise communicated to senior management of Parent or the Parent Board prior to the termination hereof and not withdrawn prior to such termination, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (Outside Date) or, but only in the case of sub-clause (1) in the foregoing clause (A), Section 7.1(b)(iv) (Parent Stockholder No Vote) or by the Company pursuant to Section 7.1(c)(y) (Breach of Non-Solicitation) or Section 7.1(b)(iii) (Breach of Parent Representations or Covenants) with respect to a Terminable Breach by Parent, and (C) within twelve (12) months after the date of such termination, Parent enters into an agreement in respect of any Acquisition Proposal or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal with respect to Parent is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this Section 7.3(b)(i), each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50% or more”);
(ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder No Vote) and, immediately prior to the Parent Stockholders Meeting, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(c)(x) (Change in Recommendation);
(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(x) (Change in Recommendation);
then, in either such event, Parent shall pay to the Company $1,400,000,000 (the “Parent Termination Fee”), less the amount of Company Expenses previously paid to the Company (if any) pursuant to Section 7.3(c), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion; provided, that the payment by Parent of the Parent Termination Fee pursuant to this Section 7.3(b) shall not relieve Parent from any liability or damage resulting from a Willful and Material Breach of any of its covenants or agreements set forth in this Agreement or Fraud. The Parent Termination Fee payable pursuant to (x) Section 7.3(b)(i) shall be paid upon signing a definitive agreement for a transaction relating to an Acquisition Proposal (or, if earlier, the consummation of a transaction contemplated by an Acquisition Proposal), (y) Section 7.3(b)(ii) (due to termination by the Company) or Section 7.3(b)(iii), shall be paid within two (2) Business Days of such termination or (z) Section 7.3(b)(ii) (due to termination by the Parent), by wire transfer of same day immediately available funds.
(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv) (Parent Stockholder No Vote) under circumstances in which the Parent Termination Fee is not then payable pursuant to Section 7.3(b), then Parent shall pay the Company for all reasonable out-of-pocket fees and expenses incurred or paid by Company, the Company Representative or any of their Affiliates in connection with the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed $260,000,000 (the “Company Expenses”) within two (2) Business Days after notification of the amounts thereof by the Company by wire transfer of same day immediately available funds; provided, that the payment by Parent of the Company Expenses pursuant to this Section 7.3(c) shall not relieve Parent (x) of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section or (y) from any liability or damage resulting from a Willful and Material Breach of any of its covenants or agreements set forth in this Agreement or Fraud.
(d) Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company would not enter into this Agreement.
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Each of the Parties further acknowledges that the payment of the amounts by Parent specified in this Section 7.3 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to promptly pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3 or any portion thereof, Parent shall pay to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.
(e) Except in the case of Willful and Material Breach or Fraud by Parent, following the termination of this Agreement in accordance with its terms, and where the Parent Termination Fee and/or Company Expenses is paid in accordance with this Section 7.3, (i) the Company’s receipt of the Parent Termination Fee or Company Expenses, as applicable, from or on behalf of Parent shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against Parent and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for, and (ii) in no event will the Company or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger or the other Transactions to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement (other than in the case of the payment of only Company Expenses, the payment of the Parent Termination Fee (less the amount of Company Expenses previously paid to the Company) if required to be paid under Section 7.3(b) and any costs or expenses payable pursuant to Section 7.3(d) with respect to such payment of the Parent Termination Fee). Upon payment of the Parent Termination Fee or Company Expenses (including, if any, the costs or expenses payable pursuant to Section 7.3(d)) in accordance with this Section 7.3, neither Parent nor any of its Affiliates or Representatives shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the Transactions (other than in the case of the payment of only Company Expenses, the payment of the Parent Termination Fee (less the amount of Company Expenses previously paid to the Company) if required to be paid under Section 7.3(b) and any costs or expenses payable pursuant to Section 7.3(d) with respect to such payment of the Parent Termination Fee).
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Merger Effective Time, other than those covenants or agreements of the Parties that by their terms apply, or are to be performed in whole or in part, after the First Merger Effective Time.
Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
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(i)	if to Parent, Merger Subs, or after the Merger Effective Time, to the Surviving Company, to:

Diamondback Energy, Inc.
500 West Texas Ave., Suite 1200
Midland, TX 79701
	Attention:	Kaes Van’t Hof, President and Chief Financial Officer
	E-mail:	KVantHof@DiamondbackEnergy.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attn:	Zachary S. Podolsky
Steven R. Green
	Email:	ZSPodolsky@wlrk.com
SRGreen@wlrk.com

(ii)	if to the Company or the Company Representative prior to Closing, to:

Endeavor Parent, LLC
110 N. Marienfeld Street
Midland, TX 79701
	Attention:	William F. Krueger, Vice President and General Counsel
	E-mail:	WKrueger@eeronline.com

Endeavor Manager, LLC
110 N. Marienfeld Street
Midland, TX 79701
	Attention:	William F. Krueger, Vice President and General Counsel
	E-mail:	WKrueger@eeronline.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attention:	Krishna Veeraraghavan
Benjamin M. Goodchild
	E-mail:	kveeraraghavan@paulweiss.com
bgoodchild@paulweiss.com

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(iii)	if to the Company Representative on or after Closing, to:

Endeavor Manager, LLC
[***]
[***]
Attention: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
	Attention:	Krishna Veeraraghavan
Benjamin M. Goodchild
	E-mail:	kveeraraghavan@paulweiss.com
bgoodchild@paulweiss.com
Section 8.3 Certain Definitions. For purposes of this Agreement:
(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(b) “Anti-Corruptions Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) UK Bribery Act of 2010, as amended, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar anti-corruption Laws.
(c) “Assets” means all of the assets and properties of a Party and its Subsidiaries.
(d) “Base Cash Amount” means $8,000,000,000.
(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Midland, Texas are authorized or required by applicable Law to be closed.
(f) “Cash Consideration” means (i) the Base Cash Amount, plus (ii) the Permitted Distribution Amount, less (iii) the Make-Whole Amount, less (iv) Leakage, less (v) any Permitted Leakage under limbs (iv) or (v) of the definition thereof, less (vi) the Net Debt Position.
(g) “Closing Adjustment”, which may be a positive or negative number, means (i) the Permitted Distribution Amount, less (ii) the Make-Whole Amount, less (iii) Leakage less (iv) any Permitted Leakage limbs (iv) or (v) of the definition thereof, less (v) the Net Debt Position, as determined based on the Closing Statement that is finalized in accordance with Section 2.2(a).
(h) “Company Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, deferred compensation, incentive compensation, employment, individual consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, retention, termination or severance, sick leave, pay, salary continuation for disability, retirement or supplemental retirement, pension, profit sharing, dependent care, vacation, hospitalization, medical insurance, health, welfare, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe and any other benefit or compensation policy, plan, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors, consultants or independent contractors (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries or any of their ERISA Affiliates that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation, including on account of an ERISA Affiliate.
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(i) “Company LTIP” means the Endeavor Energy Resources, L.P. Incentive Compensation Plan, as amended or modified.
(j) “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
(k) “Company Phantom Equity Plan” means the Endeavor Energy Resources, L.P. Phantom Equity Plan, as amended or modified.
(l) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 21, 2023, by and between Parent and Endeavor LP, as amended or supplemented from time to time.
(m) “Contracts” means, excluding the Oil and Gas Leases, the Rights of Way, and any other instrument creating or memorializing the ownership of any Oil and Gas Properties or Rights of Way included in the Assets, all contracts, agreements, lease, sublease, occupancy agreement, license, sublicense, indenture, note, bond, loan, mortgage, deed of trust, concession, franchise, Permit or other legally binding arrangements, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
(n) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(o) “Controlled Group” means any organization that is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o).
(p) “Damages” means losses, costs, fines, penalties, damages, Taxes, claims, actions, judgments and amounts paid in settlement.
(q) “Debt Financing Sources” means the entities that have committed to provide or arrange the Debt Financing (the “Debt Financing Entities”) and their respective Representatives and other Affiliates.
(r) “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, whether real or synthetic, including collateralized mortgage or debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.
(s) “EBITDA” means, with respect to any Person and its Subsidiaries, the sum of (i) consolidated net income, determined in accordance with GAAP, plus (ii) without duplication and to the extent deducted in determining such consolidated net income, the sum of (A) consolidated interest expense, plus (B) consolidated income tax expense, plus (iii) all amounts attributed to depletion, depreciation or amortization, in each case of such Person and its Subsidiaries.
(t) “Encumbrance” means any charge, claim, license, limitation, condition, equitable interest, mortgage, lien, pledge, security interest, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
(u) “Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters or sediments that causes a Party or its Subsidiaries or an Asset (or a Party or its Subsidiaries with respect to an Asset) not to be in compliance with any Environmental Law, (b) the existence with respect to the Asset or their operation thereof of any environmental pollution, contamination,
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degradation, damage or injury caused by or related to an Asset for which Remediation is presently required under Environmental Laws, or (c) any condition, act or omission with respect to an Asset or operation thereof, or a Party or its Subsidiaries, that gives rise to liabilities or obligations under Environmental Laws.
(v) “Environmental Laws” means any Law (including common law) relating to human health and safety (to the extent related to exposure to Hazardous Substances, pollution, the protection or restoration of the environment or, as such relates to Hazardous Substances, Hydrocarbons or NORM, or natural resource damages, including any such law relating to the generation, manufacture, treatment, storage, disposal, use, handling, transportation or Release of any Hazardous Substances, Release of Hydrocarbons, or to exposure to Hazardous Substances, Hydrocarbons or NORM, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act (to the extent related to Hazardous Substances), and their implementing regulations, along with and all similar state or local acts and regulations, including any environmental Laws regulated by or delegated to the Texas Railroad Commission under Texas Water Code or the Memorandum of Understanding between the Railroad Commission of Texas (RRC) and the Texas Commission on Environmental Quality (TCEQ).
(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
(x) “ERISA Affiliate” means any Person or entity (whether or not incorporated) that, at any relevant time, is or was treated as a single employer with any member of Party or its Subsidiaries within the meaning of Sections 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder.
(y) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.
(z) “Ex-Im Laws” means all applicable trade Laws relating to export, re-export, transfer or import controls (including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).
(aa) “Existing Credit Agreement” means that certain Credit Agreement, dated as of February 16, 2022 (as last amended on October 26, 2023 and as may be further amended, supplemented or modified from time to time), by and among Endeavor LP, PNC, National Association, as Administrative Agent, and certain lenders thereto, as in effect on the date hereof, or any amendment, refinancing or replacement thereof entered; provided that, after giving effect to such amendment, refinancing or replacement, the Existing Credit Agreement or the replacement agreement, as applicable, (A) is prepayable or redeemable at the First Merger Effective Time or at any time (subject to customary notice requirements) without premium or penalty (other than customary interest rate breakage) and (B) the commitments thereunder are no greater than $1,500,000,000.
(bb) “Existing Notes” means the 5.750% Senior Notes due 2028 of the Issuers, in original principal amount of $1,000,000,000.
(cc) “Existing Notes Indenture” means that certain Indenture, dated as of December 7, 2017 (as amended, supplemented or modified from time to time), among Endeavor LP, EER Finance, Inc., a Delaware corporation (together with Endeavor LP, the “Issuers”), guarantors party thereto and Citibank, N.A., as trustee.
(dd) “Fraud” means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of (i) any representation or warranty set forth in Article III or in the corresponding representations or warranties set forth in the Company’s officers’ certificate to be delivered pursuant to Section 6.2(c) or (ii) any representation or warranty set forth in Article IV or in the corresponding representations or warranties set forth in the Parent’s officers’ certificate to be delivered pursuant to Section 6.3(c), in each case, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.
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(ee) “Governmental Entity” means any government or instrumentality, subdivision, court, legislature, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, arbitral, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.
(ff) “Hazardous Substances” means any pollutants, contaminants, substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability or for which standards of conduct may be imposed under, any Environmental Laws, including asbestos or asbestos-containing materials, produced water, polychlorinated biphenyls, petroleum or petroleum byproducts, radioactive materials (including NORM), toxic mold and per- or poly-fluoroalkyl substances.
(gg) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
(hh) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquid or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.
(ii) “Income Tax” means any Taxes imposed on or based on or measured with respect to gross or net income or profits (however denominated) or other similar Taxes or any franchise Tax imposed on or based on or measured with respect to, gross or net income.
(jj) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (iv) all obligations of such Person under installment sale contracts, (v) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions, (vi) all indebtedness of others described in clauses (i) through (v) above guaranteed by such Person; provided, however, Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
(kk) “Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (i) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (iii) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; (iv) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (v) all applications and registrations for the foregoing, and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.
(ll) “Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any subscriptions, options, warrants, calls, preemptive rights or other right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
(mm) “IRS” means Internal Revenue Service.
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(nn) “knowledge” of any Party means (i) with respect to Parent, the actual knowledge (after reasonable inquiry) of the individuals set forth on Section 8.3(nn) of the Parent Disclosure Letter, and (ii) with respect to the Company, the actual knowledge (after reasonably inquiry) of the individuals set forth on Section 8.3(nn) of the Company Disclosure Letter.
(oo) “Labor Agreement” means any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative.
(pp) “Laws” means all statutes, laws, common laws, ordinances, regulations, rules, codes, executive orders, and Orders of any Governmental Entity.
(qq) “Leakage” means any of the following, but excluding Permitted Leakage: (i) any dividend or distribution (whether in cash or in kind) declared, paid or made by the Company or any Subsidiary of the Company to any Person other than a Wholly Owned Company Subsidiary; (ii) any redemption or purchase of Interests by the Company or any Subsidiary of the Company other than to, or in respect of Interests held solely by, the Company or a Wholly Owned Company Subsidiary; (iii) any payments (including management, monitoring, advisory or other fees) made or other economic benefits given by the Company or any Subsidiary of the Company to any Restricted Affiliates (other than payments required to be made under the terms of the Contracts set forth in Section 8.3(qq) of the Company Disclosure Letter, as in effect on the date of this Agreement); (iv) any assets transferred to any Restricted Affiliate by the Company or Subsidiary of the Company (other than as set forth in Section 8.3(qq) of the Company Disclosure Letter, as in effect on the date of this Agreement); (v) any liability of any Restricted Affiliate, which is assumed, incurred or indemnified by the Company or any Subsidiary of the Company (excluding any employment or director indemnification agreement or arrangement or Contract with any employee, officer or director existing as of the date of this Agreement); (vi) any lending or guaranteeing by the Company or any Subsidiary of the Company of any amount owed by any Restricted Affiliate, and any waiver or agreement to waive any amount owed to the Company or any Subsidiary of the Company by any Restricted Affiliate; and (vii) the agreement by the Company or any Subsidiary of the Company to do any of the matters or pay any amounts referred to in the foregoing clauses (i) through (vi).
(rr) “made available to Parent” means that such information, document, or material was: (i) made available for review by the Company for Parent at least forty-eight (48) hours prior to the execution of this Agreement in the virtual “data room” maintained by the Company in connection with this Agreement; or (iii) provided by the Company via email to Parent at least forty-eight (48) hours prior to the execution of this Agreement.
(ss) “made available to the Company” means that such information, document, or material was: (i) included in the SEC Documents and publicly available on the EDGAR database at least forty-eight (48) hours prior to the execution of this Agreement; (ii) made available for review by Parent for the Company at least forty-eight (48) hours prior to the execution of this Agreement in the virtual “data room” maintained by Parent in connection with this Agreement; or (iii) provided by Parent via email to the Company at least forty-eight (48) hours prior to the execution of this Agreement.
(tt) “Make-Whole Amount” means prepayment premiums, penalties, breakage costs or other similar obligations required for (i) the termination of the Existing Credit Agreement and (ii) the Discharge of the Existing Notes.
(uu) “Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, development, condition, occurrence or effect that has, or would have, a material adverse effect on the business, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, no event, change, circumstance, development, condition, occurrence or effect to the extent resulting from or arising out of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur: (A) changes after the date of this Agreement in conditions or developments generally applicable to the oil and gas exploration, development or production industry in the United States or any area or areas where the assets of such Person or any of its Subsidiaries are located, including changes in Law or regulation affecting such industry; (B) changes after the date of this Agreement in general economic or political conditions or securities, credit, financial or other capital markets conditions, including changes generally in supply, demand, price levels, interest rates, changes in the price of any
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commodity (including Hydrocarbons and Hydrocarbon products) or general market prices, changes in the cost of fuel, sand or proppants and changes in exchange rates, in each case in the United States or any foreign jurisdiction; (C) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, developments, conditions, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); (D) solely with respect to Parent, any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the events, changes, circumstances, developments, conditions, occurrences or effects giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (E) any change after the date of this Agreement in applicable Law or GAAP (or authoritative interpretation thereof); (F) geopolitical conditions (or changes in such conditions), the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; (G) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis, or the worsening of any of the foregoing; (H) the execution, public announcement or consummation of the Merger or the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions customers, suppliers or partners (provided that the exception in this clause (H) shall not apply to any representation or warranty related to the execution, announcement or consummation of the Merger or the other Transactions); (I) the identity of Parent Parties as the acquirors of the Company; (J) any actions taken or omitted to be taken by a Party at the express written direction of the other Parties (for the avoidance of doubt any action by, or omission of, a Party for which such Party sought or requested, and the other Parties provided, consent shall not be deemed to be “at the written direction of” such Party); (K) any steps expressly required to be taken pursuant to this Agreement; (L) solely in the case of Parent, any Proceedings commenced by any stockholder of Parent (on its own behalf or on behalf of Parent) arising out of or related to this Agreement or the Merger or other Transactions, or (M) or the failure of a Party to take any action that such Party is prohibited by the terms of this Agreement from taking to the extent the other Party fails to give its consent thereto after a written request therefor pursuant to Section 5.1 except to the extent any such event, change, circumstance, occurrence or effect directly or indirectly resulting from, arising out of, attributable to or related to any of the matters described in clauses (A), (B), (E), (F) or (G), has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the oil and gas exploration, development and production industry in the geographic areas in which such Person and any of its Subsidiaries operate (in which case, such event, change, circumstance, occurrence or effect (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would occur solely to the extent it is disproportionate).
(vv) “Net Debt Position” means (i) the Indebtedness of the Company and its Subsidiaries, taken as a whole, as of December 31, 2023, minus (ii) the cash and cash equivalents of the Company and its Subsidiaries, taken as a whole, as of December 31, 2023, which amount is set forth on Section 8.3(vv) of the Company Disclosure Letter.
(ww) “Oil and Gas Leases” means all Hydrocarbon leases, subleases, licenses or other occupancy or similar agreements under which a Person acquires or obtains operating rights in and to Hydrocarbons or other rights to investigate, explore, prospect, drill and produce Hydrocarbons from any other real property interests.
(xx) “Oil and Gas Properties” means all interests in and rights with respect to (i) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary and back-in interests, reservations and concessions and (ii) all Wells located on or producing from any of the Oil and Gas Properties described in clause (i) above.
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(yy) “Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
(zz) “Parent Benefit Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, deferred compensation, incentive compensation, employment, individual consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, retention, termination or severance, sick leave, pay, salary continuation for disability, retirement or supplemental retirement, pension, profit sharing, dependent care, vacation, hospitalization, medical insurance, health, welfare, retiree welfare, life insurance, scholarship, cafeteria, employee assistance, education or tuition assistance, or fringe and any other benefit or compensation policy, plan, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors, consultants or independent contractors (or any dependent or beneficiary thereof) of Parent or any of its Subsidiaries or any of their ERISA Affiliates or that is sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or under or with respect to which Parent or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation, including on account of an ERISA Affiliate.
(aaa) “Parent Equity Plan” means Parent’s 2021 Equity Incentive Plan.
(bbb) “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.
(ccc) “Parent PRSU Award” means each restricted stock unit that is (i) subject in whole or in part to performance-based vesting and (ii) payable in shares of Parent Common Stock or the value of which is determined with reference to the value of shares of Parent Common Stock.
(ddd) “Parent RSU Award” means each restricted stock unit that is (i) subject solely to service-based vesting and (ii) payable in shares of Parent Common Stock or the value of which is determined with reference to the value of shares of Parent Common Stock.
(eee) “Pass-Through Tax Return” means any Tax Return (i) with respect to Income Taxes that reports taxable income with respect to the Company or any of its Subsidiaries and (ii) with respect to which the direct or indirect beneficial owners of the Company (or any predecessor thereof) (and not the Company or any of its Subsidiaries themselves) are required to pay the related Taxes.
(fff) “Permits” means federal, state and local government licenses, permits, registrations, franchises, orders, consents, approvals, variances, waivers, exemptions and other authorizations by, or filings with, any Governmental Entity.
(ggg) “Permitted Distribution Amount” means the dollar amount that is equal to the product of (x) the total dividends per share declared by Parent per share of Parent Common Stock following the date of this Agreement and prior to the Closing Date and with a record date that is prior to the Closing Date (other than Parent’s regular quarterly dividend to be declared and paid between the date of this Agreement and March 31, 2024 in an amount not to exceed $3.10 per share of Parent Common Stock) and (y) the number of shares of Parent Common Stock constituting the Common Stock Consideration.
(hhh) “Permitted Encumbrance” means (i) to the extent not applicable to the Transactions, consent rights, maintenance of uniform interest provisions, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts or Oil and Gas Leases, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents that are customary for the oil and gas industry and were granted in the ordinary course of business consistent with past practice; (ii) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the applicable party; (iii) Production Burdens payable to third
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parties that are deducted in the calculation of discounted present value in the Company Reserve Report Letter; (iv) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (A) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby; (v) such Encumbrances as Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries) or the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing; (vi) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected; (vii) any Encumbrance discharged at or prior to the First Merger Effective Time, including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing; (viii) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions that are customary for the oil and gas industry; (ix) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (A) would be accepted by a reasonably prudent purchaser of oil and gas interests, (B) would not reduce the net revenue interest of the applicable Party, in the aggregate, in the applicable Oil and Gas Properties below that set forth in the Company Reserve Report Letter, and (C) would not increase the working interest of the applicable Party, in the aggregate, in the applicable Oil and Gas Properties above that set forth in the Company Reserve Report Letter or the Parent Reserve Report Letter; (x) non-exclusive licenses of Intellectual Property Rights; and (xi) Encumbrances securing any Indebtedness permitted by Section 5.1(a)(x).
(iii) “Permitted Leakage” means: (i) any payment made or agreed to be made by the Company or any of its Subsidiaries at the express written request (or with the express prior written consent) of Parent; (ii) any payment made or agreed to be made in respect of salary, fees, bonuses or other monetary benefit paid to employees of the Company or any of its Subsidiaries and, to the extent performing services in respect of the business of the Company or any of its Subsidiaries, in each case, in the ordinary course of business and consistent with past practice; (iii) any payment made, or agreed to be made, by the Company or any of its Subsidiaries in relation to the premiums for any insurance policies (existing as of the date of this Agreement) with respect to directors and officers liability; (iv) the distribution of up to $690,000,000; (v) the distribution of the Permitted Distribution Amount; (vi) any payments made in the ordinary course of business pursuant to Permitted Oil and Gas Arrangements (including payments made in respect of Production Burdens); and (vii) any Taxes incurred by the Company or any of its Subsidiaries in connection with any of the transactions or matters described in the clauses above.
(jjj) “Permitted Oil and Gas Arrangements” means an oil and gas lease (including any of the Oil and Gas Leases), pooling agreement, joint operating agreement, participation agreement, unit agreement, division order, production sharing agreement, assignment of overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests, instrument any other instrument creating or memorializing the ownership of any Oil and Gas Properties or Rights of Way included in the Assets, or other substantially similar written agreement or written instrument, with a Restricted Affiliate, in each case, entered in the ordinary course of business consistent with past practice and on terms that are customary for the oil and gas industry, as in effect on the date of this Agreement and set forth in Section 8.3(pp) of the Company Disclosure Letter).
(kkk) “Permitted Transfer” means any of (i) Transfer to an existing Company Holder, (ii) Transfer for estate planning purposes to any trust, partnership, limited liability company or other vehicle for the benefit of such Company Holder (so long as one or more of the Company Holders has sole dispositive power and
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exclusive voting control with respect to the Company Interests held by such vehicle); (iii) Transfer by will or intestate succession upon the death of a Company Holder or a division or distribution of a trust described in clause (ii) of this definition, and (iv) Transfer pursuant to a qualified domestic order, court order or in connection with a divorce settlement.
(lll) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
(mmm) “Phantom Interests” means the phantom units or other phantom equity interests of any the Company or any of its Subsidiaries granted pursuant to the Company Phantom Equity Plan or otherwise.
(nnn) “Post-Closing Adjustment”, which may be a positive or negative number, means (i) the Permitted Distribution Amount, less (ii) the Make-Whole Amount, less (iii) Leakage less (iv) any Permitted Leakage limbs (iv) or (v) of the definition thereof, less (vi) the Net Debt Position, as finalized in accordance with Section 2.2(b).
(ooo) “Preferential Rights” means any preferential rights to purchase or similar rights applicable to any Asset.
(ppp) “Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
(qqq) “Production Burdens” means any and all royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests and other similar burdens upon, measured by, or payable out of production of Hydrocarbons.
(rrr) “Properties” means, collectively, the Oil and Gas Properties and the Wells.
(sss) “Relative” means, with respect to any natural person, (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.
(ttt) “Release” means any releasing, disposing, discarding, abandonment, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon any environmental media, including soil, air, sediment, subsurface strata, surface water, groundwater, or drinking water supply.
(uuu) “Remediation” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to respond, to the extent required by applicable Environmental Laws, to any Release or threatened Release of any Hazardous Substances at, on, under or from any Asset in the most cost-effective manner allowed under applicable Environmental Laws, considering ongoing operation and maintenance and any operational or use limitation or controls.
(vvv) “Representative” means, with respect to any Party, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of such Party or any of its Subsidiaries.
(www) “Restricted Affiliates” means (a) the Company Holders, (b) any Affiliate of the Company Holders and (c) any immediate family members of the Company Holders or their Controlling Persons, including the Related Parties but excluding, in each case, the Company and its Subsidiaries.
(xxx) “Right-of-Way” or “Rights-of-Way” means all licenses, servitudes, easements, rights-of-way, surface use agreements, fee surface interests, surface leases, water access and water use agreements and other similar surface or subsurface rights or estates or water rights used in connection with the Oil and Gas Properties.
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(yyy) “Sanctioned Country” means, at any time, a country or territory that is the subject or target of comprehensive Sanctions, including, as of the date of this Agreement, Iran, Cuba, Syria, Russia, Belarus, the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, and North Korea.
(zzz) “Sanctioned Person” means, at any time, any Person: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identifications List and any other Sanctions-related list of designated or blocked persons; (b) located, organized, operating or resident in a Sanctioned Country; or (c) majority-owned or Controlled by any of the foregoing, such that such Person is subject to the same prohibitions or restrictions as set forth in clause (a) or (b).
(aaaa) “Sanctions” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.
(bbbb) “Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.
(cccc) “Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) a general partner interest or (iii) a managing member interest.
(dddd) “Surviving Company LLCA” means the limited liability company agreement of the Surviving Company attached as Exhibit D hereto.
(eeee) “Tax Proceeding” means any audit, inquiry, examination, contest or other Proceeding with or against any Governmental Entity responsible for the imposition, regulation, collection or administration of Taxes.
(ffff) “Tax Return” means any return, report, claim for refund, information return, statement or other similar document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Tax, including any schedule, attachment or supplement thereto, and including any amendment thereof.
(gggg) “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, turnover, value added and franchise taxes, deductions, withholdings, and custom duties, imposed by any Governmental Entity, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.
(hhhh) “Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
(iiii) “Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Interest, directly or indirectly, by operation of Law, contract or otherwise, (i) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Interest, in whole or in part, (ii) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of beneficial ownership of, or pecuniary interest in, or the economic consequences of having beneficial ownership of, such Interest, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Interest, (iii) short sale of, or trade in, such Interest, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Interest, or (iv) entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (i) to (iii).
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(jjjj) “Treasury Regulations” means the final, temporary, and proposed United States Department of the Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
(kkkk) “Wells” means all Hydrocarbon wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all Hydrocarbon production from such well.
Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Each accounting term not otherwise defined in this Agreement shall have the meaning commonly applied to such term in accordance with GAAP. References to “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Stockholders Agreement and the Confidentiality Agreement and the Clean Team Addendum constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.
Section 8.6 No Third Party Beneficiaries.
(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as expressly provided in this Section 8.6(a) or in Section 5.8 (which is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives). Notwithstanding the foregoing, in the event of Parent’s, Merger Sub I’s or Merger Sub II’s Willful and Material Breach of this Agreement or Fraud, then the Company Holders, acting solely through the Company Representative, acting as agent, shall be express third party beneficiaries of this Agreement and, subject to the terms of this Agreement, shall be entitled to pursue specific performance as set forth in Section 8.10 or, if specific performance is not sought or granted as a remedy, damages (which may include the benefit of the bargain lost by such Company Holders); provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company Representative, on behalf of and as agent for the Company Holders, in the Company Representatives sole discretion, and in no event shall any such Company Holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such Willful and Material Breach of this Agreement or Fraud, but rather the Company Representative shall have the sole and exclusive right to do so.
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(b) The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 8.8 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 8.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 8.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10,
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and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action. The rights set forth in this Section 8.10 are subject to Section 7.3(d).
Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by the Parent Board or the Managing Member, as applicable, at any time prior to the First Merger Effective Time. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.
Section 8.14 Extension of Time; Waiver. At any time prior to the First Merger Effective Time, either Parent or the Company may, by action taken or authorized by the Parent Board or the Managing Member as applicable, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Party contained herein, in each case inclusive of Merger Subs in the event of an extension or waiver with respect to Parent. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 8.15 No Other Parties to this Agreement. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of Company interests or other equity interests of the Company or securities in the Company (whether members or otherwise), any trust whose primary beneficiaries are one or more of such direct or indirect holder’s Relatives and the trustees or beneficiaries of any such trust, and (b) any Representative of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate not a Party to this Agreement shall have any liability or obligation to Parent or Merger Subs of any nature whatsoever under this Agreement, and each of Parent, Merger Sub I and Merger Sub II hereby waive and release all claims of any such liability and obligation arising under this Agreement, other than for Fraud. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent or Merger Sub (whether stockholders or otherwise), and (y) any Representative of (i) Parent, Merger Sub I or Merger Sub II or (ii) any Person who controls Parent, Merger Sub I or Merger Sub II. No Parent Affiliate not a Party to this Agreement shall have any liability or obligation to the Company of any nature whatsoever under this Agreement, and the Company hereby waives and releases all claims of any such liability and obligation, other than for Fraud. Nothing in this Section 8.15 will relieve any Company Affiliate of any contractual obligations expressly set forth in the Stockholders Agreement to which such Company Affiliate is a party.
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Section 8.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 8.18 Facsimile or.pdf Signature. This Agreement may be executed by facsimile or.pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 8.19 No Presumption Against Drafting Party . Each Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
Section 8.20 Conflicts Waiver. Parent, on behalf of itself, Merger Sub I, Merger Sub II and its and their respective directors, stockholders, partners, officers, employees and Affiliates and its and their respective successors and assigns, hereby acknowledges that Vinson & Elkins LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP (collectively, “Counsel”) have acted as counsel for the Company in connection with the negotiations, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Company Engagement”) and not as counsel for any other person, including Parent, Merger Sub I, Merger Sub II or any of their Affiliates (including the First Surviving Company or the Surviving Company). Only the Company shall be considered a client of Counsel in the Company Engagement. Each Party agrees that Counsel shall be permitted, without the need for any future waiver or consent, to represent the Company or any Person entitled to indemnification by the Company hereunder from and after the Closing in connection with any matters, including the Company Engagement, contemplated by this Agreement and any other agreements referenced herein or any disagreement or dispute relating thereto, and may in connection therewith represent the agents or Affiliates of the Company or any Persons entitled to indemnification by the Company hereunder in any of the foregoing cases, including in any dispute, litigation or other adversary proceeding against, with or involving Parent, Merger Sub I, Merger Sub II, the First Surviving Company or the Surviving Company or any of their agents or Affiliates. Parent shall not, and shall cause the Surviving Company and its Affiliates not to, seek or have Paul, Weiss, Rifkind, Wharton & Garrison LLP disqualified from any such representation based upon the prior representation of the Company thereby. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of the Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.20 shall not be deemed exclusive of any other rights to which Counsel is entitled whether pursuant to law, contract or otherwise. In addition, all communications involving attorney-client confidences between the Company Holders, the Company Representative, the Company and their Affiliates, on the one hand, and Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Company Holders and their Affiliates (including Company Representative) (and not the Company and its Subsidiaries). Accordingly, the Company and its Subsidiaries shall not have access to any such communications or to the files of Counsel relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after Closing, (i) the Company Holders and their Affiliates (including the Company Representative) (and not the Company and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company and its Subsidiaries shall not be a holder thereof, (ii) to the extent that files of Counsel in respect of such engagement constitute property of the client, only the Company Holders and their Affiliates (including the Company Representative) (and not the Company and its Subsidiaries) shall hold such property rights and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Counsel and the Company or any of its Subsidiaries or otherwise.
Section 8.21 Financing Provisions .Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any
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legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Debt Financing Sources shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 8.21), and (e) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.21 and that this Section 8.21 and the definition of “Debt Financing Sources” may not be amended in any manner materially adverse to the Debt Financing Sources without the written consent of the Debt Financing Entities. Notwithstanding the foregoing, nothing in this Section 8.21 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
[The remainder of this page is intentionally left blank.]
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
DIAMONDBACK ENERGY, INC.

By:	/s/ Travis D. Stice
Name: Travis D. Stice
Title: Chief Executive Officer

ECLIPSE MERGER SUB I, LLC

By:	/s/ Kaes Van't Hof
Name: Kaes Van't Hof
Title: President and Chief Financial Officer

ECLIPSE MERGER SUB II, LLC

By:	/s/ Kaes Van't Hof
Name: Kaes Van't Hof
Title: President and Chief Financial Officer

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ENDEAVOR PARENT, LLC,

By: Endeavor Manager, LLC, its Managing Member

By:	/s/ Autry C. Stephens
Name: Autry C. Stephens
Title: Chairman of the Board and Sole Member

ENDEAVOR MANAGER, LLC

By:	/s/ Autry C. Stephens
Name: Autry C. Stephens
Title: Chairman of the Board and Sole Member
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Annex A-2
Diamondback Energy, Inc.
500 West Texas Ave., Suite 1200
Midland, TX 79701
March 18, 2024
Endeavor Parent, LLC
110 N. Marienfeld Street
Midland, TX 79701
Attention: William F. Krueger, Vice President and General Counsel
E-mail: WKrueger@eeronline.com
Endeavor Manager, LLC
110 N. Marienfeld Street
Midland, TX 79701
Attention: William F. Krueger, Vice President and General Counsel
E-mail: WKrueger@eeronline.com
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Attention:	Krishna Veeraraghavan
Benjamin M. Goodchild
E-mail:	kveeraraghavan@paulweiss.com
bgoodchild@paulweiss.com
Re: Amendment to Merger Agreement
Reference is hereby made to that certain Agreement and Plan of Merger, by and among Diamondback Energy, Inc., a Delaware corporation, Eclipse Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Eclipse Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Endeavor Manager, LLC a Texas limited liability company (solely for purposes of certain sections set forth therein) and Endeavor Parent, LLC, a Texas limited liability company, dated as of February 11, 2024 (the “Merger Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Merger Agreement.
1. All of the Parties hereby agree that, effective as of the date of this letter agreement, Exhibit A of the Merger Agreement shall be deleted in its entirety and replaced with Exhibit A attached to this letter agreement.
2. Except as expressly set forth above, all of the terms and conditions of the Merger Agreement shall remain in full force and effect without modification.
3. This letter agreement shall be subject to all of the general provisions contained in Article VIII of the Merger Agreement, as applicable, which are incorporated herein by reference mutatis mutandis.
[Signature Pages Follow.]
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IN WITNESS WHEREOF, the Parties have caused this letter agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
DIAMONDBACK ENERGY, INC.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President and Chief Financial Officer

ECLIPSE MERGER SUB I, LLC

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President and Chief Financial Officer

ECLIPSE MERGER SUB II, LLC

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President and Chief Financial Officer
[Signature Page to Merger Agreement Amendment]
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ENDEAVOR PARENT, LLC

By:	Endeavor Manager, LLC, its Managing Member

By:	/s/ Lance Robertson
Name:	Lance Robertson
Title:	President and CEO

ENDEAVOR MANAGER, LLC

By:	/s/ Lance Robertson
Name:	Lance Robertson
Title:	President and CEO
[Signature Page to Merger Agreement Amendment]
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Exhibit A
[Included as Annex B to this Proxy Statement]
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Annex B
FINAL FORM
STOCKHOLDERS AGREEMENT

DATED AS OF [•], 202[•]

STOCKHOLDERS AGREEMENT
This Stockholders Agreement, dated as of [•], 202[•], is entered into by and between (i) Diamondback Energy, Inc., a Delaware corporation (the “Company”), (ii) [•]1 (collectively, “Initial Stephens Stockholders”).
BACKGROUND
WHEREAS, the Company, Endeavor Parent, LLC (“Endeavor”), Eclipse Merger Sub I, LLC (“Merger Sub I”), and Eclipse Merger Sub II, LLC (“Merger Sub II”) and Endeavor Manager, LLC (solely with respect to certain provisions thereto) have entered into that certain Agreement and Plan of Merger, dated as of February 11, 2024 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub I will merge with and into Endeavor, with Endeavor continuing as the entity surviving the merger (the “First Merger”, and such surviving entity, the “First Surviving Company”), followed immediately thereafter, by the merger of the First Surviving Company into Merger Sub II, with Merger Sub II continuing as the entity surviving such merger (together with the First Merger, the “Mergers”), and in connection with the Mergers and other related transactions, the Initial Stephens Stockholders will receive such number of shares of Common Stock (as defined below) as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and as a condition to the consummation of the Mergers, the Company and the Initial Stephens Stockholders are entering into this Stockholders Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”) to set forth certain understandings among such parties, including with respect to certain governance matters; and
WHEREAS, the Company and the Initial Stephens Stockholders intend the rights and obligations set forth herein to become automatically effective upon the closing of the First Merger (the “Closing”).
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

INTRODUCTORY MATTERS
1.1 Defined Terms. The following terms have the following meanings when used herein with initial capital letters:
“10% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that (x) has already filed and still has in effect, or is required to have filed, a Statement of Beneficial Ownership Report on Schedule 13D with the SEC which reports such Person’s or Group’s Beneficial Ownership of 10% or more of the total outstanding Common Stock at the time of such proposed Transfer or (y) after giving effect to such Transfer would Beneficially Own 10% or more of the total outstanding Common Stock.
“Affiliate” means, as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, and also, with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family. Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company and its Subsidiaries nor the Persons set forth on Schedule 1.1, on the one hand, and the Stephens Stockholders, on the other hand, shall not be considered to be Affiliates of each other.
“Audit Committee” means the audit committee of the Board, or another committee of the Board performing the function of overseeing audit, financial reporting, and similar matters that an audit committee of a public company that is listed on the Exchange customarily oversees.
[1]	To be all Company Holders (as defined in the Merger Agreement)

“Automatic Shelf Registration Statement” means an “Automatic Shelf Registration Statement,” as defined in Rule 405 under the Securities Act.
“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Block Trade” means an Underwritten Offering not involving any “road show” or other substantial marketing efforts by the underwriters, which is commonly known as a “block trade.”
“Board” means the board of directors of the Company.
“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York, or Midland, Texas are required by Law to close.
“Closing Common Shares” means the shares of Common Stock issued to the Initial Stephens Stockholders as merger consideration in the First Merger under the terms of the Merger Agreement.
“Committee” means any or all of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Safety, Sustainability and Corporate Responsibility Committee and any other committee of the Board.
“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.
“Compensation Committee” means the compensation committee of the Board, or another committee performing the functions of overseeing executive compensation and related matters that a compensation committee of a public company that is listed on the Exchange customarily oversees.
“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.
“Director” means any director of the Company.
“Effective Date” means the date on which the Closing occurs.
“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, and any and all equivalent or analogous ownership (or profit) or voting interests in any Person that is not a corporation, (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Exchange” means the Nasdaq Stock Market LLC or any other exchange on which the Common Stock is primarily listed.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.
“Holder” means the Stephens Stockholders, so long as they hold Registrable Securities.
“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules and regulations of the Exchange.

“Minimum Amount” means $250,000,000 (two hundred fifty million dollars).
“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.
“Other Matters” means matters other than the election of directors that is presented for a vote of, or approval by written consent by, stockholders of the Company.
“Outstanding Shares” means the aggregate number of Voting Securities outstanding as of the applicable determination time.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.
“Prospectus” means the prospectus (including any preliminary, final or summary prospectus) included in any Registration Statement, all amendments and supplements to such prospectus and all other material incorporated by reference in such prospectus.
“register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.
“Registrable Securities” means all the Closing Common Shares Beneficially Owned by the Holders, and any securities into which such shares of Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of the Company; provided, however, that Registrable Securities shall cease to be Registrable Securities when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) have been transferred or sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement, or (iv) cease to be outstanding. Notwithstanding the foregoing, any securities held by any Holder that together with its Affiliates beneficially owns less than 2% of such class or series of securities and that may be sold under Rule 144(b)(1)(i) without limitation under any of the other requirements of Rule 144 will be deemed not to be Registrable Securities.
“Registration Expenses” means all expenses (other than Selling Expenses) arising from or incident to the Company’s performance of or compliance with this Agreement, including, without limitation: (i) SEC, stock exchange, Financial Industry Regulatory Authority, Inc. and other registration and filing fees; (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, messenger and delivery expenses; (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants, reserve engineers, and any other accounting and legal fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any special audits or “comfort” letters required in connection with or incident to any registration); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on the Exchange or the quotation of Registrable Securities on any inter-dealer quotation system; (vi) the fees and expenses incurred by the Company in connection with the road show, if any, for a Marketed Underwritten Shelf Takedown; and (vii) reasonable and customary fees and expenses of counsel to the Holders in connection with the filing or amendment of any Registration Statement or Prospectus hereunder; provided that, with respect to any offering, Registration Expenses shall only include such fees and expenses of one counsel to the Holders and one local counsel per jurisdiction with respect to any offering (which, in each case, shall be chosen by the Holders of a majority of Registrable Securities to be included in such offering).
“Registration Statement” means any registration statement of the Company that covers the resale of any Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits, financial information and all other material incorporated by reference in such registration statement or Prospectus.
“Restricted Entities” means (i) any exploration and production company with significant operations in the Permian Basin or otherwise in proximity to the Company’s operations or (ii) any Person that is a material supplier or customer of the Company. For the purpose of this definition, (x) “significant operations” of any Person means operations from which such Person derived, on average, more than 50,000 barrels of oil-equivalent daily during the most recently completed fiscal year, and (y) “material supplier or customer” means a supplier or customer to whom the Company paid, or from whom the Company received, at least $250 million in consideration in the prior calendar year.
“Restricted Persons” means (i) any Restricted Entity and (ii) any 10% Stockholder.
“Safety, Sustainability and Corporate Responsibility Committee” means the Safety, Sustainability and Corporate Responsibility Committee of the Board and any successor committee of the Board thereto.
“SEC” means the U.S. Securities and Exchange Commission or any successor agency.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Selling Expenses” means the underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions and any transfer taxes, in each case, applicable to all Registrable Securities registered by the Holders and the fees and expenses of counsel engaged by any Holder (other than expenses for counsel that are the Company’s expense under the definition of Registration Expenses).
“Shelf Registration Statement” means a “shelf” registration statement of the Company that covers all the Registrable Securities (and may cover other securities of the Company) on Form S-3 and under Rule 415 under the Securities Act or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the SEC, including without limitation any such registration statement filed pursuant to Section 5.1, and all amendments and supplements to such “shelf” registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.
“Standstill Removal Date” means the date on which the Stephens Stockholders cease to Beneficially Own at least 10% of the Outstanding Shares in the aggregate.
“Stephens Majority” means the holders of a majority of the Voting Securities held by all Stephens Stockholders.
“Stephens Stockholders” means the Initial Stephens Stockholders and any Permitted Transferee that becomes an owner of any shares of Common Stock from the Initial Stephens Stockholders or another Stephens Stockholder by virtue of a Transfer described in (x) Section 4.1(b)(i) or Section 4.1(b)(ii) or (y) Section 4.1(b)(iii) or Section 4.1(b)(iv), but subject, in the case of clause (y), to executing a joinder agreement substantially in the form of Exhibit A hereto and agreeing to be bound by the terms of this Agreement as if they were an original party hereto (in the capacity of Stephens Stockholder) .
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to own, Control or have a majority ownership interest in a limited liability company, partnership, association or other business entity if such

Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.
“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.
“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) the sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person of such Equity Security, in whole or in part, (ii) any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, (iii) short sale of, or trade in, such Equity Security, or entry into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Equity Security, or (iv) entry into any contract, option or other arrangement or understanding with respect to the matters described in the foregoing clauses (i) to (iii); provided, however, that the following shall not be considered a “Transfer”: (1) entering into a voting or support agreement (with or without granting a proxy) in support of any merger, consolidation or other business combination of the Company that has been approved by the Board, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger); (2) the grant of a proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at a general or special meeting of stockholders, (3) the pledge of shares of the Company by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise voting control over such pledged shares and such pledged shares are not transferred to or registered in the name of the pledgee; provided, however, that a foreclosure on such shares by the pledgee shall constitute a “Transfer”; or (4) the fact that the spouse or domestic partner of any Stephens Stockholder possesses or obtains an interest in such holder’s property, arising solely by reason of the application of the community property laws of any applicable jurisdiction. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.
“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public in the United States.
“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.
1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:
Term	Section
Advice	5.3
Agreement	Recitals
Approval Requirement	2.1(a)
Blackout Period	5.2(t)
Board Stepdown	2.1(b)
Closing	Recitals
Company	Preamble
Company Governing Documents	4.6
Company Notice	5.1(d)
Confidential Information	7.16
Demand Request	5.1(d)
Designee Qualifications	2.2
Endeavor	Recitals
Financial Counterparty	5.1(c)
First Lock-Up End Date	4.1(a)
First Merger	Recitals

Term	Section
First Surviving Company	Recitals
Initial Stephens Stockholders	Preamble
Joinder Agreement	Exhibit A
Joining Party	Exhibit A
Marketed Underwritten Shelf Takedown	5.1(b)
Maximum Voting Percentage	3.2
Merger Agreement	Recitals
Merger Sub I	Recitals
Merger Sub II	Recitals
Mergers	Recitals
Participating Majority	5.1(e)
Permitted Purpose	7.16
Permitted Transfer	4.1(b)
Permitted Transferee	4.1(b)
Piggyback Underwritten Offering	5.1(g)(i)
Piggybacking Holder	5.1(g)(i)
Records	5.2(l)
Requesting Holder	5.1(d)
Securities Act	4.1(e)
Seller Affiliates	5.5(a)
Stephens Designee	2.1(a)
Stockholders Agreement	Exhibit A
Suspension Notice	5.3
Suspension Period	5.1(h)
Transferred Shares	Exhibit A
Underwritten Shelf Takedown	5.1(b)
1.3 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” mean a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” mean U.S. dollars, the lawful currency of the United States of America. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.
ARTICLE II

CORPORATE GOVERNANCE MATTERS
2.1 Composition of the Board.
(a) From and after the Effective Date, subject to the terms and conditions of this Article II, the Stephens Majority shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized Committee thereof shall include, four (4) individuals who meet the Designee Qualifications to serve as Directors. Each such individual whom the Stephens Majority shall actually designate pursuant to this Section 2.1 shall be referred to herein as a “Stephens Designee.” The initial Stephens Designees shall be mutually agreed by the

Company and the Stephens Majority, and any replacement Stephens Designees shall require the approval (not to be unreasonably withheld) of a majority of the non-Stephens Designee Directors (the “Approval Requirement”). Subject to Section 2.1(d), if any replacement Stephens Designee does not satisfy the Approval Requirement, the Stephens Majority shall have the right to designate another individual as the replacement Stephens Designee (which process may be repeated, subject to Section 2.1(d), until such time as the replacement Stephens Designee satisfies the Approval Requirement).
(b) Notwithstanding the foregoing provisions of Section 2.1(a), the number of individuals that the Stephens Majority is entitled to designate to serve as Directors pursuant to Section 2.1 shall be permanently reduced to: (i) two (2) Directors if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own at least 20% of the Outstanding Shares but less than 25% of the Outstanding Shares; (ii) one (1) Director if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own at least 10% of the Outstanding Shares but less than 20% of the Outstanding Shares; and (iii) no Directors if, at any time, the Stephens Stockholders, in the aggregate, Beneficially Own less than 10% of the Outstanding Shares. Any step-down reductions in the number of individuals that the Stephens Majority is entitled to designate to serve as Directors pursuant to the immediately preceding sentence is referred to in either case hereinafter as the “Board Stepdown.”
(c) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Stephens Designee, except in the case of vacancy resulting from, or related to, the Board Stepdown, any individual nominated or appointed by or at the direction of the Board or any duly-authorized Committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new Stephens Designee who has satisfied the Approval Requirement and meets the applicable Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation. The Company will use its reasonable best efforts not to take any action to oppose the exercise by the Stephens Stockholders of any right such Stephens Stockholders may have to cause the resignation of a Stephens Designee.
(d) In connection with an election of Directors by the stockholders of the Company, the Stephens Majority shall identify the Stephens Designee or Stephen Designees by written notice to the Company no less than one hundred twenty (120) days prior to the date of the meeting of stockholders of the Company to be called for the purpose of electing Directors. So long as a Stephens Designee meets, and continues to meet at each time of re-election, the applicable Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such Stephens Designee in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such Stephens Designee to the Board, including nominating such Stephens Designee to be elected as a Director as provided herein, recommending such Stephen Designee’s election and soliciting proxies or consents in favor thereof.
(e) The Company shall at all times provide each Stephens Designee appointed or elected to the Board (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other Directors. In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Stephens Designee shall be entitled to receive (i) any and all applicable Director and Committee fees and compensation that are payable to the Company’s non-employee Directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties in accordance with the Company’s expense reimbursement policy applicable to non-employee Directors.
2.2 Qualification of Stephens Designee.
(a) Each Stephens Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such Stephens Designee ceases to serve as a Director:
(i) meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Directors, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;
(iii) not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company;
(iv) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee); and
(v) be “independent” within the meaning of the Exchange’s rules and regulations and Rule 10A-3 promulgated under the Exchange Act (unless otherwise agreed to by the Nominating and Corporate Governance Committee), it being understood and agreed that the individuals set forth on Schedule 2.2(a)(v) shall be deemed to comply with this Section 2.2(a)(v).
(b) Each Stephens Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. The Stephens Stockholders, in their capacity as stockholders of the Company, and each Stephens Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board. It is hereby expressly acknowledged and agreed that in order for a Stephens Designee to be appointed to a Committee, the Board or the applicable Committee may require additional questionnaires and information, as are required or reasonably requested from each other non-Stephens Designee candidate for appointment to such Committee, from such Stephens Designee or the Stephens Stockholders in connection with assessing whether such Stephens Designee satisfies the qualifications, independence and other criteria required for membership of such Committee.
The requirements set forth in this Section 2.2 are referred to, collectively, as the “Designee Qualifications.” If at any time the Company, the Board or any duly-authorized Committee thereof determines in good faith that any Stephens Designee does not meet the applicable Designee Qualifications, the Stephens Majority shall have the right to designate another individual as the replacement Stephens Designee (which process may be repeated until such time as the replacement Stephens Designee satisfies the applicable Designee Qualifications), subject in each case to Section 2.1(d).
2.3 Service on Specified Boards. The Stephens Majority shall not designate any individual pursuant to Section 2.1 who, at the time of such designation, is a member or has been nominated to serve as a member of the board of directors or similar governing body of any Restricted Person. If a Stephens Designee becomes a member of the board of directors or similar governing body of any Restricted Person, such Stephens Designee shall, and the Stephens Stockholders shall use their reasonable best efforts to cause such Stephens Designee to, promptly tender to the Board his or her resignation as a Director. In the event any Stephens Designee is to promptly tender to the Board his or her resignation as a Director, the Board shall be entitled to take all necessary steps to remove such Director promptly, without prejudice to the Stephens Majority’s Board designation right pursuant to Section 2.1.
2.4 Resignations. Notwithstanding anything to the contrary in this Agreement, unless otherwise requested by the Board, if the number of Stephens Designees exceeds the number of directors that the Stephens Stockholders would be permitted to designate pursuant to Section 2.1 at that time, the Stephens Stockholders shall use their reasonable best efforts to cause such number of Stephens Designees to promptly tender his, her or their resignation from the Board and any applicable Committee, and, in each case, the Nominating and Corporate Governance Committee shall recommend to the Board whether to accept or reject such resignation to cause there to no longer be such an excess.

2.5 Committee. Until the date on which the Stephens Stockholders cease to Beneficially Own at least 25% of the Outstanding Shares in the aggregate, the Stephens Majority shall have the right to require, and the Board shall (if requested by the Stephens Majority) cause, each Committee to contain at least one Stephens Designee as a member, subject to applicable Law and meeting the qualifications required for service on the applicable Committee. The Stephens Designee chosen to serve on any Committee pursuant to this Section 2.5 shall be determined by a majority of the non-Stephens Designee Directors.
ARTICLE III

VOTING MATTERS
3.1 Voting with Respect to the Election of Directors. Until the date on which the Stephens Stockholders cease to Beneficially Own more than 20% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), with respect to the election of Directors to the Board, the Stephens Stockholders shall vote or cause to be voted (including, if applicable, by written consent), any and all Voting Securities Beneficially Owned by the Stephens Stockholders in the same proportion as voted by the other holders of Voting Securities.
3.2 Voting with Respect to Other Matters. Until the date on which the Stephens Stockholders cease to Beneficially Own more than 20% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), with respect to Other Matters, the Stephens Stockholders (i) shall be free to vote (including by written consent) at their sole discretion, in the aggregate, any and all Voting Securities Beneficially Owned by the Stephens Stockholders up to 25% of the Outstanding Shares (the “Maximum Voting Percentage”) and (ii) shall vote or cause to be voted (including, if applicable, by written consent), any and all Voting Securities Beneficially Owned by the Stephens Stockholders in excess of the Maximum Voting Percentage in the same proportion as voted by the other holders of Voting Securities.
3.3 Quorum. Until the date on which the Stephens Stockholders cease to Beneficially Own more than 15% of the Outstanding Shares in the aggregate, at any annual or special meeting of stockholders of the Company, the Stephens Stockholders shall cause all of the Voting Securities Beneficially Owned by the Stephens Stockholders to be present in person or by proxy for quorum purposes.
3.4 Proxy. Until the date on which the Stephens Stockholders cease to Beneficially Own at least 10% of the Outstanding Shares in the aggregate, each of the Stephens Stockholders hereby irrevocably appoints as its proxy and attorney-in-fact the Chief Executive Officer, President and Chief Legal & Administrative Officer of the Company, and each of them, in his or her capacity as such, and any individual who shall hereafter succeed to such offices of the Company, with full power of substitution, to cause to be present, vote or execute written consents with respect to all Voting Securities Beneficially Owned by such Stephens Stockholder in accordance with Sections 3.1 or 3.2; provided that such proxy may only be exercised if the applicable Stephens Stockholder has failed to comply with the terms of Sections 3.1, 3.2 or 3.3 by the date that is three (3) Business Days prior to the applicable meeting (or within three (3) Business Days after the request for written consents, as applicable). This proxy is coupled with an interest and shall be irrevocable, and each Stephens Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to any Voting Securities Beneficially Owned by it.
ARTICLE IV

ADDITIONAL COVENANTS
4.1 Transfer Restrictions.
(a) The Stephens Stockholders shall not Transfer any Closing Common Shares (x) in excess of 10% of the Closing Common Shares in the aggregate until the date that is the six (6) month anniversary of the Effective Date (the “First Lock-Up End Date”); (y) in excess of 33.4% of the Closing Common Shares in the aggregate until the date that is the twelve (12) month anniversary of the Effective Date; and (z) in excess of 66.7% of the Closing Common Shares in the aggregate until the date that is the eighteen (18) month anniversary of the Effective Date, in each case, other than in Permitted Transfers.

(b) “Permitted Transfer” means:
(i) a Transfer to another Stephens Stockholder or, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below, an entity in which one or more Stephens Stockholders, directly, or indirectly through one or more Stephens Stockholders, own equity interests with sufficient voting control in such entity, or otherwise have legally enforceable rights, such that one or more Stephens Stockholders retain sole dispositive power and exclusive voting control with respect to shares of Common Stock held by such entity;
(ii) a Transfer for estate planning purposes to any trust, partnership, limited liability company or other vehicle for (x) the benefit of such Stephens Stockholder, or (y) Persons other than a Stephens Stockholder so long as one or more of the Stephens Stockholders has sole dispositive power and exclusive voting control with respect to the shares of Common Stock held by such vehicle, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below;
(iii) a Transfer by will or intestate succession upon the death of a Stephens Stockholder or a division or distribution of a trust described in clause (ii) above;
(iv) a Transfer pursuant to a qualified domestic order, court order or in connection with a divorce settlement;
(v) a Transfer that is a bona fide charitable contribution;
(vi) any Transfer to the Company or any of its Subsidiaries, including pursuant to a share buyback; or
(vii) any Transfer pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving the Company that has been approved, authorized or recommended by the Board;
provided, that any transferee who receives shares of Common Stock pursuant to a Permitted Transfer in accordance with clause (i) or (ii), (above at any time while this Agreement remains in effect (each, a “Permitted Transferee”) must execute a joinder agreement substantially in the form of Exhibit A hereto and agree to be bound by the terms of this Agreement as if they were an original party (in the capacity of Stephens Stockholder) hereto.
(c) Until the date on which the Stephens Stockholders cease to Beneficially Own more than 10% of the Outstanding Shares in the aggregate, the Stephens Stockholders shall only Transfer shares of Common Stock if (x) in a Transfer made directly on the Nasdaq or other securities exchange or counter without the use of underwriter(s), broker-dealer(s) or selling agent(s), the transferee is not, to the Stephen Stockholders’ knowledge, a Restricted Person or any Affiliate thereof; (y) in a Transfer pursuant to an Underwritten Offering, broker-dealer or other selling agent, the Stephens Stockholders shall have instructed the managing underwriter(s), broker-dealer(s) or selling agent(s), as applicable, not to Transfer any shares of Common Stock to any Restricted Person; and (z) in any other Transfer, including a privately negotiated transaction, the transferee is not a Restricted Person. If requested by any Stephens Stockholder, the Company shall provide to such Stephens Stockholder, within five (5) Business Days of such request, its good faith view as to whether a specified Person is a Restricted Entity (provided, that if such Person is not identified by the Company as a Restricted Entity, such Person shall be deemed not to be a Restricted Entity under the terms of this Agreement for a period of six (6) months following the date of such request).
(d) Any Transfer or attempted Transfer of Common Stock in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.
(e) Any certificates for shares of Common Stock held by a Stephens Stockholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.
THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF [•], [•], BY AND BETWEEN DIAMONDBACK ENERGY, INC. AND THE STEPHENS STOCKHOLDERS, AS IT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF DIAMONDBACK ENERGY, INC.
Notwithstanding the foregoing, upon the request of the applicable Stephens Stockholder, (i) in connection with any Transfer of Common Stock Transferred in accordance with the terms of this Agreement, the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, and (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, the Company shall, at its sole expense, promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement.
4.2 “Net Long” Position. Each Stephens Stockholder shall maintain a “net long position” (as such term is defined in Rule 14e-4 of the Exchange Act) with respect to the shares of Common Stock it Beneficially Owns.
4.3 Trading Window. For so long as a Stephens Director continues to serve as a Director, each Stephens Stockholder shall be subject to, and agrees to comply with, all insider trading policies and procedures applicable to members of the Board. All Initial Stephens Stockholders hereby acknowledge and agree that they have been provided a copy of such insider trading policies as of the date of this Agreement and agree to comply with such policies for so long as a Stephens Director continues to serve as a Director.
4.4 Notice. Until the Standstill Removal Date, the Stephens Stockholders shall provide written notice to the Company at least five (5) Business Days prior to making any Transfer, that together with any other Transfer by a Stephens Stockholder in any thirty (30) day period, would constitute the Transfer of shares of Common Stock having a value of more than the Minimum Amount (based on the average closing sale price per share of Common Stock for 10 trading days preceding the date of such notice). Each such notice shall specify the manner of effecting the Transfer, the number of Common Stock intended to be Transferred, and, to the extent known, the identity or identities of the prospective purchasers, the proposed price per share of the Common Stock and the intended closing date for such Transfer.
4.5 Standstill.
(a) On and after the Effective Date, the Stephens Stockholders shall not, shall cause their Affiliates not to, and shall cause the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly (including by acting in concert with others through a Group or otherwise), without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3) acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)), any assets of the Company or any of its Subsidiaries, or any debt instruments or indebtedness of the Company or any of its Subsidiaries other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company or (B) pursuant to a Permitted Transfer; provided that no Stephens Stockholder shall be in breach of this Section 4.5(a) as a result of the acquisition by any Stephens Designee of any Equity Securities of the

Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Stephens Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Stephens Designee. This Section 4.5(a) shall apply during any time when the Stephens Stockholders Beneficially Own at least 20% of the Outstanding Shares in the aggregate.
(b) Subject to Section 4.5(c), on and after the Effective Date, the Stephens Stockholders shall not, shall cause their Affiliates not to, and shall cause the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly (including by acting in concert with others through a Group or otherwise), without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3):
(i) make any offer with respect to, or make or submit a proposal with respect to, or ask or request any other person to make an offer or proposal with respect to, in any other way support, make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);
(ii) make, knowingly encourage, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any, or to provide or withhold consents with respect to, Voting Securities, or seek to advise or knowingly influence any Person with respect to the voting of, or the providing or withholding consent with respect to, any Voting Securities (other than, in each case, in a manner that is recommended by the Board’s);
(iii) seek election to, or seek to place a representative on, the Board, or seek the removal of any member of the Board, or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than with respect to (A) the election or removal of a Stephens Designee in accordance with Section 2.1 or (B) voting (including by written consent) in accordance with Article III);
(iv) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;
(v) form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of Stephens Stockholders);
(vi) otherwise act, alone or in concert with others, to seek to control or knowingly influence the management or the policies of the Company;
(vii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;
(viii) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities, or take any action that a Stephens Stockholder knows, or would reasonably be expected to know, would require the Company to make a public announcement regarding any of the foregoing activities; or
(ix) contest the validity of Section 4.5(a) or this Section 4.5(b), or contest the validity of, or otherwise challenge in any way the action by the Company to adopt, a ‘poison pill’ or similar anti-takeover device, or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein or any such ‘poison pill’ or similar anti-takeover device;
it being understood and agreed that this Section 4.5(b) shall not (A) limit the non-public activities of any Stephens Designee taken in good faith in his or her capacity as a Director, (B) limit the participation of any Stephens Designee in any confidential Board or Committee discussions, deliberations, negotiations or determinations, or (C) prohibit or restrict any Stephens Stockholder from taking any action necessary to comply with any Law or any action required by any Governmental Authority or Exchange requirement (excluding any requirement created by any action undertaken by the Stephens Stockholders, their Affiliates or any Person acting at the direction or on behalf of the Stephens Stockholders in breach of this Section 4.5).

(c) The restrictions set forth in Section 4.5(b) shall terminate upon the later of (i) ninety (90) days after the Standstill Removal Date, and (ii) ninety (90) days following the date on which all Stephens Designees (including any successor Stephens Designees) cease to serve on the Board.
4.6 Certain Approval Rights. Until the Standstill Removal Date, the Company shall not, without the Stephens Majority’s prior written consent, (a) amend its amended and restated certificate of incorporation or amended and amended and restated bylaws, each in effect as of the Effective Date (collectively, the “Company Governing Documents”) in any manner that would disproportionately and adversely affect the rights of the Stephens Stockholders, as a group, thereunder compared to other stockholders of the Company, (b) increase the Total Number of Directors to exceed thirteen (13) Directors; or (c) form any new Committee (including an executive committee) involving a material delegation of authority from the Board or amend the charter of any Committee, in each case of this clause (c), in a manner that would disproportionately and adversely affect the rights of the Stephens Stockholders pursuant to this Agreement. For the avoidance of doubt, any amendments or supplements to the Company Governing Documents to adopt, or reflect the adoption of, a customary stockholder rights plan will not be deemed to materially, disproportionately and adversely affect the rights of the Stephens Stockholders, and the Stephens Majority will not have any consent right set forth in this Section 4.6 with respect thereto.
ARTICLE V

REGISTRATION RIGHTS
5.1 Shelf Registration.
(a) The Company will prepare, file (to the extent not previously filed) and use its reasonable best efforts to cause to become effective no later than five (5) Business Days following the First Lock-Up End Date, a Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement), registering for resale the Registrable Securities under the Securities Act subject to compliance by the Holders of the Registrable Securities with their obligations hereunder, including specifically those obligations set forth in Section 5.1(j). The plan of distribution indicated in the Shelf Registration Statement will include all such methods of sale as any Holder may reasonably request in writing at least five Business Days prior to the filing of the Shelf Registration Statement and that can be included in the Shelf Registration Statement under the rules and regulations of the SEC. Until such time as all Registrable Securities cease to be Registrable Securities or the Company is no longer eligible to maintain a Shelf Registration Statement, the Company shall use its reasonable best efforts to keep current and effective such Shelf Registration Statement and file such supplements or amendments to such Shelf Registration Statement (or file a new Shelf Registration Statement (which Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is then eligible to file an Automatic Shelf Registration Statement) when such preceding Shelf Registration Statement expires pursuant to the rules of the SEC) as may be necessary or appropriate to keep such Shelf Registration Statement continuously effective and useable for the resale of all Registrable Securities under the Securities Act. Any Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply in all material respects as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company may satisfy its obligations with respect to the filing of any Shelf Registration Statement by filing with the SEC and providing the applicable Holders with a Prospectus supplement under a “universal” or other Shelf Registration Statement of the Company that also registers sales of securities for the account of the Company or other holders.
(b) Subject to the transfer restrictions set forth in Section 4.1, any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Holders, in the aggregate, will be entitled to make a demand for a total of three (3) Underwritten Shelf Takedowns per calendar year for so long as the Holders Beneficially Own Registrable Securities having a value, in the aggregate, of more than $2,000,000,000 (based on the average closing sale price per share of Common Stock for 10 trading days preceding the date of such demand). At the request of such Holders, the plan of distribution for the Underwritten Shelf Takedowns shall include a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Takedown”), provided that the Holders, in the aggregate, will be entitled to make a demand for a Marketed Underwritten Shelf Takedown only if the proceeds from the sale of Registrable Securities in such Marketed Underwritten Shelf Takedown (before the deduction of underwriting discounts) is expected to exceed, in the aggregate, $500,000,000 (five hundred million dollars) (based on the average closing sale price per share of Common Stock for 10 trading days preceding the registration request). Subject to the other limitations contained in this Agreement, including the transfer restrictions set forth in Section 4.1, the Company shall not be obligated hereunder to effect (x) an Underwritten Shelf Takedown within 60 days after the closing of an Underwritten Shelf Takedown and/or (y) more than two Underwritten Shelf Takedowns in any calendar year. If an Underwritten Shelf Takedown is not a Marketed Underwritten Shelf Takedown, the Company and its management will not be required to participate in a roadshow or other marketing effort. For the avoidance of doubt, an Underwritten Shelf Takedown shall not include an “at the market” program.
(c) If a Holder wishes to engage in an Underwritten Shelf Takedown in the form of a Block Trade, then if such Holder requires any assistance from the Company pursuant to this Section 5.1(c), the Holder shall notify the Company of the Block Trade at least five (5) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to timely facilitate such Block Trade; provided, that the Holders wishing to engage in such Block Trade shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other documentation related to, or required to facilitate, the Block Trade. For the avoidance of doubt, this Section 5.1(c) shall not apply to any block trades or similar Transfers conducted pursuant to Rule 144 under the Securities Act.
(d) The request (a “Demand Request”) for an Underwritten Shelf Takedown shall be made by the Holder or Holders making such request (the “Requesting Holder”) by giving written notice to the Company. The Demand Request shall specify the approximate number of Registrable Securities to be sold in such Underwritten Shelf Takedown and the expected price range of securities to be sold in such Underwritten Shelf Takedown. Within five Business Days after receipt of any Demand Request for any Marketed Underwritten Shelf Takedown but not for any Block Trade, the Company shall send written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Notice”) and shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after sending the Company Notice.
(e) The Participating Majority shall select one or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the managing underwriter or underwriters in connection with such Underwritten Shelf Takedown. The “Participating Majority” shall mean, with respect to an Underwritten Shelf Takedown, the Holder(s) of a majority of the Registrable Securities requested to be included in such Underwritten Shelf Takedown. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement with such underwriter or underwriters in accordance with Section 5.1(i). The Company will use its reasonable best efforts to cause members of senior management to cooperate with the underwriter(s) in connection with an Underwritten Shelf Takedown and make themselves available to participate in the marketing process in connection with such Underwritten Shelf Takedown as requested by the managing underwriter(s) and providing such additional information reasonably requested by the managing underwriter(s) (in addition to the minimum information required by law, rule or regulation) in any prospectus relating to an Underwritten Shelf Takedown.
(f) If the managing underwriter(s) for an Underwritten Shelf Takedown, other than a Piggyback Underwritten Offering, advise the Company and the participating Holders in writing that, in their opinion, marketing factors require a limitation of the amount of securities to be underwritten (including Registrable Securities) because the amount of securities to be underwritten is likely to have an adverse effect on the marketability of the offering, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities that may be included in the underwriting shall be allocated among the participating Holders, (i) first among the participating Holders as nearly as possible on a pro rata basis based on the total amount of Registrable

Securities Beneficially Owned by such Holders, (ii) second to the extent all Registrable Securities requested to be included in such underwriting by the participating Holders have been included, to any other Persons pursuant to contractual registration rights as nearly as possible on a pro rata basis based on the total amount of Registrable Securities (as defined in the contractual registration rights) held by such other Persons requested to be included in such underwriting, (iii) third to the securities the Company proposes to sell and (iv) fourth to all other securities of the Company duly requested to be included, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company. The Company shall prepare preliminary and final prospectus supplements for use in connection with the Underwritten Shelf Takedown, containing such additional information as may be reasonably requested by the underwriter(s).
(g) (i) Without limiting the restrictions on Transfer set forth in this Agreement, if the Company at any time proposes to conduct an Underwritten Offering of equity securities for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 5.1(g)(i). Such notice shall be given promptly (and in any event at least five Business Days before the filing in connection with the Underwritten Offering or two Business Days before the filing in connection with the Underwritten Offering in connection with a Block Trade); provided, that such Holders shall have no right to include Registrable Securities in a Block Trade). Each such Holder shall then have four Business Days after the date on which the Holders received notice pursuant to this Section 5.1(g)(i) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 5.1(g)(iii) and Section 5.1(g)(iv), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 5.1(g)(i) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, in each case in their sole discretion, the Company shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (x) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses incurred in connection therewith), and (y) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.
(ii) Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the earlier of (x) the execution of an underwriting agreement or (y) filing of a prospectus supplement, or if such offering is not pursuant to an existing registration statement, effectiveness of a registration statement, in each case, with respect thereto by giving written notice to the Company, following which such Holder shall no longer be entitled to participate in such Piggyback Underwritten Offering.
(iii) If a Piggyback Underwritten Offering is initiated as a primary Underwritten Offering on behalf of the Company and the managing underwriter(s) advise the Company and the Holders (if any Holder has elected to include Registrable Securities in such Piggyback Underwritten Offering) that in their opinion the number of shares of Common Stock proposed to be included in such offering exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares of Common Stock proposed to be sold in such offering), the Company shall include in such Piggyback Underwritten Offering (i) first, the number of shares of Common Stock that the Company proposes to sell, (ii) second, the number of

Registrable Securities that the participating Holders requested to be included in such offering, allocated as nearly as possible on a pro rata basis among the Holders based on the number of Registrable Securities each has requested to be so included, and (iii) third, the number of shares of Common Stock requested to be included therein by other holders of Common Stock, pro rata among such other holders on the basis of the number of shares requested to be included therein by all such holders or as such other holders and the Company may otherwise agree.
(iv) If a Piggyback Underwritten Offering is initiated as an Underwritten Offering on behalf of a holder or holders of shares of Common Stock other than a Holder, and the managing underwriters advise the Company that in their opinion the number of shares of Common Stock proposed to be included in such registration exceeds the number of shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the shares of Common Stock to be sold in such offering), then the Company shall include in such Piggyback Underwritten Offering (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of shares of Common Stock requested to be included in such offering by the Holders and other Persons having contractual rights to request their shares of Common Stock to be included in such offering, allocated as nearly as possible on a pro rata basis among all such Persons based on the number of shares of Common Stock each such Person has requested to be included, and (iii) third, the number of shares of Common Stock that the Company proposes to sell.
(v) If any Piggyback Underwritten Offering is a primary or secondary Underwritten Offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.
(vi) No Holder may sell Registrable Securities in any Piggyback Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and, in the case of a Piggyback Underwritten Offering that is initiated as an Underwritten Offering on behalf of holder(s) other than a Holder, such other holder(s), and that apply to the Company and/or any other holders involved in such Piggyback Underwritten Offering and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.
(vii) This Section 5.1(g) shall terminate when the Registrable Securities held by the Holders cease to represent more than 5% of the Outstanding Shares.
(h) Upon written notice to the Holders of Registrable Securities, the Company shall be entitled to suspend, for a period of time not to exceed the periods specified in Section 5.2(t) (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference if: (i) the Company receives any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (ii) the SEC issues any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iii) the Company receives any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or (iv) the Board, chief executive officer or chief financial officer of the Company determines in its or his or her reasonable good faith judgment that the Registration Statement or any Prospectus may contain an untrue statement of a material fact or may omit any fact necessary to make the statements in the Registration Statement or Prospectus not misleading; provided, that the Company shall use its good faith efforts to amend the Registration Statement or Prospectus to correct such untrue statement or omission as promptly as reasonably practicable, unless the Company determines in good faith that such amendment would reasonably be expected to have a materially detrimental effect on the Company. The Holders acknowledge and agree that written notice of any Suspension Period may constitute material non-public information regarding the Company and shall keep the existence and contents of any such written notice confidential.

(i) If requested by the managing underwriter(s) for an Underwritten Shelf Takedown, the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be in form and substance (including with respect to representations and warranties by the Company) as is customarily given by the Company to underwriters in an underwritten public offering, and to contain indemnities generally to the effect and to the extent provided in Section 5.5. The Holders of Registrable Securities participating in such Underwritten Shelf Takedown shall be parties to such underwriting agreement and shall be required to make customary representations and warranties, in each case subject to the requirements of the managing underwriter(s), in connection with any such registration or transfer, including that, at such time, (A) such Holder owns his, her or its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (B) such Holder has power and authority to effect such transfer or sale, (C) such transfer or sale by such Holder contemplated by such underwriting agreement, and such Holder’s entry into such underwriting agreement, will not constitute a breach of any agreements to which such Holder is a party or by which such Holder is bound, (D) such transfer or sale contemplated by such underwriting agreement, and such Holder’s entry into such underwriting agreement, shall not constitute a breach or violation of such Holder’s organizational documents, if the Holder is an entity, or any law applicable to such Holder and (E) such matters pertaining to compliance with securities laws as may be reasonably requested. No Holder may participate in an Underwritten Shelf Takedown unless such Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, beneficial ownership information, powers of attorney, customary indemnities and other documents reasonably required by the managing underwriter(s) under the terms of such underwriting agreement. Each participating Holder may, at its option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations.
(j) Each of the Holders hereby agrees (i) to cooperate with the Company and to furnish to the Company all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commission as the Company may reasonably request, (ii) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of Registrable Securities covered by the Registration Statement from the Holder and (iii) if requested by the Company, to notify the Company of any sale of Registrable Securities by such Holder.
5.2 Registration Procedures. In connection with the registration and sale of Registrable Securities pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will:
(a) if the Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to become effective as promptly as reasonably practicable;
(b) promptly notify each selling Holder, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any prospectus forming a part of such Registration Statement has been filed;
(c) after the Registration Statement becomes effective, promptly notify each selling Holder of any request by the SEC that the Company amend or supplement such Registration Statement or Prospectus;
(d) prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective during the period set forth in, and subject to the terms and conditions of, this Agreement, and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement for the period required to effect the distribution of the Registrable Securities as set forth in Article V;
(e) furnish to the selling Holders such numbers of copies of such Registration Statement, each amendment and supplement thereto, each Prospectus (including each preliminary Prospectus and Prospectus supplement) and such other documents as the Holder and any underwriter(s) may reasonably request in order to facilitate the disposition of the Registrable Securities;

(f) use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Holders and any underwriter(s) and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders and any underwriter(s) to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, or subject itself to taxation in any such jurisdiction, unless the Company is already subject to taxation in such jurisdiction;
(g) use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar equity securities issued by the Company are then listed;
(h) provide a transfer agent and registrar for the Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;
(i) use its reasonable best efforts to furnish, on the date that shares of Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters by the Company in an underwritten public offering, addressed to the underwriters, (ii) a letter dated as of such date, from the independent public accountants of the Company, in form and substance as is customarily given by independent public accountants to underwriters in an underwritten public offering, addressed to the underwriters and (iii) an engineers’ reserve report letter as of such date, from the independent petroleum engineers of the Company, in form and substance as is customarily given by independent petroleum engineers to underwriters in an underwritten public offering, addressed to the underwriters;
(j) if requested by the Holders, cooperate with the Holders and the managing underwriter(s) (if any) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as such Holders or the managing underwriter (if any) may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such Registration Statement a supply of such certificates;
(k) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in form and substance as is customarily given by the Company to underwriters in an underwritten public offering, with the underwriter(s) of such offering;
(l) upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company reasonably requested (collectively, “Records”), and use reasonable best efforts to cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith; provided, that Records that the Company determines, in good faith, to be confidential and that it notifies the selling Holders are confidential shall not be disclosed by the selling Holders unless the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by applicable law. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its affiliates (other than with respect to such Holders’ due diligence) unless and until such information is made generally available to the public, and further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, to the extent permitted and to the extent practicable it shall give notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of the Records deemed confidential;
(m) in the case of an Underwritten Offering, if requested by the managing underwriter(s), use reasonable best efforts to enter into customary lock-up agreements with each Director and executive officer of the Company;
(n) promptly notify the selling Holders and any underwriter(s) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, and in the event of the issuance of any stop order suspending the effectiveness of such Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts to obtain promptly the withdrawal of such order;
(o) promptly notify the selling Holders and any underwriter(s) at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus, or a revised Prospectus, as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (following receipt of any supplement or amendment to any Prospectus, the selling Holders shall deliver such amended, supplemental or revised Prospectus in connection with any offers or sales of Registrable Securities, and shall not deliver or use any Prospectus not so supplemented, amended or revised);
(p) promptly notify the selling Holders and any underwriter(s) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;
(q) make available to each Holder (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of each Registration Statement and any amendment thereto, each preliminary Prospectus and Prospectus and each amendment or supplement thereto, each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, and (ii) such number of copies of each Prospectus, including a preliminary Prospectus, and all amendments and supplements thereto and such other documents as any Holder or any underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities. The Company will promptly notify the Holders of the effectiveness of each Registration Statement or any post-effective amendment or the filing of any supplement or amendment to such Registration Statement or of any Prospectus supplement. The Company will promptly respond to any and all comments received from the SEC, with a view towards causing each Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request, if necessary, as soon as practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;
(r) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable;

(s) take such other actions as are reasonably necessary in order to facilitate the disposition of such Registrable Securities; and
(t) notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or effect a requested Underwritten Shelf Takedown (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 60 days if (i) the board of directors determines that a postponement is in the best interest of the Company and its stockholders generally due to a proposed transaction involving the Company and determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, (ii) the board of directors determines such registration would render the Company unable to comply with applicable securities laws or (iii) the board of directors determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period and/or Suspension Period collectively exceed an aggregate of 120 days in any 12-month period.
(u) The Company shall use its reasonable best efforts to comply with all of the reporting requirements of the Exchange Act and all other public information reporting requirements of the SEC which are conditions to the availability of Rule 144 for the sale of Registrable Securities. The Company shall cooperate with each Holder in supplying such information as may be reasonably necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of Rule 144 (or any comparable successor rules). The Company shall furnish to each Holder upon request a written statement executed by the Company as to whether it has complied with the current public information requirement of Rule 144 (or such comparable successor rules). Subject to the restrictions on Transfer set forth in this Agreement, the Company shall use its commercially reasonable efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.
5.3 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the occurrence of any event of the kind described in Section 5.2(f), Section 5.2(n) or Section 5.2(t), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. The Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such Suspension Notice to and including the date such Holder either receives the supplemented or amended Prospectus or receives the Advice. If so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable. The Holders acknowledge and agree that receipt of a Suspension Notice may constitute material non-public information regarding the Company and shall keep the existence and contents of any such Suspension Notice confidential. Any Underwritten Shelf Takedown which is suspended because of a Suspension Notice shall not be deemed to be a Demand Request for purposes of Section 5.1(b) unless and until a suspension pursuant to this Section 5.3 is concluded and such Underwritten Shelf Offering is completed.
5.4 Registration Expenses. All Registration Expenses shall be borne by the Company. In addition, for the avoidance of doubt, the Company shall pay its internal expenses in connection with the performance of or compliance with this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed. All Selling Expenses relating to Registrable Securities registered shall be borne by the Holders of such Registrable Securities pro rata on the basis of the number of Registrable Securities sold.
5.5 Indemnification.
(a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each Holder that is a seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) (collectively, the “Seller Affiliates”) (i) against any and all losses, claims, damages, liabilities and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 5.5(c)) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) against any and all losses, liabilities, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (iii) against any and all costs and expenses (including reasonable fees, charges and disbursements of counsel) as may be reasonably incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (i) or (ii) above; except insofar as any such statements are made in reliance upon information furnished to the Company in writing by such seller or any Seller Affiliate expressly for use therein. The reimbursements required by this Section 5.5(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
(b) In connection with any Registration Statement or Prospectus covering the sale of Registrable Securities in which a Holder that is a seller of Registrable Securities is participating, each such Holder will (i) cooperate with and furnish to the Company such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus or any filings with any state securities commissions, (ii) to the extent required by the Securities Act, deliver or cause delivery of the Prospectus to any purchaser of the Registrable Securities covered by such Prospectus from such Holder and (iii) if requested by the Company, notify the Company of any sale of Registrable Securities by such Holder, and to the fullest extent permitted by law, each such seller will indemnify the Company and its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 5.5(c)) resulting from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished by such seller or any of its Seller Affiliates in writing expressly for inclusion in the Registration Statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to the amount of Registrable Securities registered by them, and, provided, further, that such liability will be limited to the net amount received by such seller from the sale of Registrable Securities pursuant to such Registration Statement.
(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person. If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified (which shall be chosen by the Holders of a majority of Registrable Securities so indemnified) by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 5.5(a) or Section 5.5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5.5(c), defending any such action or claim. Notwithstanding the provisions of this Section 5.5(d), no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 5.5(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.
If indemnification is available under this Section 5.5, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 5.5(a) and Section 5.5(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.5(d) subject, in the case of the Holders, to the limited dollar amounts set forth in Section 5.5(b).
(e) No indemnifying party shall be liable for any settlement effected without its written consent. Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect to which indemnification or contribution may be sought hereunder unless the foregoing contains and unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom.
(f) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.
5.6 Other Registration-Related Matters.
(a) Each of the parties hereto agrees that the registration rights provided to the Holders herein are not intended to, and shall not be deemed to, override or limit any other restrictions on Transfer to which the Stephens Stockholders may otherwise be subject, whether pursuant to this Agreement or otherwise.
(b) The registration rights granted to the Holders pursuant to this Agreement shall be subordinate and subject to the registration rights granted by the Company prior to the date of the Merger Agreement, provided that, after the Effective Date, the Company shall not grant any shelf, demand or piggyback registration rights that are senior to the rights granted to the Holders hereunder to any other Person without the prior written consent of Holders holding a majority of the Registrable Securities then outstanding.
5.7 Termination. This Article V shall terminate automatically and be of no further force and effect upon the date when there shall no longer be any Registrable Securities outstanding that are held by the Holders.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Initial Stephens Stockholders as follows as of the Effective Date:
(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.
(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.
(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Initial Stephens Stockholders, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
6.2 Representations and Warranties of the Initial Stephens Stockholders. Each Stephens Stockholder hereby represents and warrants to the Company as follows as of the Effective Date:
(a) If such Initial Stephens Stockholder is an entity, such Initial Stephens Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Initial Stephens Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
(b) The execution and delivery by such Initial Stephens Stockholder of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) if such Initial Stephens Stockholder is an entity, its organizational documents, or (z) any contract or agreement to which it is a party.

(c) If such Initial Stephens Stockholder is an entity, the execution and delivery by such Initial Stephens Stockholder of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by such Initial Stephens Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Initial Stephens Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(d) None of the Initial Stephens Stockholders owns any Voting Securities (other than the Voting Securities acquired as merger consideration in the Merger).
6.3 No Other Representations or Warranties. Each of the Company and the Initial Stephens Stockholder hereby acknowledges and agrees that (a) except for the express representations and warranties set forth in this Article VI, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.
ARTICLE VII

GENERAL PROVISIONS
7.1 Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the Standstill Removal Date; provided, that Section 4.5(b) shall terminate only in accordance with Section 4.5(c), Section 4.1(e) shall survive the termination of this Agreement indefinitely, Article V shall terminate only in accordance with Section 5.7, and Section 7.16 shall terminate only in accordance with the last sentence thereof.
7.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 7.2 and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 7.2 or (b) if given by any other means, when delivered at the address specified in this Section 7.2.
if to the Company:

Diamondback Energy, Inc.
500 West Texas Ave., Suite 1200
Midland, TX 79701
Attention:	Kaes Van’t Hof, President and Chief Financial Officer
E-mail:	KVantHof@DiamondbackEnergy.com

with a copy (not constituting notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:	Zachary S. Podolsky
Steven R. Green
Email:	ZSPodolsky@wlrk.com
SRGreen@wlrk.com

if to the Initial Stephens Stockholders:

Endeavor Manager, LLC
Attn:
Email:

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Krishna Veeraraghavan
Benjamin M. Goodchild
Email:	kveeraraghavan@paulweiss.com
bgoodchild@paulweiss.com
7.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and the Stephens Majority. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 7.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification. Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion.
7.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.
7.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Stephens Stockholder to any Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit A to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.
7.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.
7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.
7.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 7.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
7.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.
7.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.
7.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
7.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
7.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
7.14 Effectiveness of This Agreement. This Agreement shall become automatically effective upon the Effective Date, without the requirement of any further action by any Person, and until the Effective Date (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.
7.15 Actions by the Stephens Majority. Any action taken with respect to this Agreement by the Stephens Majority shall be binding on all Stephens Stockholders.
7.16 Confidentiality. The Stephens Stockholders will, and will cause their Affiliates and representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Stephens Stockholders, their Affiliates or their or their respective representatives by or on behalf of the Company or any of its representatives (including, for all purposes hereunder, any Stephens Designee in the event that the Company elects (which it may do in its sole discretion) to permit such Stephens Designee to disclose any such information to the Stephens Stockholders or their Affiliates) ( collectively, the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Stephens Stockholders’ investment in the Company made pursuant to the closing of the transactions contemplated by the Merger Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Stephens Stockholders, any of their Affiliates or any of their respective representatives (including any Stephens Designee) in violation of this Section 7.16 or any other direct or indirect duty of confidentiality to the Company, (ii) was or becomes available to the Stephens Stockholders, any of their Affiliates or any of their respective representatives on a non-confidential basis from a source other than the Company or its representatives; provided that such source was not known after due inquiry to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Stephens Stockholders, any of their

Affiliates or any of their respective representatives, provided that such information is not known after due inquiry, to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Stephens Stockholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. The Stephens Stockholders agree, on behalf of themselves and their Affiliates and their and their respective representatives, that Confidential Information may be disclosed solely (i) to their Affiliates and respective representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such representative who, to the knowledge of the Stephens Stockholders, has an employment, director, officer, operating partner or similar relationship with a Restricted Entity, and (ii) in the event that the Stephens Stockholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Stephens Stockholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the applicable Stephens Stockholders shall use reasonable best efforts to assist the Company in this respect). This Section 7.16 shall terminate upon the later of (i) ninety (90) days after the Standstill Removal Date, and (ii) ninety (90) days following the date on which all Stephens Designees (including any successor Stephens Designees) cease to serve on the Board.
[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
COMPANY:

DIAMONDBACK ENERGY, INC.

By:
Name:
Title:

INITIAL STEPHENS STOCKHOLDERS:

[STOCKHOLDER]

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:
[Signature Page to Stockholders Agreement]

Annex C
Jefferies LLC
520 Madison Avenue
New York, NY 10022
www.jefferies.com
February 11, 2024
The Board of Directors
Diamondback Energy, Inc.
500 West Texas Avenue, Suite 100
Midland, TX 79701
Members of the Board:
We understand that Diamondback Energy, Inc, a Delaware corporation (the “Parent”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Eclipse Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub I”), Eclipse Merger Sub II, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), Endeavor Manager, LLC, a Texas limited liability company (the “Company”) and Endeavor Parent, Inc., a Texas limited liability company (solely for purposes of certain sections of the Merger Agreement), pursuant to which (x) the Company will merge with and into Merger Sub I (the “First Merger”), with the Company being the surviving entity in the First Merger (the “First Surviving Company”), (y) immediately following the First Merger, the First Surviving Company will merger with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”) with Merger Sub II being the surviving entity in the Second Merger, and (z) all issued and outstanding membership interests of the Company shall be converted into the right to receive in the aggregate (1) an amount in cash equal to $8.0 billion (subject to adjustment pursuant to Section 2.2 of the Merger Agreement, with respect to such adjustment, we express no opinion), and (2) 117,267,069 shares of common stock, par value $0.01 per share (“Parent Common Stock”) of Parent (collectively, the “Merger Consideration”), in each case, allocated among the members of the Company in accordance with the capitalization schedule delivered by the Company to Parent in accordance with Section 1.7 of the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the Mergers, are more fully described in the Merger Agreement, and capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft dated February 10, 2024 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about Parent;
(iii)
reviewed certain information furnished to us by Parent management, relating to the business, operations and prospects of Parent, including financial forecasts and analyses under various business assumptions;

(iv)
reviewed certain information furnished to us by Parent management, relating to the business, operations and prospects of the Company, including financial forecasts and analyses under various business assumptions, which information was approved for our use by the Board of Directors of Parent (the “Board”);

(v)
reviewed information relating to certain financial and operational benefits and operating synergies (including the amount and timing thereof) anticipated by Parent management to result from the Mergers, and approved for our use by the Board (“Synergies”);

(vi)	considered the potential pro forma impact of the Mergers;

(vii)
reviewed the estimates of certain tax benefits resulting from the Mergers and Parent’s ability to utilize those tax benefits to achieve future tax savings that, in each case, were prepared by, or at the direction of Parent management, and approved for our use by the Board (the “Estimated Tax Benefits”);

(viii)	held discussions with members of senior management of Parent concerning the matters described in clauses (ii) through (vii) above;
(ix)	reviewed the implied trading multiples of certain publicly traded companies that we deemed relevant in evaluating Parent and the Company;
(x)	compared the proposed financial terms of the Mergers with the publicly available financial terms of certain other transactions that we deemed relevant; and
(xi)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, with your permission, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by or on behalf of Parent or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, Parent or the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.
With respect to the financial forecasts provided to us and, at your direction, reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. With respect to the forecasts for each of Parent and the Company prepared by Parent management and provided to us by Parent, you have informed us, and we have assumed with your consent, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of Parent management as to the future financial performance of Parent and the Company, as the case may be. We have assumed with your consent, that the Estimated Tax Benefits provided to us by Parent management have been reasonably prepared by Parent management on bases reflecting the best currently available estimates and judgments of Parent management as to the amount and timing of such Estimated Tax Benefits. Parent management has further advised us and, at your direction we have assumed, that the Estimated Tax Benefits are reasonably achievable in the amounts and at the times projected. At your direction and with your consent, we have assumed that the Synergies will be realized in the amounts and at the times projected. We express no opinion as to these financial forecasts or the assumptions on which they are made, including the Synergies and the Estimated Tax Benefits, nor do we express any opinion as to any potential pro forma effects of the transactions contemplated by the Merger Agreement, including the Mergers.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
We have made no independent investigation of any legal, accounting or tax matters affecting Parent or the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion. We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement in any respect material to our opinion. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Mergers in any respect material to our opinion. We express no opinion as to the price shares of Parent Common Stock or any other securities of Parent will trade at any future time.

It is understood that our opinion is for the use and benefit of the Board in its consideration of the transactions contemplated by the Merger Agreement, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the transactions contemplated by the Merger Agreement, including the Mergers. Our opinion does not constitute a recommendation to any holder of Parent Common Stock as to how any such holder should vote with respect to any matter related to the Mergers, including with respect to approval of the issuance of Parent Common Stock in the Mergers or approval of the Parent Charter Amendment. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent. Our opinion has been authorized by the Fairness Opinion Committee of Jefferies LLC.
We have been engaged by Parent to act as financial advisor to Parent in connection with the transactions contemplated by the Merger Agreement and will receive a fee for our services. We also will be reimbursed for certain expenses reasonably incurred. Parent has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under our engagement. During the past two years, we have provided financial advisory services and financing services to Parent for which we have received fees. In the ordinary course of our business, we and our affiliates may trade or hold securities of Parent, the Company, and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Parent, the Company or entities that are affiliated with Parent or the Company, for which we would expect to receive compensation. Our opinion may not be used or referred to by Parent, or quoted or disclosed to any person in any matter, without our prior written consent.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.
Very truly yours,
Jefferies LLC
/s/ Jefferies LLC

DIAMONDBACK ENERGY, INC.
CORPORATE SECRETARY
500 WEST TEXAS AVE, SUITE 100
MIDLAND, TEXAS 79701

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V38002-S85223 KEEP THIS PORTION FOR YOUR RECORDS

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DIAMONDBACK ENERGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

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V38003-S85223

DIAMONDBACK ENERGY, INC.
SPECIAL MEETING OF STOCKHOLDERS
April 26, 2024, at 11:30 a.m. Central Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I (we), hereby appoint Travis D. Stice, Kaes Van't Hof, Teresa L. Dick and Matt Zmigrosky, as attorneys-in-fact and proxies, each with the full power of substitution and revocation, to represent and to vote, as designated on the reverse side of this ballot, and, in accordance with their judgement, on any other matter that may properly come before the meeting, all of the shares of common stock of DIAMONDBACK ENERGY, INC. that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held on April 26, 2024 at 11:30 a.m. Central Time at Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701, and any adjournment or postponement thereof. The undersigned hereby revokes any proxy previously given to vote at such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side